   As filed with the Securities and Exchange Commission on December 1, 1997
                                                    Registration No. 333-40187
================================================================================



                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                ---------------

                            PRE-EFFECTIVE AMENDMENT
                                    NO. 1 TO

                                    FORM S-4

                             REGISTRATION STATEMENT


                                     Under


                           The Securities Act of 1933

                                ---------------


                               F.N.B. Corporation
             (Exact name of Registrant as specified in its charter)

                                ---------------

      Pennsylvania                                   6711                              25-1255406
(State or other jurisdiction of          (Primary Standard Industrial                (I.R.S. Employer
 incorporation or organization)          Classification Code Number)               Identification No.)


            ONE F.N.B. BOULEVARD                                                  JOHN D. WATERS
        HERMITAGE, PENNSYLVANIA 16148                                           F.N.B. Corporation
               (412) 981-6000                                                  One F.N.B. Boulevard
      (Address, including zip code, and                                    Hermitage, Pennsylvania 16148
   telephone number, including area code,                                         (412) 981-6000
of registrant's principal executive offices)                            (Name, address, including zip code
                                                                          and telephone number, including
                                                                              area code, of agent for service)

                                            ---------------

                                               COPIES TO:
           MARLON F. STARR                                                WALTER G. MOELING, IV
   SMITH, GAMBRELL & RUSSELL, LLP                                POWELL, GOLDSTEIN, FRAZER & MURPHY, LLP
     1230 Peachtree Street, N.E.                                       191 Peachtree Street, N.E.
             Suite 3100                                                        Suite 1600
       Atlanta, Georgia 30309                                            Atlanta, Georgia 30303
           (404) 815-3500                                                     (404)572-6600


                                ---------------

  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE
                                   PUBLIC:
            Upon the effective date of the merger of West Coast Bank with and into a wholly owned subsidiary of the Registrant.

      If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: [ ]




         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(a), MAY DETERMINE.

================================================================================

                                WEST COAST BANK
                            3700 South Tamiami Trail
                            Sarasota, Florida 34239



                               December 3, 1997



Dear Shareholder:


      On behalf of the Board of Directors, we cordially invite you to attend a Special Meeting of Shareholders (the "Special Meeting") of West Coast Bank ("West Coast") to be held at the offices of West Coast, 2035 Cattlemen Road, Sarasota, Florida, on Wednesday, December 31, 1997 at 4:00 p.m., local time.


      As described in the enclosed Proxy Statement-Prospectus, West Coast shareholders will be asked to consider and vote upon a proposal to approve the Agreement and Plan of Merger dated as of August 13, 1997 and amended as of October 16, 1997 (the "Merger Agreement"), among F.N.B. Corporation ("FNB"), Southwest Banks, Inc., a wholly owned subsidiary of FNB ("Southwest") and West Coast, providing for the merger (the "Merger") of West Coast with and into Southwest Interim Bank No. 3, a state banking corporation to be organized under the laws of the State of Florida and to become a wholly owned subsidiary of FNB ("Interim"). Interim will be the surviving entity in the Merger. Immediately upon consummation of the Merger, FNB will transfer 100% of its ownership of Interim to Southwest so that Interim will become a wholly owned subsidiary of Southwest. Upon consummation of the Merger, except as described in the Proxy Statement-Prospectus, each issued and outstanding share of West Coast common stock, par value $2.00 per share ("West Coast Common Stock") will be converted into and exchanged for the right to receive the number of shares of FNB common stock, par value $2.00 per share ("FNB Common Stock") obtained by dividing $33.96 by the average of the closing bid and asked price per share of FNB Common Stock for a specified period prior to Closing (the "FNB Average Price") (the "Exchange Ratio"), unless (i) the FNB Average Price is equal to or less than $30.875, in which case the Exchange Ratio shall be 1.1 shares of FNB Common Stock for each share of West Coast Common Stock, or (ii) the FNB Average Price is equal to or greater than $34.00, in which case the Exchange Ratio shall be one (1) share of FNB Common Stock for each share of West Coast Common Stock. Cash will be paid in lieu of fractional shares.

      Further information concerning the Merger is contained in the accompanying Notice of Special Meeting and the Proxy Statement-Prospectus. The Proxy Statement-Prospectus contains a detailed description of the Merger Agreement, its terms and conditions, and the transactions contemplated thereby. PLEASE REVIEW THESE MATERIALS CAREFULLY AND CONSIDER THOUGHTFULLY THE INFORMATION SET FORTH THEREIN.

      THE BOARD OF DIRECTORS OF WEST COAST BELIEVES THE MERGER IS IN THE BEST INTERESTS OF WEST COAST'S SHAREHOLDERS, HAS APPROVED UNANIMOUSLY THE MERGER AGREEMENT, AND RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR APPROVAL OF THE MERGER AGREEMENT.

      YOUR VOTE IS IMPORTANT! West Coast's management team would greatly appreciate your attendance at the Special Meeting. However, since the affirmative vote of the holders of 80% of the outstanding shares of West Coast Common Stock is necessary to adopt the Merger Agreement and to approve the Merger, it is important that your shares be represented at the meeting, whether or not you plan to attend the Special Meeting. Accordingly, we urge you to complete, sign and date the enclosed proxy card and return it in the enclosed prepaid envelope as soon as possible, even if you currently plan to attend the Special Meeting. Submitting a proxy will not prevent you from voting in person, but will ensure that your vote is counted if you should be unable to attend the Special Meeting. If you do attend the Special Meeting and desire to vote in person, you may do so by withdrawing your proxy at that time. Your prompt cooperation will be greatly appreciated.

      Very truly yours,


          ----------------------          ------------------------------
          James H. Lanier                 Joseph D. Hudgins
          Chairman of the Board           President and Chief Executive Officer

                                 WEST COAST BANK

                    NOTICE OF SPECIAL MEETING OF SHAREHOLDERS


                        To be held on December 31, 1997


To the Shareholders of
West Coast Bank


      NOTICE IS HEREBY GIVEN that a special meeting of shareholders (the "Special Meeting") of West Coast Bank ("West Coast"), will be held at the offices of West Coast, 2035 Cattlemen Road, Sarasota, Florida, on Wednesday, December 31, 1997, at 4:00 p.m., local time, for the following purposes:


            (1) The Merger. To consider and vote upon a proposal to adopt the Agreement and Plan of Merger, dated as of August 13, 1997 and amended as of October 16, 1997 (the "Merger Agreement"), among F.N.B. Corporation ("FNB"), Southwest Banks, Inc., a Florida corporation and a wholly owned subsidiary of FNB ("Southwest") and West Coast, pursuant to which West Coast will be merged with and into Southwest Interim Bank No. 3, a state banking corporation to be organized under the laws of the State of Florida that will be a wholly owned subsidiary of FNB ("Interim"), and in which each issued and outstanding share of West Coast Common Stock will be converted into and exchanged for the right to receive the number of shares of FNB Common Stock obtained by dividing $33.96 by the average of the closing bid and asked prices of the FNB Common Stock for a specified period prior to Closing set forth in the Merger Agreement (the "FNB Average Price") (the "Exchange Ratio"), unless (i) the FNB Average Price is equal to or less than $30.875, in which case the Exchange Ratio shall be 1.1 shares of FNB Common Stock for each share of West Coast Common Stock, or (ii) the FNB Average Price is equal to or greater than $34.00, in which case the Exchange Ratio shall be one (1) share of FNB Common Stock for each share of West Coast Common Stock.

            (2) Other Business. To transact such other business as may properly come before the Special Meeting or any adjournments or postponements thereof.

      Notice of Right to Dissent. Each holder of shares of West Coast Common Stock has the right to dissent from the approval of Proposal 1 and thus become entitled to the rights and remedies of dissenting shareholders provided in
Section 658.44 of the Florida Financial Institutions Code (the "FFIC"). The right of any such shareholder to any dissenters' rights and remedies is contingent upon the consummation of the Merger. In addition, the right of any such holder to such rights and remedies is contingent upon strict compliance with the provisions of Section 658.44 which require, among other things, that the shareholder either give West Coast notice of such shareholder's dissent at or prior to the Special Meeting or that he vote his respective shares against the Merger. FOR A SUMMARY OF THE REQUIREMENTS OF SECTION 658.44, SEE "THE MERGER -- DISSENTERS' RIGHTS OF WEST COAST SHAREHOLDERS" IN THE ACCOMPANYING PROXY-STATEMENT PROSPECTUS.

      The Merger Agreement is more completely described in the accompanying Proxy Statement-Prospectus, and a copy of the Merger Agreement is attached as Appendix A to the accompanying Proxy Statement-Prospectus.

      Action may be taken on the foregoing proposal at the Special Meeting on the date specified above or on any date or dates to which the Special Meeting may be adjourned. Only holders of record of West Coast Common Stock at the close of business on November 25, 1997 (the "Record Date") will be entitled to notice of, and to vote at, the Special Meeting or any adjournments or postponements thereof. Pursuant to the Articles of Incorporation of West Coast, the affirmative vote of the holders of 80% of the shares of West Coast Common Stock outstanding and entitled to vote at the Special Meeting is required for adoption of the Merger Agreement.

      Each shareholder, whether or not he or she plans to attend the Special Meeting in person, is requested to complete, sign and date the enclosed proxy and return it promptly in the enclosed postage prepaid envelope. This will assure your representation at the Special Meeting and may avoid the costs of additional communications. This will not prevent you from voting in person at the Special Meeting. Your proxy may be revoked at any time before it is voted by signing and returning a later dated proxy with respect to the same shares, by filing with the Secretary of West Coast a written revocation bearing a later date, or by attending and voting at the Special Meeting.

                           By Order of the Board of Directors




                           Dorothy S. Barth, Cashier
Sarasota, Florida

December 3, 1997


                             WHETHER OR NOT YOU PLAN
                             TO ATTEND THIS MEETING,
                           PLEASE COMPLETE, SIGN, DATE
                       AND RETURN THE ENCLOSED PROXY CARD.

        PROXY STATEMENT                                      PROSPECTUS
              OF                                                 OF
        WEST COAST BANK                                  F.N.B. CORPORATION

SPECIAL MEETING OF SHAREHOLDERS                    COMMON STOCK, $2.00 PAR VALUE
         TO BE HELD ON

      December 31, 1997



      This Proxy Statement-Prospectus (this "Proxy Statement-Prospectus") is being furnished to holders of common stock, par value $2.00 per share ("West Coast Common Stock"), of West Coast Bank, a banking corporation organized under the laws of the State of Florida ("West Coast"), in connection with the solicitation of proxies by the Board of Directors of West Coast (the "West Coast Board") for use at a special meeting of such holders to be held on December 31, 1997 commencing at 4:00 p.m., local time, and at any adjournment or postponement thereof (the "Special Meeting"). At the Special Meeting, holders of West Coast Common Stock will be asked to consider and vote upon a proposal to approve the Agreement and Plan of Merger, dated as of August 13, 1997 and amended as of October 16, 1997, by and among F.N.B. Corporation, a Pennsylvania corporation ("FNB"), Southwest Banks, Inc., a Florida corporation and wholly owned subsidiary of FNB ("Southwest"), and West Coast (the "Merger Agreement"), and the transactions contemplated thereby, pursuant to which, among other things, West Coast would be acquired by FNB by means of a merger of West Coast with and into Southwest Interim Bank No. 3, a state banking corporation to be organized under the laws of the State of Florida and to become a wholly owned subsidiary of FNB ("Interim"). Immediately upon consummation of the Merger, FNB will transfer 100% of its ownership of Interim to Southwest so that Interim will become a wholly owned subsidiary of Southwest. A copy of the Merger Agreement is attached hereto as Appendix A and is incorporated herein by reference.


      Pursuant to the Merger Agreement, upon consummation of the Merger, except as described herein, each issued and outstanding share of West Coast Common Stock (other than shares held by West Coast, FNB or any FNB subsidiary, in each case except for those shares held in a fiduciary capacity or as a result of debts previously contracted, which shares will be canceled and retired without consideration being paid, and other than shares held by West Coast shareholders who perfect their dissenters' rights) will be converted into the right to receive the number of shares of common stock, par value $2.00 per share, of FNB ("FNB Common Stock") obtained by dividing $33.96 by the average of the closing bid and asked price per share of FNB Common Stock for a specified period prior to Closing (the "FNB Average Price") (the "Exchange Ratio"), unless (i) the FNB Average Price is equal to or less than $30.875, in which case the Exchange Ratio shall be 1.1 shares of FNB Common Stock for each share of West Coast Common Stock, or (ii) the FNB Average Price is equal to or greater than $34.00, in which case the Exchange Ratio shall be one (1) share of FNB Common Stock for each share of West Coast Common Stock. Cash will be paid in lieu of fractional shares. If the FNB Average Price is less than $26.00, West Coast will have a right to terminate the transaction. See "THE MERGER -- Modification, Waiver, Termination" and "THE MERGER -- Description of the Merger." Each holder of West Coast Common Stock who would otherwise be entitled to receive a fraction of a share of FNB Common Stock (after taking into account all of a shareholder's certificates) will receive, in lieu thereof, the equivalent cash value of such fraction of a share, without interest. See "THE MERGER -- Description of the Merger."

               _______________                          (continued on next page)

      THE FNB COMMON STOCK TO BE ISSUED IN THE MERGER, IF ANY, HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROXY STATEMENT- PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

      THE SHARES OF FNB COMMON STOCK OFFERED HEREBY ARE NOT SAVINGS ACCOUNTS OR BANK DEPOSITS, ARE NOT OBLIGATIONS OF OR GUARANTEED BY ANY BANKING OR NONBANKING AFFILIATE OF FNB, AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENT AGENCY.

                                 ---------------


        The date of this Proxy Statement-Prospectus is December __, 1997.

      Consummation of the Merger is subject to several conditions, including, among others, the affirmative vote to approve the Merger Agreement by the holders of 80% of the issued and outstanding West Coast Common Stock as of November 25, 1997 (the "Record Date") entitled to vote on the matter and the approval of appropriate regulatory authorities. See "THE MERGER -- Conditions Precedent to the Merger."



      Until June 15, 1997, the FNB Common Stock traded on the SmallCap Market Tier of the Nasdaq Stock Market (the "Nasdaq SmallCap Market") under the trading symbol "FBAN." Since June 16, 1997, the FNB Common Stock has traded on the Nasdaq Stock Market as a National Market Security (the "Nasdaq National Market") under the same trading symbol. The last reported sale price of FNB Common Stock as reported by the Nasdaq Stock Market on August 12, 1997, the last trading day preceding public announcement of the proposed Merger, was $30.875 per share. The last reported sale price of FNB Common Stock as reported by the Nasdaq Stock Market on the Record Date was $32.50 per share. The West Coast Common Stock is not traded on any exchange, and there is no established public trading market for such stock. There is, however, limited and sporadic trading of West Coast Common Stock in its local area. Based on the limited information available, West Coast's management believes that since January 1, 1996, negotiated sales of West Coast Common Stock among shareholders have been made at prices ranging from $15.00 to $20.00 per share. In view of the extremely limited volume of transactions involving West Coast Common Stock and the lack of reliable trading price data available to management, there is no assurance that the stated prices paid for West Coast Common Stock provide a reliable or relevant indication of the value of West Coast Common Stock. See "PRICE RANGE OF COMMON STOCK AND DIVIDENDS."


      Because the Exchange Ratio is subject to adjustment according to the terms of the Merger Agreement, a change in the market price of FNB Common Stock before the Merger would affect the amount of FNB Common Stock to be received in the Merger in exchange for the West Coast Common Stock. However, if the FNB Average Price is less than $26.00, West Coast will not be required to consummate the Merger and, at its option, may terminate the Merger Agreement.


      Alex Sheshunoff & Company has rendered its opinion, dated August 13, 1997, to the West Coast Board that the terms of the Merger are fair, from a financial point of view, to the holders of West Coast Common Stock. See "THE MERGER -- Opinion of West Coast's Financial Advisor."


THE WEST COAST BOARD UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS OF WEST COAST VOTE TO APPROVE THE MERGER AGREEMENT. FAILURE TO VOTE IS EQUIVALENT TO VOTING AGAINST THE MERGER AGREEMENT.

      West Coast shareholders should note that certain members of management and directors of West Coast have certain interests in and may derive certain benefits as a result of the Merger that are in addition to any interests they may have as shareholders of West Coast generally. See "THE MERGER -- Interests of Certain Persons in the Merger."

      This Proxy Statement-Prospectus also constitutes a prospectus of FNB with respect to the shares of FNB Common Stock issuable to shareholders of West Coast upon consummation of the Merger. FNB has supplied all information contained in this Proxy Statement-Prospectus relating to FNB and its subsidiaries, and West Coast has supplied all information contained in this Proxy Statement-Prospectus relating to West Coast.

      This Proxy Statement-Prospectus is included as part of a Registration Statement on Form S-4 (together with any amendments and exhibits thereto, the "Registration Statement") filed with the Securities and Exchange Commission (the "Commission") by FNB relating to the registration under the Securities Act of 1933, as amended (the "Securities Act"), of up to 754,898 shares of FNB Common Stock to be issued in connection with the Merger.


      This Proxy Statement-Prospectus, Notice of Special Meeting, and the accompanying form of proxy for the Special Meeting are first being sent to the shareholders of West Coast on or about December 3, 1997.

                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----

AVAILABLE INFORMATION.........................................................1

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE.............................1

SUMMARY  .....................................................................3
      General  ...............................................................3
      The Companies...........................................................3
               FNB............................................................3
               West Coast.....................................................3
      Special Meeting and Vote Required to Approve the Merger.................4
      The Merger..............................................................4
      Effective Time of the Merger............................................5
      Recommendation of the West Coast Board..................................6
      Opinion of West Coast's Financial Advisor...............................6
      Certain Differences in the Rights of Shareholders.......................6
      Modification, Waiver and Termination....................................6
      Certain Federal Income Tax Consequences.................................7
      Interests of Certain Persons in the Merger..............................7
      Dissenters' Rights......................................................7
      Accounting Treatment....................................................8
      Regulatory Approvals....................................................8
      Resales by Affiliates...................................................8
      Share Information and Market Prices.....................................8
      Comparative Unaudited Per Share Data....................................9
      Selected Financial Data................................................11

THE SPECIAL MEETING OF SHAREHOLDERS OF WEST COAST............................13
      General  ..............................................................13
      Voting and Revocation of Proxies.......................................13
      Solicitation of Proxies................................................13
      Record Date and Voting Rights..........................................14
      Recommendation of the West Coast Board.................................14

THE MERGER...................................................................16
      Description of the Merger..............................................16
      Effective Time of the Merger...........................................17
      Exchange of Certificates...............................................17
      Background of and Reasons for the Merger...............................18
               Background of the Merger......................................18
               West Coast Reasons for the Merger.............................19
               FNB Reasons for the Merger....................................20
      Opinion of West Coast's Financial Advisor..............................20
      Conditions Precedent to the Merger.....................................23
      Conduct of Business Prior to the Merger................................24
      Modification, Waiver and Termination...................................26
      Expenses ..............................................................28
      Certain Federal Income Tax Consequences................................29
      Interests of Certain Persons in the Merger.............................29
               General.......................................................29
               Management Post-Merger; West Coast Employment Agreements......29
               Indemnification...............................................30
               Other Matters Relating to West Coast Employee Benefit Plans...30
      Dissenters' Rights of West Coast Shareholders..........................31
      Accounting Treatment...................................................32
      Bank Regulatory Matters................................................32
               Federal Reserve Board.........................................32
               Status of Regulatory Approvals and Other Information..........33

                                TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----


     Restrictions on Resales by Affiliates...................................33
     Voluntary Dividend Reinvestment and Stock Purchase Plan.................34

PRICE RANGE OF COMMON STOCK AND DIVIDENDS....................................35
     Market Prices...........................................................35
     Dividends...............................................................36

INFORMATION ABOUT FNB........................................................36

INFORMATION ABOUT WEST COAST BANK............................................38

MANAGEMENT'S DISCUSSION AND ANALYSIS ORPLAN OF OPERATIONS OF WEST COAST......41

DESCRIPTION OF FNB CAPITAL STOCK AND WEST COAST CAPITAL STOCK................54
     FNB Common Stock........................................................54
              General........................................................54
              Voting and Other Rights........................................54
              Distributions..................................................54
     FNB Preferred Stock.....................................................54
              General........................................................54
              FNB Series A Preferred Stock...................................55
              FNB Series B Preferred Stock...................................55
     West Coast Common Stock.................................................55
              General........................................................55

COMPARISON OF SHAREHOLDER RIGHTS.............................................56
     Removal of Directors; Filling Vacancies on the Board of Directors.......56
     Quorum of Shareholders..................................................56
     Adjournment and Notice of Shareholder Meetings..........................57
     Call of Special Shareholder Meetings....................................57
     Shareholder Consent in Lieu of Meeting..................................57
     Dissenters' Rights......................................................57
     Derivative Actions......................................................58
     Dividends and Distributions.............................................58
     Director Qualifications and Number......................................59
     Indemnification of Officers and Directors...............................59
     Director Liability......................................................61
     Amendment of Articles of Incorporation and Bylaws.......................61
     Vote Required for Extraordinary Corporate Transactions..................62
     Interested Shareholder Transactions.....................................62
     Fiduciary Duty..........................................................63
     Provisions with Possible Anti-Takeover Effects..........................64

LEGAL OPINIONS...............................................................66

EXPERTS  ....................................................................66

OTHER MATTERS................................................................66

INDEX TO FINANCIAL STATEMENTS OF WEST COAST BANK............................F-1

APPENDIX A -- Agreement and Plan of Merger, As Amended......................A-1
APPENDIX B -- Opinion of Alex Sheshunoff & Company..........................B-1
APPENDIX C -- Chapter 658, Section 658.44 of the Florida Banking Code.......C-1

                              AVAILABLE INFORMATION

      FNB has filed with the Commission the Registration Statement under the Securities Act relating to the shares of FNB Common Stock to be issued in connection with the Merger. For further information pertaining to the shares of FNB Common Stock to which this Proxy Statement-Prospectus relates, reference is made to such Registration Statement, including the exhibits and schedules filed as a part thereof. This Proxy Statement- Prospectus constitutes the Prospectus of FNB filed as part of the Registration Statement and does not contain all the information set forth in the Registration Statement, certain portions of which have been omitted pursuant to the rules and regulations of the Commission. In addition, FNB is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files certain reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information can be inspected and copied at the public reference room of the Commission, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and copies of such materials can be obtained by mail from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates. Such documents also may be obtained at the Web site maintained by the Commission (http://www.sec.gov). In addition, copies of such materials are available for inspection and reproduction at the public reference facilities of the Commission at its New York Regional Office, 7 World Trade Center, Suite 1300, New York, New York 10048; and at its Chicago Regional Office, Suite 1400, 500 West Madison Street, Chicago, Illinois 60661-2511. FNB Common Stock trades on the Nasdaq Stock Market and, as a result, reports, proxy statements and other information concerning FNB also may be inspected at the offices of the Nasdaq Stock Market, 1735 K Street, N.W., Washington, D.C. 20006-1500.

                INCORPORATION OF CERTAIN INFORMATION BY REFERENCE


      The following documents previously filed by FNB (SEC File No. 0-8144) with the Commission are hereby incorporated by reference in this Proxy Statement-Prospectus: (a) the FNB Annual Report on Form 10-K for the year ended December 31, 1996; (b) the FNB Quarterly Report on Form 10-Q for the quarter ended March 31, 1997; (c) the FNB Quarterly Report on Form 10-Q for the quarter ended June 30, 1997; (d) the FNB Quarterly Report on Form 10-Q for the quarter ended September 30, 1997; (e) the description of FNB Common Stock contained in the FNB registration statement filed pursuant to Section 12 of the Exchange Act and any amendment or report filed for the purpose of updating such description; and (f) the FNB Current Reports on Form 8-K filed January 24, 1997, March 5, 1997, April 22, 1997 and July 22, 1997.


      In addition, all documents filed by FNB with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date hereof and prior to the time at which the Special Meeting has been finally adjourned are hereby deemed to be incorporated by reference herein. Any statements contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Proxy Statement-Prospectus to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Proxy Statement-Prospectus.


      THIS PROXY STATEMENT-PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THESE DOCUMENTS (OTHER THAN EXHIBITS TO SUCH DOCUMENTS WHICH EXHIBITS ARE NOT SPECIFICALLY INCORPORATED BY REFERENCE IN SUCH DOCUMENTS) ARE AVAILABLE WITHOUT CHARGE UPON REQUEST FROM DAVID B. MOGLE, SECRETARY AND TREASURER, F.N.B. CORPORATION, HERMITAGE SQUARE, HERMITAGE, PENNSYLVANIA 16148, TELEPHONE (412) 981-6000. IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY REQUEST SHOULD BE MADE BY DECEMBER 26, 1997. PERSONS REQUESTING COPIES OF EXHIBITS TO SUCH DOCUMENTS THAT ARE NOT SPECIFICALLY INCORPORATED BY REFERENCE IN SUCH DOCUMENTS WILL BE CHARGED THE COSTS OF REPRODUCTION AND MAILING.


                                 ---------------

      NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED OR INCORPORATED IN THIS PROXY STATEMENT-PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION SHOULD NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY FNB OR WEST COAST.

      THIS PROXY STATEMENT-PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO EXCHANGE OR SELL, OR A SOLICITATION OF AN OFFER TO EXCHANGE OR PURCHASE, THE SECURITIES OFFERED BY THIS PROXY STATEMENT-PROSPECTUS, NOR DOES IT

      CONSTITUTE THE SOLICITATION OF A PROXY, IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR TO OR FROM ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.

      THE INFORMATION CONTAINED IN THIS PROXY STATEMENT-PROSPECTUS SPEAKS AS OF THE DATE HEREOF UNLESS OTHERWISE SPECIFICALLY INDICATED. NEITHER THE DELIVERY OF THIS PROXY STATEMENT-PROSPECTUS NOR ANY DISTRIBUTION OF THE SECURITIES MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF WEST COAST OR FNB SINCE THE DATE OF THIS PROXY STATEMENT-PROSPECTUS OR THAT THE INFORMATION IN THIS PROXY STATEMENT-PROSPECTUS OR IN THE DOCUMENTS INCORPORATED BY REFERENCE IS CORRECT AT ANY TIME SUBSEQUENT TO THAT DATE.

      THIS PROXY STATEMENT-PROSPECTUS DOES NOT COVER ANY RESALES OF THE FNB COMMON STOCK OFFERED HEREBY TO BE RECEIVED BY SHAREHOLDERS OF WEST COAST DEEMED TO BE "AFFILIATES" OF WEST COAST OR FNB UPON THE CONSUMMATION OF THE MERGER. NO PERSON IS AUTHORIZED TO MAKE USE OF HIS PROXY STATEMENT-PROSPECTUS IN CONNECTION WITH ANY SUCH RESALES.

                                     SUMMARY

      The following is a brief summary of certain information set forth elsewhere in this Proxy Statement-Prospectus and is not intended to be complete. It should be read in conjunction with, and is qualified in its entirety by reference to, the more detailed information contained elsewhere in this Proxy Statement-Prospectus, the accompanying Appendices, and the documents incorporated herein by reference.

      Certain statements contained or incorporated by reference in this Proxy Statement-Prospectus are "forward looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements relating to financial results, plans for future business development activities, capital spending or financing sources, capital structure and the effects of regulation and competition and are thus prospective. Such forward looking statements are subject to risks, uncertainties and other factors which could cause actual results to differ materially from future results expressed or implied by such forward looking statements. Potential risks and uncertainties include, but are not limited to, economic conditions, competition and other uncertainties detailed from time to time in FNB's filings with the Commission.

GENERAL


      This Proxy Statement-Prospectus, Notice of Special Meeting of West Coast shareholders to be held on December 31, 1997, and form of proxy solicited in connection therewith are first being mailed to West Coast shareholders on or about December 3, 1997. At the Special Meeting, the holders of West Coast Common Stock will consider and vote on whether to approve the Merger Agreement and the transactions contemplated thereby. A copy of the Merger Agreement is attached hereto as Appendix A and is incorporated herein by reference.


THE COMPANIES


      FNB. FNB is a bank holding company registered under the Bank Holding Company Act of 1956, as amended (the "BHCA"). FNB was organized under the laws of the Commonwealth of Pennsylvania in 1974 and has as its principal assets the stock of its subsidiaries. FNB provides a full range of financial services, primarily to consumers and small- to medium-sized businesses through its subsidiaries and their network of 103 offices in Pennsylvania, southwestern Florida, eastern Ohio and southwestern New York. On January 21, 1997, FNB acquired Southwest, a Florida corporation and registered bank holding company under the BHCA, with banking subsidiaries located in Naples and Cape Coral, Florida. On April 18, 1997, FNB acquired West Coast Bancorp, Inc. ("WCBI"), a Florida corporation and registered bank holding company under the BHCA located in Cape Coral, Florida. As of September 30, 1997, on a consolidated basis, FNB had total assets of approximately $2.43 billion and total deposits of approximately $1.99 billion. On October 17, 1997, FNB acquired Indian Rocks State Bank ("IRSB"), a Florida state bank located in Largo, Florida with assets of approximately $80 million. On November 20, 1997, FNB acquired Mercantile Bank of Southwest Florida, a Florida state bank located in Naples, Florida with assets of approximately $120 million. The principal executive offices of FNB are located at One FNB Boulevard, Hermitage, Pennsylvania 16148, and its telephone number is (412) 981-6000. All references herein to FNB refer to FNB Corporation and its subsidiaries, unless the context otherwise requires.


      FNB continues to evaluate additional potential acquisition candidates, and may after the date of this Proxy Statement-Prospectus, enter into one or more agreements with one or more such candidates.

      For additional information regarding FNB and the combined company that would result from the Merger, see "THE MERGER" and "INFORMATION ABOUT FNB."

      WEST COAST. West Coast is a Florida banking corporation organized under the laws of the State of Florida in April, 1988. West Coast provides commercial banking services through two offices located in Sarasota County, Florida. On September 30, 1997, West Coast had total assets of approximately $100 million and total deposits of approximately $85 million. West Coast's principal executive offices are located at 3700 South Tamiami Trail, Sarasota, Florida 34239, and its telephone number is (941) 951-0048.

      For additional information regarding West Coast, see "THE MERGER" and "INFORMATION ABOUT WEST COAST."

SPECIAL MEETING AND VOTE REQUIRED TO APPROVE THE MERGER


      The Special Meeting will be held at the offices of West Coast, 2035 Cattlemen Road, Sarasota, Florida, on Wednesday, December 31, 1997 at 4:00 p.m., local time, at which time the shareholders of West Coast will be asked to approve the Merger Agreement and the transactions contemplated thereby. Only the record holders of West Coast Common Stock at the close of business on November 25, 1997 (the "Record Date") are entitled to notice of and to vote at the Special Meeting. On the Record Date, there were 388 holders of record of West Coast Common Stock and 584,063 shares of West Coast Common Stock outstanding.


      Pursuant to the Articles of Incorporation of West Coast, approval of the Merger Agreement will require the affirmative vote of 80% of the issued and outstanding shares of West Coast Common Stock entitled to vote at the Special Meeting. As of the Record Date, directors and executive officers of West Coast and their affiliates held approximately 208,579 shares, or 36% of the West Coast Common Stock entitled to vote at the Special Meeting.

      Pursuant to the terms of the Merger Agreement, the members of the West Coast Board will vote their shares in favor of the Merger Agreement and the transactions contemplated thereby at the Special Meeting.

      See "THE SPECIAL MEETING OF SHAREHOLDERS OF WEST COAST" and "THE MERGER -- Interests of Certain Persons in the Merger."

      Approval of the Merger Agreement by the shareholders of FNB is not required.

THE MERGER


      Subject to the terms and conditions of the Merger Agreement, at the Effective Time, West Coast will merge with and into Southwest Interim Bank No. 3 ("Interim"), a state banking corporation to be organized under the laws of the State of Florida, and which will be a wholly owned subsidiary of FNB. Interim will be the surviving entity in the Merger and, immediately upon consummation of the Merger, FNB will transfer 100% of its ownership of Interim to Southwest so that Interim will become a wholly owned subsidiary of Southwest. At the Effective Time, each outstanding share of West Coast Common Stock (other than shares held by West Coast, FNB or any FNB subsidiary, in each case except for those shares held in a fiduciary capacity or as a result of debts previously contracted, which shares will be canceled and retired without consideration being paid, and other than shares held by West Coast shareholders who perfect their dissenters' rights) will be converted into and exchanged for the right to receive the number of shares of FNB Common Stock obtained by dividing $33.96 by the FNB Average Price (the "Exchange Ratio"), unless (i) the FNB Average Price is equal to or less than $30.875, in which case the Exchange Ratio shall be 1.1 shares of FNB Common Stock for each share of West Coast Common Stock, or (ii) the FNB Average Price is equal to or greater than $34.00, in which case the Exchange Ratio shall be one (1) share of FNB Common Stock for each share of West Coast Common Stock. Cash will be paid in lieu of fractional shares. If the FNB Average Price is less than $26.00, West Coast will have the right to terminate the transaction. Each share of FNB capital stock outstanding prior to the Merger will continue to be outstanding after the Effective Time. Further, the Merger Agreement also provides that the Exchange Ratio may be adjusted to prevent dilution in the event FNB changes the number of shares of FNB Common Stock issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend, recapitalization, reclassification or similar transaction. As of the Record Date, there were 584,063 shares of West Coast Common Stock outstanding and West Coast has represented that, as of the Effective Time, there will be no more than 686,271 shares of West Coast Common Stock issued and outstanding.

      Immediately following the Effective Time, assuming that 686,271 shares of West Coast Common Stock are outstanding immediately prior to the Effective Time, the former shareholders of West Coast would own, depending upon the FNB Average Price, a minimum of 686,271 shares, or approximately 4.4%, of the then outstanding FNB Common Stock and a maximum of 754,898 shares, or approximately 4.9%, of the then outstanding FNB Common Stock (assuming 14,743,056 shares of FNB Common Stock outstanding immediately prior to the Effective Time).

      As of the Record Date, there were West Coast Options outstanding, which are defined in the Merger Agreement to include options, warrants or other rights to purchase or acquire West Coast Common Stock, with respect to 107,208 shares of West Coast Common Stock. Except as described below, at the Effective Time, each West Coast Option, whether or not vested or exercisable, will be assumed by FNB and will be converted into an option, warrant or other right to purchase the number of shares of FNB Common Stock equal to the number of shares of West Coast Common Stock subject to such West Coast Option immediately prior to the Effective Time multiplied by the Exchange Ratio, at a per share exercise price adjusted by dividing the per share exercise price under each such West Coast Option by the Exchange Ratio and rounding down to the nearest cent, with cash to be paid in lieu of any fractional shares upon exercise of each converted option, warrant or other right, upon the otherwise same terms and conditions under the relevant West Coast Option as were applicable immediately prior to the Effective Time. In addition, notwithstanding the foregoing, each West Coast Option that is an "Incentive Stock Option" shall be adjusted in accordance with Section 424 of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder ("Code"), so as not to constitute a modification, extension or renewal of the option within the meaning of Section 424(h) of the Code.

      The Merger is subject to the satisfaction or waiver of certain conditions. Such conditions include, among others, approval of the Merger Agreement by West Coast shareholders, the effectiveness under the Securities Act of the Registration Statement for shares of FNB Common Stock to be issued in the Merger, receipt of the opinion of Alex Sheshunoff & Company ("Sheshunoff") as to the fairness of the transaction to West Coast shareholders, and approval of appropriate regulatory agencies. The obligation of FNB to effect the Merger also is subject to, among other things, the receipt, to the extent necessary to assure, in the reasonable judgment of FNB, that the transactions contemplated hereby will qualify for pooling-of-interests accounting treatment, of agreements from affiliates of West Coast restricting their ability to sell or otherwise transfer their shares of West Coast Common Stock prior to consummation of the Merger or their shares of FNB Common Stock received upon consummation of the Merger. See "THE MERGER -- Conditions Precedent to the Merger."

      For additional information relating to the Merger, see "THE MERGER."

EFFECTIVE TIME OF THE MERGER


      Unless otherwise agreed by FNB and West Coast, the Effective Time is expected to occur on the date and at the time the certification of the Merger is received from the Florida Department of Banking and Finance. This Certificate to Merge is expected to be filed on the date of Closing, which the parties have agreed to use their reasonable best efforts to cause to take place on, but not prior to, the fifth business day following the last to occur of: (i) the effective date of the last required consent of any state or federal regulatory authority having authority over the Merger (including the expiration of any applicable waiting periods following such consents or the delivery of appropriate notices), or (ii) the date on which the West Coast shareholders approve the Merger Agreement. If approved by the West Coast shareholders and applicable regulatory authorities, the parties expect that the Effective Time will occur on or before January 12, 1998, although there can be no assurance as to whether or when the Merger will occur. See "THE MERGER -- Effective Time of the Merger" and "-- Conditions Precedent to the Merger."

RECOMMENDATION OF THE WEST COAST BOARD

      THE WEST COAST BOARD HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY. THE WEST COAST BOARD BELIEVES THAT THE MERGER IS IN THE BEST INTERESTS OF WEST COAST AND ITS SHAREHOLDERS AND RECOMMENDS THAT THE SHAREHOLDERS OF WEST COAST VOTE "FOR" APPROVAL OF THE MERGER AGREEMENT.

      West Coast shareholders should note that certain members of management and directors of West Coast have certain interests in and may derive certain benefits as a result of the Merger in addition to their interests as shareholders of West Coast generally. See "THE MERGER -- Interests of Certain Persons in the Merger."

      In the course of reaching its decision to approve the Merger Agreement and the transactions contemplated thereby, the West Coast Board consulted with its legal advisors regarding the legal terms of the Merger Agreement and with its financial advisor, Sheshunoff, as to the fairness, from a financial point of view, of the consideration to be received in the Merger by holders of West Coast Common Stock. For a discussion of the factors considered by the West Coast Board in reaching its conclusions, see "THE MERGER -- Background of and Reasons for the Merger."

OPINION OF WEST COAST'S FINANCIAL ADVISOR


      Sheshunoff, in its capacity as financial advisor to West Coast, has rendered an opinion to the West Coast Board that the terms of the Merger are fair, from a financial point of view, to the shareholders of West Coast. A copy of such opinion, dated August 13, 1997, is attached hereto as Appendix B and should be read in its entirety with respect to the assumptions made, matters considered and limitations of the review undertaken by Sheshunoff in rendering such opinion. See "THE MERGER -- Opinion of West Coast's Financial Advisor."


CERTAIN DIFFERENCES IN THE RIGHTS OF SHAREHOLDERS

      The rights of FNB shareholders and other corporate matters relating to FNB Common Stock are controlled by the FNB Articles of Incorporation (the "FNB Charter"), the FNB Bylaws (the "FNB Bylaws") and the Pennsylvania Business Corporation Law (the "PBCL"). The rights of West Coast shareholders and other corporate matters relating to West Coast Common Stock are controlled by the West Coast Articles of Incorporation (the "West Coast Charter"), the West Coast Bylaws (the "West Coast Bylaws"), the FFIC and the Florida Business Corporation Act (the "FBCA"). The dissenters' rights of the West Coast shareholders incident to the Merger are governed by Chapter 658, Section 658.44 of the FFIC ("Section 658.44"). Upon consummation of the Merger, shareholders of West Coast will become shareholders of FNB whose rights will be governed by the FNB Charter, the FNB Bylaws and the provisions of the PBCL. See "DESCRIPTION OF FNB CAPITAL STOCK AND WEST COAST CAPITAL STOCK," "COMPARISON OF SHAREHOLDER RIGHTS" and "THE MERGER -- Dissenters' Rights of West Coast Shareholders."

MODIFICATION, WAIVER AND TERMINATION

      The Merger Agreement provides that it may be amended by a subsequent writing signed by each party upon the approval of each of their respective Boards of Directors. However, no amendment that reduces or modifies in any material respect the consideration to be received by the holders of West Coast Common Stock in connection with the Merger may be made after the Special Meeting without the further approval of such shareholders. The Merger Agreement provides that each party may waive any of the conditions precedent to its obligations to consummate the Merger, to the extent legally permitted.

      The Merger Agreement may be terminated by mutual agreement of the Board of Directors of FNB (the "FNB Board") and the West Coast Board. The Merger Agreement may also be terminated by either the

FNB Board or the West Coast Board (i) in the event of breach of the Merger Agreement by the other party that cannot or has not been cured within 30 days of written notice of such breach, (ii) if the required approval of the West Coast shareholders or any applicable regulatory authority is not obtained, or (iii) if the Merger is not consummated by March 31, 1998.

      In addition, the Merger Agreement may be terminated by the West Coast Board, if at any time prior to the Effective Time, the fairness opinion of Sheshunoff is withdrawn or if the FNB Average Price is less than $26.00. The FNB Board also may terminate the Merger Agreement in the event dissenters' rights are exercised by persons owning in the aggregate more than 10% of the issued and outstanding West Coast Common Stock.

      See "THE MERGER -- Modification, Waiver and Termination" and "THE MERGER -- Description of the Merger."

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

      The Merger is intended to qualify as a reorganization under Section 368(a) of the Code. Smith, Gambrell & Russell, LLP, has delivered an opinion, based upon certain customary assumptions and representations, to the effect that, for federal income tax purposes, no gain or loss will be recognized by the West Coast shareholders as a result of the Merger to the extent that they receive FNB Common Stock solely in exchange for their West Coast Common Stock. For a more complete description of the federal income tax consequences, see "THE MERGER -- Certain Federal Income Tax Consequences."

INTERESTS OF CERTAIN PERSONS IN THE MERGER

      Certain members of West Coast's management and of the West Coast Board may be deemed to have interests in the Merger in addition to their interests, if any, as shareholders of West Coast generally. These interests include, among others, (i) entry into employment agreements with Southwest and Interim by certain officers of West Coast; (ii) the continuation of the present West Coast Board as the Board of Directors of Interim following the Merger; and (iii) agreements by FNB to indemnify present and former directors, officers, employees and agents of West Coast from and after the Effective Time of the Merger against certain liabilities arising prior to the Effective Time to the full extent permitted under Florida law, the West Coast Charter, and the West Coast Bylaws.

      See "THE MERGER -- Interests of Certain Persons in the Merger."

DISSENTERS' RIGHTS

      Each holder of West Coast Common Stock who dissents from the Merger is entitled to the rights and remedies of dissenting shareholders as set forth in
Section 658.44, subject to compliance with the procedures set forth therein. Among other things, a dissenting shareholder is entitled to receive an amount of cash equal to the fair market value of such holder's shares as ascertained by FNB or, in certain circumstances, by an independent appraisal committee or by an independent appraiser selected by the Florida Department of Banking and Finance. A summary of Section 658.44 is included under "THE MERGER -- Dissenters' Rights of West Coast Shareholders" and the full text of Section 658.44 is set forth as Appendix C hereto. To perfect dissenters' rights, a shareholder must strictly comply with the procedures set forth in Section 658.44, which require, among other things, that the shareholder either give West Coast notice in writing at or prior to the vote of the shareholders at the Special Meeting that he dissents from the Merger Agreement or that he vote against the Merger at the Special Meeting. Dissenting shareholders who have given notice of their intention to dissent or who have voted against the Merger at the Special Meeting shall be entitled to receive the value of the shares held by them upon written request made to FNB at any time before 30 days after the date of consummation of the Merger, accompanied by the surrender of their stock certificates. Any West Coast shareholder who returns a signed proxy but fails to provide instructions as to the manner in which such holder's shares are to be voted will be deemed to have voted in favor of the Merger Agreement and thus will not be entitled to assert dissenters' rights. Shareholders should note that FNB has the right to terminate the Merger Agreement in the event dissenters' rights are claimed pursuant to Section 658.44 with respect to 10% or more of the issued and outstanding West Coast Common Stock. See "THE MERGER -- Dissenters' Rights of West Coast Shareholders."

ACCOUNTING TREATMENT

     It is intended that the Merger will be accounted for as a pooling-of-interests under generally accepted accounting principles ("GAAP"). In the event the aggregate number of fractional shares and shares with respect to which dissenters' rights have been perfected exceeds 10% of the total number of shares of FNB Common Stock issued in the Merger to former holders of West Coast Common Stock, pooling-of-interests treatment will not be permitted. See "THE MERGER -- Accounting Treatment."

REGULATORY APPROVALS

      The Merger is subject to the approval of the Federal Reserve Board and the Florida Department of Banking and Finance. The Merger may not be consummated until expiration of all applicable waiting periods.

      FNB and West Coast have filed all required applications for regulatory review and approval or notice with the Federal Reserve Board and the Florida Department of Banking and Finance in connection with the Merger. There can be no assurance that such approvals will be obtained or as to the date of any such approvals.

      See "THE MERGER -- Conditions Precedent to the Merger" and "-- Bank Regulatory Matters."

RESALES BY AFFILIATES

      West Coast has agreed to use its reasonable efforts to obtain from each of those individuals identified by it as an affiliate an appropriate agreement that such individual will not transfer any shares of FNB Common Stock received by it as a result of the Merger, except in compliance with the applicable provisions of the Securities Act and as permitted under pooling-of-interests accounting treatment. See "THE MERGER -- Restrictions on Resales by Affiliates."

SHARE INFORMATION AND MARKET PRICES


      Until June 15, 1997, the FNB Common Stock traded on the Nasdaq SmallCap Market under the trading symbol "FBAN." Since June 16, 1997, the FNB Common Stock has traded on the Nasdaq National Market under the same trading symbol. As of November 25, 1997, there were 14,629,314 shares of FNB Common Stock outstanding held by approximately 5,700 holders of record. As of the Record Date, there were 584,063 shares of West Coast Common Stock outstanding held by 388 holders of record.

      The last sale price reported by the Nasdaq Stock Market for shares of FNB Common Stock was $30.875 on August 12, 1997, the last trading day preceding public announcement of the proposed Merger, and was $32.50 on the Record Date. There currently is no market for the West Coast Common Stock. The West Coast equivalent per share price as of August 12, 1997 was $33.96 and as of the Record Date was $33.96. The West Coast equivalent per share price represents the last sale price of a share of FNB Common Stock on such date multiplied by the Exchange Ratio. The Exchange Ratio fluctuates and may be adjusted as provided herein and the calculation of the West Coast equivalent per share price as of the above dates assumes that the FNB Average Price (used to calculate the Exchange Ratio) is equal to the last sale price of FNB Common Stock on such date. Shareholders are advised to obtain current market quotations for FNB Common Stock. No assurance can be given as to the market price of FNB Common Stock after the Effective Time. For additional information regarding the market prices of the FNB Common Stock and the West Coast Common

Stock during the previous two years, see "PRICE RANGE OF COMMON STOCK AND DIVIDENDS -- Market Prices."




COMPARATIVE UNAUDITED PER SHARE DATA

      The following table sets forth (a) selected comparative per share data for FNB and West Coast on an historical basis and (b) selected unaudited pro forma comparative per share data assuming that FNB and West Coast have been combined during the periods presented. Historical per share data for FNB has been restated giving effect to the acquisitions of Southwest and WCBI, which were accounted for as poolings-of-interests. The unaudited pro forma data have been prepared giving effect to the Merger as a pooling-of-interests. For a description of the effect of pooling-of-interests accounting on the Merger and the historical financial statements of FNB, see "THE MERGER -- Accounting Treatment."


     The comparative per share data presented are based on and derived from, and should be read in conjunction with, the consolidated financial statements and the related notes thereto of FNB included in FNB's Current Report on Form 8-K dated July 22, 1997 and the FNB Quarterly Report on Form 10-Q for the quarter ended September 30, 1997, which have been incorporated by reference herein, and of West Coast, which are included herein. The pro forma amounts are not necessarily indicative of the results of operations or combined financial position that would have resulted had the Merger been consummated at the beginning of the period indicated or which will be attained in the future.

                                                                                                Nine Months Ended
                                                                Year Ended December 31,           September 30,
                                                                -----------------------           -------------
                                                               1996       1995      1994       1997         1996
                                                               ----       ----      ----       ----         ----
EARNINGS BEFORE EXTRAORDINARY ITEMS PER COMMON SHARE (1)
  FNB COMMON STOCK
     Historical (primary)..................................    $1.35      $1.45     $1.06      $1.19       $1.16
     Historical (fully diluted)............................     1.32       1.41      1.05       1.17        1.12
     Pro forma combined (primary)..........................     1.37       1.45      1.07       1.20        1.16
     Pro forma combined (fully diluted)....................     1.34       1.42      1.06       1.17        1.13


  WEST COAST COMMON STOCK (1)
     Historical............................................    $1.77      $1.68     $1.50      $1.29       $1.29
     Pro forma equivalent (2)
          Primary..........................................     1.42       1.50      1.11       1.24        1.20
          Fully Diluted....................................     1.39       1.47      1.10       1.21        1.17

CASH DIVIDENDS DECLARED PER COMMON SHARE (1)
  FNB historical...........................................    $0.60      $0.33     $0.24      $0.47       $0.45
  West Coast historical....................................       --         --        --         --          --
  West Coast pro forma equivalent (3)......................     0.62       0.34      0.25       0.49        0.47





                                                                        December 31,   September 30,
                                                                           1996            1997
                                                                        ------------   -------------
BOOK VALUE PER COMMON SHARE (PERIOD END) (1)
     FNB historical...............................................        $13.70          $14.80
     FNB pro forma combined.......................................         13.68           14.80
     West Coast historical........................................         13.76           15.16
     West Coast pro forma equivalent (2)..........................         14.19           15.35

                                 ---------------

(1) For purposes of this table, an Exchange Ratio of 1.037 was utilized based upon the average of the closing bid and ask prices of FNB Common Stock on November 25, 1997. See "THE MERGER -- Modification, Waiver and Termination" and "THE MERGER -- Description of the Merger."


(2) West Coast pro forma equivalent amounts are calculated by multiplying the pro forma combined amounts for FNB by the Exchange Ratio. The Exchange Ratio is subject to adjustment in certain circumstances. See "THE
      MERGER -- Modification, Waiver and Termination" and "THE MERGER -- Description of the Merger."

(3) West Coast pro forma equivalent amounts are calculated by multiplying the historical amounts for FNB by the Exchange Ratio. The Exchange Ratio is subject to adjustment in certain circumstances. See "THE MERGER -- Modification, Waiver and Termination" and "THE MERGER -- Description of the Merger."

SELECTED FINANCIAL DATA


      The following tables present summary selected financial data for FNB and West Coast on an historical basis. The selected financial data for FNB gives effect to the acquisitions of Southwest and WCBI, which were accounted for as poolings-of-interests. For a description of the effect of pooling-of-interests accounting on the Merger and the historical financial statements of FNB, see "THE MERGER -- Accounting Treatment." The selected financial data for the nine month periods ended September 30, 1997 and 1996 are derived from the unaudited consolidated financial statements of FNB and the unaudited financial statements of West Coast. The unaudited financial statements include all adjustments, consisting of normal recurring accruals, which the respective managements consider necessary for a fair presentation of the consolidated financial condition and results of operations for these periods. Operating results for the six months ended September 30, 1997 are not necessarily indicative of the results that may be attained for the entire year ended December 31, 1997.



                                                                                                               NINE MONTHS ENDED
                                                         YEAR ENDED DECEMBER 31,                                 SEPTEMBER 30,
                                           -------------------------------------------------------------     --------------------
                                             1996         1995         1994         1993         1992         1997         1996
                                             ----         ----         ----         ----         ----         ----         ----
F.N.B. CORPORATION:
Earnings (In thousands, except per
  share data)
     Interest income.....................  $183,583      $172,512     $149,275     $144,251     $141,844     $145,149    $136,409
     Interest expense....................    77,616        74,754       59,895       62,898       69,798       62,198      57,570
     Net interest income.................   105,967        97,758       89,380       81,393       72,046       82,951      78,839
     Provision for loan losses...........     9,791         6,930        9,177        9,863       15,796        8,140       5,517
     Income before extraordinary item....    19,879        21,079       15,190       12,219        8,310       17,606      16,909
     Net income..........................    19,879        21,079       15,190       12,219        8,310       22,833      16,909
     Earnings per common share before
     extraordinary item
          Primary........................      1.35          1.45         1.06         0.93         0.68         1.19        1.16
          Fully diluted..................      1.32          1.41         1.05         0.93         0.68         1.17        1.12

     Cash dividends declared
      per common share:
          FNB............................      0.60          0.33         0.24         0.23         0.21         0.47        0.45


                                                                   AS OF DECEMBER 31,                          AS OF SEPTEMBER 30,
                                          ---------------------------------------------------------------    ----------------------
                                            1996           1995         1994         1993         1992         1997        1996
                                            ----           ----         ----         ----         ----         ----        ----
Balance sheet (period end
  in thousands)
     Total assets........................ $2,418,407    $2,238,525   $2,087,816   $1,982,920   $1,935,643   $2,429,046  $2,324,779
     Total loans net of
       unearned income and
       allowance for loan losses.........  1,700,332     1,525,940    1,437,809    1,209,018    1,156,577    1,713,514   1,674,220
     Total deposits......................  2,013,888     1,896,145    1,748,718    1,714,527    1,694,527    1,992,212   1,916,472
     Long-term debt and obligations
       under capital leases..............     58,179        50,784       56,614       32,528       33,198       56,131      33,956
     Stockholders' equity................    199,285       188,146      167,096      142,277      125,869      214,839     197,101

                                                                                                             NINE MONTHS
                                                                                                                ENDED
                                                          YEAR ENDED DECEMBER 31,                           SEPTEMBER 30,
                                           -------------------------------------------------------      -------------------
                                           1996(1)      1995(2)     1994(2)     1993(2)     1992(2)     1997(2)     1996(2)
                                           -------      -------     ----        -------     ----        -------     -------
WEST COAST:
Earnings (In thousands, except per
  share data)
     Interest income...................     $5,743       $5,450     $4,127       $3,696      $3,988      $5,141      $4,649
     Interest expense..................      2,429        2,372      1,549        1,468       1,894       2,136       1,847
     Net interest income...............      3,314        3,078      2,578        2,228       2,094       3,005       2,801
     Provision for loan losses.........         85          305         64          123         279         167          85
     Net income........................      1,140        1,043        904          686         604         835         815
     Earnings per common share.........       1.73         1.63       1.50         1.17        1.06        1.29        1.29
     Cash dividends declared per
       common share....................     -            -           -           -           -           -           -




                                                                AS OF DECEMBER 31,                      AS OF SEPTEMBER 30,
                                           ---------------------------------------------------------    -------------------
                                           1996(1)      1995(2)     1994(2)     1993(2)     1992(2)     1997(2)     1996(2)
                                           -------      -------     ----        -------     ----        -------     -------
Balance sheet (period end in
  thousands)
     Total assets......................    $84,173      $83,254    $65,564      $59,424     $52,956     $99,941     $79,072
     Total loans, net of unearned
       income and allowance for loan
       loss............................     65,595       56,875     48,892       41,018      30,646      79,066      60,427
     Total deposits....................     71,964       74,051     57,131       51,072      40,984      82,691      68,359
     Repurchase agreements and Federal
     Funds purchased...................      2,896        2,215      2,843        3,397       7,640       7,998       2,783
     Stockholders' equity..............      7,908        6,702      5,322        4,712       4,025       8,781       7,553




---------------------------------
(1) Derived from the audited financial statements of West Coast.
(2) Derived from the unaudited financial statements of West Coast.

                THE SPECIAL MEETING OF SHAREHOLDERS OF WEST COAST

GENERAL


      This Proxy Statement-Prospectus is first being furnished to the holders of West Coast Common Stock on or about December 3, 1997, and is accompanied by the Notice of Special Meeting and a form of proxy that is solicited by the West Coast Board for use at the Special Meeting of Shareholders of West Coast to be held at the offices of West Coast, 2035 Cattlemen Road, Sarasota, Florida on Wednesday, December 31, 1997, at 4:00 p.m., local time, and at any adjournments or postponements thereof. The purpose of the Special Meeting is to take action with respect to the approval of the Merger Agreement and the transactions contemplated thereby.


VOTING AND REVOCATION OF PROXIES

      A shareholder of West Coast may use the accompanying proxy if such shareholder is unable to attend the Special Meeting in person or wishes to have his or her shares voted by proxy even if such shareholder does attend the meeting. A shareholder may revoke any proxy given pursuant to this solicitation by delivering to the Cashier of West Coast, prior to or at the Special Meeting, a written notice revoking the proxy or a duly executed proxy relating to the same shares bearing a later date, or by attending the Special Meeting and voting in person at the Special Meeting. Attendance of a shareholder at the Special Meeting will not, in and of itself, constitute a revocation of the proxy. All written notices of revocation and other communications with respect to the revocation of West Coast proxies should be addressed to West Coast Bank, 3700 South Tamiami Trail, Sarasota, Florida 34239 Attention: Cashier. For such notice of revocation or later proxy to be valid, however, it must actually be received by West Coast prior to the vote of the shareholders. All shares represented by valid proxies received pursuant to this solicitation, and not revoked before they are exercised, will be voted in the manner specified therein. If a proxy is signed and returned without indicating any voting instructions, it will be voted FOR the proposal to approve the Merger Agreement. The West Coast Board is unaware of any other matters that may be presented for action at the Special Meeting. If other matters do properly come before the Special Meeting, however, it is intended that shares represented by proxies in the accompanying form will be voted or not voted by the persons named in the proxies in their discretion.

SOLICITATION OF PROXIES

      Solicitation of proxies may be made in person or by mail, telephone or facsimile, or other form of communication by directors, officers and employees of West Coast, who will not be specially compensated for such solicitation. Nominees, fiduciaries and other custodians will be requested to forward solicitation materials to beneficial owners and to secure their voting instructions, if necessary, and will be reimbursed for the expenses incurred in sending proxy materials to beneficial owners.

      No person is authorized to give any information or to make any representation not contained in this Proxy Statement-Prospectus and, if given or made, such information or representation should not be relied upon as having been authorized by West Coast, FNB or any other person. The delivery of this Proxy Statement- Prospectus shall not, under any circumstances, create any implication that there has been no change in the business or affairs of West Coast or FNB since the date of the Proxy Statement-Prospectus.

      All costs of solicitation of proxies from West Coast shareholders will be borne by West Coast; provided, however, that FNB has agreed to pay the printing costs of this Proxy Statement-Prospectus and related materials.

RECORD DATE AND VOTING RIGHTS


      The West Coast Board has fixed the close of business on November 25, 1997 as the Record Date for the determination of shareholders of West Coast entitled to receive notice of and to vote at the Special Meeting. At the close of business on the Record Date, there were outstanding 584,063 shares of West Coast Common Stock held by 388 holders of record. Each share of West Coast Common Stock outstanding on the Record Date is entitled to one vote as to (i) the approval of the Merger Agreement and the transactions contemplated thereby and (ii) any other proposal that may properly come before the Special Meeting.


      As of the Record Date, the directors and executive officers of West Coast and their affiliates held approximately an aggregate of 208,579 shares, or 36%, of West Coast Common Stock.

      Under the FFIC, the affirmative vote of a majority of the issued and outstanding capital stock entitled to vote is required in order to approve a merger, unless the articles of incorporation require a greater number of votes. The Articles of Incorporation of West Coast require the affirmative vote of at least 80% of the total shares entitled to vote to approve a merger. Since approval of the Merger requires the affirmative vote of 80% of the issued and outstanding West Coast Common Stock as of the Record Date, the failure to vote shares in favor of the Merger for any reason whatsoever - whether by withholding the vote, by abstaining, or by causing a broker non-vote - will have the same effect as a vote cast opposing the Merger.

      A broker non-vote generally occurs when a broker who holds shares in street name for a customer does not have the authority to vote on certain non-routine matters because its customer has not provided any voting instructions with respect to the matter.

      BECAUSE APPROVAL OF THE MERGER AGREEMENT REQUIRES THE AFFIRMATIVE VOTE OF 80% OF THE ISSUED AND OUTSTANDING WEST COAST COMMON STOCK ENTITLED TO VOTE AT THE SPECIAL MEETING, ABSTENTIONS AND BROKER NON-VOTES WILL HAVE THE SAME EFFECT AS NEGATIVE VOTES. ACCORDINGLY, THE WEST COAST BOARD URGES ITS SHAREHOLDERS TO COMPLETE, DATE AND SIGN THE ACCOMPANYING PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

      In order to take action on any other matter submitted to shareholders at a meeting where a quorum is present, the votes cast in favor of the action must exceed the votes cast opposing the action, unless the articles of incorporation or state law requires a greater number of votes. All abstentions and broker non-votes will be counted as present for purposes of determining the existence of a quorum; but since they are neither votes cast in favor of, nor votes cast opposing, a proposed action, abstentions and broker non-votes typically will have no impact on the outcome of the matter and will not be counted as a vote cast on such matters.

RECOMMENDATION OF THE WEST COAST BOARD

      THE WEST COAST BOARD HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, BELIEVES THAT THE MERGER IS IN THE BEST INTERESTS OF WEST COAST AND ITS SHAREHOLDERS, AND RECOMMENDS THAT THE SHAREHOLDERS OF WEST COAST VOTE "FOR" APPROVAL OF THE MERGER AGREEMENT.

      In the course of reaching its decision to approve the Merger Agreement and the transactions contemplated thereby, the West Coast Board, among other things, consulted with its legal advisors regarding the legal terms of the Merger Agreement and with its financial advisor, Sheshunoff, as to the fairness, from a financial point of view, of the consideration to be received by the holders of West Coast Common Stock in connection with the Merger. For a discussion of the factors considered by the West Coast Board in reaching its conclusion, see "THE MERGER -- Background of and Reasons for the Merger."

      West Coast shareholders should note that certain members of management of West Coast have certain interests in and may derive certain benefits as a result of the Merger. See "THE MERGER -- Interests of Certain Persons in the Merger."

      Pursuant to the terms of the Merger Agreement, the members of the West Coast Board will vote their shares in favor of the Merger Agreement and the transactions contemplated thereby at the Special Meeting.


                     WEST COAST SHAREHOLDERS SHOULD NOT SEND
                 ANY STOCK CERTIFICATES WITH THEIR PROXY CARDS.

                                   THE MERGER

      The following summary of certain terms and provisions of the Merger Agreement is qualified in its entirety by reference to the Merger Agreement, which is incorporated herein by reference and, with the exception of certain exhibits thereto, is included as Appendix A to this Proxy Statement-Prospectus. All shareholders are urged to read the Merger Agreement and the other Appendices hereto in their entirety.

DESCRIPTION OF THE MERGER

      At the Effective Time, West Coast will be merged with and into Interim. Interim will be the surviving entity and, immediately upon consummation of the Merger, FNB will transfer 100% of its ownership of Interim to Southwest so that Interim will become a wholly owned subsidiary of Southwest. The Interim Charter and Bylaws in effect at the Effective Time will continue to govern Interim until amended or repealed in accordance with applicable law. The Merger is subject to the approval of the Federal Reserve Board and the Florida Department of Banking and Finance. See "-- Bank Regulatory Matters."

      At the Effective Time, except as described herein, each West Coast Common Share outstanding immediately prior to the Effective Time will be converted automatically into the right to receive the number of shares of FNB Common Stock obtained by dividing $33.96 by the FNB Average Price, unless (i) the FNB Average Price is equal to or less than $30.875, in which case the Exchange Ratio shall be 1.1 shares of FNB Common Stock for each share of West Coast Common Stock, or
(ii) the FNB Average Price is equal to or greater than $34.00, in which case the Exchange Ratio shall be one (1) share of FNB Common Stock for each share of West Coast Common Stock. Cash will be paid in lieu of fractional shares. Notwithstanding the foregoing, if a Change in Control of FNB (as defined in the Merger Agreement) occurs, then the Exchange Ratio shall not increase or decrease and shall be fixed at 1.1 shares of FNB Common Stock for each share of West Coast Common Stock. The Merger Agreement further provides that the Exchange Ratio may be adjusted, subject to certain exceptions, to prevent dilution in the event FNB changes the number of shares of FNB Common Stock issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend, recapitalization, reclassification or similar transaction. At the Effective Time, any West Coast Common Stock held by West Coast, FNB or any FNB subsidiary, other than in a fiduciary capacity or as a result of debts previously contracted, will be canceled and retired without consideration being paid. West Coast has represented that, as of the Effective Time, there will be no more than 686,271 shares of West Coast Common Stock issued and outstanding. Following the Effective Time and assuming that 686,271 shares of West Coast Common Stock are outstanding at the Effective Time, the former shareholders of West Coast would own, depending upon the FNB Average Price, a minimum of 686,271 shares, or approximately 4.4%, of the then outstanding FNB Common Stock and a maximum of 754,898 shares, or approximately 4.8%, of the then outstanding FNB Common Stock (assuming 14,813,056 shares of FNB Common Stock outstanding immediately prior to the Effective Time). However, if the FNB Average Price is less than $26.00, West Coast will not be required to consummate the Merger, and, at its option, may terminate the Merger Agreement.

      No fractional shares of FNB Common Stock will be issued in the Merger. Instead, each holder of West Coast Common Stock who would otherwise have been entitled to receive a fraction of a share of FNB Common Stock (after taking into account all certificates delivered by such holder) will receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a share of FNB Common Stock multiplied by the "market price" of a share of FNB Common Stock at the Closing, which is defined in the Merger Agreement as the average of the high bid and low asked prices of a share of FNB Common Stock in the over-the-counter market as reported by Nasdaq (or, if not reported thereby, by any other authoritative source selected by FNB) on the last trading day preceding the Closing. No such holder will be entitled to dividends, voting rights or any other rights as a shareholder in respect of any fractional shares. See "-- Exchange of Certificates."

      The shares of FNB capital stock outstanding immediately prior to the Merger will continue to be outstanding after the Effective Time.

EFFECTIVE TIME OF THE MERGER

      The Effective Time will occur on the date and at the time certification of the Merger is received from the Florida Department of Banking and Finance or such other later date and time as is agreed to by the parties as specified in the Articles of Merger. Unless otherwise agreed by FNB and West Coast, the parties have agreed to file the Certificate to Merge on the date of Closing and to use their best efforts to cause the Effective Time to occur on the date of the Closing. The parties have further agreed to use their reasonable best efforts to cause the Closing to take place on, but not prior to, the fifth business day following the last to occur of: (i) the effective date of the last required consent of any state or federal regulatory authority having authority over the Merger (including the expiration of any applicable waiting periods following such consents), or (ii) the date on which the West Coast shareholders approve the Merger Agreement. There can be no assurance, however, as to whether or when the Merger will occur.

EXCHANGE OF CERTIFICATES

      Before or as soon as practicable after the Effective Time, an exchange agent selected by FNB (the "Exchange Agent") will mail to each holder of record of West Coast Common Stock as of the Effective Time a letter of transmittal and related forms (the "Letter of Transmittal") for use in forwarding stock certificates previously representing West Coast Common Stock for surrender and exchange for certificates representing FNB Common Stock. Risk of loss and title to the certificates theretofore representing West Coast Common Stock shall pass only upon proper delivery of such certificates to the Exchange Agent.

      WEST COAST SHAREHOLDERS SHOULD NOT SEND IN THEIR STOCK CERTIFICATES UNTIL THEY RECEIVE THE LETTER OF TRANSMITTAL FROM THE EXCHANGE AGENT.

      Upon surrender to the Exchange Agent of one or more certificates for West Coast Common Stock, together with a properly completed Letter of Transmittal, there will be issued and mailed to the holder thereof a certificate or certificates representing the aggregate number of whole shares of FNB Common Stock to which such holder is entitled pursuant to the Exchange Ratio, together with all declared but unpaid dividends or other distributions in respect of such shares, and, where applicable, a check for the amount (without interest) representing any fractional share. A certificate for shares of FNB Common Stock, or any check representing cash in lieu of a fractional share or declared but unpaid dividends, may be issued in a name other than the name in which the surrendered certificate is registered only if (i) the certificate surrendered is properly endorsed, accompanied by a guaranteed signature if required by the Letter of Transmittal and otherwise in proper form for transfer, and (ii) the person requesting the issuance of such certificate either pays to the Exchange Agent any transfer or other taxes required by reason of the issuance of a certificate for such shares in a name other than the registered holder of the certificate surrendered or establishes to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable. The Exchange Agent will issue stock certificates evidencing FNB Common Stock in exchange for lost, stolen, mutilated or destroyed certificates of West Coast Common Stock only upon receipt of a lost stock affidavit and a bond indemnifying FNB against any claim arising out of the allegedly lost, stolen, mutilated or destroyed certificate. In no event will the Exchange Agent, FNB or West Coast be liable to any persons for any FNB Common Stock or dividends thereon or cash delivered in good faith to a public official pursuant to any applicable abandoned property, escheat or similar law.

      On and after the Effective Time and until the surrender of certificates for West Coast Common Stock to the Exchange Agent, each certificate that represented shares of West Coast Common Stock outstanding immediately prior to the Effective Time will be deemed to evidence the shares of FNB Common Stock into which such shares are converted pursuant to the Merger Agreement. Until 90 days after the Effective Time, former shareholders of West Coast shall be entitled to vote at any meeting of FNB shareholders the whole number of shares of FNB Common Stock into which shares of West Coast Common Stock are converted, regardless of whether such holders have exchanged their certificates representing shares of West Coast Common Stock for shares representing FNB Common Stock. After 90 days, former holders of West Coast Common Stock must surrender their certificates to the Exchange Agent in order to exercise their voting rights. Beginning 30 days after the Effective Time, no shareholder will, however, receive dividends or other distributions on such FNB Common Stock until the certificates representing shares of West Coast Common Stock are surrendered. Upon surrender of West Coast Common Stock certificates, West Coast shareholders will be paid any dividends or other distributions on FNB Common Stock that are payable to holders as of any dividend record date on or following the Effective Time. No interest will be payable with respect to withheld dividends or other distributions.

BACKGROUND OF AND REASONS FOR THE MERGER

      BACKGROUND OF THE MERGER.

      Prior to the fourth quarter of 1996, West Coast's Chairman and its Chief Executive Officer were occasionally approached by representatives of potential acquirors and engaged in informal discussions regarding a possible acquisition of West Coast. None of such discussions progressed beyond that stage, and no formal offers to acquire West Coast were extended.

      During the fourth quarter of 1996, representatives of a publicly held bank holding company initiated discussions regarding a potential acquisition of West Coast. The West Coast Board authorized the Chairman and the Chief Executive Officer to enter formal negotiations with this company and to grant it access to West Coast's corporate and operational records on a confidential basis. Negotiations and due diligence continued through February 1997, at which time the prospective acquiror presented a formal offer to the West Coast Board to acquire West Coast in a merger. The West Coast Board considered but ultimately rejected the offer based primarily on its view that the proposed exchange ratio (which was lower than the ratio proposed in the current merger with FNB) was based on a price that did not adequately reflect West Coast's market value.

      In April 1997, another publicly held bank holding company expressed interest in an acquisition of West Coast, and the West Coast Board authorized the Chairman and the Chief Executive Officer to enter into discussions and begin the due diligence process. These discussions did not ultimately result in a formal offer to acquire West Coast because the potential acquiror elected to acquire a different entity.

      In June 1997, FNB initiated discussions with West Coast's Chairman and Chief Executive Officer regarding a potential acquisition of West Coast. The West Coast Board authorized the Chairman and the Chief Executive Officer to negotiate with FNB and to grant FNB access to West Coast's corporate and operational records on a confidential basis. On July 8, 1997, FNB offered to acquire West Coast on the same principal terms as are set forth in the Merger Agreement, except that the exchange ratio was lower and was subject to adjustment based on West Coast's results of operations for the quarter ended June 30, 1997.

      On July 9, 1997, the West Coast Board engaged Sheshunoff to assist it in the negotiation of a definitive merger agreement and to render a fairness opinion to West Coast's shareholders. From that date until August 11, 1997, West Coast's Chairman, its Chief Executive Officer and representatives of Sheshunoff negotiated the terms of a definitive merger agreement with representatives of FNB. In view of changing market conditions and the consideration being received in similar transactions during that period, the parties agreed to increase the exchange ratio to reflect a price of $33.96 per share of West Coast Common Stock.

      The West Coast Board unanimously approved the Merger Agreement on August 13, 1997. The reasons for the Board's approval are set forth below.

      WEST COAST REASONS FOR THE MERGER.

      In evaluating and determining to approve the Merger Agreement, the West Coast Board, with the assistance of Sheshunoff and outside legal counsel, considered a variety of factors and based its opinion as to the fairness of the transactions contemplated by the Merger Agreement primarily on the following factors:

            (i) The financial terms of the Merger, including the value of the consideration offered, the premium to book value paid, the prices paid in comparable transactions and the relative earnings per share and shareholders' equity of FNB and West Coast. The West Coast Board also considered the current lack of liquidity for the West Coast Common Stock and the active trading market for the FNB Common Stock.

            (ii) The future prospects of West Coast and possible alternatives to the proposed Merger, including the prospects of continuing as an independent institution. The West Coast Board considered the timing of the offer and the prospects for receiving a better financial offer from another institution having the same commitment to providing community bank-type services to its customers following a merger.

            (iii) The opinion of Sheshunoff that the terms of the Merger as provided in the Merger Agreement were fair, from a financial point of view, to West Coast's shareholders. The opinion of Sheshunoff is set forth in Appendix B to this Proxy Statement-Prospectus.

            (iv) Information with respect to the financial condition, results of operations, business and prospects of West Coast and the current industry, economic and market conditions, as well as the risks associated with achieving those prospects.

            (v) The non-financial terms and structure of the proposed Merger, in particular, the fact that the Merger is intended to qualify as a tax-free reorganization to West Coast's shareholders.

            (vi) The business and financial condition and earnings prospects of FNB, the potential growth in FNB Common Stock, the increased financial and managerial resources that would be available from FNB as a result of the Merger and the competence, experience and integrity of FNB and its management. In this regard, the West Coast Board also considered the increasing commitment of FNB to the Florida banking market and the prospects for additional growth in the Florida market.

            (vii) The social and economic effects of the Merger on West Coast and its employees, depositors, loan and other customers, creditors, and other constituencies of the communities in which West Coast is located. The West Coast Board considered the terms of the employee benefits to be received, the proposed structure and operation of the resultant financial institution as a community bank following the Merger, the retention of its name and identity within its primary market area and the commitment to customer quality and service that FNB would provide to West Coast's customers and depositors.

            (viii) The likelihood of the proposed Merger being approved by appropriate regulatory authorities.

      Each of the above factors supports, directly or indirectly, the determination of the West Coast Board as to the fairness of the proposed Merger. The West Coast Board did not quantify or attempt to assign relative weights to the specific factors considered in reaching its determination; however, the West Coast Board placed special emphasis on the consideration payable in the proposed Merger and the receipt of a favorable fairness opinion from its financial advisor. See "-- Opinion of West Coast's Financial Advisor."

FNB REASONS FOR THE MERGER.

      The FNB Board recognized that the proposed Merger with West Coast provides an opportunity to continue to employ FNB's growing capital in southwest Florida, one of the fastest growing markets in the United States. This is in contrast to the more mature market areas of Pennsylvania, eastern Ohio and southwestern New York where FNB had traditionally operated prior to its acquisitions of Southwest, WCBI and IRSB and its pending acquisition of Mercantile. FNB management believes that the proposed Merger complements FNB's completed and pending acquisitions in southwest Florida, and will provide for the Company's entrance into Sarasota County. Following the Merger, West Coast will continue to operate as a stand-alone community bank, but will be able to draw upon the resources and competencies of FNB's other Florida affiliates to provide a broader range of services and product delivery channels.

OPINION OF WEST COAST'S FINANCIAL ADVISOR

      In connection with the Merger, Alex Sheshunoff & Co. Investment Banking ("Sheshunoff") was engaged by West Coast, based upon its qualifications, expertise and reputation, to provide its opinion of fairness of the Exchange Ratio to be received by the shareholders of West Coast. In addition, Sheshunoff was engaged by West Coast to act as financial advisor with respect to the Merger. At the August 13, 1997 meeting of the West Coast Board, Sheshunoff rendered its written opinion to the Board in regards to the Exchange Ratio. As of August 13, 1997, Sheshunoff provided its opinion that the Exchange Ratio to be received in connection with the Merger was fair from a financial point of view to the holders of West Coast Common Stock.

      The full text of Sheshunoff's opinion which sets forth, among other things, assumptions made, procedures followed, matters considered and limitations on the review undertaken, is attached as Exhibit B to this Proxy Statement - Prospectus. West Coast's shareholders are urged to read the Sheshunoff opinion carefully and in its entirety. Sheshunoff's opinion is addressed to West Coast's Board and does not constitute a recommendation to any shareholder of West Coast as to how such shareholder should vote at the Special Meeting.

      In connection with Sheshunoff's opinion, Sheshunoff: (i) reviewed a draft copy of the Agreement; (ii) reviewed certain publicly available financial statements including Call Reports as of December 31, 1995, 1996, and for the three months ended March 31, 1997, and other information of West Coast; (iii) reviewed certain publicly available news releases for the six months ended June 30, 1997 of FNB, FNB's Form 10-K and Annual Report to Shareholders as of December 31, 1996, FNB's Current Report on Form 8-K filed July 22, 1997 and Form 10-Q as of March 31, 1997; (iv) reviewed certain internal financial statements and other financial and operating data concerning West Coast and FNB; (v) analyzed certain earnings estimates for West Coast prepared by the management of West Coast; (vi) analyzed certain earnings estimates for FNB provided by independent banking industry analysts; (vii) discussed the past and current operations and financial condition and the prospects of West Coast with its senior executives; (viii) compared West Coast and FNB from a financial point of view with certain other companies which Sheshunoff deemed to be relevant; (ix) reviewed the financial terms, to the extent publicly available, of certain comparable merger transactions; (x) reviewed the market prices and historical trading activity of West Coast and FNB; and (xi) performed such other analyses and examinations as Sheshunoff has deemed appropriate.

      Sheshunoff assumed and relied upon, without independent verification, the accuracy and completeness of the information reviewed by it for the purposes of its opinion. Sheshunoff has not made an independent valuation of the assets or liabilities of West Coast, nor was Sheshunoff furnished with any such appraisals. With respect to financial forecasts, Sheshunoff assumed that such forecasts were reasonably prepared and reflect the best currently available estimates and judgments of management of West Coast, as to the future financial performance of West Coast, and Sheshunoff assumed such forecasts and projections will be realized in the amounts and at the times contemplated thereby. With respect to FNB, Sheshunoff relied solely upon publicly available data and did not conduct discussions with the management of FNB regarding FNB's financial condition, performance and prospects. Sheshunoff did not conduct any independent valuation or appraisal of the assets, liabilities or business prospects of FNB, nor was Sheshunoff furnished with any such appraisals. Sheshunoff did not review any individual credit files of FNB. Sheshunoff assumed that obtaining any necessary regulatory approvals and third party consents for the merger or otherwise would not have an adverse effect on West Coast, FNB or the combined company pursuant to the Merger. Sheshunoff is not an expert in the valuation of loan portfolios for the purpose of assessing the adequacy of the allowance for losses with respect thereto and has assumed that such allowances for each of the companies are in the aggregate, adequate to cover such losses. In addition, Sheshunoff has not reviewed any individual credit files or made an independent valuation, appraisal or physical inspection of the assets or individual properties of West Coast or FNB, nor has Sheshunoff been furnished with any such evaluations or appraisals.

      In connection with rendering its opinion, Sheshunoff performed a variety of financial analyses. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to partial analysis of summary description. Moreover, the evaluation of the fairness, from a financial point of view, of the consideration to be received by the shareholders of West Coast is to some extent a subjective one based on the experience and judgment of Sheshunoff, and not merely the result of mathematical analysis of financial data. Accordingly, notwithstanding the separate factors summarized below, Sheshunoff believes that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it, without considering all analyses and factors, could create an incomplete view of the evaluation process underlying its opinion. The ranges of valuations resulting from any particular analysis described below should not be taken to be Sheshunoff's view of the actual value of West Coast.

      In performing its analyses, Sheshunoff made numerous assumptions with respect to industry performance, business and economic conditions and other matters, many of which are beyond the control of West Coast. The analyses performed by Sheshunoff are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses. The analyses do not purport to be appraisals or to reflect the prices at which a company might actually be sold. In addition, Sheshunoff's analyses should not be viewed as determinative of West Coast's Board's opinion with respect to the value of West Coast.

      The following is a summary of the analyses performed by Sheshunoff in connection with its opinion delivered to the West Coast's Board of Directors on August 13, 1997.

      ANALYSIS OF SELECTED TRANSACTIONS. Sheshunoff has examined sets of recent Florida and Southeast transactions. To determine the consideration to be received by the West Coast shareholders, Sheshunoff analyzed the Exchange Ratio on a primary basis, and did not include any additional consideration to be received by certain West Coast shareholders originating from West Coast stock options outstanding at the time of the Merger. Sheshunoff analyzed two sets of comparable transactions. The two guideline groups included: (i) all Florida bank transactions announced from January 1, 1997 through August 11, 1997, and a subset of the same transactions announced from May 1, 1997 through August 11, 1997; and (ii) all Southeast bank transactions having total assets below $200 million announced from January 1, 1997 through August 11, 1997 and a subset of the same transactions announced from May 1, 1997 through August 11, 1997.

      The first set of guideline transactions consisted of 17 Florida banks which entered into a merger or acquisition of the banking organization during the indicated period. Their analysis yielded multiples of the transactions' purchase price relative to: (i) book value ranging from 1.64 times to 3.45 times with an average of 2.46 times and a median of 2.47 times, compared with 2.39 times West Coast's reported book value at June 30, 1997; (ii) tangible book value ranging from 1.65 times to 3.45 times with an average of 2.38 times and a median of 2.47 times, compared with 2.39 times West Coast's reported tangible book value at June 30, 1997; (iii) last 12 months earnings ranging from 10.17 times to 30.50 times with an average of 20.44 times and a median of 22.09 times, compared with 16.76 times West Coast's reported the last twelve month earnings for the period ended June 30, 1997; (iv) total deposits ranging between 13.1% and 42.3% with an average of 23.7% and a median of 23.0%, compared with 21.3% of West Coast's reported total deposits as of June 30, 1997, and (v) total assets ranging between 11.8% and 37.8% with an average of 20.8% and a median of 20.6%, compared with 24.6% of West Coast's reported total assets as of June 30, 1997. The subset of the above guideline transactions consisted of 11 Florida banks which entered into a merger or acquisition of the banking organization during the indicated period. The analysis yielded multiples of the transactions' purchase price relative to: (i) book value ranging from 1.73 times to 3.45 times with an average of 2.69 times and a median of 2.68 times, compared with 2.39 times West Coast's reported book value at June 30, 1997; (ii) tangible book value ranging from 1.73 times to 3.45 times with an average of 2.59 times and a median of 2.56 times, compared with 2.39 times West Coast's reported tangible book value at June 30, 1997; (iii) last 12 months earnings ranging from 16.23 times to 30.50 times with an average of 22.89 times and a median of 22.66 times, compared with 16.76 times West Coast's reported the last twelve month earnings for the period ended June 30, 1997; (iv) total deposits ranging between 13.1% and 42.3% with an average of 26.3% and a median of 25.8%, compared with 21.3% of West Coast's reported total deposits as of June 30, 1997, and (v) total assets ranging between 11.8% and 37.8% with an average of 22.9% and a median of 21.8%, compared with 24.6% of West Coast's reported total assets as of June 30, 1997.

      The second set of guideline transactions consisted of 26 Southeast banks with assets below $200 million which entered into a merger or acquisition of the banking organization during the indicated period. Th e is analysis yielded multiples of the transactions' purchase price relative to: (i) book value ranging from 0.99 times to 3.36 times with an average of 2.19 times and a median of 2.14 times, compared with 2.39 times West Coast's reported book value at June 30, 1997; (ii) tangible book value ranging from 0.99 times to 3.57 times with an average of 2.24 times and a median of 2.17 times, compared with 2.39 times West Coast's reported tangible book value at June 30, 1997; (iii) last 12 months earnings ranging from 10.17 times to 35.08 times with an average of 21.81 times and a median of 21.67 times, compared with 16.76 times West Coast's reported the last twelve month earnings for the period ended June 30, 1997; (iv) total deposits ranging between 13.1% and 35.3% with an average of 23.7% and a median of 24.3%, compared with 21.3% of West Coast's reported total deposits as of June 30, 1997, and (v) total assets ranging between 11.8% and 30.4% with an average of 20.5% and a median of 21.6%, compared with 24.6% of West Coast's reported total assets as of June 30, 1997. The subset of the second set guideline transactions consisted of 16 Southeast banks with assets below $200 million which entered into a merger or acquisition of the banking organization during the indicated period. The is analysis yielded multiples of the transactions' purchase price relative to: (i) book value ranging from 1.58 times to 3.36 times with an average of 2.39 times and a median of 2.36 times, compared with 2.39 times West Coast's reported book value at June 30, 1997; (ii) tangible book value ranging from 1.58 times to 3.57 times with an average of 2.43 times and a median of 2.36 times, compared with 2.39 times West Coast's reported tangible book value at June 30, 1997; (iii) last 12 months earnings ranging from 10.89 times to 35.08 times with an average of 21.62 times and a median of 21.23 times,



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

compared with 16.76 times West Coast's reported the last twelve month earnings for the period ended June 30, 1997; (iv) total deposits ranging between 13.1% and 35.3% with an average of 25.0% and a median of 24.8%, compared with 21.3% of West Coast's reported total deposits as of June 30, 1997, and (v) total assets ranging between 11.8% and 30.4% with an average of 21.6% and a median of 21.9%, compared with 24.6% of West Coast's reported total assets as of June 30, 1997.

      ANALYSIS OF INDICATED MARKET MULTIPLES AND SELECTED TRANSACTIONS. Sheshunoff performed an analysis of relevant trading market pricing characteristics of similar securities to FNB which are publicly traded. In selecting this group of guideline companies, Sheshunoff employed the following criteria: (1) primary market area in the Midatlantic Region of the United
States: (2) positive net income; (3) not subject to announced or rumored acquisition; (4) total assets between $1.5 billion and $3.0 billion; and (5) publicly traded securities as evidenced by listing on a major exchange. The group of guideline companies yielded market multiples as of August 13, 1997 relative to (i) last twelve months earnings of 14.47 times to 22.94 times with a median of 16.32 times; and (ii) tangible book of 1.74 times to 3.51 times with a median of 2.19 times. As of August 13, 1997, FNB was trading at a price to last twelve months earnings at June 30, 1997 of 16.85 times, and a price to tangible book multiple of 2.21 times which is within the range of the guideline companies.

      As part of its investment banking business, Sheshunoff is regularly engaged in the valuation of securities in connection with mergers and acquisitions, private placements, and valuations for estate, corporate and other purposes. The West Coast Board decided to retain Sheshunoff based on Sheshunoff's experience as a financial advisor in mergers and acquisitions of financial institutions and its knowledge of financial institutions.

      Pursuant to an engagement letter dated July 9, 1997, between West Coast and Sheshunoff, West Coast agreed to pay Sheshunoff a $25,000 fairness opinion fee, a $25,000 professional fee for advice and assistance in negotiation of the Merger Agreement, and a success fee of $50,000 if the negotiated net price to shareholders of West Coast is $32.00 per share or more. West Coast has also agreed to indemnify and hold harmless Sheshunoff and its officers and employees against certain liabilities in connection with its services under the engagement letter, except for liabilities resulting from the negligence of Sheshunoff.

      The summary set forth above does not purport to be a complete description, but is a brief summary, of the material analysis and procedures performed by Sheshunoff in the course of arriving at its opinions.

CONDITIONS PRECEDENT TO THE MERGER

      The Merger will occur only if the Merger Agreement is approved by the requisite vote of the shareholders of West Coast. Consummation of the Merger is subject to the satisfaction of certain other conditions, unless waived, to the extent legally permitted. Such conditions include (i) the receipt of all required regulatory and governmental consents, approvals, authorization, clearances, exemptions, waivers and similar affirmations (including the expiration of all applicable waiting periods following the receipt of such items or the delivery of appropriate notices), provided that such approvals shall not have imposed any condition or restriction that, in the reasonable judgment of the Board of Directors of either party, would so materially adversely impact the economic or business benefits of the transactions contemplated by the Merger Agreement that, had such condition or requirement been known, such party would not, in its reasonable judgment, have entered into the Merger Agreement; (ii) the receipt, with certain exceptions, of all consents required for consummation of the Merger and the preventing of any default under any contract of such party which, if not obtained or made, is reasonably likely to have, individually or in the aggregate, a material adverse effect on such party; (iii) the absence of any action by a court or governmental or regulatory authority that restricts, prohibits or makes illegal the transactions contemplated by the Merger Agreement; (iv) the effectiveness of the Registration Statement under the Securities Act and the receipt of all necessary approvals under state securities laws, the Securities Act or the Exchange Act relating to the issuance or trading of the shares of FNB Common Stock issuable pursuant to the Merger; (v) the receipt of a letter dated as of the Effective Time from Ernst & Young LLP to the effect that the Merger qualifies to be accounted for as a pooling-of-interests under GAAP; and (vi) the receipt of the tax opinion referred to in "-- Certain Federal Income Tax Consequences."

      In addition, unless waived, each party's obligation to effect the Merger is subject to the accuracy of the other party's representations and warranties at the Effective Time and the performance by the other party of its obligations under the Merger Agreement and the receipt of certain closing certificates and legal opinions from the other party. The obligation of FNB to effect the Merger also is subject to the receipt of agreements from affiliates of West Coast restricting their ability to sell or otherwise transfer their West Coast Common Stock prior to consummation of the Merger or their shares of FNB Common Stock received upon consummation of the Merger, to the extent necessary to assure, in the reasonable judgment of FNB, that the transactions contemplated by the Merger Agreement will qualify for pooling-of-interests accounting. The obligation of West Coast to effect the Merger is further subject to (i) West Coast's receipt from Sheshunoff of a letter stating that in the opinion of Sheshunoff, the consideration to be paid in the Merger to West Coast shareholders in accordance with the Merger Agreement is fair, from a financial point of view, to the holders of West Coast Common Stock; and (ii) FNB having delivered to the Exchange Agent the consideration to be paid to holders of the West Coast Common Stock. No assurances can be provided as to when or if all of the conditions precedent to the Merger can or will be satisfied or waived by the party permitted to do so.

      Either West Coast or FNB may waive certain of the conditions imposed with respect to its or their respective obligations to consummate the Merger, except for requirements that the Merger be approved by West Coast's shareholders and that all required regulatory approvals be received.

CONDUCT OF BUSINESS PRIOR TO THE MERGER

      Under the terms of the Merger Agreement, West Coast has agreed, except as otherwise contemplated by the Merger Agreement, to (i) operate its business only in the usual, regular and ordinary course, (ii) use its reasonable best efforts to preserve intact its business organization and assets and maintain its rights and franchises, (iii) use its reasonable best efforts to maintain its current employee relationships, and (iv) take no action which would materially adversely affect the ability of any party to obtain any consent or approvals required for the transactions contemplated by the Merger Agreement without imposition of a condition or restriction which in the reasonable judgement of the Board of Directors of either party would so materially adversely impact the economic or business benefits of the transactions contemplated by the Merger Agreement that, had such condition or requirement been known, such party would not, in its reasonable judgement, have entered into the Merger Agreement.

      In addition, West Coast has agreed that it will not, without the prior written consent of FNB:

            (a) amend the West Coast Charter, West Coast Bylaws, or other governing instruments of West Coast except as contemplated by the Merger Agreement;

            (b) make any unsecured loan or, except for loans secured by a first mortgage on single family owner-occupied real estate, other extension of credit in excess of $100,000, or make any fully secured loan (except to those persons who received a commitment for a loan or extension of credit prior to the date of the Merger Agreement) in excess of $1,500,000; provided, however, that in either case FNB shall object thereto within two (2) business days or FNB shall be deemed to have approved such loan or extension of credit;

            (c) incur any additional debt obligation or other obligation for borrowed money in excess of an aggregate of $100,000 except in the ordinary course of the business of West Coast consistent with past practices, or impose, or suffer the imposition, with certain exceptions, of a lien on any asset of West Coast (other than in connection with deposits, repurchase agreements, bankers acceptances, "treasury tax and loan" accounts established in the ordinary course of business, the satisfaction of legal requirements in the exercise of trust powers, and already existing liens);

            (d) repurchase, redeem, or otherwise acquire or exchange (other than exchanges in the ordinary course under employee benefit plans), directly or indirectly, any shares, or any securities convertible into any shares, of the capital stock of West Coast or adjust, split combine or reclassify any capital stock or issue or authorize the issuance of any other securities in respect of or in substituting for shares of West Coast Common Stock, or make, declare or pay any dividend or make any other distribution in respect of its capital stock;

            (e) except for the Merger Agreement, or pursuant to the exercise of stock options outstanding on the date of the Merger Agreement, issue, sell, pledge, encumber, authorize the issuance of, enter into any contract to issue, sell, pledge, encumber, or authorize the issuance of, or otherwise permit to become outstanding, any additional shares of West Coast Common Stock or any other capital stock of West Coast, or any stock appreciation rights, or any option, warrant, conversion, or other right to acquire any such stock, or any security convertible into any such stock;

            (f) sell, lease, mortgage or otherwise dispose of or otherwise encumber (i) any shares of capital stock of West Coast or (ii) any asset other than in the ordinary course of business for reasonable and adequate consideration;

            (g) except for purchases of United States Treasury securities or United States government agency securities, which in either case have maturities of five years or less, purchase any securities or make any material investment in excess of $100,000, either by purchase of stock or securities, contributions to capital, asset transfers, or purchase of any assets, in any person, or otherwise acquire direct or indirect control over any person, other than in connection with (i) foreclosures in the ordinary course of business, (ii) acquisitions of control by West Coast in its fiduciary capacity, or (iii) the creation of new wholly-owned subsidiaries organized to conduct or continue activities otherwise permitted by the Merger Agreement;

            (h) grant any material increase in compensation or benefits to the employees or officers of West Coast, except in accordance with past practice or as required by law; pay any severance or termination pay or any bonus other than pursuant to written policies or written contracts in effect on the date of the Merger Agreement or as otherwise disclosed; enter into or amend any severance agreements with officers of West Coast; grant any material increase in fees or other compensation to directors of West Coast except in accordance with past practice; or voluntarily accelerate the vesting of any stock options or other West Coast stock-based compensation or employee benefits;

            (i) except as otherwise disclosed in the Merger Agreement and excluding employment agreements that may be entered into pursuant to the terms of the Merger Agreement, enter into or amend any employment contract between West Coast and any person (unless such amendment is required by law);

            (j) except as otherwise disclosed in the Merger Agreement, adopt any new employee benefit plan of West Coast or make any material change in or to any existing employee benefit plans of West Coast other than such changes required by law or to maintain the tax qualified status of any such plan;

            (k) make any significant change in any tax or accounting methods or systems of internal accounting controls, except as may be appropriate to conform to changes in tax laws, regulatory accounting requirements or GAAP;

            (l) except as otherwise disclosed in the Merger Agreement, commence any litigation other than in accordance with past practice or settle any litigation for material money damages or restrictions upon the operations of West Coast;

            (m) except in the ordinary course of business, modify, amend or terminate any material contract, other than renewals without a material adverse change of terms, or waive, release, compromise or assign any material rights or claims;

            (n) sell, transfer, mortgage, encumber or otherwise dispose of any of its material properties or assets to any individual, corporation or other entity, or cancel, release or assign any indebtedness to any such person or any claims held by any such person, except in the ordinary course of business consistent with past practice or pursuant to contracts or agreements in force at the date of the Merger Agreement; or

            (o) agree to, or make any commitment to, take any of the actions prohibited by the above paragraphs.

      The Merger Agreement also provides that, except for the transactions contemplated thereby, neither West Coast nor its affiliates or representatives shall, directly or indirectly, solicit any tender offer or exchange offer or any proposal for a merger, consolidation, acquisition of all of the stock or assets of, or other business combination involving West Coast or any proposal or offer to acquire in any manner a substantial equity interest in, or a substantial portion of the assets of, West Coast ("Acquisition Proposal"). Additionally, except to the extent necessary to comply with the fiduciary duties of the West Coast Board, as advised by counsel, neither West Coast nor its affiliates or representatives will provide any non-public information that it is not legally obligated to furnish or negotiate with respect to any Acquisition Proposal, although West Coast may communicate information about such Acquisition Proposal to its shareholders if and to the extent that it is required to do so in order to comply with its legal obligations, as advised by counsel.

      In the Merger Agreement, FNB has agreed (i) to continue to conduct its business and the business of its subsidiaries in a manner designed, in its reasonable judgment, to enhance the long-term value of the FNB Common Stock and its business prospects and (ii) to take no action which would materially adversely affect the ability of any party to obtain any consents or approvals required by the Merger Agreement or to perform its covenants and agreements under the Merger Agreement; provided that FNB or any of its subsidiaries may discontinue or dispose of any of its assets or business if FNB determines that such action is desirable in the conduct of its business. FNB further agreed that it will not, without the prior written consent of the Chief Executive Officer of West Coast, which consent shall not be unreasonably withheld, amend the FNB Charter or the FNB Bylaws in any manner adverse to the holders of West Coast Common Stock.

MODIFICATION, WAIVER AND TERMINATION

      The Merger Agreement provides that, to the extent permitted by law, it may be amended by a subsequent writing signed by each party upon the approval of each of their respective Board of Directors, whether before or after shareholder approval of the Merger Agreement has been obtained. However, no amendment may be made after the Special Meeting which would reduce or modify in any material respect the consideration to be received by the holders of the West Coast Common Stock without the further approval of the holders of the issued and outstanding shares of West Coast Common Stock entitled to vote thereon.

      The Merger Agreement provides that prior to the Effective Time, each party may, in a signed writing by a duly authorized officer, (i) waive any default in the performance of any term of the Merger Agreement bythe other party, (ii) waive or extend the time for compliance of fulfillment by the other party of any of its obligations under the Merger Agreement and (iii) waive any or all of the conditions precedent to its obligations to consummate the Merger to the extent legally permitted. Neither of the parties intends, however, to waive any conditions of the Merger if such waiver would, in the judgment of the waiving party, have a material adverse effect on its shareholders.

      The Merger Agreement may be terminated by mutual agreement of the FNB Board and the West Coast Board. The Merger Agreement may also be terminated by either the FNB Board or the West Coast Board (i) in the event of inaccuracies of any representation or warranty of the other party contained in the Merger Agreement which cannot be or has not been cured within 30 days of written notice of such inaccuracies and which inaccuracy would provide the terminating party the ability to refuse to consummate the Merger under the applicable standard set forth in the Merger Agreement; provided that such terminating party is not then in breach of any representation or warranty contained in the Merger Agreement or in material breach of any covenant or other agreement contained in the Merger Agreement; (ii) in the event of a material breach or obligation in the Merger Agreement by the other party that cannot or has not been cured within 30 days of written notice of such breach; (iii) if the required approval of the West Coast shareholders or any applicable regulatory authority is not obtained; (iv) if the Merger is not consummated by March 31, 1998; provided that the failure to consummate the Merger by such date is not caused by any breach of the Merger Agreement by the terminating party.

      In addition, the Merger Agreement may be terminated by FNB if persons owning in the aggregate more than 10% of the issued and outstanding West Coast Common Stock perfect their dissenters' rights. The Merger Agreement may also be terminated by West Coast if at any time prior to the Effective Time, the fairness opinion of Sheshunoff is withdrawn, or if the FNB Average Price is less than $26.00, or, if prior to the Effective Time, a corporation, partnership, person or other entity or group shall have made a bona fide Acquisition Proposal that the West Coast Board determines in its good faith judgment and in the exercise of its fiduciary duties, with respect to legal matters on the written opinion of legal counsel and as to financial matters on the written opinion of an investment banking firm of national reputation, is more favorable to the West Coast shareholders and that the failure to terminate the Merger Agreement and accept such alternative Acquisition Proposal would be inconsistent with the proper exercise of such fiduciary duties (each of the foregoing a "Termination Event"). There can be no assurance that either the FNB Board or the West Coast Board would exercise its right to terminate the Merger Agreement if a Termination Event exists. In making such decision, both the FNB Board and the West Coast Board would, consistent with their respective fiduciary duties, take into account all relevant facts and circumstances that exist at such time, and would consult with its financial advisors and legal counsel.

      Approval of the Merger Agreement by the shareholders of West Coast at the Special Meeting will confer on the West Coast Board the power, consistent with its fiduciary duties, to elect to consummate the Merger in the event of a Termination Event without any further action by, or resolicitation of, the shareholders of West Coast.

EXPENSES

      In the Merger Agreement, each of the parties has agreed to pay its own expenses in connection with the Merger except that FNB has agreed to pay the cost of printing this Proxy Statement-Prospectus and related materials; provided, however, that in the event of any termination of the Merger Agreement following the occurrence of an Initial Triggering Event (as defined below), with certain exceptions enumerated in the Merger Agreement, FNB shall be entitled to a cash payment from West Coast in an amount equal to $750,000 upon the occurrence of any Subsequent Triggering Event (as defined below) within 12 months following the date of such termination. In the event the Merger Agreement is terminated as a result of FNB's failure to satisfy any of its representations, warranties or covenants set forth therein, FNB shall reimburse West Coast for its reasonable out-of-pocket expenses relating to the Merger in an amount not to exceed $250,000, which amount shall not be deemed an exclusive remedy or liquidated damages.

      The term "Initial Triggering Event" is defined as the occurrence of any of the following events:

            (i) West Coast or any of its subsidiaries, without having received FNB's prior written consent, shall have entered into an agreement to engage in an Acquisition Transaction (as hereinafter defined) with any person other than FNB or any of its subsidiaries or the West Coast Board shall have recommended that the shareholders of West Coast approve or accept any such Acquisition Transaction. For purposes of the Merger Agreement, "Acquisition Transaction" means (x) a merger or consolidation, or any similar transaction involving West Coast, (y) a purchase, lease or other acquisition of all or substantially all of the assets or deposits of West Coast, or (z) a purchase or other acquisition (including by way of merger, consolidation, share exchange or otherwise) of securities representing 15% or more of the voting power of West Coast;

            (ii) Any person (other than the officers and directors of West Coast) other than FNB or one of FNB's subsidiaries acting in a fiduciary capacity shall have acquired beneficial ownership or the right to acquire beneficial ownership of 15% or more of the outstanding West Coast Common Stock (the term "beneficial ownership" for purposes of the Merger Agreement having the meaning assigned thereto in Section 13(d) of the Exchange Act, and the rules and regulations thereunder pursuant to which a person is the beneficial owner of all shares that such person has direct or indirect voting power or investment power over whether through any contract, arrangement, understanding, relationship or otherwise) and such person does not vote such West Coast Common Stock in favor of the Merger at the Special Meeting or such meeting is not held or cancelled ;

            (iii) The shareholders of West Coast shall not have approved the transactions contemplated by the Merger Agreement at the Special Meeting held for that purpose or any adjournment thereof, or such Special Meeting shall not have been held or shall have been canceled prior to termination of the Merger Agreement or West Coast, without having received FNB's prior written consent, shall have authorized, recommended, proposed (or publicly announced its intention to authorize, recommend or propose) an agreement to engage in an Acquisition Transaction with any person other than FNB or one of its subsidiaries;

            (iv) Any person other than FNB or one of its subsidiaries shall have made a bona fide proposal to West Coast or its shareholders by public announcement or written communication to engage in an Acquisition Transaction, which proposal has an economic value equivalent to or in excess of that of FNB;

            (v) After a proposal is made by a third party to West Coast to engage in an Acquisition Transaction, West Coast shall have willfully and materially breached any material covenant or obligation contained in the Merger Agreement in anticipation of engaging in an Acquisition Transaction and such breach would entitle FNB to terminate the Merger Agreement and such breach is not cured; or

            (vi) Any person other than FNB or one of its subsidiaries, other than in connection with a transaction to which FNB has given its prior written consent, shall have filed an application or notice with the Federal Reserve Board, or other federal or state bank regulatory authority, which application or notice has been accepted for processing, for approval to engage in an Acquisition Transaction.

      The term "Subsequent Triggering Event" is defined as either (A) the acquisition by any person of beneficial ownership of 25% or more of the then outstanding West Coast Common Stock, or (B) the occurrence of the Initial Triggering Event described in clause (i) above, except that the percentage referred to in subclause (z) thereof shall be 25%.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

      Smith, Gambrell & Russell, LLP has delivered to FNB and West Coast its opinion that, based upon certain customary assumptions and representations, under federal law as currently in effect, (a) the proposed Merger will constitute a reorganization within the meaning of Section 368(a) of the Code;
(b) no gain or loss will be recognized by the shareholders of West Coast on the exchange of their West Coast Common Stock for FNB Common Stock pursuant to the terms of the Merger to the extent of such exchange; (c) the federal income tax basis of the FNB Common Stock for which shares of West Coast Common Stock are exchanged pursuant to the Merger will be the same as the basis of such West Coast Common Stock exchanged therefor (including basis allocable to any fractional interest in any share of FNB Common Stock); (d) the holding period of FNB Common Stock for which shares of West Coast Common Stock are exchanged will include the period that such shares of West Coast Common Stock were held by the holder, provided that such shares were capital assets of the holder; (e) the receipt of cash in lieu of fractional shares will be treated as if the fractional shares were distributed as part of the exchange and then redeemed by FNB, and gain or loss will be recognized in an amount equal to the difference between the cash received and the basis of the fractional share of FNB Common Stock surrendered, which gain or loss will be capital gain or loss if the West Coast Common Stock was a capital asset in the hands of the shareholder; and (f) a holder of West Coast Common Stock who exercises appraisal rights will recognize capital gain or loss equal to the difference between the cash received and such holder's tax basis in the West Coast Common Stock exchanged.

      THE FOREGOING IS A SUMMARY OF THE ANTICIPATED FEDERAL INCOME TAX CONSEQUENCES OF THE PROPOSED MERGER UNDER THE CODE AND IS FOR GENERAL INFORMATION ONLY. IT DOES NOT INCLUDE CONSEQUENCES OF STATE, LOCAL OR OTHER TAX LAWS OR SPECIAL CONSEQUENCES TO PARTICULAR SHAREHOLDERS HAVING SPECIAL SITUATIONS. SHAREHOLDERS OF WEST COAST SHOULD CONSULT THEIR OWN TAX ADVISORS REGARDING SPECIFIC TAX CONSEQUENCES OF THE MERGER TO THEM, INCLUDING THE APPLICATION AND EFFECT OF FEDERAL, STATE AND LOCAL TAX LAWS AND TAX CONSEQUENCES OF SUBSEQUENT SALES OF FNB COMMON STOCK.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

      GENERAL. Certain members of West Coast's management and the West Coast Board have interests in the Merger that are in addition to any interests they may have as shareholders of West Coast generally. These interests include, among others, provisions in the Merger Agreement relating to the continuation of the West Coast Board as the board of directors of Interim, certain proposed employment agreements and other employee benefits and indemnification of West Coast directors and officers, as hereinafter described.

      MANAGEMENT POST-MERGER; WEST COAST EMPLOYMENT AGREEMENTS. The directors of West Coast immediately prior to the Effective Time will constitute the board of directors of Interim following the

Effective Time. In addition, Southwest and Interim will enter into Employment Agreements with Joseph D. Hudgins, Richard A. Hull and Dorothy S. Barth, currently the President and Chief Executive Officer, the Senior Vice President and the Vice President and Cashier, respectively, of West Coast, which will become effective on the date of the Merger. Mr. Hudgins' employment agreement provides for an annual base salary of $140,000, which is subject to discretionary merit increases by the Board for an initial term of three years commencing on the Effective Date of the Merger (the "Commencement Date"). The agreement will automatically renew on each one-year anniversary of the Commencement Date for an additional one-year period so that the agreement continues to have a three-year term unless Mr. Hudgins or Southwest terminates the automatic renewal in writing prior to the applicable anniversary date. If Mr. Hudgins is dismissed without "proper cause" (as defined in the agreement) or in the event of a material uncured breach of the agreement by Southwest, Mr. Hudgins will continue to receive all salary and benefits payable to him under the remaining term of the agreement. In the event of a change of control of FNB, Mr. Hudgins may elect to terminate his employment upon 30 days' prior written notice and receive a cash bonus with a present value at the closing date of the transaction equal to 100% of his "base amount" (as defined in Section 280G(b)(3) of the Internal Revenue Code). The agreement also contains a non-competition provision prohibiting Mr. Hudgins from engaging in the banking business in Sarasota or Manatee Counties, Florida, during any period in which he receives compensation under the terms of the employment agreement. Mr. Hull and Ms. Barth will also enter into employment agreements with West Coast containing substantially similar terms, except that their agreements will contain no change of control provisions.

      In consideration of entering into his new employment contract, Mr. Hudgins has cancelled and terminated his prior agreement with West Coast dated December 5, 1996, which provided for an annual base salary of $135,000 until December 31, 1999, subject to earlier termination by West Coast for cause. Mr. Hull will also cancel and terminate his existing agreement with West Coast dated November 21, 1995, which provides for an annual base salary of $75,000 until the agreement is terminated by West Coast for any reason. Mr. Hull's current base salary, which was adjusted in accordance with the terms of his employment agreement, is $78,750.

      INDEMNIFICATION. FNB has agreed that it will, following the Effective Time, indemnify, defend and hold harmless the current and former directors, officers, employees and agents of West Coast against all losses, expenses, claims, damages or liabilities arising out of actions or omissions occurring at or prior to the Effective Time to the fullest extent then permitted under Florida law and by the West Coast Charter and West Coast Bylaws as in effect on the date of the Merger Agreement, including provisions relating to advances of expenses incurred in defense of any litigation.

      OTHER MATTERS RELATING TO WEST COAST EMPLOYEE BENEFIT PLANS. The Merger Agreement provides that all employees of West Coast at the Effective Time shall become Employees of Interim. The Merger Agreement also provides that, following the Effective Time, FNB will provide generally to officers and employees of West Coast employee benefits under employee benefit plans (other than stock option or other plans involving the potential issuance of FNB Common Stock), on terms and conditions which when taken as a whole are no less favorable than those currently provided by FNB or its subsidiaries to their similarly situated officers and employees.

      For purposes of participation and vesting (but not benefit accrual under any employee benefit plans of FNB and its subsidiaries other than the West Coast Benefit Plans (as defined in the Merger Agreement)) under such employee benefit plans, the service of the employees of West Coast prior to the Effective Time will be treated as service with FNB or any of its subsidiaries participating in such employee benefit plans. FNB and its subsidiaries will honor, in accordance with their terms, all employment, severance, consulting and other compensation contracts disclosed in the Merger Agreement between West Coast and any current or former director, officer, or employee thereof, and all provisions for vested benefits or other vested amounts earned or accrued through the Effective Time under the West Coast Benefit Plans.

DISSENTERS' RIGHTS OF WEST COAST SHAREHOLDERS

      Section 658.44 of the FFIC entitles any shareholder of record of West Coast who complies with certain procedures to dissent from the Merger and obtain the fair value of his shares in cash. WEST COAST SHAREHOLDERS MUST COMPLY STRICTLY WITH THE PROCEDURES SET FORTH IN THE APPRAISAL STATUTE. FAILURE TO FOLLOW ANY OF THOSE PROCEDURES MAY RESULT IN A TERMINATION OR WAIVER OF DISSENTERS' RIGHTS.

      To perfect dissenters' rights, a holder of Common Stock must be entitled to vote upon the approval of the Agreement and must either (i) vote his shares against the approval of the Agreement, or (ii) give written notice to West Coast on or before the date of the Special Meeting that he dissents from the approval of the Agreement. A person having a beneficial interest in shares of West Coast Common Stock held of record in the name of another person, such as a broker or nominee, must act promptly to cause the record holder to follow the steps summarized below properly and in a timely manner to perfect whatever appraisal rights the beneficial owner may have. A SHAREHOLDER WHO RETURNS AN EXECUTED BLANK PROXY WILL BE DEEMED TO HAVE VOTED IN FAVOR OF THE APPROVAL OF THE AGREEMENT AND, THEREFORE, TO HAVE WAIVED HIS DISSENTERS' RIGHTS OF APPRAISAL.

      On or promptly after the Effective Time of the Merger, FNB may fix an amount which it considers to be not more than the fair market value of the shares and which it will pay to the holders of dissenting shares and offer to pay such amount to any shareholder that has perfected his rights of appraisal. An owner of dissenting shares that accepts such offer will be entitled to receive the amount so offered for such shares in cash upon surrendering the stock certificates representing such shares within 30 days after the Effective Time.

      The value of shares held by dissenting shareholders who do not accept the offer of fair value made by FNB shall be determined as of the Effective Time by three appraisers, one to be selected by the owners of at least two-thirds of such shares, one to be selected by the board of directors of Interim and the third to be selected by the two so chosen. The value agreed upon by any two of the appraisers shall control and be final and binding on all parties. Upon such determination, the holders of any remaining dissenting shares shall be entitled to receive the value of such shares at any time within 30 days after the value of such shares has been determined by appraisal.

      If, within 90 days from the Effective Time, for any reason one or more of the appraisers is not selected as provided in the statute, or the appraisers fail to determine the value of such dissenting shares, the Florida Department of Banking and Finance shall cause an appraisal to be made of such shares which will be final and binding on all parties. The expenses of such appraisal shall be paid by FNB.

      From and after the Effective Time, all shares of West Coast Common Stock, including dissenting shares, whether or not surrendered by the holders thereof, shall be void and deemed to be cancelled, and no voting or other rights of any kind shall pertain thereto or to the holders thereof except as expressly provided in the Agreement or by law.

      THE FOREGOING DISCUSSION IS ONLY A SUMMARY OF THE RIGHTS AND OBLIGATIONS OF A DISSENTING SHAREHOLDER AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE PROVISIONS OF THE DISSENTERS' RIGHTS STATUTE, SECTION 658.44, WHICH IS REPRODUCED IN FULL AS APPENDIX C TO THIS PROXY STATEMENT.

      Prior to the Effective Time of the Merger, dissenting shareholders of West Coast should send any communications regarding their rights to West Coast Bank, 3700 South Tamiami Trail, Sarasota, Florida 34239. On or after the effective date of the Merger, dissenting shareholders should send any communications regarding their rights to F.N.B. Corporation, One F.N.B. Boulevard, Hermitage Pennsylvania 16148, Attention: Secretary. All such communications should be signed by or on behalf of the dissenting West Coast shareholder in the form in which his shares are registered on the books of West Coast.

      FNB has the right to terminate the Merger if the number of shares of West Coast Common Stock as to which the holders thereof, at the Effective Time of the Merger, have claimed dissenters' rights pursuant to Section 658.44 is equal to or greater than 10% of the issued and outstanding West Coast Common Stock. See "THE MERGER -- Modification, Waiver and Termination."

ACCOUNTING TREATMENT

      It is intended that the Merger will be accounted for as a pooling-of-interests under GAAP. West Coast and FNB have agreed to use their reasonable best efforts to cause the Merger, and to take no action that would cause the Merger not, to qualify for pooling-of-interests treatment. In the event the aggregate number of fractional shares and shares with respect to which dissenters' rights have been perfected exceeds 10% of the total number of shares of FNB Common Stock issued in the Merger to former holders of West Coast Common Stock, pooling-of-interests treatment will not be permitted.

      Under the pooling-of-interests method of accounting, the historical basis of the assets and liabilities of FNB and West Coast will be combined at the Effective Time of the Merger and carried forward at their previously recorded amounts, and the shareholders' equity accounts of West Coast and FNB will be combined on FNB's consolidated balance sheet and no goodwill or other intangible assets will be created.

BANK REGULATORY MATTERS

      FEDERAL RESERVE BOARD. The Merger is subject to prior approval by the Federal Reserve Board under the BHCA. The BHCA requires the Federal Reserve Board, when approving a transaction such as the Merger, to take into consideration the financial and managerial resources (including the competence, experience and integrity of the officers, directors and principal shareholders) and future prospects of the existing and proposed institutions and the convenience and needs of the communities to be served. In considering financial resources and future prospects, the Federal Reserve Board will, among other things, evaluate the adequacy of the capital levels of the parties to a proposed transaction.

      The BHCA prohibits the Federal Reserve Board from approving a merger if it would result in a monopoly or would be in furtherance of any combination or conspiracy to monopolize or to attempt to monopolize the business of banking in any part of the United States, or if its effect in any section of the country would be substantially to lessen competition or to tend to create a monopoly, or if it would in any other manner result in a restraint of trade, unless the Federal Reserve Board finds that the anti-competitive effects of a merger are clearly outweighed in the public interest by the probable effect of the transaction in meeting the convenience and needs of the communities to be served. In addition, under the Community Reinvestment Act of 1977, as amended (the "CRA"), the Federal Reserve Board must take into account the record of performance of the existing institutions in meeting the credit needs of the entire community, including low- and moderate-income neighborhoods, served by such institutions. Three of FNB's eight banking subsidiaries have an outstanding CRA rating with the appropriate federal regulator. The other five of FNB's banking subsidiaries have a satisfactory rating with the appropriate federal regulator.

      Applicable federal law provides for the publication of notice and public comment on applications filed with the Federal Reserve Board and authorizes such agency to permit interested parties to intervene in the proceedings. If an interested party is permitted to intervene, such intervention could delay the regulatory approvals required for consummation of the Merger.

      The Merger generally may not be consummated until between 15 and 30 days following the date of applicable federal regulatory approval, during which time the United States Department of Justice may challenge the Merger on antitrust grounds. The commencement of an antitrust action would stay the effectiveness of the regulatory agency's approval unless a court specifically ordered otherwise. FNB and West Coast believe that the Merger does not raise substantial antitrust or other significant regulatory concerns and that any divestitures that may be required in order to consummate the Merger will not be material to the financial condition or results of operations of FNB or West Coast prior to the Effective Time, or FNB after the Effective Time.

      The Merger is also subject to the approval of the Florida Department of Banking and Finance.

      STATUS OF REGULATORY APPROVALS AND OTHER INFORMATION. FNB and West Coast have filed applications with the Federal Reserve Board and the Florida Department of Banking and Finance seeking approval of the Merger.

      The Merger Agreement provides that the obligation of each of FNB and West Coast to consummate the Merger is conditioned upon the receipt of all requisite regulatory approvals, including the approval of the Federal Reserve Board. There can be no assurance that any governmental agency will approve or take any other required action with respect to the Merger, and, if approvals are received or action is taken, there can be no assurance as to the date of such approvals or action, that such approvals or action will not be conditioned upon matters that would cause the parties to abandon the Merger, or that no action will be brought challenging such approvals or action, including a challenge by the United States Department of Justice or, if such a challenge is made, the result thereof.

      FNB and West Coast are not aware of any governmental approvals or actions that may be required for consummation of the Merger other than as described above. Should any other approval or action be required, FNB and West Coast currently contemplate that such approval or action would be sought.

      THE MERGER CANNOT PROCEED IN THE ABSENCE OF THE REQUISITE REGULATORY APPROVALS. THERE CAN BE NO ASSURANCES THAT SUCH REGULATORY APPROVALS WILL BE OBTAINED OR AS TO THE DATES OF ANY SUCH APPROVALS. THERE CAN ALSO BE NO ASSURANCE THAT SUCH APPROVALS WILL NOT CONTAIN A CONDITION OR REQUIREMENT WHICH CAUSES SUCH APPROVALS TO FAIL TO SATISFY THE CONDITIONS SET FORTH IN THE MERGER AGREEMENT. SEE "-- CONDITIONS PRECEDENT TO THE MERGER." THERE LIKEWISE CAN BE NO ASSURANCE THAT THE UNITED STATES DEPARTMENT OF JUSTICE WILL NOT CHALLENGE THE MERGER, OR, IF SUCH A CHALLENGE IS MADE, AS TO THE RESULT THEREOF.

      See "-- Effective Time of the Merger," "-- Conditions Precedent to the Merger" and "-- Modification, Waiver and Termination."

RESTRICTIONS ON RESALES BY AFFILIATES

      The shares of FNB Common Stock to be issued to shareholders of West Coast in the Merger have been registered under the Securities Act. Such shares may be traded freely and without restriction by those shareholders not deemed to be "affiliates" of West Coast or FNB as that term is defined under the Securities

Act. Any subsequent transfer of such shares, however, by any person who is an affiliate of West Coast at the time the Merger is submitted for vote or consent of the shareholders of West Coast will, under existing law, require either (a) the further registration under the Securities Act of the shares of FNB Common Stock to be transferred, (b) compliance with Rule 145 promulgated under the Securities Act (permitting limited sales under certain circumstances), or (c) the availability of another exemption from registration. An "affiliate" of West Coast, as defined by the rules promulgated pursuant to the Securities Act, is a person who directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with West Coast. In addition, under requirements for pooling-of-interests method of accounting, the shares of FNB Common Stock issued to affiliates are not transferable until such time as financial results covering at least 30 days of combined operations of FNB and West Coast have been published. The foregoing restrictions are expected to apply to the directors, executive officers and the beneficial holders of 10% or more of the West Coast Common Stock (and to certain relatives or the spouse of any such person and any trusts, estates, corporations or other entities in which any such person has a 10% or greater beneficial or equity interest). Stop transfer instructions will be given by FNB to the transfer agent with respect to the FNB Common Stock to be received by persons subject to the restrictions described above. West Coast has agreed that, not later than 10 days prior to the Effective Time, it will use its best efforts to obtain from each of those persons identified by West Coast as affiliates appropriate agreements that each such individual will not make any further sales of shares of FNB Common Stock received upon consummation of the Merger except in compliance with the restrictions described in this paragraph.

VOLUNTARY DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN

      FNB has a voluntary dividend reinvestment and stock purchase plan that provides, for those shareholders which elect to participate, that dividends on FNB Common Stock or FNB Preferred Stock (as defined herein) will be used to purchase either original issue common shares or shares of FNB Common Stock in the open market at the market value of FNB Common Stock on a quarterly basis. The plan also permits participants to invest in additional shares of FNB Common Stock through voluntary cash payments, within certain dollar limitations, at the then-current market price of such stock at the time of purchase on any of 12 monthly investment dates each year. It is anticipated that FNB will continue its voluntary dividend reinvestment and stock purchase plan and that shareholders of West Coast who receive shares of FNB Common Stock in the Merger will have the right to participate therein.

                    PRICE RANGE OF COMMON STOCK AND DIVIDENDS

MARKET PRICES


      Since June 16, 1997, FNB Common Stock has traded on the Nasdaq National Market under the trading symbol "FBAN." Prior to June 16, 1997, the FNB Common Stock traded on the Nasdaq SmallCap Market under the same symbol. Stock prices have been adjusted to reflect a 5% stock dividend paid on May 31, 1997. As of November 25, 1997, FNB Common Stock was held of record by approximately 5,700 persons. The following table sets forth the high ask and low bid prices of the FNB Common Stock as reported by the Nasdaq Stock Market for the periods indicated.



                                                                FNB
                                                      HIGH ASK        LOW BID
                                                      --------        -------
     YEAR ENDED DECEMBER 31, 1995:
        First Quarter                                 14 11/16        12 47/64
        Second Quarter                                17 15/64        13 53/64
        Third Quarter                                 19 17/64        16 21/64
        Fourth Quarter                                19 47/64        17 7/8

     YEAR ENDING DECEMBER 31, 1996:
        First Quarter                                 21 35/64        18 9/64
        Second Quarter                                22 47/64        21 29/32
        Third Quarter                                 24 3/64         22 9 /64
        Fourth Quarter                                22 31/32        21 43/64


     YEAR END DECEMBER 31, 1997:
        First Quarter                                 25 15/32        21 43/64
        Second Quarter                                32 1/4          21 25/32
        Third Quarter                                 32              29 1/2
        Fourth Quarter (through November 25, 1997)    34 1/4          31 1/4






      There is no established public market for the West Coast Common Stock. As of the Record Date, there were 584,063 shares of West Coast Common Stock issued and outstanding held by 388 holders of record. According to records kept by management, since January 1, 1996, there have been only approximately
20 trades in the West Coast Common Stock involving an aggregate of 42,637 shares. To the best of management's knowledge, which is based on limited and incomplete information, West Coast believes that recently negotiated sales of West Coast Common Stock have ranged between $15.00 and $20.00 per share. In view of the extremely limited volume of transactions and the lack of reliable pricing information (because such information is not required to be forwarded to West Coast), there is no assurance that the stated prices paid for the West Coast Common Stock provide a reliable or relevant indication of the value of West Coast Common Stock.

DIVIDENDS

      The following table sets forth the per share cash dividends declared on FNB Common Stock for the periods indicated. West Coast has never paid dividends on the West Coast Common Stock. The FNB dividends have been adjusted to reflect a 5% stock dividend paid on May 31, 1997. The ability of either FNB or West Coast to pay dividends to its shareholders is subject to certain restrictions. See "INFORMATION ABOUT FNB" and "INFORMATION ABOUT WEST COAST."

                                                                     FNB
                                                                  DIVIDENDS
                                                                  ---------
      YEAR ENDED DECEMBER 31, 1994:
         First Quarter.....................................          0.06
         Second Quarter....................................          0.06
         Third Quarter.....................................          0.06
         Fourth Quarter....................................          0.06

      YEAR ENDED DECEMBER 31, 1995:
         First Quarter.....................................          0.06
         Second Quarter....................................          0.06
         Third Quarter.....................................          0.09
         Fourth Quarter....................................          0.12

      YEAR ENDING DECEMBER 31, 1996:
         First Quarter.....................................          0.15
         Second Quarter....................................          0.15
         Third Quarter.....................................          0.15
         Fourth Quarter....................................          0.15

      YEAR ENDING DECEMBER 31, 1997:
         First Quarter.....................................          0.15
         Second Quarter....................................          0.16
         Third  Quarter....................................          0.16



                              INFORMATION ABOUT FNB

      FNB is a financial services holding company headquartered in Hermitage, Pennsylvania. It provides a broad range of financial services to its customers through its bank and consumer finance subsidiaries in Pennsylvania, southwestern Florida, eastern Ohio and southwestern New York. FNB's main office is located at Hermitage Square, Hermitage, Pennsylvania 16148 and its telephone number is
(412) 981-6000.


      FNB was formed in 1974 as the holding company of its then sole subsidiary, First National, formerly First National Bank of Mercer County. Since its formation, FNB has acquired and currently operates seven other bank subsidiaries and one consumer finance company in Pennsylvania, southwestern Florida, eastern Ohio and southwestern New York. On January 21, 1997, FNB acquired Southwest, a Florida corporation and registered bank holding company under the BHCA, with banking subsidiaries located in Naples and Cape Coral, Florida. On April 18, 1997, FNB acquired WCBI, a Florida corporation and registered bank holding company under the BHCA, located in Cape Coral, Florida. On June 30, 1997, FNB sold its wholly owned subsidiary, Bucktail Bank and Trust Company, a Pennsylvania state-chartered bank to Sun Bancorp, Inc. ("Sun") in exchange for 13.8% of the outstanding stock of Sun. As of September 30, 1997, on a consolidated basis, FNB had approximately $2.43 billion in assets, approximately $1.99 billion in deposits and 105 offices. On October 17, 1997, FNB acquired IRSB, a Florida state bank located in Largo, Florida with assets of approximately $80 million. On November 20, 1997, FNB acquired Mercantile
Bank of Southwest Florida, a Florida state bank located in Naples, Florida with assets of approximately $120 million.

      FNB, through its subsidiaries, provides a full range of financial services, principally to consumers and small- to medium-sized businesses in its market areas. FNB's business strategy has been to focus primarily on providing quality, community-based financial services adapted to the needs of each of the markets it serves. FNB has emphasized its community orientation by preserving the names and local boards of directors of its subsidiaries, by allowing its subsidiaries autonomy in decision-making and thus enabling them to respond to customer requests more quickly, and by concentrating on transactions within its market areas. However, while FNB has sought to preserve the identities and autonomy of its subsidiaries, it has established centralized credit analysis, loan review, investment, audit and data processing functions. The centralization of these processes has enabled FNB to maintain consistent quality of these functions and to achieve certain economies of scale.

      FNB's lending philosophy is to minimize credit losses by following uniform credit approval standards (which include independent analysis of realizable collateral value), diversifying its loan portfolio, maintaining a relatively modest average loan size and conducting ongoing review and management of the loan portfolio. FNB is an active residential mortgage lender, and its commercial loans are generally to established local businesses. FNB does not have a significant amount of construction loans, and has no highly leveraged transaction loans or loans to foreign countries.

      No material portion of the deposits of FNB's bank subsidiaries has been obtained from a single or small group of customers, and the loss of any customer's deposits or a small group of customers' deposits would not have a material adverse effect on the business of FNB.

      FNB has three other operating subsidiaries, Penn-Ohio Life Insurance Company ("Penn-Ohio"), Mortgage Service Corporation, and F.N.B. Building Corporation. Penn-Ohio underwrites, as a reinsurer, credit life and accident and health insurance sold by FNB's subsidiaries. These activities are incidental to FNB banking business. Mortgage Service Corporation services mortgage loans for unaffiliated financial institutions and F.N.B. Building Corporation owns real estate that is leased to certain of its affiliates.

      As of September 30, 1997, FNB and its subsidiaries had approximately 1,100 full-time equivalent employees.

      As part of its operations, FNB regularly evaluates the potential acquisition of, and holds discussions with, various financial institutions and other businesses of a type eligible for bank holding company investment. In addition, FNB regularly analyzes the values of, and submits bids for, the acquisition of customer-based funds and other liabilities and assets of such financial institutions and other businesses. As a general rule, FNB publicly announces such material acquisitions when a definitive agreement has been reached.


      For further information about FNB, reference is made to the FNB Annual Report on Form 10-K for the year ended December 31, 1996, the Quarterly Reports on Form 10-Q for the quarters ended March 31, 1997, June 30, 1997 and September 30, 1997 and the Current Reports on Form 8-K filed on January 24, 1997, March 5, 1997, April 22, 1997 and July 22, 1997, all of which are incorporated herein by reference. Shareholders of West Coast desiring copies of such documents may contact FNB at its address or telephone number indicated under "INCORPORATION OF CERTAIN INFORMATION BY REFERENCE."

                        INFORMATION ABOUT WEST COAST BANK


      West Coast is a state banking corporation organized under the laws of the State of Florida in April 1988. West Coast provides commercial banking services through two offices located in Sarasota County, Florida. At September 30, 1997, West Coast had total assets of approximately $100 million and total deposits of approximately $85 million. West Coast's principal executive offices are located at 2035 Cattlemen Road, Sarasota, Florida 34232 and its telephone number is
(941) 951-0048.

MARKET AREA AND SERVICES

      West Coast is a community-oriented retail banking institution that offers a full range of commercial banking services. Its primary market area consists of Sarasota and Manatee Counties, which contain the cities of Sarasota and Brandenton on the west coast of Florida.

      West Coast is primarily engaged in attracting deposits from customers within its market area and using those deposits and other available sources of funds to originate residential and commercial real estate loans and, to a lesser extent, commercial and consumer loans. At September 30, 1997, approximately 50% of West Coast's $80 million loan portfolio consisted of residential real estate loans, approximately 35% consisted of commercial real estate loans and 15% consisted of commercial, consumer and other installment loans.

COMPETITION

      Approximately 31 financial institutions operate within West Coast's primary market area. Management believes that multi-state institutions control approximately 90% of the deposits in West Coast's market area, while West Coast and other community banks collectively control the remaining 10% of the deposit base.

      West Coast faces significant competition in making loans and attracting deposits. Its most direct competition for deposits has historically come from national, regional and local commercial banks. West Coast faces additional competition for deposits from thrifts, credit unions, short-term money market funds, other corporate and government securities funds, brokerage firms and insurance companies. Management believes competition for deposits is based primarily on interest rates and on the convenience, efficiency and quality of services provided to depositors.

      West Coast experiences strong competition for real estate loans principally from other national, regional and local commercial banks and mortgage banking companies. West Coast competes for loans principally through the interest rates and the loan fees it charges and the efficiency and quality of services it provides to borrowers.

EMPLOYEES

      At September 30, 1997, West Coast had 31 full-time and three part-time employees. None of its employees is represented by a collective bargaining agreement, and management believes that employee relations are good.

DESCRIPTION OF PROPERTY

      West Coast owns the land and buildings housing its two offices, which are located at 3700 South Tamiami Trail, Sarasota, Florida 34239 and 2035 Cattlemen Road, Sarasota, Florida 34232. Neither property is subject to a mortgage or other form of encumbrance.

LEGAL PROCEEDINGS

      West Coast is involved in routine legal proceedings occurring in the ordinary course of business that, in the aggregate, are believed by management to be immaterial to West Coast's financial condition and results of operations.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

      West Coast's directors and officers and certain business organizations and individuals associated with them have been customers of and have had banking transactions with West Coast and are expected to continue such relationships in the future. In connection with such transactions, West Coast's directors and officers from time to time have borrowed funds from West Coast for various business and personal reasons. The extensions of credit made by West Coast to its directors and officers (i) were made in the ordinary course of business,
(ii) were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and (iii) did not involve more than a normal risk of collectability or present other unfavorable features.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

      The following table sets forth certain information regarding the beneficial ownership of the outstanding West Coast Common Stock as of September 30, 1997, by (i) each person known to West Coast to own beneficially more than 5% of its outstanding Common Shares, (ii) each director and certain executive officers of West Coast, and (iii) all directors and executive officers of West Coast as a group. Except as otherwise indicated, the persons named in the table have sole voting and investment power with respect to all West Coast Common Stock owned by them.


                                                    NUMBER                        PERCENT
NAME OF BENEFICIAL OWNER                          OF SHARES                       OF CLASS
------------------------                          ---------                       --------

Monroe H. Warrington...................           51,992(1)                         8.8%
   5800 Clark Road
   Sarasota, Florida 34233

John W. Reeder.........................           48,626(1)                         8.2
   1921 Waldemere Street
   Sarasota, Florida 34239

Pat F. Ferlise.........................           43,602(1)                         7.4
   719 Cattlemen Road
   Sarasota, Florida 34232

Thomas E. Mitchell.....................           38,959(2)                         6.7
   3920 McIntosh Avenue
   Sarasota, Florida 34231

James H. Lanier........................           35,599(3)                         6.0
   8510 Coash Lane
   Sarasota, Florida 34241

Robert A. Davidson.....................           35,480(4)                         6.0
   8231 Coash Road
   Sarasota, Florida 34241

Robert P. Brown........................           32,651(5)                         6.0
   1101 Verna Road
   Sarasota, Florida 34240

R. Scott Striggs.......................           29,960                            5.2
   197 Orange Blossom Circle
   Folsom, California 95630

Joseph D. Hudgins......................           14,078(6)                         2.4

Dorothy S. Barth.......................            8,600(7)                         1.5

Richard A. Hull........................               40                             *

All Directors and Executive Officers
   as a group (10 persons).............          309,627(8)                        45.5%

-----------------------------------
*Less than 1%.
(1)   Includes 13,460 shares subject to exercisable options.
(2)   Includes 5,460 shares subject to exercisable options.
(3)   Includes 13,462 shares subject to exercisable options.
(4)   Includes 13,376 shares subject to exercisable options.
(5)   Includes 10,555 shares subject to exercisable options.
(6)   Includes 12,400 shares subject to exercisable options.
(7)   Includes 5,375 shares subject to exercisable options.
(8)   Includes 101,008 shares subject to exercisable options.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OR
                        PLAN OF OPERATIONS OF WEST COAST

GENERAL

      West Coast Bank ("West Coast") conducts a general commercial banking business which consists of attracting deposits from the general public and applying those funds to the origination of loans for commercial, consumer and residential purposes. West Coast's profitability depends primarily on net interest income, which is the difference between interest income generated from interest earning assets (i.e., loans and investments) less interest expense incurred on interest bearing liabilities (i.e., customer deposits and borrowed funds). Net interest income is affected by the relative amount of interest earning assets and interest bearing liabilities and the interest rate charged and paid on these balances.


      Net interest income is dependent upon West Coast's interest rate spread, which is the difference between the average yield earned on its interest earning assets and the average rate paid on its interest bearing liabilities. When interest earning assets approximate or exceed interest bearing liabilities, any positive interest rate spread will generate net interest income. Accordingly, net interest income is strongly impacted by levels of deposits which do not bear interest costs. During the nine month period ended September 30, 1997, West Coast maintained a net yield on earning assets of 4.81%. The net yield is impacted by market induced interest rates, deposit flows and loan mix and demand.


      Additionally, West Coast's profitability is affected by such factors as the level of non-interest income and expenses, the provision for loan losses and income tax expense. Non-interest income consists primarily of service charges and other fees, sales of loans to the secondary market, rental income and sales of investment securities. Non-interest expenses primarily consist of compensation and benefits, occupancy related expenses and other operating expenses.


      Since the commencement of banking operations in April 1988, West Coast has experienced a steady growth of assets to $99.9 million as of September 30, 1997. West Coast has sustained its growth and maintained its capital position through internally generated profits.


      Over the course of the past several years, West Coast has introduced a number of successful programs to increase deposits, such as a money market account tied to a published index. In addition, West Coast has been able to originate mortgage loans for sale into the secondary market and support local business needs through an accounts receivable financing program.


      The following discussion and analysis of earnings and related financial data is presented herein to assist investors in understanding the financial condition and results of operations of West Coast for the fiscal years ended December 31, 1996 and 1995, and with respect to the nine month period ended September 30, 1997 compared to the nine month period ended September 30, 1996. Results for the nine months ended September 30, 1997 may not be indicative of the results for the entire year ended December 31, 1997. These interim results reflect all adjustments, of a normal and recurring basis, which are, in the opinion of management, necessary for fair presentation. This discussion should be read in conjunction with West Coast's December 31, 1996 audited financial statements and related footnotes included elsewhere herein.

                              RESULTS OF OPERATIONS


Comparison of the Nine Months Ended September 30, 1997 and 1996.

      For the nine months ended September 30, 1997, West Coast reported net income of approximately $835,000 or $1.29 per share, compared to net income of $815,000, or $1.29 per share for the nine month period ended September 30, 1996, an increase of approximately 2.5%. The increase resulted from an increase in net average interest earning assets of $3.6 million. Net interest income increased to approximately $3,006,000 for the nine months ended September 30, 1997 compared with approximately $2,801,000 for the nine months ended September 30, 1996 and the net yields on average interest earning assets were 4.81% and 5.08%, respectively. A substantial portion of the increase was attributable to an increase in interest earning assets and a change in the asset mix to include a greater proportion of higher-yielding assets.

      Common comparable ratios for results of operations include the return on average assets and the return on average equity. West Coast's return on average assets for the nine month periods ended September 30, 1997 and 1996 were 1.23% and 1.34%, respectively. West Coast's return on average equity was 13.26% for the nine month period ended September 30, 1997 and 15.17% for the nine month period ended September 30, 1996.


Comparison of the Years Ended December 31, 1996 and 1995

      For the year ended December 31, 1996, West Coast reported net income of approximately $1,118,000 or $1.77 per share, compared to $1,043,000 or $1.68 per share for the year ended December 31, 1995. The increase in net income for 1996 is primarily due to improvements in credit quality, which resulted in a reduction in the provision for loan losses of $220,000. Net interest income for the year ended December 31, 1996 was approximately $3,790,000 or 5.16% of average earning assets, compared to $3,729,000 or 5.64% for the year ended December 31, 1995. The increase in net interest income was due to an increase in net interest earning assets of $2.1 million.

      Return on average assets was 1.38% for the year ended December 31, 1996 as compared to 1.42% for the year ended December 31, 1995, and return on average equity was 15.26% for the year ended December 31, 1996 as compared to 16.80% for the year ended December 31, 1995.

NET INTEREST INCOME

      Net interest income, which constituted the principal source of income for West Coast, represents the difference between interest income on interest earning assets and interest expense on interest bearing liabilities. The principal interest earning assets are loans made to businesses and individuals and investment securities. Interest bearing liabilities primarily consist of time deposits, interest paying checking accounts ("NOW accounts") and savings and money market accounts. Funds attracted by these interest bearing liabilities are invested in interest earning assets. Accordingly, net interest income depends upon the volume of average interest earning assets and average interest bearing liabilities and the interest rates earned or paid on them.


      Net interest income for the nine months ended September 30, 1997 and 1996 was $3,005,000 and $2,801,000, respectively, resulting in net yields on average interest earning assets of 4.81% and 5.08%. Total interest expense for the nine months ended September 30, 1997 was $2,136,000 providing a rate paid of 4.23% compared to $1,847,000 and a rate paid of 4.02% for the same period in 1996.


      Net interest income for the fiscal years ended December 31, 1996 and 1995 totaled approximately $3,790,000 and $3,729,000, respectively, and the net yields on average earning assets were 5.16% and 5.64%, respectively. Total interest expense for the years ended December 31, 1996 and 1995 was approximately

$2,429,000 and $2,372,000, respectively, and the average rate paid on interest bearing liabilities for each period was 4.00% and 4.27%, respectively.

      The following table provides information regarding the average balance in interest earning assets and interest bearing liabilities and yields and rates on interest earning assets and interest bearing liabilities for the nine months ended September 30, 1997 and 1996 and for the years ended December 31, 1996 and 1995 (in thousands):


           COMPARATIVE AVERAGE BALANCES, INTEREST AND AVERAGE YIELDS

                                             SEPTEMBER 30,                                         DECEMBER 31,
                         ----------------------------------------------------  -----------------------------------------------------
                                     1997                       1996                       1996                       1995
                         -------------------------  -------------------------  ------------------------- ---------------------------



                                                                                                                    INTEREST
                         AVERAGE   INTEREST  YIELD  AVERAGE   INTEREST   YIELD  AVERAGE   INTEREST   YIELD           INCOME/  YIELD
                         BALANCE    INCOME     /    BALANCE   INCOME/      /    BALANCE   INCOME/      /    AVERAGE  EXPENSE    /
                           (1)     EXPENSE   RATE     (1)     EXPENSE    RATE     (1)     EXPENSE    RATE   BALANCE   (S)     RATE
                         -------  ---------  -----  -------   --------   ----   -------  --------    -----  ------- --------  ----
INTEREST EARNING
ASSETS
Loans receivable........ $72,674  $4,682(2)  8.61%  $56,951   $3,941(2)  9.24%  $58,274  $5,353(2)  9.19%  $54,808 $5,351(2) 9.76%
Investment
securities..............    4,625     207    5.98      5,810      280     6.44     5,707     369     6.47     6,905    496    7.18
Federal funds sold......    6,154     252    5.47     10,960      428     5.22     9,419     497     5.28     4,359    254    5.83
                          -------  ------    ----    -------   ------     ----   -------  ------     ----   ------- ------    ----
    Total interest
    earning assets......   83,453   5,141    8.24%    73,721    4,649     8.42%   73,400   6,219     8.47%   66,072  6,101    9.23%

NON-INTEREST
EARNING ASSETS
Cash and due
 from banks.............    3,665                      3,628                       3,600                      2,716
Other Assets............    3,563                      3,886                       4,103                      4,761
                          -------                    -------                     -------                    -------
    Total non-interest
    earning assets......    7,228                      7,514                       7,703                      7,477
                          -------                    -------                     -------                    -------
       Total assets.....  $90,681                    $81,235                     $81,103                    $73,549
                          =======                    =======                     =======                    =======

INTEREST-BEARING
LIABILITIES
Deposits:
Interest bearing
demand & NOW ...........  $ 7,842     $81    1.38%    $8,416      $116    1.84%   $8,262    $146     1.77%   $7,660   $143    1.87%
Savings deposits........    5,975      88    1.97      6,046       101    2.23     6,104     134     2.20     6,409    143    2.23
Money market deposits...   27,056     874    4.32     27,491       873    4.24    27,193   1,149     4.23    21,097    938    4.45
Time deposits...........   22,955     959    5.59     16,549       665    5.37    16,297     870     5.34    18,499  1,059    5.72
Repurchase agreements
  and federal funds
  purchased.............    3,640     134    4.92      2,817        92    4.36     2,944     130     4.42     1,892     89    4.70
                          -------  ------    ----    -------    ------    ----   -------   -----     ----    ------  -----    ----
    Total interest
    bearing
    liabilities.........   67,468   2,136    4.23%    61,319    1,847     4.02%   60,800   2,429     4.00%   55,557  2,372    4.27%

NON-INTEREST
BEARING
LIABILITIES
    Non-interest
    bearing deposits....   14,364                     12,462                      12,667                     11,460
    Other liabilities...      426                        282                         310                        321
                           ------                     ------                      ------                     ------
Total non-interest
bearing
liabilities.............   14,790                     12,744                      12,977                     11,781
Shareholders' equity....    8,423                      7,172                       7,326                      6,211
                           ------                     ------                      ------                     ------
    Total liabilities
    and shareholders'
    equity..............  $90,681                    $81,235                     $81,103                     $73,549
                          =======                    =======                     =======                     =======

NET INTEREST INCOME.....           $3,005                      $2,802                     $3,790                    $3,729
Net Interest Spread.....                     4.01%                        4.40%                      4.47%                    4.96%
NET YIELD ON AVERAGE
INTEREST EARNING
    ASSETS (3)..........                     4.81%                        5.08%                      5.16%                    5.64%


     -----------------------------
     (1) Average balances based on historical costs.
     (2) Includes loan fees of $81,933 as of September 30, 1997,
         $91,095 as of September 30, 1996, $119,226 as of December 31, 1996 and
         $94,499 as of December 31, 1995.
     (3) The net yield on average earning assets is the net interest income divided by average interest earning assets. The September numbers have been annualized.

      The following table sets forth certain information regarding changes in net interest income attributable to changes in the volumes and rates of interest earning assets and interest bearing liabilities for the periods indicated (in thousands). Changes not solely due to rate or volume changes were allocated between the change due to volume and the change due to rate based on the net size of the volume and rate changes.



                                                   RATE/VOLUME ANALYSIS OF NET INCOME

                                      NINE MONTHS ENDED                      YEAR ENDED                         YEAR ENDED
                                         SEPTEMBER 30,                         DECEMBER 31,                       DECEMBER 31,
                                       1997 COMPARED TO 1996              1996 COMPARED TO 1995              1995 COMPARED TO 1994
                                 ---------------------------------  ---------------------------------  -----------------------------
                                                             TOTAL                         TOTAL                             TOTAL
                                      VOLUME    RATE        CHANGE    VOLUME      RATE     CHANGE       VOLUME    RATE       CHANGE

INTEREST EARNING ASSETS:
Loans receivable (1) ............   $   985    $  (244)   $   741    $    26    $   (24)   $     2    $   809    $   416    $ 1,225
Securities ......................       (54)       (19)       (73)       (81)       (46)      (127)       (35)        82         47
Federal funds sold ..............      (198)        22       (176)       264        (21)       243         45         77        122
                                    -------    -------    -------    -------    -------    -------    -------    -------    -------
    Total interest income .......   $   733    $  (241)   $   492    $   209    $   (91)   $   118    $   819    $   575    $ 1,394
                                    -------    -------    -------    -------    -------    -------    -------    -------    -------


INTEREST-BEARING LIABILITIES:
Interest bearing demand &
    NOW deposits ................   $    (8)   $   (27)   $   (35)   $     9    $    (6)   $     3    $   (17)   $    (1)   $   (18)
Savings deposits ................        (1)       (12)       (13)        (7)        (2)        (9)       (31)         2        (29)
Money market deposits ...........        (5)         6         (1)       255        (44)       211        109        223        332
Time deposits ...................       266         28        294       (121)       (68)      (189)       338        190        528
Repurchase agreements ...........        29         13         42         46         (5)        41        (10)        20         10
                                    -------    -------    -------    -------    -------    -------    -------    -------    -------
    Total interest expense ......   $   281    $     8    $   289    $   182    $  (125)   $    57    $   389    $   434    $   823

Change in net interest income ...   $   452    $  (249)   $   203    $    27    $   (34)   $    61    $   430    $  (141)   $   571
                                    =======    =======    =======    =======    =======    =======    =======    =======    =======



---------------------------------
(1) Includes loan fees.



PROVISION FOR LOAN LOSSES

      Through the nine month period ended September 30, 1997, the provision for loan losses totaled $167,000 as compared to $85,000 for the nine month period ended September 30, 1996. The increase in the provision during the nine months ended September 30, 1997, is directly related to the growth experienced within the loan portfolio. The provision for loan losses was $85,000 and $305,000 for the years ended December 31, 1996 and 1995, respectively. The reduction in the provision during the year ended December 31, 1996 reflects continued improvement in credit quality.



      The level of loan loss allowance is based upon management's continuing review of the loan portfolio. Management reviews the loans by type and nature of collateral and establishes an appropriate provision for loan losses based upon historical charge-off experience, the present and prospective financial condition of specific borrowers, industry concentrations within the portfolio, size of credit, the existence and quality of any collateral and general economic conditions.

NON-INTEREST INCOME

      For the nine months ended September 30, 1997 and 1996, non-interest income was approximately $546,000 and $478,000, respectively, an increase of approximately 14.10%. This increase was due primarily to West Coast recognizing a loss of $38,000 on the sale of two mortgage-backed securities in 1996 compared to a gain of $7,000 on the sale of three mortgage backed securities in 1997.

      Non-interest income decreased to approximately $619,000 for the year ended December 31, 1996, from $669,000 for the year ended December 31, 1995, an decrease of 7.47%. This decrease reflects $37,000 loss on the sale of investment securities in 1996.

      The following table compares the various categories of non-interest income for the periods indicated (in thousands):

                                    NINE MONTHS ENDED                YEARS ENDED
                                       SEPTEMBER 30,                 DECEMBER 31,

                               --------------------------    --------------------------
                                   1997          1996           1996           1995
                               ------------  ------------    -----------    -----------

Service charges and other
fees...........................   $318          $311            $405           $436
Gain on sale of loans..........     88            70              80             69
Securities gain (loss), net....      7           (38)            (37)             0
Other..........................    133           135             171            164
                                  ----          ----            ----           ----
    Total non-interest income..   $546          $478            $619           $669
                                  ====          ====            ====           ====


NON-INTEREST EXPENSE

      Non-interest expense for the nine months ended September 30, 1997 and 1996, totaled $2,049,000 and $1,912,000. The increase was evenly distributed over compensation expense, occupancy and data processing.

      Non-interest expense increased from $2,480,000 for the year ended December 31, 1995 to $2,551,000 for the year ended December 31, 1996. While increases are noted in a number of areas, the majority of the increase can be attributed to compensation expense, which increased by $121,000.

      The following table summarizes the various categories of non-interest expense for periods indicated (in thousands):

                                  NINE MONTHS ENDED             YEARS ENDED
                                    SEPTEMBER 30,               DECEMBER 31,
                              -----------------------    -----------------------
                                 1997          1996         1996          1995
                              -----------  ----------    -----------  ----------
Compensation and employee
     benefits.................  $1,078        $1,008       $1,336        $1,215
Occupancy expense..........        339           284          380           357
Data processing fees..........     118            82          112           112
Other expenses................     514           538          723           796
                                ------        ------       ------        ------
    Total non-interest
expenses......................  $2,049        $1,912       $2,551        $2,480
                                ======        ======       ======        ======

INCOME TAXES

         For the nine month periods ended September 30, 1997 and 1996, West Coast's provision for income taxes was $500,000 and $468,000, respectively. The increase was the result of increased earnings for the nine month period in 1997 as compared to 1996. The effective tax rate for the nine month periods ended September 30, 1997 and 1996 was 37.47% and 36.50%.

         For the year ended December 31, 1996, West Coast's provision for income taxes was $656,000, as compared to $570,000 for the year ended December 31, 1995. This increase was a result of increased earnings during 1996. The effective tax rate for the year ended December 31, 1996 was 36.96% as compared to 35.35% for the year ended December 31, 1995.


ASSET/LIABILITY MANAGEMENT

         West Coast seeks to maintain a program of asset and liability management designed to limit its vulnerability to interest rate risk. One of the principal measures in which West Coast evaluates its exposure to interest rate risk is its interest rate sensitivity "gap," which is the difference between interest rate sensitive assets and liabilities. An asset or liability is considered to be interest rate sensitive if it will reprice or mature within the time period analyzed, usually one year. A gap is considered positive when the amount of interest rate sensitive assets exceeds the amount of interest rate sensitive liabilities. When the opposite occurs, the gap is considered to be negative. During periods of increasing interest rates, a negative gap would tend to adversely affect net interest income while a positive gap would tend to result in an increase in net interest income. During periods of decreasing interest rates, the inverse would tend to occur. If the maturities of West Coast's assets and liabilities were equally flexible and moved concurrently, the impact of any material or prolonged increase (or decrease) in interest rates or net interest income would be minimal.

         West Coast's asset and liability policies are directed toward matching, to the extent possible, its interest rate sensitive assets and liabilities to achieve and maintain a satisfactory differential between interest income and interest expense regardless of the general level and movement of interest rates.

         The following tables set forth the interest rate-sensitive assets and liabilities of West Coast at September 30, 1997 and December 31, 1996 which are expected to mature or are subject to repricing in each of the time periods indicated (in thousands). The tables may not be indicative of West Coast's rate sensitive position at any one time. The balances have been derived based on financial characteristics of the various assets and liabilities. Adjustable and floating rate assets are included in the period in which interest rates are next scheduled to adjust rather than the scheduled maturity dates. Fixed rate loans are shown in the periods in which they are scheduled to mature. Repricing of time deposits is based on their scheduled maturities. Deposits without a stated maturity are repriced based on known characteristics of the deposit product.

          INTEREST RATE SENSITIVITY ANALYSIS AS OF SEPTEMBER 30, 1997



                                                                          TERM TO REPRICING
                                                       --------------------------------------------------------
                                                       90 DAYS       91-180     181 DAYS    MORE THAN
                                                       OR LESS        DAYS     TO 1 YEAR     1 YEAR       TOTAL
                                                       -------      -------    ---------    ---------     -----
                                                                         (DOLLARS IN THOUSANDS)
INTEREST EARNING ASSETS:
Federal funds sold ...............................    $  4,430      $      0     $     0    $       0     $ 4,430
Securities .......................................         250             0       1,494        2,405       4,149
Loans available for sale .........................         567             0           0            0         567
Loans ............................................      24,993        10,309      13,413       31,366      80,081
                                                      --------      --------     -------    ---------     -------
         Total interest earning assets ...........      30,240        10,309      14,907       33,771      89,227
Other assets .....................................           0             0           0       10,714      10,714
                                                      --------      --------     -------    ---------     -------
                  Total assets ...................    $ 30,240      $ 10,309     $14,907    $  44,485     $99,941
                                                      ========      ========     =======    =========     =======

INTEREST BEARING LIABILITIES:
Interest bearing demand and NOW accounts .........     $ 2,722      $      0      $     0    $   5,444     $ 8,166
Savings deposits .................................       1,928             0            0        3,855       5,783
Money market deposits ............................      25,700             0            0        3,682      29,382
Time deposits ....................................      10,639        11,741        2,497            0      24,877
Repurchase agreements and other borrowed funds....       2,998             0            0        5,000       7,998
                                                      --------      --------      -------    ---------     -------
         Total interest bearing liabilities ......      43,987        11,741        2,497    $  17,981      76,206


Other liabilities ................................                                             14,954      14,954

Stockholders' equity .............................                                              8,781       8,781
                                                      --------      --------     -------      -------     -------


Total liabilities and stockholders' equity .......    $ 43,987      $ 11,741     $ 2,497    $  41,716     $99,941
                                                      ========      ========     =======    =========     =======
Interest sensitive gap per period ................    $(13,747)     $ (1,432)    $12,410    $   2,769
                                                      ========      ========     =======    =========

Cumulative gap ...................................    $(13,747)     $(15,179)    $(2,769)
                                                      ========      ========     =======

Cumulative gap to total assets ...................       (0.13)        (0.15)      (0.03)

Cumulative ratio of interest earning
   assets to interest bearing liabilities ........        0.69          0.73        0.95         1.17

FINANCIAL CONDITION

LENDING ACTIVITIES


         At September 30, 1997, loans net of unearned fees totaled $80.0 million or 80% of the total assets as compared to net loans of $66.4 million or 79% of the total assets at December 31, 1996. The increase in loans is primarily attributable to increased loan demand resulting from a stronger economy, lower market interest rates, as well as West Coast's reputation among business and individuals located in its primary market area as an independent community bank.


         The following table summarizes the composition of West Coast's loan portfolio by type of loan on the dates indicated (in thousands):


                                          SEPTEMBER 30,                        YEAR ENDED DECEMBER 31,
                                              1997                         1996                        1995
                                     --------------------        ----------------------      ----------------------
                                      AMOUNT         %            AMOUNT            %         AMOUNT           %
                                     -------       ------        -------         ------      -------         ------

TYPE OF LOAN:
Commercial and financial .......     $31,487        39.32%       $27,848          41.86%     $31,428          54.46%
Real estate construction .......       5,915         7.39          2,635           3.96          779           1.35
Real estate mortgage ...........      37,517        46.84         34,072          51.22       23,455          40.64
Installment loans to
   individuals..................       5,162         6.45          1,972           2.96        2,049           3.55
                                     -------       ------        -------         ------      -------         ------
     Total Loans ...............     $80,081       100.00%       $66,527         100.00%     $57,711         100.00%


LESS:
Unearned loan fees .............          89                          83                         119
Allowance for loan losses ......         926                         849                         717
                                     -------                     -------                     -------
     Total loans, net ..........     $79,066                     $65,595                     $56,875
                                     =======                     =======                     =======


         West Coast reduces its risk of credit loss by following credit approval standards, diversifying its loan portfolio and having annual loan portfolio reviews conducted by a third party independent consultant. The commercial loan portfolio consists primarily of loans to small and medium sized businesses within West Coast's market area of Sarasota - Brandenton, Florida. West Coast avoids making significant loans to any single borrower in order to minimize credit risk. In addition, West Coast generally does not retain long-term fixed rate residential mortgage loans in its portfolio in order to reduce interest rate risk.


         The following table sets forth the maturities of loans outstanding (excluding residential real estate and installment loans) at September 30, 1997 (in thousands):


                                                                 DUE AFTER 1
                                    DUE IN 1       YEAR BUT        DUE AFTER
                                   YEAR OR LESS  BEFORE 5 YEARS    5 YEARS      TOTAL
                                   ------------  --------------  ------------  -------
                                                    (Dollars in Thousands)
Commercial and financial loans....    $4,800        $ 4,454        $1,984      $11,238
Commercial real estate ...........     4,105         11,294         4,850       20,249
Real estate - construction(1).....     3,019          2,068           828        5,915


----------
(1)      Consists of construction loans on residential real estate mortgages.


         The total dollar amount of the above loans due after one year which had predetermined interest rates was $5.1 million and which had floating or adjustable rates was $20.4 million.

ASSET QUALITY


         Management has sought to maintain a high quality of assets through conservative underwriting and sound lending practices. At September 30, 1997 approximately 54% of the loans in West Coast's portfolio, were collateralized by first and second mortgage liens on one-to-four-family residences which historically have carried relatively low risk.


         In an effort to maintain the quality of the loan portfolio, management has sought to minimize higher risk types of lending and additional precautions have been taken when such loans are made in order to reduce West Coast's risk of loss. With respect to its real estate related loans, there can be no assurance that a downturn in the value of real estate on the southwest Florida coast will not have a material adverse impact on the profitability of West Coast's loans. However, as part of its loan portfolio management strategy, West Coast has typically required a substantial percentage of the purchase price as a down payment. Management believes that such precautions have reduced West Coast's exposure to the risks associated with a downturn in real estate values.

         Commercial and financial loans also entail certain additional risks because they usually involve large loan balances to single borrowers or a related group of borrowers, resulting in a more concentrated loan portfolio. Further, since their repayment is usually dependent upon the successful operation of the commercial enterprise, they also are subject to adverse conditions in the economy. Commercial loans are generally riskier than residential mortgages because they are typically made on the basis of the ability to repay from the cash flow of a business rather than on the ability of the borrower or guarantor to repay. Further, the collateral underlying commercial loans may depreciate over time. Occasionally an appraisal cannot be made with as much precision as residential real estate and may fluctuate in value based on the success of the business.


         In addition to maintaining high quality assets, management has attempted to limit West Coast's risk exposure to any one borrower or borrowers with similar or related entities. As of September 30, 1997, West Coast had extended credit in excess of $1 million to only two borrowers. The current outstanding balances of these two credits is approximately $3.3 million. As of September 30, 1997, each of these loans was performing in accordance with the contractual terms and neither of them is considered to be a potential problem loan.



         Loan concentrations are defined as amounts loaned to a number of borrowers engaged in similar activities which would cause them to be similarly impacted by economic or other conditions. West Coast, on a routine basis, evaluates these concentrations for purposes of policing its concentrations and to make necessary adjustments in its lending practices that most clearly reflect the economic times, loan to deposit ratios and industry trends. As of September 30, 1997, West Coast did not have any concentration of loans to any particular group of commercial customers engaged in similar activities or having similar economic characteristics.


         The West Coast Board concentrates its efforts and resources, and that of its senior management and lending officials, on loan review and underwriting procedures. West Coast's Board reviews all loans subject to close monitoring due to internal policy guidelines and regulatory classifications. In addition, senior management of West Coast has established a review process with the objective of quickly identifying, evaluating and initiating necessary corrective action for marginal loans. The goal of the loan review process is to address substandard and non-performing loans as early as possible. Combined, these components are integral elements of West Coast's loan program which has resulted in its loan portfolio performance to date. Management continues to maintain a cautious outlook in anticipating the potential effects of uncertain economic conditions (both locally and nationally) and the possibility of more stringent regulatory standards.

NON PERFORMING LOANS

         Non Performing Loans include non-accrual loans and restructured loans. Non-accrual loans represent loans on which interest accruals have been discontinued. Restructured loans are loans in which the borrower has been granted a concession on interest rate or the original repayment terms due to financial distress.


         At September 30, 1997, West Coast had no loans which were on non-accrual as compared to $73,000 at December 31, 1996 and $61,000 at December 31, 1995. During these periods, West Coast had no loans which were restructured.


ALLOWANCE FOR LOAN LOSSES

         In originating loans, West Coast recognizes that credit losses will be experienced and that the risk of loss will vary with, among other things, the type of loans being made, the creditworthiness of the borrower over the term of the loan and, in the case of collateralized loans, the quality of the collateral for the loan as well as general economic conditions. It is management's policy to maintain an adequate allowance for loan losses based on, among other things, West Coast's historical loan loss experience, evaluation of economic conditions and regular reviews of delinquencies and loan portfolio quality.


         West Coast's allowance for loan losses was approximately $926,000 at September 30, 1997 or 1.16% of total loans, an increase of approximately $77,000 over the allowance for loan losses at December 31, 1996. The allowance for loan losses represented 1.27% of total loans at December 31, 1996.


         The following table sets forth an analysis of West Coast's allowance for possible loan losses for the period indicated (in thousands):


                                                             NINE MONTHS ENDED            YEAR ENDED
                                                               SEPTEMBER 30,              DECEMBER 31,
                                                            ------------------     ------------------------
                                                             1997        1996           1996         1995
                                                            ------------------     ------------------------

Allowance for loan losses, beginning of period ......       $ 849    $     721     $     721     $     750
Loans charged-off during the period:
   Commercial and financial .........................         123           51            52           406
                                                            -----    ---------     ---------     ---------
         Total loans charged off ....................         123           51            52           406
                                                            -----    ---------     ---------     ---------
Recoveries of loans previously charged-off:
   Commercial and financial .........................          33           41            95            95
                                                            -----    ---------     ---------     ---------
         Total recoveries ...........................          33           41            95            95
                                                            -----    ---------     ---------     ---------
Net loans charged-off during the period .............          90           10           (43)          311
                                                            -----    ---------     ---------     ---------
Provisions for loan losses ..........................         167           85            85           305
                                                            -----    ---------     ---------     ---------
Allowance for loan losses, end of period ............       $ 926    $     796     $     849     $     717
                                                            =====    =========     =========     =========
Net charge-offs during the year to average net loans.         .17%         .01%         (.07)%        0.59%

Allowance for loan losses as a percentage of
   total loans net of unearned loan fees ............        1.16%        1.30%         1.28%         1.25%

Allowance for loan losses as a percentage of
   non-performing loans .............................          --     1,237.70%     1,163.01%     1,175.41%

         West Coast has allocated the allowance according to the amount deemed to be reasonably necessary to provide for the possibility of losses being incurred within each of the categories of loans shown in the table below. The allocation of the allowance should not be interpreted as an indication that loan losses in future years will occur in the same proportions or that the allocation indicates future loan loss trends. Furthermore, the portion allocated to each loan category is not the sole amount available for future losses within a category because the allowance is a general allowance applicable to the entire portfolio. The following table shows the allocation of the allowance (in thousands):



                                              AT SEPTEMBER 30,                           AT DECEMBER 31,
                                        ---------------------------   --------------------------------------------------------
                                                   1997                         1996                          1995
                                        ---------------------------   --------------------------    --------------------------
                                                      PERCENT OF                   PERCENT OF                    PERCENT OF
                                                     LOANS IN EACH                LOANS IN EACH                 LOANS IN EACH
                                                      CATEGORY TO                  CATEGORY TO                   CATEGORY TO
                                          AMOUNT      TOTAL LOANS      AMOUNT      TOTAL LOANS       AMOUNT      TOTAL LOANS
                                         --------   ---------------   --------    --------------    --------    --------------
Commercial and financial.............      $352         39.32%           $434        41.86%            $379         54.46%

Real estate construction.............        25          7.39              16         3.96               13          1.35

Real estate mortgage.................       394         46.84             274        51.22              222         40.64

Installment loans to individuals.....        67          6.45              40         2.96               31          3.55

Unallocated..........................        88                            85                            72
                                           ----         -----            ----        -----             ----         -----

                                           $926         100.0%           $849        100.0%            $717         100.0%
                                           ====         =====            ====        =====             ====         =====



INVESTMENT ACTIVITIES


         While West Coast has the ability to hold most securities until maturity, management has classified all securities as "available for sale" as of September 30, 1997. Securities to be held for indefinite periods of time and not intended to be held to maturity are classified as available for sale. Assets included in this category are those assets that management intends to use as part of its asset/liability management strategy and that may be sold in response to liquidity requirements.



         At September 30, 1997, West Coast's investment portfolio totaled approximately $4,150,000, compared to $5,191,000 at December 31, 1996. The portfolio at September 30, 1997 primarily consisted of United States treasury securities, federal agency obligations and mortgage-backed securities. The portfolio included no Collateralized Mortgage Obligations ("CMOs").


         The following table summarizes the carrying value of West Coast's investment portfolio as of the dates indicated (in thousands):

                    SECURITIES AVAILABLE FOR SALE PORTFOLIO


                                                AT SEPTEMBER 30,    AT DECEMBER 31,
                                                ----------------   ----------------
                                                    1997           1996      1995
                                                   ------          ------    ------
SECURITIES, AVAILABLE FOR SALE:
U.S. treasury and other U.S. government
         agencies and corporations ..........      $3,483         $1,491    $1,502
Mortgage-backed securities of U.S. government
         agencies ...........................         667          3,700     4,129
                                                   ------         ------    ------
         Total securities,
         available for sale .................      $4,150         $5,191    $5,631
                                                   ======         ======    ======

         The following table sets forth the weighted average yield of the investment portfolio of West Coast as of September 30, 1997. The calculation of the weighted average interest yields is based on yield, weighted by the respective costs of the securities (in thousands).



                                                                           AVERAGE
                                                               AMOUNT       YIELD
                                                               ------      -------
U.S. treasury and agency obligations:
         0-1 year .....................................        $1,744       5.37%
         1-5 years ....................................         1,739       6.22
                                                               ------       ----
                  Total ...............................         3,483       6.08
                                                               ------       ----
Mortgage-backed securities:
         1-5 years ....................................           667       6.80
         5-10 years ...................................             -       6.05
                                                               ------       ----
                  Total ...............................           667       6.13
                                                               ------       ----
Total investment securities ...........................        $4,150       6.18%
                                                               ======       ====


DEPOSIT ACTIVITIES AND SHORT-TERM BORROWINGS


         Deposits are the major source of West Coast's funds for lending and other investment purposes. Deposits are attracted principally from within West Coast's primary market, through the offering of a broad variety of deposit instruments including checking accounts, money market accounts, regular savings accounts, term certificate accounts (including "jumbo" certificates in denominations of $100,000 or more) and retirement savings plans. During the nine months ended September 30, 1997, West Coast deposits increased by approximately $10.7 million. The majority of the deposit increase was reflected within money market accounts and certificates of deposit.



         At September 30, 1997, certificates of deposit totaled $24,900,000 and represented approximately 30.08% of West Coast's total deposits as compared to 25.65% at December 31, 1996. West Coast does not have a concentration of deposits from any one source, the loss of which would have a material adverse effect on the business of West Coast. Management believes that substantially all of West Coast's depositors are residents, either full or part time, in its primary market area. The following is a summary of the scheduled maturities of certificates of deposit for each of the five years following September 30, 1997 (in thousands):

                1998 ......................   $24,048
                1999 ......................       240
                2000 ......................       434
                2001 ......................       178
                2002 ......................        --
                Later Years ...............        --
                                              -------
                                              $24,900
                                              =======

         As of September 30, 1997, jumbo certificates accounted for approximately $8.6 million of West Coast's deposits. Of this amount, $8.4 million had a term of twelve months or less. West Coast has not aggressively attempted to obtain large denomination, high interest bearing certificates of deposit in the past. The following table indicates the amount of West Coast's certificates of deposit of $100,000 or more by time remaining until maturity at September 30, 1997 (in thousands):

                                       CERTIFICATES OF
                                     $100,000 OR GREATER
                                     -------------------
MATURITY PERIOD
Under three months ...................      $2,548
Over three months through six months..       3,685
Over six months through twelve months.       2,200
Over twelve months ...................         200
                                            ------
         Totals ......................      $8,633
                                            ======


         At September 30, 1997 short-term borrowings were comprised of repurchase agreements totaling $3.0 million and $5.0 million of Federal Funds purchased. The daily average balance of repurchase agreements during the nine month period ended September 30, 1997 was $2.63 million and the highest month end outstanding balance was $3.73 million. The average rate paid on repurchase agreements during the nine months ended September 30, 1997 was 4.68%.


RETURN ON EQUITY AND ASSETS

         The following table sets forth the West Coast's performance ratios for the periods indicated.



                                         SEPTEMBER 30,     DECEMBER 31,
                                        --------------    --------------
                                             1997          1996     1995
                                             ----          ----     ----
Return on average assets ..............      1.23%         1.38%    1.45%
Return on average equity ..............     13.26         15.26    17.18
Dividend payout ratio .................      0.00          0.00     0.00
Average equity to average total assets.      9.29          9.04     8.44


LIQUIDITY AND CAPITAL RESOURCES

         West Coast's principal sources of funds are deposits, principal and interest payments on loans, interest on investments, sale of investments and short-term borrowings. Management is unaware of any trends in the sources or uses of cash by West Coast that are expected to have a material adverse impact on its liquidity position. Management believes that it maintains a sufficient level of liquidity to meet current and future liquidity requirements for at least the next 12 months.


         At September 30, 1997, shareholders' equity was approximately $8,781,000 or 8.8% of total assets, compared to $7,891,000 or 9.38% of total assets, as of December 31, 1996. At September 30, 1997 and December 31, 1996, respectively, West Coast's Tier I risk-based capital ratios were 11.86% and 12.77%, its Tier II capital ratios were 13.10% and 14.09%, and its leverage ratios were 9.68% and 9.73%, all in excess of guidelines for a "well capitalized" under the regulatory framework for prompt corrective action.

          DESCRIPTION OF FNB CAPITAL STOCK AND WEST COAST CAPITAL STOCK

FNB COMMON STOCK

         GENERAL. FNB is authorized to issue 100,000,000 shares of FNB Common Stock, of which 14,023,677 shares were outstanding as of September 30, 1997. FNB Common Stock is traded on the Nasdaq National Market under the trading symbol "FBAN." FNB provides transfer agent and registrar services for FNB Common Stock.

         As of September 30, 1997, 3,338,503 shares of FNB Common Stock were reserved for issuance under various employee benefit plans, the voluntary dividend reinvestment plan of FNB and the merger with IRSB. After taking into account the shares reserved as described above, the number of authorized shares of FNB Common Stock available for other corporate purposes as of September 30, 1997 was 96,661,497. Since that date, 754,898 additional shares have been reserved for issuance in connection with the Merger.

         VOTING AND OTHER RIGHTS. The holders of FNB Common Stock are entitled to one vote per share, and, in general, a majority of votes cast with respect to a matter is sufficient to authorize action upon routine matters. Directors are elected by a plurality of the votes cast, and each shareholder entitled to vote in such election is entitled to vote each share of stock for as many persons as there are directors to be elected. In elections for directors, shareholders do not have the right to cumulate their votes. The FNB Series A Preferred Stock (as defined herein) votes as a class with the FNB Common Stock. See "-- FNB Preferred Stock"; "COMPARISON OF SHAREHOLDER RIGHTS -- Amendment of Articles of Incorporation and Bylaws" and "-- Vote Required for Extraordinary Corporate Transaction."

         In the event of liquidation, holders of FNB Common Stock would be entitled to receive pro rata any assets legally available for distribution to shareholders with respect to shares held by them, subject to any prior rights of any FNB Preferred Stock (as defined and described below) then outstanding.

         FNB Common Stock does not have any preemptive rights, redemption privileges, sinking fund privileges or conversion rights. All the outstanding shares of FNB Common Stock are, and upon issuance the shares of FNB Common Stock to be issued to shareholders of West Coast will be, validly issued, fully paid and nonassessable.

         DISTRIBUTIONS. The holders of FNB Common Stock are entitled to receive such dividends or distributions as the FNB Board may declare out of funds legally available for such payments. The payment of distributions by FNB is subject to the restrictions of Pennsylvania law applicable to the declaration of distributions by a business corporation. A corporation generally may not authorize and make distributions if, after giving effect thereto, it would be unable to meet its debts as they become due in the usual course of business or if the corporation's total assets would be less than the sum of its total liabilities plus the amount that would be needed, if it were to be dissolved at the time of distribution, to satisfy claims upon dissolution of shareholders who have preferential rights superior to the rights of the holders of its common stock. In addition, the payment of distributions to shareholders is subject to any prior rights of outstanding FNB Preferred Stock. Share dividends, if any are declared, may be paid from authorized but unissued shares.

         The ability of FNB to pay distributions is affected by the ability of its subsidiaries to pay dividends. The ability of FNB's subsidiaries, as well as of FNB, to pay dividends in the future is influenced by bank regulatory requirements and capital guidelines.

FNB PREFERRED STOCK

         GENERAL. FNB has authorized 20,000,000 shares of preferred stock, $10.00 par value (the "FNB Preferred Stock"). The FNB Board has the authority to issue FNB Preferred Stock in one or more series and to fix the dividend rights, dividend rate, liquidation preference, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), and the number of shares constituting any such series, without any further action by the shareholders unless such action is required by applicable rules or regulations or by the terms of other outstanding series of FNB Preferred Stock. Any shares of FNB Preferred Stock which may be issued may rank prior to shares of FNB Common Stock as to payment of dividends and upon liquidation. FNB had 21,318 shares of FNB Series A Preferred Stock (the "FNB Series A Preferred Stock") issued and outstanding as of September 30, 1997 and 268,682 shares of FNB Series B 7 1/2% Cumulative Convertible Preferred Stock (the "FNB Series B Preferred Stock") issued and outstanding as of September 30, 1997.

         THE FOLLOWING SUMMARY OF THE FNB SERIES A PREFERRED STOCK AND FNB SERIES B PREFERRED STOCK IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE DESCRIPTION THEREOF CONTAINED IN THE FNB CHARTER ATTACHED AS EXHIBIT 3.1 TO THE CORPORATION'S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 1992, WHICH IS INCORPORATED HEREIN BY REFERENCE.

         FNB SERIES A PREFERRED STOCK. The FNB Series A Preferred Stock was created for the purpose of acquiring Reeves Bank. Holders of the FNB Series A Preferred Stock are entitled to 5.1 votes for each share held (as adjusted for the FNB Stock Dividend). The holders of the FNB Series A Preferred Stock do not have cumulative voting rights in the election of directors. Dividends on the FNB Series A Preferred Stock are cumulative from the date of issue and are payable at a rate of $.42 per share each quarter. The FNB Series A Preferred Stock is convertible at the option of the holder into shares of the FNB Common Stock having a market value of $25.00 at time of conversion. FNB has the right to require the conversion of the balance of all outstanding shares at the conversion rate at any time after 50% of the 49,512 shares issued are no longer outstanding. Through September 30, 1997, 2,270 shares of the FNB Series A Preferred Stock were converted to 1,903 shares of FNB Common Stock. At September 30, 1997, 17,391 shares of FNB Common Stock were reserved by FNB for the conversion of the remaining 21,318 outstanding shares.

         FNB SERIES B PREFERRED STOCK. The FNB Series B Preferred Stock was issued during 1992 for the purpose of raising capital for the acquisition of 13 banking branches in the Erie, Pennsylvania area. Holders of the FNB Series B Preferred Stock have no voting rights. Dividends on the FNB Series B Preferred Stock are cumulative from the date of issue and are payable at a rate of $.46875 per share each quarter. The FNB Series B Preferred Stock has a stated value of $25.00 per share and is convertible at the option of the holder at any time into shares of FNB Common Stock at a price of $12.83 per share. FNB has the right to redeem the FNB Series B Preferred Stock for cash on or after May 15, 1996, as set forth in the prospectus dated May 8, 1992. Through September 30, 1997, 60,261 shares of FNB Series B Preferred Stock were converted to 125,829 shares of FNB Common Stock. At September 30, 1997, 630,638 shares of FNB Common Stock were reserved by FNB for the conversion of the remaining 268,682 outstanding shares of FNB Series B Preferred Stock.

WEST COAST COMMON STOCK


         GENERAL. West Coast is authorized to issue 3,000,000 shares of West Coast Common Stock, of which 584,063 shares were issued and outstanding as of the Record Date. West Coast Common Stock are not publicly traded and it acts as its own transfer agent and the registrar for the West Coast Common Stock. West Coast has only one class of common stock and is not authorized to issue, and does not have any outstanding, preferred stock.



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



                        COMPARISON OF SHAREHOLDER RIGHTS


         At the Effective Time, the shareholders of West Coast, a Florida state banking corporation, will become shareholders of FNB, a Pennsylvania corporation, and Pennsylvania law will govern shareholder rights after the Merger. Differences between the FFIC (which is the primary law regulating Florida banks and supersedes the FBCA except when the provisions of the FFIC and the FBCA are not in direct conflict) and the FBCA, where applicable (collectively the "Florida Laws") and the PBCL and between the West Coast Charter and the West Coast Bylaws and the FNB Charter and the FNB Bylaws will result in various changes in the rights of shareholders of West Coast.

         The following is a summary of all material differences between the rights of FNB shareholders under Pennsylvania law, the FNB Charter and the FNB Bylaws, as compared with those of West Coast shareholders under the Florida Laws, the West Coast Charter and the West Coast Bylaws. This summary does not purport to be a complete description of the provisions discussed and is qualified in its entirety by the PBCL, the FBCA, the FFIC, the West Coast Charter, the West Coast Bylaws, the FNB Charter and the FNB Bylaws, to which West Coast shareholders are referred.

REMOVAL OF DIRECTORS; FILLING VACANCIES ON THE BOARD OF DIRECTORS

         Under the PBCL, an FNB director may be removed without cause by the FNB shareholders entitled to elect the director or by the class of directors in which such director had been chosen. The FNB Charter contains a provision that requires the affirmative vote of at least 75% of the outstanding shares of FNB Common Stock entitled to vote to remove the entire FNB Board, a class of directors, or any member of the FNB Board during his term without cause.

         Under the FBCA and the West Coast Bylaws, a West Coast director may be removed by the West Coast shareholders with or without cause at a duly convened special meeting of shareholders called for that purpose when a quorum is present if the votes cast in favor of removal exceed the vote cast opposing removal. Such action also may be taken in action by written consent where a majority of the outstanding shares consent to the removal of the director.

         The PBCL and the FNB Bylaws provide that vacancies on the FNB Board, including vacancies resulting from an increase in the number of directors, may be filled by a majority vote of the remaining directors, though less than a quorum, or by a sole remaining director, and each person so selected shall serve until the next election of the class for which such director has been chosen, and until a successor has been selected and qualified.

         The West Coast Charter and Bylaws provide generally that upon the occurrence of any vacancy on the West Coast Board, the Board of Directors may fill such vacant position until the next annual shareholders' meeting. The FBCA provides that vacancies on the West Coast Board, including vacancies resulting from an increase in the number of directors and resulting from removal of a director from office, may be filled by a majority vote of the remaining directors, though less than a quorum, or by the shareholders at any meeting held during the existence of such vacancy. If, however, vacancies are due to an increase in the size of the Board of Directors, the West Coast Charter and the FFIC limit the number of vacancies that can be filled by the Board of Directors to two per year. A director elected to fill a vacancy shall have the same remaining term as that of his or her predecessor in office. If the number of directors is increased, the additional director(s) will hold office until the next succeeding annual meeting of shareholders.

QUORUM OF SHAREHOLDERS

         The PBCL and the FNB Bylaws provide that a quorum for a meeting of shareholders of FNB consists of the presence of shareholders, in person or represented by proxy, entitled to cast at least a majority of the votes that all shareholders are entitled to cast on a particular matter to be acted upon at the meeting.


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

         The FBCA and the West Coast Bylaws provide that the holders of a majority of the stock issued, outstanding and entitled to vote thereon, present in person or represented by proxy, shall constitute a quorum at all meetings of the shareholders of West Coast. The FBCA further provides that in no event shall a quorum consist of less than one-third of the shares entitled to vote.

ADJOURNMENT AND NOTICE OF SHAREHOLDER MEETINGS

         The FNB Bylaws and the West Coast Bylaws provide that, if a quorum is not present or represented at a shareholder meeting, the shareholders entitled to vote may adjourn the meeting without notice other than an announcement at the meeting. The FBCA also provides that whenever a meeting is adjourned to another time or place, it generally shall not be necessary to give any notice of the adjourned meeting as long as notice of the time and place of the next meeting is given at the adjourned meeting. The FNB Bylaws and the West Coast Bylaws provide further provide that the determination of shareholders of record entitled to notice of or to vote at any meeting of shareholders will apply to any adjournment thereof.

         Under the PBCL and the FNB Bylaws, notice of shareholder meetings must be given at least ten days prior to any meeting called to consider a fundamental corporate change or at least five days prior to the meeting in any other case. Under the FBCA and the West Coast Bylaws, notice of shareholder meetings must be provided to each shareholder of record entitled to vote at such meeting not less than ten or more than 60 days prior to the meeting.

CALL OF SPECIAL SHAREHOLDER MEETINGS

         The FNB Bylaws provide that special meetings of the shareholders may be called only by the Chairman of the Board, the President or the Secretary of FNB pursuant to a resolution or at the written direction of at least 75% of the members of the FNB Board. The West Coast Bylaws provide that special meetings of the shareholders may be called by the Secretary on request of the President, a majority of the Board members or by the shareholders whenever requested in writing by 10% of the registered holders of the voting stock of West Coast.

SHAREHOLDER CONSENT IN LIEU OF MEETING

         The PBCL permits any action which may be taken at a meeting of the shareholders may be taken without a meeting, if, prior or subsequent to the action, a consent thereto of all the shareholders who would be entitled to vote at a meeting for such purpose is filed with the Secretary of FNB.

         The FBCA provides that any action required to be taken at any annual or special meeting of shareholders, or any action which may be taken at any annual or special meeting of such shareholders, may be taken without a meeting, without prior notice, and without a vote if a consent in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. Under Florida law, within ten days after obtaining such authorization by written consent, notice must be given to those shareholders who have not consented in writing. The notice must summarize the material features of the authorized action, and, if the action voted on was a merger, consolidation, or sale or exchange of assets for which dissenters' rights are provided under Florida law, the notice shall contain a clear statement of the right of shareholders dissenting therefrom to be paid the fair value of their] shares upon compliance with further provisions of Florida law regarding the rights of dissenting shareholders.

DISSENTERS' RIGHTS

         Under the PBCL, shareholders may perfect dissenters' rights with regard to corporate actions involving certain mergers; consolidations; sale, lease or exchange of substantially all the assets of the corporation (under limited circumstances); or elimination of cumulative voting.


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


         Under Florida law, in the event of a merger transaction in which the surviving entity will be a Florida state bank, shareholders of the acquired institution shall be afforded dissenters' rights under the FFIC. If the shareholders of the acquired institution properly perfect their rights of dissent, they shall have the following rights with respect to those shares. Under the FFIC, on or promptly after the effective date of the merger, the surviving state bank may fix an amount which it will pay in cash to dissenting shareholders of the acquired institution. If the surviving state bank fixes such an amount (which it is not legally required to do), it shall offer to pay such amount to the holders of all dissenting shares of the acquired institution. The owners of dissenting shares who have accepted the offer shall be entitled to receive the amount so offered upon surrender of their stock certificates at any time within thirty (30) days after the effective date of the merger. Those owners who have not accepted such an offer for their shares shall have the value of their dissenting shares determined as of the effective date of the merger by three appraisers; one to be selected by the owners of at least two-thirds (2/3) of such dissenting shares, one to be selected by the board of directors for the surviving bank, and the third to be selected by the other two appraisers so chosen. The value agreed upon by any two of the three appraisers shall control and be final and binding on all parties. If, within ninety (90) days from the effective date of the merger, for any reason one or more of the appraisers is not selected as required under the FFIC, or the appraisers fail to determine the value of the dissenting shares, the Department shall cause an appraisal of the dissenting shares to be made, which appraisal shall be paid by the surviving state bank. Upon conclusion of the appraisal process, the value determined pursuant to the appraisal shall be paid to all dissenting shareholders in cash upon surrender of the stock certificates representing such shares within thirty
(30) days after the appraisal has been made.

         Under the corporate laws of Florida and Pennsylvania, dissenters' rights generally are denied in the case of a merger or share exchange or a proposed sale or exchange of property when a corporation's shares are listed on a national securities exchange or the Nasdaq National Market or held of record by at least 2,000 persons. The FFIC does not contain any similar exemption from the application of dissenters' rights.

DERIVATIVE ACTIONS

         Derivative actions to enforce a secondary right against any present or former officer or director of the corporation because the corporation refuses to enforce rights that may properly be asserted by it may be brought under the PBCL by a shareholder, even if the shareholder was not a shareholder at the time of the alleged wrongdoing, if there is a strong prima facie case in favor of the claim asserted and if the court determines in its discretion that serious injustice will result without such action.

         Under the FBCA, a derivative action may be brought only by a person who was a shareholder of the corporation at the time of the alleged wrongdoing unless the person became a shareholder through transfer by operation of law from one who was a shareholder at that time.

DIVIDENDS AND DISTRIBUTIONS

         Subject to any restrictions in a corporation's charter, the PBCL generally provides that a corporation may make distributions to shareholders unless after giving effect thereto (1) the corporation would not be able to pay its debts as they become due in the usual course of business, or (2) the corporation's total assets would be less than the sum of its total liabilities plus the amount that would be needed upon the dissolution of the corporation to satisfy the preferential rights of shareholders having superior preferential rights to those shareholders receiving the distribution. The FNB Charter does not contain any restrictions on the payment of dividends or the making of distributions to shareholders.

         The payment of dividends or distributions by West Coast is subject to the restrictions of the FBCA and the FFIC. Under the FBCA, a corporation may not generally authorize and make distributions if, after giving effect thereto, it would be unable to satisfy its debts as they become due in the ordinary course of business or if the corporation's total assets would be less than its total liabilities plus the amount that would be needed, if it were to be dissolved at the time of the distribution, to satisfy preferential rights of shareholders whose preferential rights are superior to those of the class of shareholders receiving the dividend


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

or other distribution. Further, the FFIC provides that dividends may only be made if, after charging-off bad debts, depreciation, worthless assets and making provision for anticipated future losses there remains any net profit for that period. If net profit for the period remains, the FFIC permits a distribution of such profits along with such amount as has been accrued to retained net profits for the preceding two years. No Florida bank is permitted to declare a dividend when the bank's net income for the current year combined with its net income for the preceding two years is a loss.

DIRECTOR QUALIFICATIONS AND NUMBER

         The articles of incorporation or bylaws of a Pennsylvania corporation specify the number of directors. If not otherwise fixed, a Pennsylvania corporation shall have three directors. The PBCL and the FNB Bylaws provide that the directors need not be state residents or shareholders of the corporation to qualify to serve.

         The FNB Bylaws also provide that the FNB Board shall consist of such number of directors as may be determined by the FNB Board, which number shall be not less than five nor more than 25. By resolution, the FNB Board has set the present size of the FNB Board at 22 directors. The FNB Bylaws further provide that the FNB Board shall be divided into four classes, with each director having a four-year term.

         The FFIC requires that a bank's board must consist of at least five elected directors. The FFIC further requires that at all times not less than a majority of directors must be citizens of the United States and at least three-fifths of the directors must have resided in Florida for at least one year preceding their election and must be residents of Florida during their continuance in office. In addition, the FFIC requires that at least one outside director of West Coast must have at least one year's experience as an executive officer, regulator or director of a financial institution within the last three years. Under the FBCA, directors must be at least 18 years of age but need not be shareholders of the corporation. The West Coast Articles of Incorporation provide that the West Coast Board shall consist of not less five than persons and establishes a classified board of directors whereby the Board is divided into three classes of directors serving three-year terms. The West Coast shareholders are entitled to elect all of the members of the West Coast Board.

         After the Merger, all members of the West Coast Board will become members of the board of directors of Interim.

INDEMNIFICATION OF OFFICERS AND DIRECTORS

         The PBCL permits a corporation to indemnify its directors and officers against expenses, judgments, fines and amounts paid in settlement incurred by them in connection with any pending, threatened or completed action or proceeding, and permits such indemnification against expenses incurred in connection with any pending, threatened or completed derivative action, if the director or officer has acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. Furthermore, Pennsylvania law provides that expenses incurred in defending any action or proceeding may be paid by the corporation in advance of the final disposition upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined that the director or officer is not entitled to be indemnified by the corporation.

         In Pennsylvania, the statutory provisions for indemnification and advancement of expenses are non-exclusive with respect to any other rights, such as contractual rights (or under a bylaw or vote of shareholders or disinterested directors), to which a person seeking indemnification or advancement of expenses may be entitled. Such contractual or other rights may, for example, provide for indemnification against judgments, fines and amounts paid in settlement incurred by the indemnified person in connection with derivative actions. The PBCL permits such derivative action indemnification in any case except where the act or failure to act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness.


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

         The PBCL permits a corporation to purchase and maintain insurance on behalf of any director or officer of the corporation against any liability asserted against the director or officer and incurred in such capacity, whether or not the corporation would have the power to indemnify the director or officer against such liability. FNB has directors' and officers' liability insurance underwritten by Reliance Insurance Company.

         The FNB Charter provides that its directors, officers and any other person designated by the FNB Board are entitled to be indemnified to the fullest extent now permitted by law.

         The FBCA permits a corporation to indemnify a director and officer who was or is a party to any threatened, pending or completed action, suit or other type of proceeding, whether civil, criminal, administrative or investigative, whether formal or informal (other than an action by or any right of the corporation) by reason of the fact that he or she is or was a director or officer or is now serving at the request of the corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines, penalties and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding. These indemnification rights apply if the director or officer acted in good faith and in a manner in which he or she reasonably believed to be in or not opposed to the best interest of the corporation and, with respect to criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. In addition, under the FBCA, West Coast may indemnify and hold harmless an officer or director who is a party in an action by or in the right of the corporation against expenses (including attorneys' fees) and amounts paid in settlement not exceeding estimated expenses of litigating the action to conclusion, actually and reasonably incurred in connection with the defense or settlement of such proceeding, including any appeal thereof. Such indemnification shall be authorized if the director or officer has acted in good faith and in a manner in which he or she reasonably believed to be in or not opposed to the best interest of the corporation, except indemnification is not authorized where there is an adjudication of liability, unless the court in which such proceeding was brought, or any other court of competent jurisdiction, shall determine, in view of all the circumstances, that such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

         Florida law provides that indemnification of the costs and expenses of defending any action is required to be made to any officer or director who is successful (on the merits or otherwise) in defending an action of the type referred to in the immediately preceding paragraph. Except with regard to the costs and expenses of successfully defending an action as may be ordered by a court, indemnification as described in the previous paragraph is only required to be made to a director or officer if a determination is made that indemnification is proper under the circumstances. Such determination shall be made: (i) by West Coast's Board by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding; (ii) by a majority vote of a committee duly designated by the West Coast Board consisting of two or more directors not at the time parties to the action, suit or proceeding; (iii) by independent legal counsel selected by specified groupings of the West Coast Board; or (iv) by the West Coast shareholders by a majority vote of a quorum consisting of shareholders who were not parties to such action, suit or proceeding, or, if no such quorum is obtainable, by a majority vote of shareholders who were not parties to such action, suit or proceeding. The reasonableness of the expenses to be indemnified is determined in the same manner as the determination of whether the indemnification is permissible. Florida law further provides that expenses incurred in defending any action or proceeding may be paid by the corporation in advance of the final disposition upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined that the director or officer is not entitled to be indemnified by the corporation.

         Under Florida law, the provisions for indemnification and advancement of expenses are not exclusive. Accordingly, a corporation may make any other or further indemnification or advancement of expenses of any of its officers or directors under any bylaw, agreement, vote of shareholders or disinterested directors, or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office. Under the FBCA, indemnification or advancement of expenses, however, shall not be made to or on behalf of any officer or director if a judgment or other final adjudication establishes that his


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


or her actions or omissions were material to the cause of action so adjudicated and constitute: (i) a violation of the criminal law, unless the officer or director had reasonable cause to believe that his or her conduct was lawful or had no reasonable cause to believe that his or her conduct was unlawful; (ii) a transaction from which the officer or director derived an improper personal benefit; (iii) in the case of a director, a circumstance under which the liability provisions of the FBCA Section 607.0834 (relating to unlawful distributions) are applicable; or (iv) willful misconduct or a conscious disregard for the best interest of the corporation in a proceeding by or in the right of the corporation to procure a judgment in its favor or in a proceeding by or in the right of a shareholder. The West Coast Articles of Incorporation and Bylaws have no provision for indemnifying officers and directors.

         Florida law permits a corporation to purchase and maintain insurance on behalf of any director or officer of the corporation against any liability asserted against the director or officer and incurred in such capacity, whether or not the corporation would have the power to indemnify the director or officer against such liability.

DIRECTOR LIABILITY

         The bylaws of a Pennsylvania corporation may include a provision limiting the personal liability of directors for monetary damages for actions taken as a director, except to the extent that the director has breached or failed to perform his or her duties to the corporation and the breach or failure to perform constitutes self-dealing, willful misconduct, or recklessness. The FNB Bylaws contain such a provision limiting the liability of its directors to the fullest extent permitted by law.

         Under Florida law, a director is not liable for monetary damages for any statement, vote, decision, or failure to act, regarding corporate management or policy, unless the director breached or failed to perform his duties as a director and the director's breach of, or failure to perform, those duties constitutes a violation of criminal law, self dealing, willful misconduct, or recklessness.

AMENDMENT OF ARTICLES OF INCORPORATION AND BYLAWS

         The PBCL requires the affirmative vote of the holders entitled to cast at least a majority of the votes actually cast on an amendment to the articles of incorporation, provided that shareholder approval is not required for certain non-material amendments, such as a change in the corporate name, a provision for perpetual existence, or, if the corporation has only one class of shares outstanding, a change in the number and par value of the authorized shares to effect a stock split. The FNB Charter provides that the FNB Charter may be amended by FNB as provided by the PBCL and all rights conferred upon the shareholders therein are granted subject to such reservation. Under the PBCL, the power to adopt, amend or repeal bylaws may be vested by the bylaws in the directors, with certain statutory exceptions for certain actions and subject to the power of shareholders to change such action. The PBCL provides that, unless the articles of incorporation otherwise provide, the board of directors does not have the authority to adopt or change a bylaw on any subject that is committed expressly to the shareholders by statute. The FNB Charter and the FNB Bylaws provide that the FNB Bylaws may be amended by the affirmative vote of at least 75% of the FNB Board or by the affirmative vote of the holders of at least 75% of the outstanding FNB Common Stock entitled to vote thereon.

         The FBCA generally requires the affirmative vote of the holders of at least a majority of the votes actually cast on an amendment to the articles of incorporation; provided, however, a majority of the votes entitled to be cast on the amendment is required with respect to an amendment that would create dissenters' rights. Under Florida corporate law, shareholder approval is not required for certain non-material amendments.

         Under Florida law, a corporation's bylaws may be amended or repealed by the board of directors or shareholders; provided, however, that the board may not amend or repeal the corporation's bylaws if the articles of incorporation reserve such power to the shareholders, or the shareholders, in amending or


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appealing the bylaws, expressly provide that the board of directors may not amend or repeal the bylaws or a particular bylaw provision. The West Coast Bylaws provide that the West Coast Bylaws may be amended by a majority vote of the shareholders at an annual meeting or at a special meeting if notice was given, and by the majority vote of the West Coast Board.

VOTE REQUIRED FOR EXTRAORDINARY CORPORATE TRANSACTIONS

         Under the PBCL, generally, a merger, consolidation, share exchange, dissolution or sale of substantially all of a corporation's assets other than in the ordinary course of business must be approved by the affirmative vote of a majority of the votes cast by all shareholders entitled to vote thereon. Except as otherwise provided by the bylaws of a corporation, the shareholders of a corporation do not have to approve a board of directors-approved plan of merger if, among other situations, (i) the surviving or new corporation is a domestic business corporation with articles of incorporation that are identical to the articles of incorporation of the constituent corporation (except for changes permitted by a board of directors without shareholder approval under the PBCL),
(ii) each share of the constituent corporation outstanding immediately prior to the effective date of the merger is to continue to be or to be converted into an identical share of the surviving or new corporation after the effective date of the merger, and (iii) the shareholders of the constituent corporation are to hold in the aggregate shares of the surviving or new corporation to be outstanding immediately after effectiveness of the plan of merger entitled to cast at least a majority of the votes entitled to be cast generally for the election of directors.

         The FNB Charter requires the affirmative vote of at least 75% of the outstanding shares of FNB Common Stock entitled to vote to approve a merger, consolidation, or sale, lease, exchange or other disposition, in a single transaction or series of related transactions, of all or substantially all or a substantial part of the properties or assets of FNB, unless the FNB Board has approved and recommended the transaction prior to the consummation thereof.

         Under the FBCA, generally, a merger, consolidation, share exchange, dissolution or sale of substantially all of a corporation's assets other than in the ordinary course of business must be approved by the affirmative vote of the holders of a majority of the shares entitled to vote thereon unless the corporation's articles of incorporation require a higher vote. The West Coast Articles of Incorporation provide that the affirmative vote of the holders of at least 80% of the total shares entitled to vote is required to approve a merger, consolidation or sale or other disposition of all or substantially all of the assets of West Coast.

INTERESTED SHAREHOLDER TRANSACTIONS

         The PBCL provides that, if a shareholder of a corporation is a party to a sale of assets transaction, share exchange, merger or consolidation involving the corporation or a subsidiary, or if a shareholder is to be treated differently in a corporate dissolution from other shareholders of the same class, then approval must be obtained of the shareholders entitled to cast at least a majority of the votes which all shareholders other than the interested shareholder are entitled to cast with respect to the transaction, without counting the votes of the interested shareholder. Such additional shareholder approval is not required if the consideration to be received by the other shareholders in such transaction for shares of any class is not less than the highest amount paid by the interested shareholder in acquiring shares of the same class, or if the proposed transaction is approved by a majority of the board of directors other than certain directors ("disqualified directors") affiliated or associated with, or nominated by, the interested shareholder. The PBCL provides that a director who has held office for at least 24 months prior to the date of vote on the proposed transaction is not a disqualified director.

         Further, the PBCL prohibits certain business combinations between the corporation and an interested shareholder except under specified circumstances. An "interested shareholder" in this instance is one who, directly or indirectly, is the beneficial owner of shares entitling that person to cast at least 20% of the votes that all shareholders would be entitled to cast in an election of directors of the corporation or is an affiliate or associate of such corporation and at any time within the five-year period immediately prior to the date in question was the beneficial owner, directly or indirectly, of shares entitling that person to cast at least 20% of


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the votes that all shareholders would be entitled to cast in an election of directors of the corporation. A "business combination" includes a merger, consolidation, share exchange or division of the corporation or any subsidiary of the corporation with the interested shareholder or with, involving or resulting in any other corporation which is, or, after the merger, consolidation, share exchange or division would be, an affiliate or associate of the interested shareholder. A "business combination" also includes a sale or other disposition to the interested shareholder or any affiliate or associate of the interested shareholder of assets of the corporation or any subsidiary (i) having an aggregate market value equal to 10% or more of the aggregate market value of the corporation's consolidated assets, (ii) having an aggregate market value equal to 10% or more of the aggregate market value of all the outstanding shares of such corporation, or (iii) representing 10% or more of the consolidated earning power or net income of such corporation. A "business combination" also includes certain transactions with an interested shareholder involving the issuance of shares of a corporation or its subsidiary having an aggregate market value equal to 5% or more of the aggregate market value of all outstanding shares under certain circumstances, the adoption of a plan for the liquidation or dissolution of the corporation pursuant to certain agreements with an interested shareholder and certain reclassifications and loans involving the interested shareholder. The prohibition against such business combinations does not apply under specified circumstances and if the corporation has opted out of this provision. FNB has not opted out of this statutory provision.

         Under the FBCA, any merger, consolidation, disposition of all or a substantial part of the assets of the corporation or a subsidiary of the corporation, or exchange of securities requiring shareholder approval (a "Business Combination"), if an Interested Person is a party to such transaction, shall be approved by the affirmative vote of the holders of two-thirds of the voting shares other than the shares beneficially owned by the Interested Person; provided, that such approval is not required if (a) the Interested Shareholder Transaction has been approved by a majority of the disinterested directors; (b) the corporation has not had more than 300 shareholders of record at any time during the three years preceding the announcement date; (c) the Interested Person has been the beneficial owner of at least 80% of the corporation's outstanding voting shares for at least five years preceding the announcement date; (d) the Interested Person is the beneficial owner of at least 90% of the outstanding voting shares of the corporation, exclusive of shares acquired directly from the corporation in a transaction not approved by a majority of the disinterested directors; (e) the corporation is an investment company registered under the Investment Company Act of 1940; or (f) the consideration to be received by holders of the stock of the corporation meets certain minimum levels determined by a formula under Section 607.0901(4)(f) of the FBCA (generally, the highest price paid by the Interested Person for any shares which she or he has acquired). The West Coast Articles of Incorporation and Bylaws have no provisions governing voting approval for interested shareholder transactions.

FIDUCIARY DUTY

         Under the PBCL a director may, in considering the best interests of a corporation, consider (i) the effects of any action on shareholders, employees, suppliers, customers and creditors of the corporation, and upon communities in which offices or other facilities of the corporation are located, (ii) the short-term and long-term interests of the corporation, including the possibility that the best interests of the corporation may be served by the continued independence of the corporation, (iii) the resources, intent and conduct of any person seeking to acquire control of the corporation, and (iv) all other pertinent factors.

         The FNB Charter provides that the FNB Board, in evaluating a proposal for an extraordinary corporate transaction, shall consider all relevant factors, including the economic effect, both immediate and long-term, upon the FNB shareholders, including shareholders, if any, who will not participate in the transaction; the social and economic effect on the employees, depositors and customers of, and others dealing with, FNB and its subsidiaries and on the communities in which FNB and its subsidiaries operate or are located; whether the proposal is acceptable based on the historical and current operating results or financial condition of FNB; whether a more favorable price could be obtained for FNB's securities in the future; the reputation and business practices of the offeror and its management and affiliates as they would affect the employees, depositors and customers of FNB and its subsidiaries; and the future value of FNB's stock; and any antitrust or other legal and regulatory issues that are raised by the proposal. The FNB Charter further provides that, if the FNB Board determines that such a proposal should be rejected, it may take any lawful action to accomplish its purposes.

         Under Florida law, a director is required to discharge his or her duties in good faith, with the care an ordinarily prudent person in the like position would exercise under similar circumstances and in a manner reasonably believed to be in the best interest of the corporation. In discharging his or her duties, a director is entitled to rely on: (i) information, opinions, reports, or statements, including financial statements and other financial data, if presented or prepared by officers or employees of the corporation whom the director reasonably believes to be reliable and competent in the matters presented; (ii) legal counsel, public accountants or other persons as to matters the director reasonably believes are within the person's professional or expert competence; or (iii) a committee of the board of which the director is not a member if the director reasonably believes the committee merits confidence. In addition, in discharging his or her duties, a director may consider such factors as the director deems relevant, including the long-term prospects and interest of the corporation and its shareholders, and the social, economic, legal, or other effects of any action on the employees, suppliers, customers of the corporation or its subsidiaries, the communities and society in which the corporation or its subsidiaries operate, and the economy of the state and the nation.

PROVISIONS WITH POSSIBLE ANTI-TAKEOVER EFFECTS

         FNB is subject to various statutory "anti-takeover" provisions of the PBCL, including Subchapters 25E, 25F, 25G and 25H of the PBCL. Subchapter 25E of the PBCL (relating to control transactions) provides that, if any person or group acquires 20% or more of the voting power of a covered corporation, the remaining shareholders may demand from such person or group the fair value of their shares, including a proportionate amount of any control premium. Subchapter 25F of the PBCL (relating to business combinations) delays for five years and imposes conditions upon business combinations between an interested shareholder and the corporation. As described above, the term "business combination" is defined broadly to include various transactions utilizing a corporation's assets for purchase price amortization or refinancing purposes, and an "interested shareholder" is defined generally as the beneficial owner of at least 20% of a corporation's voting shares. See "-- Interested Shareholder Transactions." Subchapter 25G of the PBCL (relating to control-share acquisitions) prevents a person who has acquired 20% or more of the voting power of a covered corporation from voting such shares unless the disinterested shareholders approve such voting rights. Failure to obtain such approval exposes the owner to the risk of a forced sale of stock to the issuer. If shareholder approval is obtained, the corporation is also subject to Subchapters 25I and 25J of the PBCL. Subchapter 25I of the PBCL provides for a minimum severance payment to certain employees terminated within two years of the approval. Subchapter 25J of the PBCL prohibits the abrogation of certain labor contracts prior to their stated date of expiration. Subchapter 25H of the PBCL (relating to disgorgement) applies in the event that (1) any person or group publicly discloses that the person or group may acquire control of the corporation or (2) a person or group acquires (or publicly discloses an offer or intent to acquire) 20% or more of the voting power of the corporation and, in either case, sells shares within 18 months thereafter. Any profits from sales of equity securities of the corporation by the person or group during the 18-month period belong to the corporation if the securities that were sold were acquired during the 18-month period or within 24 months prior thereto. Subchapters 25E, 25F, 25G and 25H of the PBCL contain a wide variety of transactional and status exemptions, exclusions and safe harbors.

         In addition, the PBCL permits an amendment of the corporation's charter or other corporation action, if approved by shareholders generally, to provide mandatory special treatment for specified groups of nonconsenting shareholders of the same class by providing, for example, that shares of common stock held only by designated shareholders of record, and no other shares of common stock, shall be cashed out at a price determined by the corporation, subject to applicable dissenters' rights. The PBCL also provides that directors may, in discharging their duties, consider the interests of a number of different constituencies, including shareholders, employees, suppliers, customers, creditors and the communities in which the corporation is located. Directors are not required to consider the interests of shareholders to a greater degree than other constituencies' interests. The PBCL expressly provides that directors do not violate their fiduciary duties solely by relying on poison pills or the anti-takeover provisions of the PBCL.

         The business combination provisions of the PBCL may have the effect of deterring merger proposals, tender offers or other attempts to effect changes in control of FNB that are not negotiated with and approved by the FNB Board. FNB is not aware of any effort or intent to gain control of FNB or any effort to organize a proxy contest or to accumulate FNB's shares.

         Additionally, the following provisions of the FNB Charter and the FNB Bylaws may be considered to have anti-takeover implications: (1) the ability of the FNB Board to fill the vacancies (but only until the next selection of the class of directors for which such director has been chosen) resulting from an increase in the number of directors; (2) the ability of the FNB Board to issue substantial amounts of FNB Common Stock without the need for shareholder approval, which FNB Common Stock, among other things and in certain circumstances, may be used to dilute the stock ownership of holders of FNB Common Stock seeking to obtain control of FNB; (3) the ability of the FNB Board to establish the rights of, and to issue, substantial amounts of FNB Preferred Stock without the need for shareholder approval which FNB Preferred Stock, among other things, may be used to create voting impediments with respect to changes in control of FNB or, to dilute the stock ownership of holders of FNB Common Stock seeking to obtain control of FNB; (4) the supermajority voting requirements for certain extraordinary corporate transactions; and (5) the broad range of factors that the FNB Board may consider in evaluating such a proposal, and the broad range of actions it may take to reject such a proposal, if it so decides.

         Section 607.0902 of the FBCA restricts the voting rights of certain shares of a corporation's stock when those shares are acquired by a party who, by such acquisition, would control at least one-fifth of all voting rights of the corporation's issued and outstanding stock. The statute provides that the acquired shares (the "control shares") will, upon such acquisition, cease to have any voting rights. The acquiring party may, however, petition the corporation to have voting rights re-assigned to the control shares by way of an "acquiring person's statement" submitted to the corporation in compliance with the requirements of the statute. Upon receipt of such request, the corporation must submit, for shareholder approval, the acquiring person's request to have voting rights re-assigned to the control shares. Voting rights may be reassigned to the control shares by a resolution of a majority of the corporation's shareholders for each class and series of stock. If such a resolution is approved, and the voting rights re-assigned to the control shares represent a majority of all voting rights of the corporation's outstanding voting stock, then, unless the corporation's articles of incorporation or bylaws provide otherwise, all shareholders of the corporation shall be able to exercise dissenter's rights in accordance with Florida law.

         A corporation may, by amendment to its articles of incorporation or bylaws, provide that, if the party acquiring the control shares does not submit an acquiring person's statement in accordance with the statute, the corporation may redeem the control shares at any time during the period ending 60 days after the acquisition of control shares. If the acquiring party files an acquiring person's statement, the control shares are not subject to redemption by the corporation unless the shareholders, acting on the acquiring party's request, deny full voting rights to the control shares.

         The statute does not alter the voting rights of any stock of the corporation acquired in any of the following manners: (i) pursuant to the laws of intestate succession or pursuant to a gift or testamentary transfer; (ii) pursuant to the satisfaction of a pledge or other security interest created in good faith and not for the purpose of circumventing the statute; (iii) pursuant to either a merger or share exchange if the corporation is a party to the agreement or plan of merger or share exchange; (iv) pursuant to any savings, employee stock ownership or other benefit plan of the corporation; or (v) pursuant to an acquisition of shares specifically approved by the board of directors of the corporation.

         In addition, the classified Board and the ability of the West Coast Board to fill vacancies (but only until the next selection of the class of directors for which such director has been chosen) resulting from an increase in the number of directors may serve as an anti-takeover protection. However, West Coast may only add two new positions to the Board in any year.

         Neither FNB nor West Coast currently has a shareholders' rights plan. Shareholders' rights plans, in a variety of forms, are common to many corporations incorporated in the United States and serve to afford a corporation's board of directors the opportunity to withstand an unsolicited takeover attempt while providing the board sufficient time to evaluate the offer and its adequacy and to consider alternative measures or transactions that may be appropriate in responding to the offer. Both the PBCL and FBCA permit shareholders' rights plans in general and permit the adoption of shareholders' rights plans by a board of directors without shareholder approval.

                                 LEGAL OPINIONS

         The legality of the shares of FNB Common Stock to be issued to the holders of West Coast Common Stock pursuant to its Merger will be passed upon by Cohen & Grigsby, P.C., Pittsburgh, Pennsylvania. Cohen & Grigsby, P.C. has from time to time acted as counsel in advising FNB and its affiliates with respect to certain matters and in connection with various transactions. Cohen & Grigsby, P.C. did not act as counsel to FNB or its affiliates with respect to the Merger or any transaction in connection therewith.

         The Merger Agreement provides as a condition to each party's obligation to consummate the Merger that FNB and West Coast receive the opinion of Smith, Gambrell & Russell, LLP, Atlanta, Georgia, special counsel to FNB, substantially to the effect that the Merger will constitute a "reorganization" under Section 368(a) of the Code.

                                     EXPERTS

         The consolidated financial statements of FNB at December 31, 1996 and 1995 and for each of the three years in the period ended December 31, 1996 included in FNB's Current Report on Form 8-K dated July 22, 1997 incorporated by reference in this Proxy Statement - Prospectus and in the Registration Statement, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon, included therein and incorporated herein by reference, which is based, in part, on the reports of Hill, Barth & King, Inc., independent auditors, who audited Southwest Banks, Inc., and Coopers & Lybrand L.L.P., independent auditors, who audited West Coast Bancorp, Inc. The financial statements referred to above are incorporated herein by reference in reliance upon such reports given upon the authority of such firms as experts in accounting and auditing.

         The financial statements of West Coast as of and for the year ended December 31, 1996 included in this Proxy Statement-Prospectus and in the Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included herein on such financial statements and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                                  OTHER MATTERS

         As of the date of this Proxy Statement-Prospectus, the West Coast Board knows of no matters that will be presented for consideration at the Special Meeting other than as described in this Proxy Statement-Prospectus. However, if any other matters shall properly come before the Special Meeting or any adjournments or postponements thereof and be voted upon, the enclosed proxies shall be deemed to confer discretionary authority on the individuals named as proxies therein to vote the shares represented by such proxies as to any such matters. The persons named as proxies intend to vote or not to vote in accordance with the recommendation of the management of West Coast.

                                    INDEX TO
                                 WEST COAST BANK
                              FINANCIAL STATEMENTS



FINANCIAL STATEMENTS

Report of Ernst & Young LLP, independent auditors ..................................  F-2
Statements of Financial Condition at December 31, 1996 and 1995 (unaudited) ........  F-3
Statements of Operations for the years ended
         December 31, 1996 and 1995 (unaudited) ....................................  F-4
Statements of Changes in Stockholders' Equity for the years
         ended December 31, 1996 and 1995 (unaudited) ..............................  F-5
Statements of Cash Flows for the years ended December 31, 1996 and 1995 (unaudited).  F-6
Notes to Financial Statements ......................................................  F-8



UNAUDITED FINANCIAL STATEMENTS

Statements of Financial Condition at September 30, 1997 and 1996 ...................  F-24
Statements of Operations for the nine months ended
         September 30, 1997 and 1996 ...............................................  F-25
Statements of Changes in Stockholders' Equity
         for the nine months ended September 30, 1997 and 1996 .....................  F-26
Statements of Cash Flows for the nine months ended
         September 30, 1997 and 1996 ...............................................  F-27

                         Report of Independent Auditors

Shareholders and Board of Directors
West Coast Bank

We have audited the accompanying statement of financial condition of West Coast Bank as of December 31, 1996, and the related statements of operations, changes in stockholders' equity and cash flows for the year then ended. These financial statements are the responsibility of the West Coast Bank's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of West Coast Bank at December 31, 1996, and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.



ERNST & YOUNG LLP

October 17, 1997

                                 West Coast Bank

                        Statements of Financial Condition

                                                                       DECEMBER 31
                                                                  1996            1995
                                                              ----------------------------
                                                                               (Unaudited)

ASSETS
Cash and due from banks ...................................   $  4,066,025    $  6,583,315
Interest-bearing deposits with banks ......................              -         846,188
Federal funds sold ........................................      5,085,000       9,115,000
Loans held for sale .......................................        477,670         562,702
Securities available-for-sale .............................      5,190,614       5,630,982

Loans, net of unearned income of $83,212 and $118,829 .....     66,444,673      57,592,200
Allowance for loan losses .................................       (849,470)       (717,116)
                                                              ----------------------------
Net loans .................................................     65,595,203      56,875,084

Office properties and equipment, at cost, less accumulated
    depreciation of $998,218 and $841,044..................      2,582,545       2,583,918
Other assets ..............................................      1,175,860       1,057,149
                                                              ----------------------------
Total assets ..............................................   $ 84,172,917    $ 83,254,338
                                                              ============================

LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits:
   Noninterest-bearing ....................................   $ 13,580,012    $ 12,342,395
   Interest-bearing .......................................     58,384,015      61,708,728
                                                              ----------------------------
Total deposits ............................................     71,964,027      74,051,123

Repurchase agreements and other borrowed funds ............      3,895,808       2,215,330
Accrued and other liabilities .............................        404,612         285,897
                                                              ----------------------------
Total liabilities .........................................     76,264,447      76,552,350

Stockholders' equity:
    Common stock--$2 par value ............................      1,149,006       1,138,546
    Authorized--3,000,000 shares
    Issued and outstanding--574,503 and 569,273
  Additional paid-in capital ..............................      2,021,610       1,976,302
  Retained earnings .......................................      4,728,315       3,610,066
  Net unrealized security gains (losses) ..................          9,539         (22,926)
                                                              ----------------------------
Total stockholders' equity ................................      7,908,470       6,701,988
                                                              ----------------------------
Total liabilities and stockholders' equity ................   $ 84,172,917    $ 83,254,338
                                                              ============================

See accompanying notes.

                                 West Coast Bank

                            Statements of Operations

                                                        YEAR ENDED DECEMBER 31
                                                           1996          1995
                                                      --------------------------
                                                                     (Unaudited)
Interest income:
  Loans ...........................................   $ 5,352,901    $5,351,213
  Securities ......................................       369,527       496,443
  Federal funds sold ..............................       497,228       254,184
                                                      -------------------------
Total interest income .............................     6,219,656     6,101,840

Interest expense:
  Deposits ........................................     2,299,370     2,283,810
  Repurchase agreements and other borrowed funds ..       130,084        88,669
                                                      -------------------------
  Total interest expense ..........................     2,429,454     2,372,479
                                                      -------------------------
  Net interest income .............................     3,790,202     3,729,361

  Provision for loan losses .......................        85,000       305,000
                                                      =========================
  Net interest income after provision for
    loan losses....................................     3,705,202     3,424,361

Noninterest income:
  Service charges .................................       405,368       436,383
  Net gain on the sale of loans ...................        80,563        68,964
  Net loss on sale of securities ..................       (37,500)            -
  Other ...........................................       170,918       163,433
                                                      -------------------------
Total noninterest income ..........................       619,349       668,780

Noninterest expense:
  Salaries and employee benefits ..................     1,336,131     1,215,126
  Net occupancy and equipment .....................       379,824       357,004
  Data processing .................................       111,901       111,605
  Other ...........................................       722,770       795,888
                                                      -------------------------
Total noninterest expense .........................     2,550,626     2,479,623
                                                      -------------------------
Income before tax provision .......................     1,773,925     1,613,518

Income taxes ......................................       655,676       570,321
                                                      -------------------------
Net income ........................................   $ 1,118,249    $1,043,197
                                                      =========================

Net income per common share: ......................   $      1.77    $     1.68
                                                      =========================

Average common shares outstanding .................       571,888       563,813
                                                      =========================


See accompanying notes.

                                 West Coast Bank

                  Statements of Changes in Stockholders' Equity


                                                    ADDITIONAL                  UNREALIZED
                                         COMMON       PAID-IN     RETAINED      GAIN (LOSS)
                                          STOCK       CAPITAL     EARNINGS     ON SECURITIES     TOTAL
                                       ------------------------------------------------------------------
Balance, January 1, 1995 (unaudited)   $1,116,706   $1,931,082   $ 2,566,869    $  (159,684)   $5,454,973
Net income .........................            -            -             -      1,043,197     1,043,197
Stock options exercised
         (10,920 shares) ...........       21,840       45,220             -              -        67,060
Change in net unrealized
         securities gain ...........            -            -             -        136,758       136,758
                                       ------------------------------------------------------------------
Balance, December 31, 1995
                                        1,138,546    1,976,302     3,610,066        (22,926)    6,701,988
Net income .........................            -            -     1,118,249              -     1,118,249
Stock options exercised
         (5,230 shares) ............       10,460       45,308             -              -        55,768

Change in net unrealized
         securities gain ...........            -            -             -         32,465        32,465
                                       ------------------------------------------------------------------
Balance, December 31, 1996 .........   $1,149,006   $2,021,610   $ 4,728,315    $     9,539    $7,908,470
                                       ==================================================================

See accompanying notes.

                                 West Coast Bank

                            Statements of Cash Flows

                                                              YEAR ENDED DECEMBER 31
                                                               1996           1995
                                                           ---------------------------
                                                                           (Unaudited)

CASH FLOWS FROM OPERATING ACTIVITIES

Net income .............................................   $ 1,118,249    $  1,043,197
Adjustments to reconcile net income to net cash provided
  by operating activities:
     Depreciation, amortization ........................       234,512         146,568
     Provision for loan losses .........................        85,000         305,000
     Net loss on sale of securities ....................        37,500               -
     Net gain on sale of loans .........................       (80,563)
                                                                               (68,964)
     Proceeds from sale of loans .......................     6,442,633       5,682,457
     Loans originated for sale .........................    (6,277,038)     (5,501,475)
     Net change in:
       Interest receivable .............................       (36,553)        (27,999)
       Interest payable ................................       (31,079)        116,856
     Other, net ........................................        47,975         (84,180)
                                                           ---------------------------
Net cash provided by operating activities ..............     1,540,636       1,611,460

CASH FLOWS FROM INVESTING ACTIVITIES

Net change in:
  Interest-bearing deposits with banks .................       846,188         499,485
  Federal funds sold ...................................     4,030,000      (8,525,000)
  Loans ................................................    (8,805,118)     (8,962,422)
Purchase of securities available for sale ..............    (5,096,023)     (1,566,600)
Proceeds from sale of securities available for sale ....     2,962,500               -
Proceeds from maturity of securities available for sale.     2,547,000       3,533,819
Purchases of office properties and equipment ...........      (191,623)       (223,586)
                                                           ---------------------------
Net cash used by investing activities ..................    (3,707,076)    (15,244,304)

CASH FLOWS FROM FINANCING ACTIVITIES
Net change in:
Noninterest-bearing deposits ...........................     1,237,618       1,134,269
Interest-bearing deposits ..............................    (3,324,714)     15,785,909
Repurchase agreements and other borrowed funds .........     1,680,478        (627,934)
Issuance of common stock ...............................        55,768          67,060
Net cash (used) provided by financing activities .......      (350,850)     16,359,304

                                                             YEAR ENDED DECEMBER 31
                                                               1996           1995
                                                           ---------------------------
                                                                          (Unaudited)

Net (decrease) increase in cash and due from banks...       (2,517,290)    2,726,460
Cash and due from banks at beginning of year ........        6,583,315     3,856,855
                                                           =========================
Cash and due from banks at end of year ..............      $ 4,066,025    $6,583,315
                                                           =========================

Cash paid for:
  Interest ..........................................      $ 2,460,533    $2,255,623
                                                           =========================
  Income taxes ......................................      $   534,200    $  687,322
                                                           =========================


See accompanying notes.

                                 West Coast Bank

                          Notes to Financial Statements

                                December 31, 1996


1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BUSINESS

West Coast Bank (West Coast) is located in Sarasota, Florida. The primary business of West Coast consists of attracting deposits from the general public in the communities that it serves and making loans and investing in securities. West Coast is subject to the regulations of certain federal and state agencies and undergoes periodic examinations by certain regulatory authorities.

BASIS OF PRESENTATION

The accompanying financial statements of West Coast were prepared in accordance with generally accepted accounting principles. The financial statements and related footnotes for the year ended December 31, 1996 have been audited. All prior year financial statements and related footnotes are unaudited. The following accounting policies were followed in the preparation of the accompanying financial statements.

The presentation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

CASH AND CASH EQUIVALENTS

West Coast considers cash and due from banks as cash and cash equivalents.

SECURITIES

Marketable debt securities are classified as available-for-sale and are carried at fair value, with unrealized gains and losses, net of tax, reported as a separate component of stockholders' equity. The amortized cost of debt securities in this category is adjusted for amortization of premiums and accretion of discounts to maturity. Such amortization is included in interest income.

Realized gains and losses on the sale of available-for-sale securities are determined using the specific identification method. Declines in the fair value of individual securities below their cost that are other than temporary will result in write-downs of the individual securities to their fair values. Security write-downs, if any, are included in earnings as realized losses.

LOANS HELD FOR SALE

Loans held for sale are recorded at the lower of aggregate cost or market value. Gain or loss on the sale of loans is included in noninterest income.

LOANS AND THE ALLOWANCE FOR LOAN LOSSES

Loans are reported at their outstanding principal amounts, net of unearned income and any deferred fees or costs on originated loans.

Interest income on loans is accrued on the principal amount outstanding. It is West Coast's policy to discontinue interest accruals when principal or interest is due and has remained unpaid for 90 days or more unless the loan is both well secured and in the process of collection. When a loan is placed on nonaccrual status, unpaid interest credited to income in the current year is reversed and unpaid interest accrued in prior years is charged against the allowance for loan losses. Loan origination fees are deferred and amortized as an adjustment of the related loans yield using a method that approximates level yield.

The allowance for loan losses is increased by charges to income and decreased by charge-offs (net of recoveries). Management's periodic evaluation of the adequacy of the allowance considers estimated losses on specific loans when an impairment in value is deemed to have occurred, historical loss experience and economic conditions. In estimating potential losses, consideration is given to the remaining principal balance and estimated value of the property collateralizing the loan, if any.

OFFICE PROPERTIES AND EQUIPMENT

Office properties and equipment are stated at cost, less accumulated depreciation. West Coast computes depreciation on its property and equipment on a straight-line basis over the estimated useful lives of the assets.

OTHER REAL ESTATE OWNED

Assets acquired in settlement of indebtedness are included in other assets at the lower of fair value minus estimated costs to sell or at the carrying amount of the indebtedness. Subsequent write-downs and net direct operating expenses attributable to such assets are included in other expenses.

INCOME TAXES

Income taxes are computed utilizing the liability method. Under this method, deferred taxes are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.

PER SHARE AMOUNTS

Net income per common share is calculated by dividing net income by the sum of the weighted average number of shares of common stock outstanding and the number of shares of common stock which would be issued assuming the exercise of stock options during each period.

2. PENDING MERGER

On August 13, 1997, West Coast signed a definitive merger agreement with F.N.B. Corporation. The merger agreement calls for the exchange of F.N.B. Corporation common stock (FNB Stock) determined by the product of $33.96 per share divided by the average closing bid and ask price per share for a specific period prior to consummation (FNB Average Price) unless the FNB Average Price is equal to or less than $30.875 per share in which case the exchange ratio is 1.1 shares of FNB Stock for one share of West Coast's common stock, or if the FNB Average Price is equal to or greater than $34.00 per share in which case the exchange ratio will be one share of FNB Stock for one share of West Coast's common stock.

3. SECURITIES AVAILABLE-FOR-SALE

The following is a summary of securities available-for-sale:

                                                        DECEMBER 31, 1996
                                          ------------------------------------------------
                                                        GROSS       GROSS       ESTIMATED
                                           AMORTIZED  UNREALIZED  UNREALIZED      FAIR
                                             COST       GAINS       LOSSES        VALUE
                                          ------------------------------------------------
U.S. Treasury and other U.S. Government
    Agencies and Corporations             $1,483,660   $ 6,430      $  351      $1,489,739
Mortgage-Backed Securities of
    U.S. Government Agencies               3,691,660    12,076       2,861       3,700,875
                                          ------------------------------------------------
Total securities available-for-sale       $5,175,320   $18,506      $3,212      $5,190,614
                                          ================================================

                                                        DECEMBER 31, 1995
                                          ------------------------------------------------
                                                        GROSS       GROSS       ESTIMATED
                                           AMORTIZED  UNREALIZED  UNREALIZED      FAIR
                                             COST       GAINS       LOSSES        VALUE
                                          ------------------------------------------------
                                                           (Unaudited)
U.S. Treasury and other U.S. Government
     Agencies and Corporations            $1,493,922    $5,766     $     -      $1,499,688
Mortgage-Backed Securities of U.S.
     Government Agencies                   4,173,891         -      42,597       4,131,294
                                          ------------------------------------------------
Total securities available-for-sale       $5,667,813    $5,766     $42,597      $5,630,982
                                          ================================================

The amortized cost and estimated market value of securities available-for-sale at December 31, 1996, by contractual maturity, are shown below.

                                                   1996
                                         -----------------------
                                          AMORTIZED    ESTIMATED
                                            COST     MARKET VALUE
                                         -----------------------
Due in one year or less                  $  251,366   $  251,015
Due after one year through five years     2,075,829    2,087,713
Due after five years through ten years            -            -
Due after ten years                       2,848,125    2,851,886
                                         =======================
                                         $5,175,320   $5,190,614
                                         =======================

Maturities may differ from contractual terms because borrowers may have the right to call or prepay obligations with or without penalties. Periodic payments are received on mortgage-backed securities based on the payment patterns of the underlying collateral.

4. LOANS

The following is a summary of loans:

                                            DECEMBER 31
                                       1996            1995
                                    ---------------------------
                                                    (Unaudited)
Real estate:
  Residential                       $34,072,695     $23,454,928
  Commercial                         20,710,070      20,459,478
  Construction                        2,634,731         778,701
                                    ---------------------------
                                     57,417,496      44,693,107
Installment loans to individuals      1,972,128       2,049,428
Commercial                            5,035,120       7,880,800
Other loans                           2,103,141       3,087,694
Unearned income                         (83,212)       (118,829)
                                    ---------------------------
                                    $66,444,673     $57,592,200
                                    ===========================

Certain directors and executive officers of West Coast were loan customers during 1996. Such loans were made in the ordinary course of business under normal credit terms and do not represent more than a normal risk of collection. Following is a summary of the amount of loans to such persons during the year ended December 31, 1996:

Balance at January 1, 1996                 $ 1,682,128
New loans                                       37,275
Repayments                                     (81,050)
Other                                         (261,123)
                                           -----------
Balance at December 31, 1996               $ 1,377,230
                                           ===========

Other represents the net change in loan balance resulting from changes in related parties during the year.

The following is a summary of nonperforming assets:

                                    DECEMBER 31
                                  1996        1995
                               ---------------------
                                          (Unaudited)

Nonaccrual loans               $ 73,341     $ 60,900
Other real estate owned          30,525       52,025
                               ---------------------
Total nonperforming assets     $103,866     $112,925
                               =====================

The following is a summary of information pertaining to loans considered to be impaired:

                                                    DECEMBER 31
                                                 1996         1995
                                               ---------------------
                                                          (Unaudited)
Impaired loans with an allocated allowance     $241,340     $231,983
Allocated allowance on impaired loans            24,134       23,198
Portion of impaired loans on nonaccrual          66,736      108,035
Average impaired loans                          472,455      571,250
Income recognized on impaired loans              17,393       15,504

The following summary sets forth the activity in the allowance for loan losses:




                                YEAR ENDED DECEMBER 31
                                 1996           1995
                               -----------------------
                                            (Unaudited)
Beginning balance              $717,116      $ 750,009
  Charge-offs                   (51,192)      (406,468)
  Recoveries                     98,546         68,575
                               -----------------------
  Net recoveries                 47,354       (337,893)
  Provision for loan losses      85,000        305,000
                               -----------------------
Ending balance                 $849,470      $ 717,116
                               =======================

5. OFFICE PROPERTIES AND EQUIPMENT

The following summarizes office properties and equipment:

                                              DECEMBER 31
                                          1996           1995
                                       -------------------------
                                                      (Unaudited)
Land                                   $  998,712     $  998,712
Buildings                               1,026,878      1,026,878
Furniture, fixtures, and equipment      1,555,173      1,399,372
                                       -------------------------
                                        3,580,763      3,424,962
Accumulated depreciation                  998,218        841,044
                                       -------------------------
                                       $2,582,545     $2,583,918
                                       =========================

Depreciation expense was $192,996 in 1996 and $167,952 in 1995.

6. SAVINGS DEPOSITS

The following is a summary of deposits:



                                                            DECEMBER 31
                                                        1996            1995
                                                    ---------------------------
                                                                    (Unaudited)
Noninterest-bearing                                 $13,580,012     $12,342,395
Money market and NOW accounts                        33,600,562      37,079,723
Savings accounts                                      6,327,755       6,147,899
Certificates of deposit and other time deposits      18,455,698      18,481,106
                                                    ---------------------------
                                                    $71,964,027     $74,051,123
                                                    ===========================

The aggregate maturity of time deposits is as follows:

                                       DECEMBER 31
                                           1996
                                       -----------
Six months or less                     $ 8,744,698
After six months through one year        8,639,632
After one year through three years         894,314
After three years                          177,054
                                       -----------
                                       $18,455,698
                                       ===========

The aggregate amount of deposits in denominations of $100,000 or more totaled $6,412,472.

7. SHORT-TERM BORROWINGS

The following is a summary of short-term borrowings:

                                                        DECEMBER 31
                                                    1996           1995
                                                -------------------------
                                                               (Unaudited)
Securities sold under repurchase agreements     $2,895,808     $2,215,330
Federal funds purchased                          1,000,000              -
                                                -------------------------
                                                $3,895,808     $2,215,330
                                                =========================

The following is a summary of securities sold under repurchase agreements:


                                   YEAR ENDED DECEMBER 31
                                  1996                1995
                              -------------------------------
                                                  (Unaudited)
Daily average balance         $2,841,953          $1,859,805
Average interest rate              4.580%              4.768%
Maximum month-end balance      4,990,303           2,792,331

The following is a summary of the available-for-sale securities under West Coast's custody, underlying the repurchase agreements:

                                             DECEMBER 31
                                                1996
                                             ----------
Amortized cost                               $3,902,540
Fair value                                    3,913,061

At December 31, 1996, securities with a carrying value of $560,951 were pledged to secure public deposits, trust deposits and for other purposes as required by law.

8. FINANCIAL INSTRUMENTS

CONCENTRATIONS OF CREDIT RISK

The risk of loss from lending and investing activities includes the possibility that a loss may occur from the failure of another party to perform according to the terms of the loan or investment. Credit risk can be reduced by diversifying the institution's assets to prevent imprudent concentrations. Examples of asset concentrations include loans or investments of a single type, multiple loans to a single borrower, loans made to a single type of industry or against a single type of property and loans of an imprudent size relative to the overall size of the institution. West Coast has adopted policies designed to substantially reduce imprudent concentrations within its investment and loan portfolio.

COMMITMENTS

West Coast has commitments to extend credit and standby letters of credit which involve certain elements of credit risk in excess of the amount stated in the balance sheet. West Coast's exposure to credit loss in the event of nonperformance by the customer is represented by the contractual amount of those instruments. Consistent credit policies are used by West Coast for both on- and off-balance sheet items. Standby letters of credit are conditional commitments issued by West Coast which may require payment at a future date. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loans to customers. In certain circumstances, West Coast has the ability to withdraw such commitments. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements.

8. FINANCIAL INSTRUMENTS (CONTINUED)

The following is a summary of off-balance sheet credit risk information:

                                    CREDIT          CARRYING
DECEMBER 31, 1996                   AMOUNT           AMOUNT
------------------------------------------------------------
Standby letters of credit        $ 1,955,420           $-
Commitments to extend credit      12,514,174            -


9. RETIREMENT PLAN

West Coast provides a 401(k) profit sharing plan for eligible employees. Employees are eligible on the first day of the month following the completion of a 12 consecutive month period during which 1,000 hours of service are completed. Employees may contribute up to 6% of their salary plus any overtime or commissions. An annual profit sharing contribution is made to the plan based on West Coast's financial results. The contribution for the profit sharing plan totaled $44,071 for 1996 and $41,528 for 1995.

10. STOCK INCENTIVE PLANS

West Coast has stock option plans for designated eligible employees and directors. The Board of Directors may terminate or suspend the plans at any time.

West Coast has available up to 114,900 shares of common stock under the various stock option plans. The aggregate number of unexercised options for common stock granted can not exceed

20% of the total number of shares of common stock outstanding. Therefore, as of December 31, 1996, West Coast has available up to 7,692 shares of common stock. The options are granted at a price equal to the fair market value at the date of the grant and are exercisable within ten years from the date of the grant. All nonqualified shares of stock vest immediately. Any incentive-based stock options vest between four and seven years in equal installments on the anniversary of the date of grant.

West Coast has elected to follow Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB No. 25), and related interpretations in accounting for its employee stock options. Under APB No. 25, because the exercise price of West Coast's stock options equals the market price of the underlying stock on the date of grant, no compensation expense is recognized.

Pro forma information regarding net income is required by FAS No. 123, "Accounting for Stock-Based Compensation." The value for these options was estimated at the date of the grant using the minimum value method with the risk-free interest rate of 6.42% and 7.00% for the 1996 and 1995 stock options granted and a weighted average expected life of the option of ten years for the 1996 and 1995 options granted. The fair value of the options granted was $75,047 in 1996 and $64,044 in 1995. The following is pro forma information:

                                                         DECEMBER 31
                                               1996          1995
                                           -------------------------
                                                         (Unaudited)
Pro forma net income                       $1,043,202     $979,153
Pro forma net income per common share      $     1.65     $   1.58

The following is a summary of West Coast's stock option activity and related information. At December 31, 1996, options for 107,208 shares of common stock were exercisable at a weighted average price of $7.90 per share with a weighted average remaining contractual life of five years.

                                                                  DECEMBER 31
                                                              1996          1995
                                                             ---------------------
                                                                         (Unaudited)

Outstanding, beginning of year                               101,638       101,758
  Granted during the year                                     10,800        10,800
  Exercised during the year (at prices ranging from $6.00
    to $8.00 per share)                                       (5,230)      (10,920)
  Forfeited during the year                                        -             -
                                                             ---------------------
Ending balance                                               107,208       101,638
                                                             =====================

11. INCOME TAXES

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. These differences arise principally from changes in asset valuation reserves not recognized for income tax purposes, recognition of loan origination fees and costs and depreciation. A deferred tax asset has been recorded due to tax benefits available which are anticipated to offset future taxable income.

Significant components of West Coast's deferred tax assets and liabilities are as follows:

                                                                     DECEMBER 31
                                                                  1996        1995
                                                               ---------------------
                                                                           (Unaudited)
Deferred tax assets:
  Allowance for loan losses                                    $232,751     $196,212
  Other                                                          51,475       35,683
                                                               ---------------------
Total deferred tax assets                                       284,226      231,895

Deferred tax liabilities:
  Depreciation                                                   32,871       11,235
  Unrealized gains (losses) on securities available-for-sale      5,755      (13,860)
                                                               ---------------------
Total deferred tax liabilities                                   38,626       (2,625)
                                                               ---------------------
Net deferred tax assets                                        $245,600     $234,520
                                                               =====================

The components of the income tax provision are as follows:


                                 DECEMBER 31
                             1996          1995
                           ----------------------
                                       (Unaudited)
Income tax provision:
  Federal                  $606,376      $486,419
  State                      80,040        60,732
  Deferred                  (30,740)       23,170
                           ----------------------
                           $655,676      $570,321
                           ======================

Following is a reconciliation between federal statutory tax and actual effective tax:

                                 DECEMBER 31
                               1996      1995
                             -----------------
                                     (Unaudited)
Federal statutory tax        34.00%     34.00%

State taxes                   2.83       2.48

Other                          .13      (1.13)
                             ----------------
                             36.96%     35.35%
                             ================


12. REGULATORY CAPITAL

West Coast is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory 3/4 and possible additional discretionary 3/4 actions by regulators that, if undertaken, could have a direct material effect on West Coast's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, West Coast must meet specific capital guidelines that involve quantitative measures of West Coast's assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. West Coast's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulators to ensure capital adequacy require West Coast to maintain minimum amounts and ratios (set forth in the table below) of Tier I and Tier II capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes, as of December 31, 1996, that West Coast meets all capital adequacy requirements to which it is subject.

As of June 30, 1997, the most recent notification from the regulators categorized West Coast as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, West Coast must maintain Tier I and Tier II risk-based, and Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the institution's category.

                                                                                 TO BE WELL CAPITALIZED
                                                                                       UNDER PROMPT
                                                            FOR CAPITAL ADEQUACY    CORRECTIVE ACTION
                                             ACTUAL               PURPOSES              PROVISIONS
                                       --------------------------------------------------------------
                                       AMOUNT     RATIO      AMOUNT     RATIO        AMOUNT     RATIO
                                       --------------------------------------------------------------
                                                               (In Thousands)
As of December 31, 1996:
 Tier II Capital (to  Risk-Weighted
  Assets)                              $8,671     14.05%     $4,942      8.00%       $6,177     10.00%
 Tier I Capital  (to  Risk-Weighted
  Assets)                               7,899     12.79%      2,471       4.0%        3,706       6.0%
 Tier I Capital (to Average Assets)     7,899      8.19%      2,895       3.0%        4,824       5.0%


13. NEW ACCOUNTING STANDARDS

In February 1997, the Financial Accounting Standards Board issued Statement No. 128 (FAS No. 128), "Earnings per Share," which is required to be adopted on December 31, 1997. At that time, West Coast will be required to change the method currently used to compute earnings per share and to restate all prior periods. Under the new requirements for calculating basic earnings per share, the dilutive effect of stock options will be excluded. The impact of FAS No. 128 on the calculations of earnings per share is immaterial for the year ended December 31, 1996 and 1995.

FAS No. 130, "Reporting Comprehensive Income," establishes new standards for reporting and display of comprehensive income and its components in a full set of general purpose financial statements. Comprehensive income is defined as the change in equity during a period from transactions and other events and circumstances from nonshareholder sources, such as changes in net unrealized securities gains. It includes all changes in equity during a period except those resulting from investments by shareholders and distributions to shareholders. This statement is effective for the West Coast's fiscal year ending December 31, 1998.

14. FAIR MARKET DISCLOSURE

The following presents the fair value of financial instruments at December 31, 1996 and 1995. In cases where quoted market prices are not available, fair value is based on estimates using present value or other valuation techniques. These techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. In that regard, the derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in immediate settlement of the instrument. Certain financial instruments and all nonfinancial instruments are excluded from the disclosure requirements. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of West Coast.

                                                          DECEMBER 31, 1996               DECEMBER 31, 1995
                                                 ----------------------------------------------------------------
                                                   CARRYING         ESTIMATED         CARRYING         ESTIMATED
                                                    AMOUNT         FAIR VALUE          AMOUNT         FAIR VALUE
                                                 ----------------------------------------------------------------
                                                                                             (Unaudited)
FINANCIAL ASSETS
Cash and federal funds sold                      $ 9,151,025      $ 9,151,025       $15,698,315      $15,698,315
Securities available-for-sale                      5,190,614        5,190,614         5,630,982        5,630,982
Net loans, including loans held for sale          66,072,873       65,582,392        57,437,786       57,164,902

FINANCIAL LIABILITIES
Savings deposits:
  Time deposits                                   18,455,698       18,427,020        18,481,106       18,570,278
  Other deposits                                  53,508,329       53,508,329        55,563,026       55,563,026


The following methods and assumptions were used to estimate fair market value disclosures for financial instruments:

     Cash and due from banks and federal funds sold: The carrying amounts reported in the balance sheet for cash and due from banks and federal funds sold approximate those assets fair values.

     Securities available-for-sale: Fair values of securities available-for-sale are based on quoted market prices, where available. If a quoted market price is not available, fair value is estimated using quoted market prices for similar securities.

     Loans: For variable-rate loans that reprice frequently and with no significant change in credit risk, fair values are based on carrying values. The fair values for other loans are estimated using discounted cash flow analysis, using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality. The carrying amount of accrued interest approximates its fair value.

     Savings deposits: The fair values disclosed for demand deposits (e.g., interest and noninterest checking, NOW, and money market accounts) are, by definition, equal to the amount payable on demand at the reporting date. Fair values for fixed-rate certificates of deposits are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated expected monthly maturities on time deposits.

                                 West Coast Bank
                        Statements of Financial Condition
                           September 30, 1997 and 1996

                                   Unaudited



                                                                         1997                1996
                                                                     -------------       ------------
ASSETS
Cash and due from banks                                              $  7,106,801        $  4,314,618
Interest bearing deposits with banks                                           --             294,646
Federal funds sold and securities purchased under
  resale agreements                                                     5,059,000           4,558,000
Loans held for sale                                                       566,850             225,000
Securities available for sale                                           4,149,956           5,453,074

Loans, net of unearned income of
  $88,942 and $88,397                                                  79,992,220          61,223,099
Allowance for loan losses                                                (926,107)           (795,743)
                                                                     ------------        ------------
    NET LOANS                                                          79,066,113          60,427,356
                                                                     ------------        ------------

Premises and equipment                                                  2,506,557           2,522,057
Other assets                                                            1,485,983           1,277,440
                                                                     ------------        ------------
                                                                     $ 99,941,260        $ 79,072,191
                                                                     ============        ============
LIABILITIES
Deposits:
  Non-interest bearing                                               $ 14,482,553        $ 13,365,665
  Interest bearing                                                     68,208,321          54,992,952
                                                                     ------------        ------------
    TOTAL DEPOSITS                                                     82,690,874          68,358,617

Other liabilities                                                         471,218             377,616
Repurchase agreements and other borrowed funds                          7,997,980           2,782,877
                                                                     ------------        ------------
    TOTAL LIABILITIES                                                  91,160,072          71,519,110
                                                                     ------------        ------------

STOCKHOLDERS' EQUITY
Common stock - $2 par value
  Authorized - 3,000,000 shares
  Outstanding - 579,063 and 572,703 shares                              1,158,126           1,145,406
Additional paid-in capital                                              2,029,582           1,992,022
Retained earnings                                                       5,585,623           4,424,651
Net unrealized securities gains (losses)                                    7,857              (8,998)
                                                                     ------------        ------------
     TOTAL STOCKHOLDERS' EQUITY                                         8,781,188           7,553,081
                                                                     ------------        ------------
                                                                     $ 99,941,260        $ 79,072,191
                                                                     ============        ============




                                 West Coast Bank
                             Statements of Operations
                For Nine Months Ended September 30, 1997 and 1996

                                   Unaudited





                                                                         1997                 1996
                                                                     ------------        ------------
INTEREST INCOME
Loans, including fees                                                $  4,682,119        $  3,940,813
Securities                                                                207,457             280,095
Federal funds sold and repurchase
  agreements                                                              251,833             427,721
                                                                     ------------        ------------
    TOTAL INTEREST INCOME                                               5,141,409           4,648,629
                                                                     ------------        ------------

INTEREST EXPENSE
Deposits                                                                2,001,443           1,755,328
Repurchase agreements and other
  borrowed funds                                                          134,277              91,965
                                                                     ------------        ------------
    TOTAL INTEREST EXPENSE                                              2,135,720           1,847,293
                                                                     ------------        ------------
    NET INTEREST INCOME                                                 3,005,689           2,801,336
Provision for loan losses                                                 166,767              85,000
                                                                     ------------        ------------
    NET INTEREST INCOME AFTER
      PROVISION FOR LOAN LOSSES                                         2,838,922           2,716,336
                                                                     ------------        ------------

NON-INTEREST INCOME
Service charges                                                           318,259             310,754
Gain (loss) on sale of securities                                           6,544             (37,500)
Gain on sale of loans                                                      88,357              69,509
Other                                                                     132,611             135,567
                                                                     ------------        ------------
    TOTAL NON-INTEREST INCOME                                             545,771             478,330
                                                                     ------------        ------------
                                                                        3,384,693           3,194,666
                                                                     ------------        ------------

NON-INTEREST EXPENSES
Salaries and employee benefits                                          1,077,420           1,007,829
Occupancy and equipment                                                   339,075             284,055
Data processing                                                           118,123              81,964
Other                                                                     514,349             538,073
                                                                     ------------        ------------
    TOTAL NON-INTEREST EXPENSES                                         2,048,967           1,911,921
    INCOME BEFORE INCOME TAXES                                          1,335,726           1,282,745
Income taxes                                                              500,450             468,160
                                                                     ------------        ------------
    NET INCOME                                                       $    835,276        $    814,585
                                                                     ============        ============
NET INCOME PER COMMON SHARE:                                         $       1.29        $       1.29
                                                                     ============        ============

AVERAGE COMMON SHARES OUTSTANDING                                         576,806             571,259
                                                                     ============        ============

                                 West Coast Bank
                  Statements of Changes in Stockholders' Equity
              For the Nine Months Ended September 30, 1997 and 1996

                                   Unaudited

                                                                            Net
                                                                         Unrealized
                                            Additional                   Securities         Total
                               Common        Paid-in        Retained        Gains       Stockholders'
                                Stock        Capital        Earnings      (Losses)          Equity
                                -----        -------        --------      --------      -------------
Balance, January 1, 1996     $1,138,546     $1,976,302     $3,610,066    $ (22,926)       $6,701,988

Net Income                                                    814,585                        814,585

Stock options exercised
   (3,430 shares)                 6,860         15,720                                        22,580

Change in net unrealized
   securities gains (losses)                                                 3,928            13,928
                             ----------     ----------     ----------    ---------        ----------

Balance, September 30, 1996  $1,145,406     $1,992,022     $4,424,651    $ ( 8,998)       $7,553,081
                             ==========     ==========     ==========    =========        ==========



Balance, January 1, 1997     $1,149,006     $2,021,610     $4,728,315    $   9,539        $7,908,470

Net Income                                                    835,276                        835,276

Stock options exercised           9,120          7,972         22,032                         39,124
   (4,560 shares)

Changes in net unrealized
   securities gains (losses)                                               ( 1,682)          ( 1,682)
                            -----------     ----------     ----------    ---------        ----------


Balance, September 30, 1997 $ 1,158,126     $2,029,582     $5,585,623    $ ( 7,857)       $8,781,188
                            ===========     ==========     ==========    =========        ==========

                                 West Coast Bank
                            Statements of Cash Flows
              For the Nine Months Ended September 30, 1997 and 1996

                                   Unaudited






                                                                         1997                1996
                                                                     ------------        ------------
OPERATING ACTIVITIES
Net income                                                           $    835,276        $    814,585
Adjustments to reconcile net income to net
  cash provided by operating activities:
    Depreciation and amortization                                         205,466             167,228
    Provision for loan losses                                             166,767              85,000
    Net loss (gain) on sale of securities                                  (6,544)             37,500
    Net gain on sale of loans                                             (88,357)            (69,509)
    Proceeds from sale of loans                                         8,838,693           5,651,655
    Loans originated for sale                                          (8,839,516)         (5,244,444)
   Net change in:
      Interest receivable                                                 (42,923)            (13,804)
      Interest payable                                                     25,452             (66,662)
    Other, net                                                           (225,030)            (52,621)
                                                                     ------------        ------------
       Net cash flows from operating activities                           869,284           1,308,928
                                                                     ------------        ------------

INVESTING ACTIVITIES
Net change in:
  Interest bearing deposits with banks                                         --             551,542
  Federal funds sold                                                       26,000           4,557,000
  Loans                                                               (13,637,677)         (3,637,272)
Securities available for sale:
  Purchases                                                            (1,993,281)         (4,802,468)
  Sales                                                                 2,088,091           2,962,500
  Maturities                                                              913,437           1,968,457
Increase in premises and equipment                                        (93,221)            (75,005)
                                                                     ------------        ------------
      Net cash flows from investing activities                        (12,696,651)          1,524,754
                                                                     ------------        ------------

FINANCING ACTIVITIES
Net change in:
  Non-interest bearing deposits                                           902,541           1,023,270
  Interest bearing deposits                                             9,824,306          (6,715,776)
  Repurchase agreements and other borrowed funds                        4,102,172             567,547
Issuance of common stock                                                   39,124              22,580
                                                                     ------------        ------------
      Net cash flows from financing activities                         14,868,143          (5,102,379)
                                                                     ------------        ------------

NET INCREASE (DECREASE) IN CASH AND DUE FROM BANKS                      3,040,776          (2,268,697)
Cash and due from banks at beginning of period                          4,066,025           6,583,315
                                                                     ------------        ------------
CASH AND DUE FROM BANKS AT END OF PERIOD                             $  7,106,801        $  4,314,618
                                                                     ============        ============


                                                                      APPENDIX A






                          AGREEMENT AND PLAN OF MERGER
                                  BY AND AMONG
                               F.N.B. CORPORATION,
                              SOUTHWEST BANKS, INC.
                                       AND
                                 WEST COAST BANK


                           DATED AS OF AUGUST 13, 1997

                                TABLE OF CONTENTS

                                                                               PAGE
                                                                               ----

PREAMBLE .....................................................................   1

ARTICLE 1         TRANSACTIONS AND TERMS OF MERGER ...........................   1
         1.1      Merger .....................................................   1
         1.2      Time and Place of Closing ..................................   1
         1.3      Effective Time .............................................   2

ARTICLE 2         TERMS OF MERGER ............................................   2
         2.1      Articles of Incorporation ..................................   2
         2.2      Bylaws .....................................................   2
         2.3      Directors ..................................................   2
         2.4      Officers ...................................................   2

ARTICLE 3         MANNER OF CONVERTING SHARES ................................   2
         3.1      Conversion of Shares .......................................   2
         3.2      Anti-Dilution Provisions ...................................   3
         3.3      Shares Held by West Coast or FNB ...........................   3
         3.4      Treatment of Options and Warrants ..........................   3
         3.5      Fractional Shares ..........................................   5

ARTICLE 4         EXCHANGE OF SHARES .........................................   5
         4.1      Exchange Procedures ........................................   5
         4.2      Rights of Former West Coast Shareholders ...................   5

ARTICLE 5         REPRESENTATIONS AND WARRANTIES OF WEST COAST ...............   6
         5.1      Organization, Standing, and Power ..........................   6
         5.2      Authority; No Breach by Agreement ..........................   6
         5.3      Capital Stock ..............................................   7
         5.4      No West Coast Subsidiaries .................................   7
         5.5      Regulatory Filings; Financial Statements ...................   7
         5.6      Notes and Obligations. .....................................   7
         5.7      Absence of Certain Changes or Events .......................   8
         5.8      Tax Matters ................................................   8
         5.9      Assets .....................................................   9
         5.10     Environmental Matters ......................................   9
         5.11     Compliance With Laws .......................................  10
         5.12     Labor Relations ............................................  10
         5.13     Employee Benefit Plans .....................................  10
         5.14     Material Contracts .........................................  11
         5.15     Legal Proceedings ..........................................  11
         5.16     Reports ....................................................  12
         5.17     Statements True and Correct ................................  12
         5.18     Accounting, Tax and Regulatory Matters .....................  12
         5.19     Articles of Incorporation Provisions .......................  12
         5.20     Derivatives Contracts ......................................  13

ARTICLE 6         REPRESENTATIONS AND WARRANTIES OF FNB,
                  SOUTHWEST AND INTERIM ......................................  13
         6.1      Organization, Standing, and Power ..........................  13
         6.2      Authority; No Breach By Agreement ..........................  13
         6.3      Capital Stock ..............................................  14
         6.4      FNB Subsidiaries ...........................................  14
         6.5      SEC Filings; Financial Statements ..........................  14
         6.6      Absence of Certain Changes or Events .......................  15
         6.7      Tax Matters ................................................  15
         6.8      Compliance With Laws .......................................  16

         6.9      Assets .....................................................   16
         6.10     Legal Proceedings ..........................................   17
         6.11     Reports ....................................................   17
         6.12     Statements True and Correct ................................   17
         6.13     Accounting, Tax and Regulatory Matters .....................   18
         6.14     Environmental Matters ......................................   18
         6.15     Derivatives Contracts ......................................   18
         6.16     Outstanding West Coast Common Stock. .......................   18
         6.17     Material Contracts. ........................................   18
         6.18     Employee Benefit Plans .....................................   19

ARTICLE 7         CONDUCT OF BUSINESS PENDING CONSUMMATION ...................   19
         7.1      Affirmative Covenants of West Coast ........................   19
         7.2      Negative Covenants of West Coast ...........................   19
         7.3      Covenants of FNB ...........................................   21
         7.4      Adverse Changes In Condition ...............................   21
         7.5      Reports ....................................................   22

ARTICLE 8         ADDITIONAL AGREEMENTS ......................................   22
         8.1      Registration Statement; Proxy Statement; Shareholder Approval  22
         8.2      Applications ...............................................   22
         8.3      Filings With Regulatory Authorities ........................   22
         8.4      Agreement As To Efforts To Consummate ......................   22
         8.5      Access to Information; Confidentiality .....................   23
         8.6      Current Information. .......................................   24
         8.7      Other Actions. .............................................   24
         8.8      Press Releases .............................................   24
         8.9      No Solicitation ............................................   24
         8.10     Accounting and Tax Treatment ...............................   24
         8.11     Articles of Incorporation Provisions .......................   24
         8.12     Agreement of Affiliates ....................................   25
         8.13     Employee Benefits and Contracts ............................   25
         8.14     Employment Contracts of Certain Officers ...................   25
         8.15     Indemnification ............................................   25

ARTICLE 9         CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE ..........   27
         9.1      Conditions to Obligations of Each Party ....................   27
         9.2      Conditions to Obligations of FNB ...........................   28
         9.3      Conditions to Obligations of West Coast ....................   29

ARTICLE 10        TERMINATION ................................................   30
         10.1     Termination ................................................   30
         10.2     Effect of Termination ......................................   31
         10.3     Non-Survival of Representations and Covenants ..............   32

ARTICLE 11        MISCELLANEOUS ..............................................   33
         11.1     Definitions ................................................   33
         11.2     Expenses ...................................................   39
         11.3     Brokers and Finders ........................................   39
         11.4     Entire Agreement ...........................................   39
         11.5     Amendments .................................................   39
         11.6     Obligations of FNB .........................................   39
         11.7     Waivers ....................................................   40
         11.8     Assignment .................................................   40
         11.9     Notices ....................................................   40
         11.10    Governing Law ..............................................   41
         11.11    Counterparts ...............................................   41
         11.12    Captions ...................................................   41
         11.13    Enforcement of Agreement ...................................   41
         11.14    Severability ...............................................   41

                                LIST OF EXHIBITS

       EXHIBIT
       NUMBER                         DESCRIPTION
       ------                         -----------

         1.       INFORMATION AND DOCUMENTS OF THE SURVIVING CORPORATION
                  (SECTION 1.1).

         2.       FORM OF AGREEMENT OF AFFILIATES OF WEST COAST (SECTION 8.13).

                          AGREEMENT AND PLAN OF MERGER

         THIS AGREEMENT AND PLAN OF MERGER (this "Agreement") is made and entered into as of August 13, 1997, by and among F.N.B. CORPORATION ("FNB"), a Pennsylvania corporation having its principal office located in Hermitage, Pennsylvania; SOUTHWEST BANKS, INC. ("Southwest"), a Florida corporation having its principal office located in Naples, Florida, and a wholly-owned subsidiary of FNB; to be joined in by SOUTHWEST INTERIM BANK NO. 3, a Florida state banking corporation to be chartered under the laws of the State of Florida and to become a wholly-owned subsidiary of FNB ("Interim"); and WEST COAST BANK ("West Coast"), a Florida state banking corporation having its principal office located in Sarasota, Florida.

                                    PREAMBLE

         The Boards of Directors of West Coast, FNB, and once it is chartered, Interim, are of the opinion that the acquisition described herein is in the best interests of the parties and their respective shareholders. This Agreement provides for the merger of West Coast with and into Interim (the "Merger"), which will be a new Florida bank chartered by FNB as soon as practicable after the execution of this Agreement. At the effective time of such Merger, the outstanding shares of the capital stock of West Coast shall be converted into the right to receive shares of the common stock of FNB (except as provided herein). As a result, shareholders of West Coast shall become shareholders of FNB. Immediately upon consummation of the Merger, FNB shall transfer 100% of its ownership of Interim to Southwest so that Interim will become a wholly-owned subsidiary of Southwest. The transactions described in this Agreement are subject to the approvals of the shareholders of West Coast, the Board of Governors of the Federal Reserve System, the Florida Department of Banking and Finance, and the satisfaction of certain other conditions described in this Agreement. It is the intention of the parties to this Agreement that the Merger for federal income tax purposes shall qualify as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code, and for accounting purposes shall qualify for treatment as a pooling of interests.

         Certain terms used in this Agreement are defined in Section 11.1 of this Agreement.

         NOW, THEREFORE, in consideration of the above and the mutual warranties, representations, covenants, and agreements set forth herein, the parties agree as follows:

                                    ARTICLE 1

                        TRANSACTIONS AND TERMS OF MERGER

         1.1 Merger Subject to the terms and conditions of this Agreement, at the Effective Time, West Coast shall be merged with and into Interim in accordance with the provisions of the FFIC. The separate existence of West Coast shall thereupon cease, and Interim, which shall be a wholly-owned subsidiary of FNB, shall be the Surviving Corporation resulting from the Merger, shall have the name "West Coast Bank," and shall continue to be governed by the FFIC. The Merger shall have the effects specified in the FFIC. The name and location of the main office and each branch office of FNB, Southwest, Interim and West Coast, along with the name and address of the main office of the Surviving Corporation and each existing and proposed branch office as well as the name and address of each director and executive officer, and a copy of the complete articles of incorporation of the Surviving Corporation are attached as Exhibit 1 to this Agreement. Exhibit 1 further includes the amount of the Surviving Corporation's surplus fund and retained earnings at June 30, 1997. The Surviving Corporation will not have trust powers. The Merger shall be consummated pursuant to the terms of this Agreement, which has been approved and adopted by the respective Boards of Directors of West Coast, FNB, Southwest and Interim.

         1.2 Time and Place of Closing. The closing of the transactions contemplated by this Agreement (the "Closing"), including the Merger, shall take place at 10:00 A.M., local time, on a date specified by the Parties as they, acting through their chief executive officers or chief financial officers, may mutually agree. Subject to the terms and conditions hereof, unless mutually agreed upon in writing by each Party, the Parties shall use their reasonable best efforts to cause the Closing to occur on but not prior to the fifth business day following the Determination Date.

         1.3 Effective Time. The Merger and other transactions contemplated by this Agreement shall become effective on the date and at the time certification of the Merger is received from the Florida Department of Banking and Finance (the "Effective Time"). Unless the Parties otherwise mutually agree in writing, the Parties shall file the Certificate to Merge on the date of Closing and shall use their best efforts to cause the Effective Time to occur on the date of the Closing. Notwithstanding the foregoing, in no event shall the Effective Time occur prior to January 1, 1998.

                                    ARTICLE 2

                                 TERMS OF MERGER

         2.1 Articles of Incorporation. Pursuant to the Merger, the Articles of Incorporation of Interim in effect at the Effective Time shall be the Articles of Incorporation of the Surviving Corporation until otherwise amended or repealed in accordance with applicable Law.

         2.2 Bylaws. Pursuant to the Merger, the Bylaws of Interim in effect at the Effective Time shall be the Bylaws of the Surviving Corporation until otherwise amended or repealed in accordance with applicable Law.

         2.3 Directors. The directors of West Coast immediately prior to the Effective Time shall become directors of the Surviving Corporation, each to hold an office in accordance with the Articles of Incorporation and Bylaws of the Surviving Corporation.

         2.4 Officers. The officers of West Coast immediately prior to the Effective Time shall become officers of the Surviving Corporation, each to hold office in accordance with the Articles of Incorporation and Bylaws of the Surviving Corporation.

                                    ARTICLE 3

                           MANNER OF CONVERTING SHARES

         3.1 Conversion of Shares. Subject to the provisions of this Article 3, at the Effective Time, by virtue of the Merger and without any action on the part of FNB, Southwest, Interim, or West Coast, or the shareholders of any of the foregoing, the shares of the constituent corporations shall be converted as follows:

                  (a) Each share of common stock of the Surviving Corporation issued and outstanding immediately prior to the Effective Time shall remain outstanding and entirely issued to FNB. Immediately following the Effective Time, FNB shall transfer all of its ownership of the Surviving Corporation to Southwest, and at such time the Surviving Corporation shall be a wholly-owned subsidiary of Southwest.

                  (b) Each share of FNB Capital Stock issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding from and after the Effective Time.

                  (c) Except for West Coast Common Stock issued and outstanding immediately prior to the Effective Time as to which dissenters' rights have been perfected and not withdrawn, and subject to Section 3.5 relating to fractional shares, each share of West Coast Common Stock (excluding shares to be cancelled pursuant to Section 3.3 of this Agreement) issued and outstanding at the Effective Time shall cease to be outstanding and shall be converted into and exchanged for the number of shares of FNB Common Stock determined by multiplying the Designated Price of FNB Common Stock times the quotient rounded to the third decimal point, obtained by dividing $33.96 by the Designated Price of FNB Common Stock (the "Exchange Ratio"). Provided, however, if the Designated Price of FNB Common Stock is equal to or less than $30.875 then the Exchange Ratio shall become fixed at 1.10 shares of FNB Common Stock for each share of West Coast Common Stock. Further provided, that if the Designated Price of FNB Common Stock shall be equal to or greater than $34.00, then the Exchange Ratio shall become fixed at 1.00 shares of FNB Common Stock for each share of West Coast Common Stock. Notwithstanding the foregoing, if a Change in Control of FNB has occurred, then the Exchange Ratio shall not increase or decrease and shall be fixed at 1.10 shares of FNB Common Stock for each share of West Coast Common Stock.

                  (d) If the Designated Price of FNB Common Stock shall be less than $26.00, then West Coast may, at any time during the period commencing on the Determination Date and ending at the close of business five (5) business days thereafter, terminate the Agreement pursuant to Section 10.1(j) hereof.

                  (e) Notwithstanding Section 3.1(c) of this Agreement, West Coast Common Stock issued and outstanding at the Effective Time which is held by a holder who has not voted in favor of the Merger and who has demanded payment of the fair cash value of such shares in accordance with ss. 658.44 of the FFIC ("Dissenting West Coast Shares") shall not be converted into or represent the right to receive the FNB Common Stock payable thereon pursuant to Section 3.1(c) of this Agreement, and shall be entitled only to such rights of appraisal as are granted by ss. 658.44 of the FFIC ("Dissent Provisions"), unless and until such holder fails to perfect or effectively withdraws or otherwise loses his right to appraisal. If after the Effective Time any such holder fails to perfect or effectively withdraws or loses his right to appraisal, such shares of West Coast Common Stock shall be treated as if they had been converted at the Effective Time into the right to receive the FNB Common Stock payable thereon pursuant to
         Section 3.1(c) of this Agreement. West Coast shall give FNB prompt notice upon receipt by West Coast of any written objection to the Merger and such written demands for payment of the fair value of shares of West Coast Common Stock, and the withdrawals of such demands, and any other instruments provided to West Coast pursuant to the Dissent Provisions (any shareholder duly making such demand being hereinafter called a "Dissenting Shareholder"). Each Dissenting Shareholder that becomes entitled, pursuant to the Dissent Provisions, to payment for any shares of West Coast Common Stock held by such Dissenting Shareholder shall receive payment therefore from FNB (but only after the amount thereof shall have been agreed upon or at the times and in the amounts required by the Dissent Provisions) and all of such Dissenting Shareholders shares of West Coast Common Stock shall be canceled. West Coast shall not, except with the prior written consent of FNB, voluntarily make any payment with respect to, or settle or offer to settle, any demand for payment by any Dissenting Shareholder.

         3.2 Anti-Dilution Provisions. In the event FNB changes the number of shares of FNB Common Stock issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend, recapitalization, reclassification, or similar transaction with respect to such stock and the record date therefor (in the case of a stock dividend) or the effective date thereof (in the case of a stock split or similar recapitalization for which a record date is not established) shall be prior to the Effective Time, the Exchange Ratio shall be proportionately adjusted.

         3.3 Shares Held by West Coast or FNB. Each of the shares of West Coast Common Stock held by West Coast or by any FNB Company, in each case other than those shares of West Coast Common Stock in a fiduciary capacity or as a result of debts previously contracted, shall be canceled and retired at the Effective Time and no consideration shall be issued in exchange therefor.

         3.4 Treatment of Options and Warrants.

                  (a) At the Effective Time of the Merger, all rights with respect to West Coast Common Stock issuable pursuant to the exercise of options, warrants, or other rights to purchase or acquire West Coast Common Stock (collectively, the "West Coast Options") granted by West Coast pursuant to stock option plans or other agreements of West Coast ("West Coast Stock

         Plan"), which West Coast Options as of the date hereof are listed and described in Section 3.4 of the West Coast Disclosure Memorandum and which West Coast Options are outstanding at the Effective Time of the Merger, whether or not such West Coast Options are then exercisable, shall be converted into and become rights with respect to FNB Common Stock, and FNB shall assume each West Coast Option, in accordance with the terms of the West Coast Stock Plan, Stock Option Agreement, or Warrant Agreement by which it is evidenced, except that from and after the Effective Time (i) FNB and its Compensation Committee shall be substituted for West Coast and the Compensation Committee of West Coast's Board of Directors, including, if applicable, the entire Board of Directors of West Coast, administering such West Coast Stock Plan,
         (ii) each West Coast Option assumed by FNB may be exercised solely for shares of FNB Common Stock, (iii) the number of shares of FNB Common Stock subject to each such West Coast Option shall be equal to the number of shares of West Coast Common Stock subject to each such West Coast Option immediately prior to the Effective Time times the Exchange Ratio, and (iv) the per share exercise price under each such West Coast Option will be adjusted by dividing the per share exercise price under each such West Coast Option by the Exchange Ratio and rounding down to the nearest cent. Notwithstanding the provisions of clause (iii) of the preceding sentence, FNB shall not be obligated to issue any fraction of a share of FNB Common Stock upon exercise of West Coast Options and any fraction of a share of FNB Common Stock that otherwise would be subject to a converted West Coast Option shall represent the right to receive a cash payment equal to the product of such fraction and the difference between the market value of one share of FNB Common Stock and the per share exercise price of such Option. Notwithstanding the provisions and clauses (iii) and (iv), each West Coast option which is an "incentive stock option" shall be adjusted as required by Section 424 of the Internal Revenue Code, and the regulations promulgated thereunder, so as not to constitute a modification, extension, or renewal of the option within the meaning of Section 424(h) of the Internal Revenue Code. West Coast and FNB agree to take all necessary steps to effectuate the foregoing provisions of this Section 3.4.

                  (b) As soon as practicable after the Effective Time, FNB shall deliver to the participants in each West Coast Stock Plan an appropriate notice setting forth such participant's rights pursuant thereto and the grants pursuant to such West Coast Stock Plan shall continue in effect on the same terms and conditions (subject to the adjustments required by Section 3.4(a) after giving effect to the Merger), and FNB shall comply with the terms of each West Coast Stock Plan to ensure, to the extent required by, and subject to the provisions of, such West Coast Stock Plan, that West Coast Options which qualified as incentive stock options prior to the Effective Time continue to qualify as incentive stock options after the Effective Time.

                  At or prior to the Effective Time, FNB shall take all corporate action necessary to reserve for issuance sufficient shares of FNB Common Stock for delivery upon exercise of West Coast Options assumed by it in accordance with this Section 3.4. As soon as practicable after the Effective Time, FNB shall file a registration statement on Form S-3 or Form S-8, as the case may be (or any successor or other appropriate forms), with respect to the shares of FNB Common Stock subject to such West Coast Options and shall use its reasonable efforts to maintain the effectiveness of such registration statement (and maintain the current status of the prospectus or the prospectuses contained therein), for so long as such options remain outstanding. With respect to individuals who subsequent to the Merger will be subject to the reporting requirements under Section 16(a) of the 1934 Act, where applicable, FNB shall administer the West Coast Stock Plan assumed pursuant to this Section 3.4 in a manner which complies with Rule 16b-3 promulgated under the 1934 Act to the extent the West Coast Stock Plan complied with such Rule prior to the Merger.

                  (c) All restrictions or limitations on transfer with respect to the West Coast Common Stock awarded under the West Coast Stock Plan or any other plan, program, or arrangement of West Coast, to the extent that such restrictions or limitations shall not have already lapsed, and except as otherwise expressly provided in such plan, program, or arrangement, shall remain in full force and effect.


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         3.5 Fractional Shares. Notwithstanding any other provision of this
Agreement, each holder of West Coast Common Stock exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of FNB Common Stock (after taking into account all certificates delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of FNB Common Stock multiplied by the "market price" of one share of FNB Common Stock at the Closing. The market price of one share of FNB Common Stock at the Closing shall be the average of the closing high bid and low asked prices of such Common Stock in the over-the-counter market, as reported by Nasdaq (or, if not reported thereby, any other authoritative source selected by FNB) on the last trading day preceding the Closing. No such holder will be entitled to dividends, voting rights, or any other rights as a shareholder in respect of any fractional shares.

                                    ARTICLE 4

                               EXCHANGE OF SHARES

         4.1 Exchange Procedures. At the Effective Time, FNB shall deposit or shall cause to be deposited with the exchange agent selected by FNB (the "Exchange Agent") certificates evidencing shares of FNB Common Stock in such amount necessary to provide all consideration required to be exchanged by FNB for West Coast Common Stock pursuant to the terms of this Agreement. Promptly after the Effective Time, FNB shall cause the Exchange Agent to mail to the former shareholders of West Coast appropriate transmittal materials (which shall specify that delivery shall be effected, and risk of loss and title to the certificates theretofore representing shares of West Coast Common Stock shall pass, only upon proper delivery of such certificates to the Exchange Agent). After the Effective Time, each holder of shares of West Coast Common Stock (other than shares to be canceled pursuant to Section 3.3 of this Agreement) issued and outstanding at the Effective Time shall surrender the certificate or certificates representing such shares to the Exchange Agent and shall upon surrender thereof promptly receive in exchange therefor the consideration provided in Section 3.1 of this Agreement. FNB shall not be obligated to deliver the consideration to which any former holder of West Coast Common Stock is entitled as a result of the Merger until such holder surrenders such holder's certificate or certificates representing the shares of West Coast Common Stock for exchange as provided in this Section 4.1. The certificate or certificates of West Coast Common Stock so surrendered shall be duly endorsed as the Exchange Agent may require. Any other provision of this Agreement notwithstanding, neither FNB nor the Exchange Agent shall be liable to a holder of West Coast Common Stock for any amounts paid or property delivered in good faith to a public official pursuant to any applicable abandoned property Law.

         4.2 Rights of Former West Coast Shareholders. At the Effective Time, the stock transfer books of West Coast shall be closed as to holders of West Coast Common Stock immediately prior to the Effective Time and no transfer of West Coast Common Stock by any such holder shall thereafter be made or recognized. Until surrendered for exchange in accordance with the provisions of
Section 4.1 of this Agreement, each certificate theretofore representing shares of West Coast Common Stock (other than shares to be canceled pursuant to Section
3.3 of this Agreement) shall from and after the Effective Time represent for all purposes only the right to receive the consideration provided in Sections 3.1 and 3.4 of this Agreement in exchange therefor. Until 90 days after the Effective Time, former shareholders of West Coast shall be entitled to vote at any meeting of FNB stockholders the number of shares of FNB Common Stock into which shares of West Coast Common Stock are converted, regardless of whether such holders have exchanged their certificates representing West Coast Common Stock for shares representing FNB Common Stock in accordance with the provisions of this Agreement. Whenever a dividend or other distribution is declared by FNB on the FNB Common Stock, the record date for which is at or after the Effective Time, the declaration shall include dividends or other distributions on all shares issuable pursuant to this Agreement, but beginning 30 days after the Effective Time no dividend or other distribution payable to the holders of record of FNB Common Stock as of any time subsequent to the Effective Time shall be delivered to the holder of any certificate representing shares of West Coast Common Stock issued and outstanding at the Effective Time until such holder surrenders such certificate for exchange as provided in Section 4.1 of this Agreement. However, upon surrender of such West Coast Common Stock certificate, both the FNB Common Stock certificate (together with all such undelivered dividends or other distributions without interest) and any


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undelivered dividends shall be delivered and paid with respect to each share represented by such certificate. Any portion of the consideration (including the proceeds of any investments thereof) which had been made payable to the Exchange Agent pursuant to Section 4.1 of this Agreement that remain unclaimed by the shareholders of West Coast for six (6) months after the Effective Time shall be paid to FNB. Any shareholders of West Coast who have not theretofore complied with this Article 4 shall thereafter look only to FNB for payment of their shares of FNB Common Stock and unpaid dividends and distributions on the FNB Common Stock deliverable in respect of each West Coast share of Common Stock such shareholder holds as determined pursuant to this Agreement, in each case, without any interest thereon.

                                    ARTICLE 5

                  REPRESENTATIONS AND WARRANTIES OF WEST COAST

         West Coast hereby represents and warrants to FNB as follows:

         5.1 Organization, Standing, and Power. West Coast is a state banking corporation duly organized, validly existing, and in active status under the laws of the State of Florida, and has the corporate power and authority to carry on its business as now conducted and to own, lease, and operate its material Assets. West Coast is duly qualified or licensed to transact business as a foreign corporation and is in good standing in each jurisdiction where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on West Coast.

         5.2 Authority; No Breach by Agreement.

                  (a) West Coast has the corporate power and authority necessary to execute and deliver this Agreement and, subject to the approval and adoption of this Agreement by the shareholders of West Coast, to perform its obligations under this Agreement and consummate the transactions contemplated hereby. The execution, delivery, and performance of this Agreement by West Coast and the consummation by West Coast of the transactions contemplated herein, including the Merger, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of West Coast, subject to the approval of this Agreement by its shareholders as contemplated by Section 8.1 of this Agreement. Subject to such requisite shareholder approval (and assuming due authorization, execution and delivery by FNB, Southwest and Interim) and to such Consents of Regulatory Authorities as required by applicable Law, this Agreement represents a legal, valid, and binding obligation of West Coast, enforceable against West Coast in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought). The West Coast Board of Directors has received from Alex Sheshunoff & Company a letter dated as of the date of this Agreement to the effect that, in the opinion of such firm, the Exchange Ratio is fair, from a financial point of view, to the holders of West Coast Common Stock.

                  (b) Except as disclosed in Section 5.2 of the West Coast Disclosure Memorandum, neither the execution and delivery of this Agreement by West Coast, nor the consummation by West Coast of the transactions contemplated hereby, nor compliance by West Coast with any of the provisions hereof, will (i) conflict with or result in a breach of any provision of West Coast's Articles of Incorporation or Bylaws, or (ii) constitute or result in a Default under, or result in the creation of any Lien on any material Asset of West Coast under, or require a Consent pursuant to, any Contract or Permit of West Coast, where such Default or Lien, or any failure to obtain such Consent, is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on West Coast, or, (iii) subject to receipt of the requisite approvals and Consents referred to in Sections 9.1(a), (b) and (c) of this Agreement, violate any Order, or to


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         its Knowledge, any Law applicable to West Coast or any of its material
         Assets which will have a Material Adverse Effect on West Coast.

                  (c) Other than in connection or compliance with the provisions of the Securities Laws, applicable state corporate and securities Laws, and rules of the Nasdaq, and other than Consents required from Regulatory Authorities, and other than notices to or filings with the Internal Revenue Service or the Pension Benefit Guaranty Corporation with respect to any employee benefit plans, or under the HSR Act, and other than Consents, filings, or notifications which, if not obtained or made, are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on West Coast, no notice to, filing with, or Consent of, any public body or authority is necessary for the consummation by West Coast of the Merger and the other transactions contemplated in this Agreement.

         5.3 Capital Stock.

                  (a) The authorized capital stock of West Coast consists of 3,000,000 shares, $2.00 par value of West Coast Common Stock, of which 579,063 shares are issued and outstanding as of the date of this Agreement and not more than 579,063 shares (plus any additional shares issued upon the exercise of options under the West Coast Stock Plans) will be issued and outstanding at the Effective Time. All of the issued and outstanding shares of West Coast Common Stock are duly and validly issued and outstanding and are fully paid and nonassessable under the FFIC. None of the outstanding shares of West Coast Common Stock has been issued in violation of any preemptive rights. West Coast has reserved 115,812 shares of West Coast Common Stock for issuance under the West Coast Stock Plans, pursuant to which options and warrants to purchase not more than 107,208 shares of West Coast Common Stock are outstanding.

                  (b) Except as set forth in Section 5.3(a) of this Agreement, or as provided pursuant to the Stock Option Agreement, there are no shares of capital stock or other equity securities of West Coast outstanding and no outstanding Rights relating to the capital stock of West Coast.

         5.4 No West Coast Subsidiaries. West Coast does not have any Subsidiaries.

         5.5 Regulatory Filings; Financial Statements. West Coast has made available to FNB copies of the West Coast Financial Statements and all reports of any outside consultants or advisors to West Coast. Each of the West Coast Financial Statements (including, in each case, any related notes), including any West Coast Financial Statements filed after the date of this Agreement until the Effective Time, was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated therein or in the notes to such financial statements), and fairly present or will present the financial position of West Coast at the respective dates and the results of its operations and cash flows at and for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount, and except for the absence of certain footnote information in the unaudited interim financial statements.

         5.6 Notes and Obligations.

                  (a) Except as set forth in Section 5.6 of the West Coast Disclosure Memorandum or as provided in the loss reserve described in subparagraph (b) below, without conducting any independent investigation, West Coast is not aware of any facts which would cause management of West Coast to believe that any notes receivable or any other obligations owned by West Coast or due to it shown on the West Coast Interim Balance Sheet or any such notes receivable and obligations on the date hereof and as of the Effective Time have not been and will not be genuine, legal, valid and collectible obligations of the respective makers thereof and are not and will not be subject to any offset or counterclaim. Except as set forth in subparagraph (b) below, all such notes and obligations are evidenced by written agreements, true and correct copies of which will be made available to FNB for examination prior to the


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         Effective Time. All such notes and obligations were entered into by
         West Coast in the ordinary course of its business and in compliance with all applicable laws and regulations, except as to any non-compliance which has not and will not have a Material Adverse Effect on West Coast.

                  (b) West Coast has established a loss reserve on the West Coast Interim Balance Sheet which is adequate to cover anticipated losses which might result from such items as the insolvency or default of borrowers or obligors on such loans or obligations, defects in the notes or evidences of obligation (including losses of original notes or instruments), offsets or counterclaims properly chargeable to such reserve, or the availability of legal or equitable defenses which might preclude or limit the ability of West Coast to enforce the note or obligation, and the representations set forth in subparagraph (a) above are qualified in their entirety by the aggregate of such loss reserves. As of the Effective Time, the ratio of the loss reserve, as established on such date in good faith by management of West Coast, to total loans outstanding at such time, shall not exceed by a material amount the ratio of the loss reserve to the total loans outstanding as reflected on the West Coast Interim Balance Sheet (except as otherwise agreed to by West Coast and FNB), and the representations set forth in subparagraph (a) above made as of the Effective Time shall be qualified in their entirety by the aggregate of such loss reserve on such date.

         5.7 Absence of Certain Changes or Events. Except as disclosed in
Section 5.7 of the West Coast Disclosure Memorandum, since June 30, 1997, (i) there have been no events, changes, or occurrences which have had, or are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on West Coast, and (ii) West Coast has not taken any action, or failed to take any action, prior to the date of this Agreement, which action or failure, if taken after the date of this Agreement, would represent or result in a material breach or violation of any of the material covenants and agreements of West Coast provided in Article 7 of this Agreement.

         5.8 Tax Matters.

                  (a) All Tax Returns required to be filed by or on behalf of West Coast have been timely filed or requests for extensions have been timely filed, granted, and have not expired for periods ended on or before December 31, 1996, except to the extent that all such failures to file, taken together, are not reasonably likely to have a Material Adverse Effect on West Coast, and all Tax Returns filed are complete and accurate in all material respects. All Taxes shown on filed Tax Returns have been paid. There is no audit examination, deficiency, or refund Litigation with respect to any Taxes that is reasonably likely to result in a determination that would have, individually or in the aggregate, a Material Adverse Effect on West Coast, except as reserved against in the West Coast Financial Statements delivered prior to the date of this Agreement or as disclosed in Section 5.8 of the West Coast Disclosure Memorandum. All Taxes and other liabilities due with respect to completed and settled examinations or concluded Litigation have been paid, accrued, or provided for as disclosed in Section 5.8 of the West Coast Disclosure Memorandum.

                  (b) Except as disclosed in Section 5.8 of the West Coast Disclosure Memorandum, West Coast has not executed an extension or waiver of any statute of limitations on the assessment or collection of any material Tax due that is currently in effect.

                  (c) Except as disclosed in Section 5.8 of the West Coast Disclosure Memorandum, adequate provision for any Taxes due or to become due for West Coast for the period or periods through and including the date of the respective West Coast Financial Statements has been made and is reflected on such West Coast Financial Statements.

                  (d) Deferred Taxes of West Coast have been adequately provided for in the West Coast Financial Statements.

                  (e) West Coast is in compliance with, and its records contain all information and documents (including properly completed Internal Revenue Service Forms W-9) necessary to


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         comply with, all applicable information reporting and Tax withholding requirements under federal, state, and local Tax Laws, and such records identify with specificity all accounts subject to backup withholding under Section 3406 of the Internal Revenue Code, except for such instances of noncompliance and such omissions as are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on West Coast.

                  (f) There are no Liens with respect to Taxes upon any of the material Assets of West Coast, except for loans on West Coast's books generated in the normal course of business.

                  (g) West Coast has not filed any consent under Section 341(f) of the Internal Revenue Code concerning collapsible corporation.

                  (h) All material elections with respect to Taxes affecting West Coast as of the date of this Agreement have been or will be timely made as set forth in Section 5.8 of the West Coast Disclosure Memorandum. After the date hereof, other than as set forth in Section
         5.8 of the West Coast Disclosure Memorandum, no election with respect to Taxes will be made without the prior written consent of FNB, which consent will not be unreasonably withheld.

         5.9 Assets. Except as disclosed in Section 5.9 of the West Coast Disclosure Memorandum, West Coast has good and marketable title, free and clear of all Liens (except those Liens which are not likely to have a Material Adverse Effect on West Coast), to all of its material Assets reflected in the West Coast Financial Statements as being owned by West Coast as of the date hereof. All material tangible properties used in the business of West Coast are in good condition, reasonable wear and tear excepted, and are usable in the ordinary course of business consistent with West Coast's past practices. All Assets which are material to West Coast's business, held under leases or subleases by West Coast, are held under valid Contracts enforceable in accordance with their respective terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceedings may be brought), and each such Contract is in full force and effect. West Coast currently maintains insurance in amounts, scope, and coverage as disclosed in Section 5.9 of the West Coast Disclosure Memorandum. West Coast has not received written notice from any insurance carrier that (i) such insurance will be canceled or that coverage thereunder will be reduced or eliminated, or (ii) premium costs with respect to such policies of insurance will be substantially increased. Except as disclosed in Section 5.9 of the West Coast Disclosure Memorandum, there are presently no claims pending under such policies of insurance and no notices have been given by West Coast under such policies.

         5.10 Environmental Matters.

                  (a) To the Knowledge of West Coast, except as disclosed in
         Section 5.10 of the West Coast Disclosure Memorandum, West Coast, its Participation Facilities, and its Loan Properties are, and have been, in compliance with all Environmental Laws, except for violations which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on West Coast.

                  (b) To the Knowledge of West Coast, except as disclosed in
         Section 5.10 of the West Coast Disclosure Memorandum, there is no Litigation pending or threatened before any court, governmental agency, or authority or other forum in which West Coast or any of its Loan Properties or Participation Facilities has been or, with respect to threatened Litigation, may be named as a defendant or potentially responsible party (i) for alleged noncompliance (including by any predecessor) with any Environmental Law or (ii) relating to the release into the environment of any Hazardous Material, whether or not occurring at, on, under, or involving any of its Loan Properties or Participation Facilities, except for such Litigation pending or threatened that is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on West Coast.


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                  (c) To the Knowledge of West Coast, except as disclosed in
         Section 5.10 of the West Coast Disclosure Memorandum, during the period of (i) West Coast's ownership or operation of any of its properties,
         (ii) West Coast's participation in the management of any Participation Facility, or (iii) West Coast's holding a security interest in a Loan Property, there is no reasonable basis for any Litigation of a type described above in Section 5.10(b), except such as is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on West Coast.

                  (d) To the Knowledge of West Coast, except as disclosed in
         Section 5.10 of the West Coast Disclosure Memorandum, there have been no releases of Hazardous Material in, on, under, or affecting any Participation Facility or Loan Property of West Coast, except such as are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on West Coast.

         5.11 Compliance With Laws. Except as disclosed in Section 5.11 of the West Coast Disclosure Memorandum, West Coast has in effect all Permits necessary for it to own, lease, or operate its material Assets and to carry on its business as now conducted, except for those Permits the absence of which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on West Coast, and West Coast is not presently in default under any such Permit, other than defaults which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on West Coast. Except as disclosed in Section 5.11 of the West Coast Disclosure Memorandum, West Coast:

                  (a) to the Knowledge of West Coast, is not in violation of any Laws or Orders applicable to its business or employees conducting its business, except for violations which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on West Coast; and

                  (b) has not received any written notification or communication from any agency or department of federal, state, or local government or any Regulatory Authority or the staff thereof (i) asserting that West Coast is not in substantial compliance with any of the Laws or Orders which such governmental authority or Regulatory Authority enforces, where such noncompliance is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on West Coast, (ii) threatening to revoke any Permit, the revocation of which is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on West Coast , or (iii) requiring West Coast to enter into or consent to the issuance of a cease and desist order, formal agreement, directive, commitment, or memorandum of understanding, or to adopt any Board resolution or similar undertaking, which restricts materially the conduct of its business, or in any manner relates to its capital adequacy, its credit or reserve policies, its management, or the payment of dividends.

         5.12 Labor Relations. West Coast is not the subject of any Litigation asserting that it has committed an unfair labor practice (within the meaning of the National Labor Relations Act or comparable state law) or seeking to compel it to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute involving West Coast, pending or threatened, nor is there any activity involving any of West Coast's employees seeking to certify a collective bargaining unit or engaging in any other organization activity.

         5.13 Employee Benefit Plans.

                  (a) West Coast has disclosed in Section 5.13 of the West Coast Disclosure Memorandum, and has or will deliver or make available to FNB copies or summaries of, all material pension, retirement, profit-sharing, deferred compensation, stock option, employee stock ownership, severance pay, vacation, bonus, or other material incentive plans, all other material written employee programs, arrangements, or agreements, and all other material employee benefit plans or fringe benefit plans, including, without limitation, all "employee benefit plans" (as that term is defined in Section 3(3) of ERISA), currently adopted, maintained


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         by, sponsored in whole or in part by, or contributed to by West Coast for the benefit of employees, retirees, dependents, spouses, directors, independent contractors or other beneficiaries are eligible to participate (collectively, the "West Coast Benefit Plans"). Any of the West Coast Benefit Plans which is an "employee pension benefit plan" (as that term is defined in Section 3(2) of ERISA) is referred to herein as a "West Coast ERISA Plan". No West Coast Benefit Plan is or has been a multi-employer plan within the meaning of Section 3(37) of ERISA.

                  (b) Except as disclosed in Section 5.13 of the West Coast Disclosure Memorandum, all West Coast Benefit Plans are in compliance in all material respects with the applicable terms of ERISA, the Internal Revenue Code, and any other applicable Laws, the breach or violation of which are reasonably likely to have a Material Adverse Effect on West Coast.

                  (c) Except as disclosed in Section 5.13 of the West Coast Disclosure Memorandum, no West Coast ERISA Plan which is a "defined benefit pension plan" (as defined in Section 4140 of the Internal Revenue Code) has any "unfunded current liability" (as that term is defined in Section 302(d)(8)(A) of ERISA) and the present fair market value of the assets of any such plan exceeds the plan's "benefit liabilities" (as that term is defined in Section 4001(a)(16) of ERISA).

                  (d) Except as disclosed in Section 5.13 of the West Coast Disclosure Memorandum, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment (including, without limitation, severance, unemployment compensation, golden parachute, or otherwise) becoming due to any director or any employee of West Coast from West Coast under any West Coast Benefit Plan, (ii) increase any benefits otherwise payable under any West Coast Benefit Plan, or (iii) result in any acceleration of the time of payment or vesting of any such benefit, where such payment, increase, or acceleration is reasonably likely to have a Material Adverse Effect on West Coast.

         5.14 Material Contracts. Except as disclosed in Section 5.14 of the West Coast Disclosure Memorandum, West Coast is not a party to or subject to the following: (i) any employment, severance, termination, consulting, or retirement Contract providing for aggregate payments to any Person in any calendar year in excess of $50,000, (ii) any Contract relating to the borrowing of money by West Coast or the guarantee by West Coast of any such obligation exceeding $50,000 (other than Contracts evidencing deposit liabilities, purchases of federal funds, fully-secured repurchase agreements, and Federal Home Loan Bank advances, trade payables, and Contracts relating to borrowings or guarantees made in the ordinary course of business), and (iii) any other material Contract or amendment thereto as of the date of this Agreement not made in the ordinary course of business to which West Coast is a party or by which it is bound (together with all Contracts referred to in Sections 5.9 and 5.13(a) of this Agreement, the "West Coast Contracts"). With respect to each West Coast Contract and except as disclosed in Section 5.14 of the West Coast Disclosure Memorandum: (i) the Contract is in full force and effect; (ii) West Coast is not in default thereunder, other than defaults which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on West Coast; (iii) West Coast has not repudiated or waived any material provision of any such West Coast Contract; and (iv) no other party to any such West Coast Contract is in Default in any material respect, other than defaults which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on West Coast, or has repudiated or waived any material provision thereunder. Except for Federal Home Loan Bank advances, all of the indebtedness of West Coast for money borrowed is prepayable at any time by West Coast without penalty or premium.

         5.15 Legal Proceedings. Except as disclosed in Section 5.15 of the West Coast Disclosure Memorandum, there is no Litigation instituted or pending, or, to the Knowledge of West Coast, threatened (or unasserted but considered probable of assertion and which if asserted would have at least a reasonable probability of an unfavorable outcome) against West Coast, or against any material Asset, employee benefit plan, interest, or right of any of them, that is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on West Coast, nor to the Knowledge of West Coast are there any Orders of any Regulatory Authorities, other governmental authorities, or arbitrators


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outstanding against West Coast, that are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on West Coast. Section 5.15 of the West Coast Disclosure Memorandum includes a summary report of all Litigation as of the date of this Agreement to which West Coast is a party and which names West Coast as a defendant or cross-defendant and where the estimated maximum exposure may be $10,000 or more.

         5.16 Reports. For the three years ended December 31, 1996, 1995 and 1994, and since January 1, 1997, West Coast has timely filed, and to the extent permitted by Law has made available for FNB review, all reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with any Regulatory Authorities. As of their respective dates, each of such reports and documents, including the financial statements, exhibits, and schedules thereto, complied in all material respects with all applicable Laws enforced or promulgated by the Florida Department of Banking and Finance or the Board of Governors of the Federal Reserve System, except for those which would not have a Material Adverse Effect on West Coast. As of its respective date, each such report and document did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading, which untrue statement of a material fact or omission to state a material fact is likely to have, individually or in the aggregate, a Material Adverse Effect on West Coast.

         5.17 Statements True and Correct. None of the information supplied or to be supplied by West Coast or any Affiliate thereof for inclusion in the Registration Statement to be filed by FNB with the SEC will, when the Registration Statement becomes effective, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein not misleading. None of the information supplied or to be supplied by West Coast or any Affiliate thereof for inclusion in the Proxy Statement to be mailed to West Coast's shareholders in connection with the Shareholders' Meeting, and any other documents to be filed by West Coast or any Affiliate thereof with any Regulatory Authority in connection with the transactions contemplated hereby, will, at the respective time such documents are filed, and with respect to the Proxy Statement, when first mailed to the shareholders of West Coast, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or, in the case of the Proxy Statement or any amendment thereof or supplement thereto, at the time of the Shareholders' Meeting, be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the Shareholders' Meeting. All documents that West Coast or any Affiliate thereof is responsible for filing with any Regulatory Authority in connection with the transactions contemplated hereby will comply as to form in all material respects with the provisions of applicable Law.

         5.18 Accounting, Tax and Regulatory Matters. To the Knowledge of West Coast, neither West Coast nor any Affiliate thereof has taken or agreed to take any action which would, or has any Knowledge of any fact or circumstance that is reasonably likely to (i) prevent the transactions contemplated hereby, including the Merger, from qualifying for pooling-of-interests accounting treatment or as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, or (ii) materially impede or delay receipt of any Consents of Regulatory Authorities referred to in Section 9.1(b) of this Agreement or result in the imposition of a condition or restriction of the type referred to in the last sentence of such Section.

         5.19 Articles of Incorporation Provisions. West Coast has taken all actions so that the entering into of this Agreement and the consummation of the Merger and the other transactions contemplated by this Agreement do not and will not result in the grant of any rights to any Person under the Articles of Incorporation, Bylaws, or other governing instruments of West Coast or restrict or impair the ability of FNB or any of its Subsidiaries to vote, or otherwise to exercise the rights of a shareholder with respect to, shares of West Coast that may be directly or indirectly acquired or controlled by it.


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         5.20    Derivatives Contracts.  Except as disclosed in Section 5.20 of the West Coast Disclosure Memorandum, West Coast is neither a party to nor has it agreed to enter into an exchange-traded or over-the-counter swap, forward, future, option, cap, floor, or collar financial contract, or any other interest rate or foreign currency protection contract not included on its balance sheet which is a financial derivative contract (including various combinations thereof) (each a "Derivatives Contract").

                                    ARTICLE 6

          REPRESENTATIONS AND WARRANTIES OF FNB, SOUTHWEST AND INTERIM

         FNB and Southwest hereby represent and warrant to West Coast and Interim, when formed, will represent and warrant to West Coast as follows:

         6.1     Organization, Standing, and Power.

                 (a) FNB is a corporation duly organized, validly existing, and in good standing under the Laws of the Commonwealth of Pennsylvania, and has the corporate power and authority to carry on its business as now conducted and to own, lease, and operate its material Assets. FNB is duly qualified or licensed to transact business as a foreign corporation in good standing in the States of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FNB.

                 (b) Southwest is a corporation duly organized, validly existing, and in active status under the Laws of the State of Florida, and has the corporate power and authority to carry on its business as now conducted and to own, lease, and operate its material Assets. Southwest is duly qualified or licensed to transact business as a foreign corporation in good standing in the States of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Southwest.

                 (c) Interim will be a Florida state banking corporation organized under the laws of the State of Florida (as a wholly-owned subsidiary of FNB), after the execution of this Agreement and prior to the Effective Time and shall have the corporate power and authority to carry on the business of banking. Interim shall become duly qualified or licensed to transact business as a foreign corporation, and shall maintain its corporate status in good standing, in the States of the United States and foreign jurisdictions where the character of the assets or the nature or conduct of the business, to be purchased, received or operated by Interim, shall require it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Interim.

         6.2     Authority; No Breach By Agreement.

                 (a) Each of FNB and Southwest has, and upon its formation Interim shall have, the corporate power and authority necessary to execute, deliver, and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated herein, including the Merger, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of FNB and Southwest and shall be duly and validly authorized by all necessary corporation action in respect thereof by Interim upon its formation. This Agreement represents a legal, valid, and binding obligation of FNB and Southwest and shall become such an obligation of Interim upon its formation, enforceable against FNB and Southwest, and to become enforceable against Interim upon its formation, in accordance with its terms (except in all cases as such enforceability may be limited by


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         applicable bankruptcy, insolvency, reorganization, moratorium, or similar Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

                 (b) Neither the execution and delivery of this Agreement by FNB, Southwest or, upon its formation, Interim, nor the consummation by FNB, Southwest or Interim of the transactions contemplated hereby, nor compliance by FNB, Southwest or Interim with any of the provisions hereof, will (i) conflict with or result in a breach of any provision of the Articles of Association or Bylaws of FNB, Southwest or, upon its formation, the Articles of Incorporation of Interim, or (ii) constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of any FNB Company, Southwest or Interim under, any Contract or Permit of any FNB Company, Southwest or Interim, where such Default or Lien, or any failure to obtain such Consent, is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FNB, Southwest or Interim, or, (iii) subject to receipt of the requisite Consents referred to in
         Section 9.1(b) of this Agreement, violate any Law or Order applicable to any FNB Company, Southwest or, upon its formation, Interim or any of their respective material Assets.

                 (c) Other than in connection or compliance with the provisions of the Securities Laws, applicable state corporate and securities Laws, and rules of Nasdaq, and other than Consents required from Regulatory Authorities, and other than notices to or filings with the Internal Revenue Service or the Pension Benefit Guaranty Corporation with respect to any employee benefit plans, or under the HSR Act, and other than Consents, filings, or notifications which, if not obtained or made, are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FNB, Southwest and, upon its formation, Interim, no notice to, filing with, or Consent of, any public body or authority is necessary for the consummation by FNB, Southwest and Interim of the Merger and the other transactions contemplated in this Agreement.

         6.3     Capital Stock.  The authorized capital stock of FNB consists of
(i) 100,000,000 shares of FNB Common Stock, of which 14,049,998 shares were issued and outstanding as of the date of this Agreement and (ii) 20,000,000 shares of FNB Preferred Stock, of which 317,568 shares were issued and outstanding as of the date of this Agreement (the "FNB Capital Stock"). All of the issued and outstanding shares of FNB Capital Stock are, and all of the FNB Common Stock to be issued in exchange for West Coast Common Stock upon consummation of the Merger will be, authorized and reserved for issuance prior to the Effective Time and, when issued in accordance with the terms of this Agreement, will be, duly and validly issued and outstanding and fully paid and nonassessable under the PBCL. None of the outstanding shares of FNB Capital Stock has been, and none of the shares of FNB Common Stock to be issued in exchange for shares of West Coast Common Stock upon consummation of the Merger will be, issued in violation of any preemptive rights of the current or past shareholders of FNB.

         6.4 FNB Subsidiaries. Except as disclosed in Section 6.4 of the FNB Disclosure Memorandum, the list of Subsidiaries of FNB filed by FNB with its most recent FNB Report on Form 10-K for the fiscal year ended December 31, 1996 is a true and complete list of all of the FNB Subsidiaries as of the date of this Agreement. Except as disclosed in Section 6.4 of the FNB Disclosure Memorandum, FNB or one of its Subsidiaries owns all of the issued and outstanding shares of capital stock of each FNB Subsidiary. No equity securities of any FNB Subsidiary are or may become required to be issued (other than to another FNB Company) by reason of any Rights, and there are no Contracts by which any FNB Subsidiary is bound to issue (other than to another FNB Company) additional shares of its capital stock or Rights or by which any FNB Company is or may be bound to transfer any shares of the capital stock of any FNB Subsidiary (other than to another FNB Company). There are no Contracts relating to the rights of any FNB Company to vote or to dispose of any shares of the capital stock of any FNB Subsidiary. All of the shares of capital stock of each FNB Subsidiary held by a FNB Company are fully paid and nonassessable under the applicable corporation Law of the jurisdiction in which such Subsidiary is incorporated or organized (except, in the case of Subsidiaries that are national


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banks, for the assessment contemplated by 12 U.S.C. ss. 55), and are owned by the FNB Company free and clear of any Lien. Each FNB Subsidiary is either a bank or a corporation, and is duly organized, validly existing, and (as to corporations) in good standing under the Laws of the jurisdiction in which it is incorporated or organized, and has the corporate power and authority necessary for it to own, lease, and operate its Assets and to carry on its business as now conducted. Interim, when formed, will be a Florida state banking corporation formed under the laws of the State of Florida and, as of the date of this Agreement through the Effective Time, shall be a wholly-owned direct Subsidiary of FNB. Each FNB Subsidiary is duly qualified or licensed to transact business as a foreign corporation and is in good standing in each jurisdiction where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FNB. Each FNB Subsidiary that is a depository institution is an "insured institution" as defined in the Federal Deposit Insurance Act and applicable regulations thereunder, and the deposits in each such FNB Subsidiary that is a depository institution which are insured by the Bank Insurance Fund or the Savings Association Insurance Fund.

         6.5     SEC Filings; Financial Statements.

                 (a) FNB has filed and made available to West Coast accurate and complete copies of all forms, reports, and documents required to be filed by FNB with the SEC since January 1, 1994, (collectively, the "FNB SEC Reports"). The FNB SEC Reports (i) at the time filed, complied in all material respects with the applicable requirements of the 1933 Act and the 1934 Act, as the case may be, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated in such FNB SEC Reports or necessary in order to make the statements in such FNB SEC Reports, in light of the circumstances under which they were made, not misleading. Except for FNB Subsidiaries that are registered as brokers, dealers, investment advisers, or associated persons thereof, none of the FNB Subsidiaries is required to file any forms, reports or other documents with the SEC. None of the FNB Subsidiaries is required to file any forms, reports, or other documents with the SEC under the 1933 Act or Sections 12, 13, 14, or 16 of the 1934 Act.

                 (b) Each of the FNB Financial Statements (including, in each case, any related notes) contained in the FNB SEC Reports, including any FNB SEC Reports filed after the date of this Agreement until the Effective Time, complied, and each SEC Report filed after the date of this Agreement until the Effective Time will comply, as to form in all material respects with the applicable published rules and regulations of the SEC with respect thereto, was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted by Form 10-Q of the
         SEC), and fairly presented the consolidated financial position of FNB and its Subsidiaries as at the respective dates and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount.

         6.6     Absence of Certain Changes or Events.  Since January 1, 1997,
(i) there have been no events, changes or occurrences which have had, or are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FNB, and (ii) the FNB Companies have not taken any action, or failed to take any action, prior to the date of this Agreement, which action or failure, if taken after the date of this Agreement, would represent or result in a material breach or violation of any of the covenants and agreements of FNB, Southwest, or Interim provided in Articles 7 or 8 of this Agreement.

         6.7     Tax Matters.

                 (a) All Tax Returns required to be filed by or on behalf of any of the FNB Companies have been timely filed or requests for extensions have been timely filed, granted, and have not


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         expired for periods ended on or before March 31, 1997, and on or before the date of the most recent fiscal year end immediately preceding the Effective Time, except to the extent that all such failures to file, taken together, are not reasonably likely to have a Material Adverse Effect on FNB, and to the Knowledge of FNB all Tax Returns filed are complete and accurate in all material respects. All Taxes shown on filed Tax Returns have been paid. There is no audit examination, deficiency, or refund Litigation with respect to any Taxes that is reasonably likely to result in a determination that would have, individually or in the aggregate, a Material Adverse Effect on FNB, except as reserved against in the FNB Financial Statements delivered prior to the date of this Agreement. All Taxes and other liabilities due with respect to completed and settled examinations or concluded Litigation have been paid.

                 (b) Adequate provision for any Taxes due or to become due for any of the FNB Companies for the period or periods through and including the date of the respective FNB Financial Statements has been made and is reflected on such FNB Financial Statements.

                 (c) Deferred Taxes of the FNB Companies have been adequately provided for in the FNB Financial Statements.

                 (d) To the Knowledge of FNB, each of the FNB Companies is in compliance with, and its records contain all information and documents (including properly completed Internal Revenue Service Forms W-9) necessary to comply with, all applicable information reporting and Tax withholding requirements under federal, state, and local Tax Laws, and such records identify with specificity all accounts subject to backup withholding under Section 3406 of the Internal Revenue Code, except for such instances of noncompliance and such omissions as are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FNB.

         6.8 Compliance With Laws. Both FNB and Southwest are duly registered as a bank holding company under the BHC Act. Each FNB Company has in effect all Permits necessary for it to own, lease, or operate its material Assets and to carry on its business as now conducted, except for those Permits the absence of which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FNB. None of the FNB Companies is presently in Default under or in violation of any such Permit, other than Defaults which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FNB. No FNB Company:

                 (a) is in violation of any Laws, Orders, or Permits applicable to its business or employees conducting its business, except for violations which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FNB; and

                 (b) has received any notification or communication from any agency or department of federal, state, or local government or any Regulatory Authority or the staff thereof (i) asserting that any FNB Company is not in compliance with any of the Laws or Orders which such governmental authority or Regulatory Authority enforces, where such noncompliance is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FNB, (ii) threatening to revoke any Permits, the revocation of which is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FNB, or
         (iii) requiring any FNB Company to enter into or consent to the issuance of a cease and desist order, formal agreement, directive, commitment, or memorandum of understanding, or to adopt any board resolution or similar undertaking, which restricts materially the conduct of its business, or in any manner relates to its capital adequacy, its credit or reserve policies, its management or the payment of dividends.

         6.9 Assets. Except as disclosed in Section 6.9 of the FNB Disclosure Memorandum, the FNB Companies have good and marketable title, free and clear of all Liens (except for those Liens which are not likely to have a Material Adverse Effect on FNB or its Subsidiaries taken as a whole), to all of their respective material Assets, reflected in FNB Financial Statements as being owned by FNB as of the date hereof. All material tangible properties used in the businesses of the FNB Companies are in


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


good condition, reasonable wear and tear excepted, and are usable in the ordinary course of business consistent with FNB's past practices. All Assets which are material to FNB's business on a consolidated basis, held under leases or subleases by any of the FNB Companies, are held under valid Contracts enforceable in accordance with their respective terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceedings may be brought), and each such Contract is in full force and effect. The FNB Companies currently maintain insurance in amounts, scope, and coverage as disclosed in Section 6.9 of the FNB Disclosure Memorandum. None of the FNB Companies has received written notice from any insurance carrier that (i) such insurance will be canceled or that coverage thereunder will be reduced or eliminated, or (ii) premium costs with respect to such policies of insurance will be substantially increased. Except as disclosed in Section 6.9 of the FNB Disclosure Memorandum, to the Knowledge of FNB there are presently no occurrences giving rise to a claim under such policies of insurance and no notices have been given by any FNB Company under such policies.

         6.10 Legal Proceedings. Except as disclosed in Section 6.10 of the FNB Disclosure Memorandum, there is no Litigation instituted or pending, or, to the Knowledge of FNB, threatened (or unasserted but considered probable of assertion and which if asserted would have at least a reasonable probability of an unfavorable outcome) against any FNB Company, or against any Asset, interest, or right of any of them, that is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FNB, nor to the Knowledge of FNB are there any Orders of any Regulatory Authorities, other governmental authorities, or arbitrators outstanding against any FNB Company, that are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FNB.

         6.11 Reports. Since January 1, 1994, or the date of organization if later, each FNB Company has filed all reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with Regulatory Authorities (except, in the case of state securities authorities, failures to file which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FNB). As of their respective dates, each of such reports and documents, including the financial statements, exhibits, and schedules thereto, complied in all material respects with all applicable Laws. As of its respective date, each such report and document did not, in all material respects, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

         6.12 Statements True and Correct. None of the information supplied or to be supplied by any FNB Company or any Affiliate thereof for inclusion in the Registration Statement to be filed by FNB with the SEC, will, when the Registration Statement becomes effective, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein not misleading. None of the information supplied or to be supplied by any FNB Company or any Affiliate thereof for inclusion in the Proxy Statement to be mailed to West Coast's shareholders in connection with the Shareholders' Meeting, and any other documents to be filed by any FNB Company or any Affiliate thereof with the SEC or any other Regulatory Authority in connection with the transactions contemplated hereby, will, at the respective time such documents are filed, and with respect to the Proxy Statement, when first mailed to the shareholders of West Coast, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or, in the case of the Proxy Statement or any amendment thereof or supplement thereto, at the time of the Shareholders' Meeting, be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the Shareholders' Meeting. All documents that any FNB Company or any Affiliate thereof is responsible for filing with any Regulatory Authority in connection with the transactions contemplated hereby will comply as to form in all material respects with the provisions of applicable Law.


                                      A-17
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         6.13    Accounting, Tax and Regulatory Matters.  No FNB Company or any
Affiliate thereof has taken or agreed to take any action or has any Knowledge of any fact or circumstance that is reasonably likely to (i) prevent the transactions contemplated hereby, including the Merger, from qualifying as a reorganization within the meaning of Section 368(a)(2)(D) of the Internal Revenue Code, or (ii) materially impede or delay receipt of any Consents of Regulatory Authorities referred to in Section 9.1(b) of this Agreement or result in the imposition of a condition or restriction of the type referred to in the last sentence of such Section.

         6.14    Environmental Matters.

                 (a) To the Knowledge of FNB, except as disclosed in Section
         6.14 of the FNB Disclosure Memorandum, each FNB Company, its Participation Facilities, and its Loan Properties are, and have been, in compliance with all Environmental Laws, except for violations which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FNB.

                 (b) Except as disclosed in Section 6.14 of the FNB Disclosure Memorandum, there is no Litigation pending, or, to the Knowledge of FNB, threatened before any court, governmental agency, or authority or other forum in which any FNB Company or any of its Loan Properties or Participation Facilities (or any FNB Company in respect of any such Loan Property or Participation Facility) has been or, with respect to threatened Litigation, may be named as a defendant or potentially responsible party (i) for alleged noncompliance (including by any predecessor) with any Environmental Law or (ii) relating to the release into the environment of any Hazardous Material, whether or not occurring at, on, under, or involving any of its Loan Properties or Participation Facilities, except for such Litigation pending or threatened that is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FNB.

                 (c) To the Knowledge of FNB, except as disclosed in Section
         6.14 of the FNB Disclosure Memorandum, there is no reasonable basis for any Litigation of a type described above in Section 6.14(b), except such as is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FNB.

                 (d) To the Knowledge of FNB, except as disclosed in Section
         6.14 of the FNB Disclosure Memorandum, during the period of (i) FNB's or any of its Subsidiaries' ownership or operation of any of their respective properties, (ii) FNB's or any of its Subsidiaries' participation in the management of any Participation Facility, or (iii) FNB's or any of its Subsidiaries' holding a security interest in a Loan Property, to the Knowledge of FNB there have been no releases of Hazardous Material in, on, under, or affecting any Participation Facility or Loan Property of a FNB Company, except such as are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FNB.

         6.15 Derivatives Contracts. Neither FNB nor any of its Subsidiaries is a party to or has agreed to enter into a Derivatives Contract, except for those Derivatives Contracts set forth in Section 6.15 of the FNB Disclosure Memorandum.

         6.16 Outstanding West Coast Common Stock. As of the date of this Agreement, FNB Companies do not beneficially own any shares of West Coast Common Stock for their own accounts (not including those held in a fiduciary or trust capacity for, or on behalf of, unaffiliated third parties). During the term of this Agreement, no FNB Company, including Interim, shall purchase or otherwise acquire beneficial ownership of any additional West Coast Common Stock except pursuant to the terms of this Agreement.

         6.17 Material Contracts. All material Contracts to which FNB is a party and which are required to be filed as exhibits to FNB SEC Reports have been so filed and, except as disclosed in Section 6.17 of the FNB Disclosure Memorandum, as of the date of this Agreement, to the Knowledge of FNB neither FNB nor any of the FNB Companies is a party to any Contract or amendment thereto


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that would be required to be filed as an exhibit to a Form 10-K filed by FNB with the SEC except for the fact that no such Form 10-K is presently required to be filed with the SEC as of the date hereof.

         6.18    Employee Benefit Plans.

                 (a) FNB has disclosed in Section 6.18 of the FNB Disclosure Memorandum, and has or will deliver or make available to West Coast copies or summaries of, all material pension, retirement, profit-sharing, deferred compensation, stock option, employee stock ownership, severance pay, vacation, bonus, or other material incentive plans, all other material written employee programs, arrangements, or agreements, and all other material employee benefit plans or fringe benefit plans, including, without limitation, all "employee benefit plans" (as that term is defined in Section 3(3) of ERISA), currently adopted, maintained by, sponsored in whole or in part by, or contributed to by Southwest for the benefit of employees, retirees, dependents, spouses, directors, independent contractors or other beneficiaries are eligible to participate (collectively, the "Southwest Benefit Plans"). Any of the Southwest Benefit Plans which is an "employee pension benefit plan" (as that term is defined in Section 3(2) of ERISA) is referred to herein as a "Southwest ERISA Plan". No Southwest Benefit Plan is or has been a multi-employer plan within the meaning of Section 3(37) of ERISA.

                 (b) Except as disclosed in Section 6.18 of the FNB Disclosure Memorandum, all Southwest Benefit Plans are in compliance in all material respects with the applicable terms of ERISA, the Internal Revenue Code, and any other applicable Laws, the breach or violation of which are reasonably likely to have a Material Adverse Effect on FNB.

                                    ARTICLE 7

                    CONDUCT OF BUSINESS PENDING CONSUMMATION

         7.1 Affirmative Covenants of West Coast . Unless the prior written consent of FNB shall have been obtained, and except as otherwise expressly contemplated herein, West Coast shall (i) operate its business only in the usual, regular, and ordinary course, (ii) use its reasonable best efforts to preserve intact its business organization and Assets and maintain its rights and franchises, (iii) use its reasonable best efforts to maintain its current employee relationships, and (iv) take no action which would materially adversely affect the ability of any Party to obtain any Consents of Regulatory Authorities required for the transactions contemplated hereby without imposition of a condition or restriction of the type referred to in the last sentence of Section 9.1(b) of this Agreement.

         7.2     Negative Covenants of West Coast.  Except as disclosed in
Section 7.2 of the West Coast Disclosure Memorandum, from the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, West Coast covenants and agrees that it will not do or agree or commit to do, any of the following without the prior written consent (except as specifically provided in this Section 7.2) of the chief executive officer, president, chief financial officer, or any executive vice president or duly authorized designee of FNB:

                 (a) amend the Articles of Incorporation, Bylaws, or other governing instruments of West Coast except as expressly contemplated by this Agreement; or

                 (b) except for loans secured by a first mortgage on a single family owner-occupied real estate, make any unsecured loan or other extension of credit in excess of $100,000, or make any fully secured loan, to any Person (except those who have received a commitment for a loan or extension of credit prior to the date of this Agreement) in excess of $1,500,000 (in either case FNB shall object thereto within two business days, and the failure to provide a written objection within two business days shall be deemed as the approval of FNB to make such loan or extend such credit); or

                 (c) incur any additional debt obligation or other obligation for borrowed money in excess of an aggregate of $100,000 except in the ordinary course of the business of West Coast


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         consistent with past practices (it being understood and agreed that the incurrence of indebtedness in the ordinary course of business shall include, without limitation, creation of deposit liabilities, purchases of federal funds, advances from the Federal Reserve Bank or Federal
         Home Loan Bank, and entry into repurchase agreements fully secured by U.S. government or agency securities), or impose, or suffer the imposition, on any Asset of West Coast of any Lien or permit any such Lien to exist (other than in connection with deposits, repurchase agreements, bankers acceptances, "treasury tax and loan" accounts established in the ordinary course of business, the satisfaction of legal requirements in the exercise of trust powers, and Liens in effect as of the date hereof that are disclosed in the West Coast Disclosure Memorandum); or

                 (d) repurchase, redeem, or otherwise acquire or exchange (other than exchanges in the ordinary course under employee benefit plans), directly or indirectly, any shares, or any securities convertible into any shares, of the capital stock of West Coast, or adjust, split, combine, or reclassify any capital stock of West Coast or issue or authorize the issuance of any other securities in respect of or in substitution for shares of West Coast Common Stock, or make, declare, or pay any dividend or make any other distribution in respect of West Coast's capital stock; or

                 (e) except for this Agreement, or pursuant to the Stock Option Agreement or pursuant to the exercise of stock options outstanding as of the date hereof, and pursuant to the terms thereof in existence on the date hereof, or as disclosed in Section 7.2(e) of the West Coast Disclosure Memorandum, issue, sell, pledge, encumber, authorize the issuance of, enter into any Contract to issue, sell, pledge, encumber, or authorize the issuance of, or otherwise permit to become outstanding, any additional shares of West Coast Common Stock or any other capital stock of West Coast, or any stock appreciation rights, or any option, warrant, conversion, or other right to acquire any such stock, or any security convertible into any such stock; or

                 (f) Sell, lease, mortgage, or otherwise dispose of or otherwise encumber (i) any shares of capital stock of West Coast, or (ii) any Asset other than in the ordinary course of business for reasonable and adequate consideration; or

                 (g) except for purchases of United States Treasury securities or United States Government agency securities, which in either case have maturities of five years or less, purchase any securities or make any material investment in excess of $100,000, either by purchase of stock or securities, contributions to capital, Asset transfers, or purchase of any Assets, in any Person, or otherwise acquire direct or indirect control over any Person, other than in connection with (i) foreclosures in the ordinary course of business, (ii) acquisitions of control by West Coast in its fiduciary capacity, or (iii) the creation of new wholly-owned Subsidiaries organized to conduct or continue activities otherwise permitted by this Agreement (in which case FNB shall object thereto within two business days, and the failure to provide a written objection within two business days shall be deemed the approval of FNB to make such purchase or investment; or

                 (h) grant any material increase in compensation or benefits to the employees or officers of West Coast, except in accordance with past practice disclosed in Section 7.2(h) of the West Coast Disclosure Memorandum or as required by Law; pay any severance or termination pay or any bonus other than pursuant to written policies or written Contracts in effect on the date of this Agreement or as otherwise disclosed in Section 7.2(h) of the West Coast Disclosure Memorandum; enter into or amend any severance agreements with officers of West Coast; grant any material increase in fees or other increases in compensation or other benefits to directors of West Coast except in accordance with past practice or as otherwise disclosed in Section 7.2(h) of the West Coast Disclosure Memorandum; or voluntarily accelerate the vesting of any stock options or other stock-based compensation or employee benefits; or


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


                 (i) except as disclosed in Section 7.2(i) of the West Coast Disclosure Memorandum or that may be entered into in accordance with
         Section 8.14 of this Agreement, enter into or amend any employment Contract between West Coast and any Person (unless such amendment is required by Law); or

                 (j) except as disclosed in Section 7.2(j) of the West Coast Disclosure Memorandum, adopt any new employee benefit plan of West Coast or make any material change in or to any existing employee benefit plans of West Coast other than any such change that is required by Law or that, in the opinion of counsel, is necessary or advisable to maintain the tax qualified status of any such plan; or

                 (k) make any significant change in any Tax or accounting methods or systems of internal accounting controls, except as may be appropriate to conform to changes in Tax Laws or regulatory accounting requirements or GAAP; or

                 (l) except as disclosed in Section 7.2(l) of the West Coast Disclosure Memorandum, commence any Litigation other than in accordance with past practice or settle any Litigation involving any Liability of West Coast for material money damages or restrictions upon the operations of West Coast; or

                 (m) except in the ordinary course of business, modify, amend, or terminate any material Contract other than renewals without material adverse change of terms, or waive, release, compromise, or assign any material rights or claims; or

                 (n) sell, transfer, mortgage, encumber, or otherwise dispose of any of its material properties or assets to any individual, corporation or other entity, or cancel, release or assign any indebtedness to any such Person or any claims held by any such Person, except in the ordinary course of business consistent with past practice or pursuant to contracts or agreements in force at the date of this Agreement; or

                 (o) agree to, or make any commitment to, take any of the actions prohibited by this Section 7.2.

         7.3 Covenants of FNB. From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, FNB covenants and agrees that it shall (i) continue to conduct its business and the business of FNB Subsidiaries in a manner designed in its reasonable judgment, to enhance the long-term value of the FNB Common Stock and the business prospects of the FNB Companies, and (ii) take no action which would (a) materially adversely affect the ability of any Party to obtain any Consents required for the transactions contemplated hereby in a timely manner without imposition of a condition or restriction of the type referred to in the last sentence of Section 9.1(b) of this Agreement, or (b) materially adversely affect the ability of any Party to perform its covenants and agreements under this Agreement; provided, that the foregoing shall not prevent any FNB Company from discontinuing or disposing of any of its Assets or business if such action is, in the judgment of FNB, desirable in the conduct of the business of FNB and its Subsidiaries. FNB further covenants and agrees that it will not, without the prior written consent of the Chief Executive Officer of West Coast, which consent shall not be unreasonably withheld, amend the Articles of Incorporation or Bylaws of FNB, in each case in any manner adverse to the holders of West Coast Common Stock.

         7.4     Adverse Changes In Condition.  Except as disclosed in Section
7.4 of the West Coast Disclosure Memorandum, each Party agrees to give written notice promptly to the other Party upon becoming aware of the occurrence or impending occurrence of any event or circumstance relating to it or any of its Subsidiaries which (i) is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on it or (ii) would cause or constitute a material breach of any of its representations, warranties, or covenants contained herein, and to use its reasonable best efforts to prevent or promptly to remedy the same.


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         7.5     Reports. Each Party and their respective Subsidiaries shall file all reports required to be filed by each of them with Regulatory Authorities between the date of this Agreement and the Effective Time and shall deliver to the other Party copies of all such reports promptly after the same are filed. If financial statements are contained in any such reports filed with the SEC, such financial statements will fairly present the consolidated financial position of the entity filing such statements as of the dates indicated and the consolidated results of operations, changes in shareholders' equity, and cash flows for the periods then ended in accordance with GAAP (subject in the case of interim financial statements to normal recurring year-end adjustments that are not material and except for the absence of certain footnote information in the unaudited financial statements). As of their respective dates, such reports filed with the SEC will comply in all material respects with the Securities Laws and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Any financial statements contained in any other reports to another Regulatory Authority shall be prepared in accordance with Laws applicable to such reports.

                                    ARTICLE 8

                              ADDITIONAL AGREEMENTS

         8.1 Registration Statement; Proxy Statement; Shareholder Approval. As soon as practicable after execution of this Agreement (in no event later than September 30, 1997), FNB shall file the Registration Statement with the SEC, and shall use its reasonable best efforts to cause the Registration Statement to become effective under the 1933 Act and take any action required to be taken under the applicable state blue sky or securities Laws in connection with the issuance of the shares of FNB Common Stock upon consummation of the Merger. West Coast shall furnish all information concerning it and the holders of its capital stock as FNB may reasonably request in connection with such action. West Coast shall call a Shareholders' Meeting, to be held on a date that is determined by the Parties to be a mutually desirable date, which date shall be as soon as practicable after the Registration Statement is declared effective by the SEC, for the purpose of voting upon approval of this Agreement and such other related matters as it deems appropriate. In connection with the Shareholders' Meeting,
(i) West Coast shall prepare a Proxy Statement relating to the Merger and mail such Proxy Statement to its shareholders, (ii) the Parties shall furnish to each other all information concerning them that they may reasonably request in connection with such Proxy Statement, (iii) the Board of Directors of West Coast shall recommend (subject to compliance with their fiduciary duties under applicable law as advised by counsel) to its shareholders the approval of this Agreement, (iv) each member of the Board of Directors of West Coast shall vote all West Coast Common Stock beneficially owned by each in favor of the approval of this Agreement, and (v) the Board of Directors and officers of West Coast shall (subject to compliance with their fiduciary duties under applicable law as advised by counsel) use their reasonable best efforts to obtain such shareholders' approval.

         8.2 Applications. FNB shall promptly prepare and file, and West Coast shall cooperate in the preparation and, where appropriate, filing of, applications with all Regulatory Authorities having jurisdiction over the transactions contemplated by this Agreement seeking the requisite Consents necessary to consummate the transactions contemplated by this Agreement and thereafter use its reasonable best efforts to cause the Merger to be consummated as expeditiously as possible. Further, FNB shall, prior to the Closing, prepare and file with the National Association of Securities Dealers the required documents and make payment of the required fees for the listing of the shares of FNB Common Stock to be issued to holders of West Coast Common Stock in connection with the Merger on Nasdaq National Stock Market.

         8.3 Filings With Regulatory Authorities. Upon the terms and subject to the conditions of this Agreement, FNB shall execute and file the Application to Merge with the Florida Department of Banking and Finance in connection with the Closing.

         8.4 Agreement As To Efforts To Consummate. Subject to the terms and conditions of this Agreement, each Party agrees to use, and to cause its Subsidiaries, if any, to use, its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary,


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proper, or advisable under applicable Laws to consummate and make effective, as soon as practicable after the date of this Agreement, the transactions contemplated by this Agreement, including the use of their respective reasonable best efforts to lift or rescind any Order adversely affecting its ability to consummate the transactions contemplated herein and to cause to be satisfied the conditions referred to in Article 9 of this Agreement; provided, that nothing herein shall preclude either Party from exercising its rights under this Agreement. Each Party shall use, and shall cause each of its Subsidiaries, if any, to use, its reasonable best efforts to obtain all Permits and Consents of all third parties and Regulatory Authorities necessary or desirable for the consummation of the transactions contemplated by this Agreement.

         8.5     Access to Information; Confidentiality.

                 (a) From the date hereof to the Effective Time or termination pursuant to Article 10 of this Agreement, upon reasonable notice and subject to applicable Laws, FNB and West Coast shall afford each other, and each other's accountants, counsel, and other representatives, during normal working hours for the period of time prior to the Effective Time or termination of this Agreement pursuant to Article 10 hereof, reasonable access to all of its and its Subsidiaries' properties, books, contracts, commitments, and records and, during such period, each shall furnish promptly to the other party (i) a copy of each report, schedule, and other document filed or received by it or any of its Subsidiaries during such period pursuant to the requirements of the Securities Laws, (ii) a copy of all filings made with any Regulatory Authorities or other governmental entities in connection with the transactions contemplated by this Agreement and all written communications received from such Regulatory Authorities and governmental entities related thereto, and (iii) all other information concerning FNB or FNB's Subsidiaries' business, properties and personnel as West Coast may reasonably request, including reports of condition filed with Regulatory Authorities. In this regard, without limiting the generality of the foregoing, FNB and its Subsidiaries and Affiliates shall notify West Coast promptly upon the receipt by it of any comments from the SEC, or its staff, and of any requests by the SEC for amendments or supplements to the Registration Statement or for additional information and will supply West Coast with copies of all correspondence between it and its representatives, on the one hand, and the SEC or the members of its staff or any other government official, on the other hand, with respect to the Registration Statement. Each Party hereto shall, and shall cause its advisors and representatives to
         (x) conduct its investigation in such a manner which will not unreasonably interfere with the normal operations, customers or employee relations of the other and shall be in accordance with procedures established by the parties having the due regard for the foregoing, and (y) refrain from using for any purposes other than as set forth in this Agreement, and shall treat as confidential, all information obtained by each hereunder or in connection herewith and not otherwise known to them prior to the Effective Time.

                 (b) FNB, the FNB Companies and their Affiliates will hold, and will use their best efforts to cause their officers, directors, employees, consultants, advisors, representatives, and agents to hold, in confidence, unless compelled by judicial or other legal process, all confidential documents and information concerning West Coast furnished to FNB, any FNB Company, or their Affiliates in connection with the transactions contemplated by this Agreement, including information provided in accordance with this Section 8.5, except to the extent that such information can clearly be demonstrated by FNB to have been (i) previously known on a nonconfidential basis by FNB, (ii) in the public domain other than as a result of disclosure by FNB, any FNB Company, or any of their Affiliates, or (iii) later lawfully acquired by FNB from sources other than West Coast; provided, however, that FNB may disclose such information to its officers, directors, employees, consultants, advisors, representatives, and agents in connection with the transactions contemplated by this Agreement only to the extent that such Persons who, in FNB's reasonable judgment, need to know such information for the purpose of evaluating West Coast (provided that such Persons shall be informed of the confidential nature of such information and shall agree to be bound by the terms of this provision) and, in any event, such disclosures shall be made only to the extent necessary for such purposes. If this Agreement is terminated in accordance with Article 10 hereof, FNB, the FNB Companies and their Affiliates shall maintain the confidence of such information and will, and will use their best efforts to cause its officers, directors, employees, consultants, advisors, representatives, and agents to, return to West Coast all documents and other materials, and all copies made thereof, obtained by FNB, any FNB Company, or any of their Affiliates in connection with this Agreement that are subject to this Section 8.5.

         8.6 Current Information. During the period from the date of this Agreement until the Effective Time or termination of this Agreement pursuant to
Article 10 hereof, each of West Coast and FNB shall, and shall cause its representatives to, confer on a regular and frequent basis with representatives of the other. Each of West Coast and FNB shall promptly notify the other of (i) any material change in its business or operations, (ii) any material complaints, investigations, or hearings (or communications indicating that the same may be contemplated) of any Regulatory Authority, (iii) the institution of threat of material Litigation involving such party, or (iv) the occurrence or nonoccurrence, of an event or condition, the occurrence, or nonoccurrence, of which would be reasonably expected to cause any of such party's representations or warranties set forth herein in any respect as of the Effective Time; and in each case shall keep the other fully informed with respect thereto.

         8.7 Other Actions. No Party shall, or shall permit any of its Subsidiaries, if any, to, take any action, except in every case as may be required by applicable Law, that would or is intended to result in (i) any of its representations and warranties set forth in this Agreement that are qualified as to materiality being or becoming untrue, (ii) any of such representations and warranties that are not so qualified become untrue in any material manner having a Material Adverse Effect, (iii) any of the conditions set forth in this Agreement not being satisfied or in a violation of any provision of this Agreement, or (iv) adversely affecting the ability of any of them to obtain any of the Consents or Permits from Regulatory Authorities (unless such action is required by sound banking practice).

         8.8 Press Releases. Prior to the Effective Time, West Coast and FNB shall consult with each other as to the form and substance of any press release or other public disclosure materially related to this Agreement or any other transaction contemplated hereby; provided, that nothing in this Section 8.8 shall be deemed to prohibit any Party from making any disclosure which its counsel deems necessary or advisable in order to satisfy such Party's disclosure obligations imposed by Law.

         8.9 No Solicitation. Except with respect to this Agreement and the transactions contemplated hereby, from the date of this Agreement until the Effective Time or termination pursuant to Article 10, neither West Coast nor any Affiliate thereof, or any Representatives thereof retained by West Coast, shall directly or indirectly solicit any Acquisition Proposal by any Person. Except to the extent necessary to comply with the fiduciary duties of West Coast's Board of Directors determined after consultation with counsel, neither West Coast nor any Affiliate or Representative thereof shall furnish any nonpublic information that it is not legally obligated to furnish or negotiate with respect to, any Acquisition Proposal, but West Coast may communicate information about such an Acquisition Proposal to its shareholders if and to the extent that it is required to do so in order to comply with its legal obligations as advised by counsel. West Coast shall promptly notify FNB orally and in writing in the event that it receives any inquiry or proposal relating to any such transaction. West Coast shall (i) immediately cease and cause to be terminated any existing activities, discussions, or negotiations with any Persons conducted heretofore with respect to any of the foregoing, and (ii) direct and use its reasonable best efforts to cause of all its Representatives not to engage in any of the foregoing.

         8.10 Accounting and Tax Treatment. Each of the Parties undertakes and agrees to use its reasonable best efforts to cause the Merger, and to take no action which would cause the Merger not, to qualify for treatment as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code for federal income tax purposes. FNB and West Coast undertake and agree to use their respective reasonable best efforts to cause the Merger, and to take no action that would cause the Merger not, to qualify for pooling-of-interests accounting treatment.

         8.11 Articles of Incorporation Provisions. West Coast shall take all necessary action to ensure that the entering into of this Agreement and the consummation of the Merger and the other transactions contemplated hereby do not and will not result in the grant of any rights to any Person


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


under the Articles of Incorporation, Bylaws, or other governing instruments of West Coast or restrict or impair the ability of FNB or any of its Subsidiaries to vote, or otherwise to exercise the rights of a shareholder with respect to, shares of West Coast that may be directly or indirectly acquired or controlled by it.

         8.12    Agreement of Affiliates.  West Coast has disclosed in Section
8.12 of the West Coast Disclosure Memorandum all Persons whom it reasonably believes are "affiliates" of West Coast for purposes of Rule 145 under the 1933 Act. West Coast shall use its reasonable best efforts to cause each such Person to deliver to FNB not later than 10 days prior to the Effective Time, a written agreement, substantially in the form of Exhibit 2 attached hereto, providing that such Person will not sell, pledge, transfer, or otherwise dispose of the shares of West Coast Common Stock held by such Person except as contemplated by such agreement or by this Agreement and will not sell, pledge, transfer, or otherwise dispose of the shares of FNB Common Stock to be received by such Person upon consummation of the Merger except in compliance with applicable provisions of the 1933 Act and the rules and regulations thereunder and until such time as financial results covering at least 30 days of combined operations of FNB and West Coast have been published within the meaning of Section 201.01 of the SEC's Codification of Financial Reporting Policies. Shares of FNB Common Stock issued to such Affiliates of West Coast in exchange for shares of West Coast Common Stock shall not be transferable until such time as financial results covering at least 30 days of combined operations of FNB and West Coast have been published within the meaning of Section 201.01 of the SEC's Codification of Financial Reporting Policies, regardless of whether each such affiliate has provided the written agreement referred to in this Section 8.12 (and FNB shall be entitled to place restrictive legends upon certificates for shares of FNB Common Stock issued to affiliates of West Coast pursuant to this Agreement to enforce the provisions of this Section 8.12). FNB shall not be required to maintain the effectiveness of the Registration Statement under the 1933 Act for the purposes of resale of FNB Common Stock by such Affiliates.

         8.13 Employee Benefits and Contracts. All employees of West Coast at the Effective Time shall become employees of Interim. Following the Effective Time, FNB shall provide generally to officers and employees of West Coast employee benefits under employee benefit plans (other than stock option or other plans involving the potential issuance of FNB Common Stock), on terms and conditions which when taken as a whole are no less favorable than those currently provided by the FNB Companies to their similarly situated officers and employees. For purposes of participation and vesting (but not benefit accrual under any employee benefit plans of FNB and its subsidiaries other than the West Coast Benefit Plans) under such employee benefit plans, the service of the employees of West Coast prior to the Effective Time shall be treated as service with a FNB Company participating in such employee benefit plans. For purposes of applying any deductible limitations, out-of-pocket minimums, or health certification requirements under any health group plan made available to West Coast employees and their dependents after the Merger, West Coast employees shall not be treated as new hires and shall be given appropriate credit for their participation immediately prior to the Merger in any West Coast Benefit Plan that constituted a group health plan. FNB shall, and shall cause its Subsidiaries to, honor in accordance with their terms all employment, severance, consulting, and other compensation Contracts disclosed in Section 8.13 of the West Coast Disclosure Memorandum between West Coast and any current or former director, officer, or employee thereof, and all provisions for vested benefits or other vested amounts earned or accrued through the Effective Time under the West Coast Benefit Plans.

         8.14 Employment Contracts of Certain Officers. Southwest and Interim, prior to the Effective Time, shall enter into Employment Agreements with Joseph D. Hudgins, Richard A. Hull and Dee Barth containing such terms and conditions as are mutually agreeable. In consideration of the entering into such Employment Agreement, Mr. Hudgins shall cancel and terminate the agreement dated as of December 5, 1986, entered into with West Coast.

         8.15    Indemnification.

                 (a) FNB shall, and shall cause the Surviving Corporation (and its successors and assigns) to, indemnify, defend, and hold harmless the present and former directors, officers, employees, and agents of West Coast (each, an "Indemnified Party") after the Effective Time against all costs, fees, or expenses (including reasonable attorneys' fees), judgments, fines,


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         penalties, losses, claims, damages, liabilities, and amounts paid in settlement in connection with any Litigation arising out of actions or omissions occurring at or prior to the Effective Time (including the transactions contemplated by this Agreement) to the full extent permitted under Florida Law and by West Coast's Articles of Incorporation and Bylaws as in effect on the date hereof, including provisions relating to advances of expenses incurred in the defense of any Litigation. Without limiting the foregoing, in any case in which approval by FNB is required to effectuate any indemnification, FNB shall direct, or cause such FNB Company to direct, at the election of the Indemnified Party, that the determination of any such approval shall be made by independent counsel mutually agreed upon between FNB and the Indemnified Party. FNB shall, and shall cause the Surviving Corporation and all other relevant FNB Companies, to apply such rights of indemnification in good faith and to the fullest extent permitted by applicable Law.

                 (b) Incident to any information furnished or disclosed by FNB or any FNB Company in connection with the Registration Statement and Proxy Statement, and subject to applicable Law, FNB shall indemnify, defend, and hold harmless the Indemnified Parties against all costs or expenses (including reasonable attorneys' fees), judgments, fines, penalties, losses, claims, damages, liabilities, and amounts paid in settlement in connection with any Litigation, whether civil or criminal, administrative, or investigative, arising out of or under the Securities Laws or any state blue sky or securities Laws based in whole or in part on (i) any untrue statement or alleged untrue statement of a material fact contained in such documents (including any amendment or supplement to such document, (ii) any omission or alleged omission to state in such documents a material fact required to be stated therein or necessary to make the statements therein not misleading, or (iii) any violation by FNB or an FNB Company of the Securities Laws or any state blue sky or securities Laws in connection with such documents; provided, however, that neither FNB or any FNB Company will be liable in any such case to the extent that any such claim, action, suit, proceeding or investigation is based upon any untrue statement or alleged untrue statement or omission or alleged omission made in such Registration Statement and Proxy Statement or any amendment thereto in reliance upon and in conformity with information furnished in writing to FNB or any FNB Company by West Coast, or any Indemnified Party related to West Coast, specifically for use therein.

                 (c) West Coast and each Indemnified Party, jointly and severally, shall indemnify and hold harmless FNB, any FNB Company, each of its directors, officers, employees and agents, and each person who controls FNB or any FNB Company, against all costs or expenses (including reasonable attorneys' fees), judgments, fines, penalties, losses, claims, damages, liabilities, and amounts paid in settlement in connection with any Litigation, whether civil or criminal, administrative, or investigative, arising out of or under the Securities Laws or any state blue sky or securities Laws based in whole or in part on (i) any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement or Proxy Statement (including any amendment or supplement to such document); or
         (ii) any omission or alleged omission to state in such documents material facts required to be stated therein or necessary to make the statements therein not misleading; provided, however, that West Coast will not be liable in any such case unless any such claim, action, suit, proceeding, or investigation is based upon any untrue statement or alleged untrue statement or omission or alleged omission made in such Registration Statement or Proxy Statement or any amendment thereto in reliance upon and conformity with information furnished in writing to FNB by West Coast specifically for use therein.

                 (d) If FNB or the Surviving Corporation or any of their successors or assigns shall consolidate with or merge into any other Person and shall not be the continuing or surviving Person of such consolidation or merger or shall transfer all or substantially all of its assets to any Person, then and in each case, proper provision shall be made so that the successors and assigns of FNB shall assume the obligations set forth in this Section 8.15.

                 (e) The provisions of this Section 8.15 are intended to be for the benefit of and shall be enforceable by, each Indemnified Party, his or her heirs and representatives and shall survive


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         the consummation of the Merger and be binding on all successors and assigns of FNB and the Surviving Corporation.

                                    ARTICLE 9

                CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE

         9.1 Conditions to Obligations of Each Party. The respective obligations of each Party to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by both Parties pursuant to Section
11.7 of this Agreement:

                 (a) Shareholder Approval. The shareholders of West Coast shall have approved this Agreement, and the consummation of the transactions contemplated hereby, including the Merger, as and to the extent required by Law.

                 (b) Regulatory Approvals. All Consents of, filings and registrations with, and notifications to, all Regulatory Authorities required for consummation of the Merger shall have been obtained or made and shall be in full force and effect and all waiting periods required by Law shall have expired. No Consent obtained from any Regulatory Authority which is necessary to consummate the transactions contemplated hereby shall be conditioned or restricted in a manner (including requirements relating to the raising of additional capital or the disposition of Assets) which in the reasonable judgment of the Board of Directors of either Party would so materially adversely impact the economic or business benefits of the transactions contemplated by this Agreement that, had such condition or requirement been known, such Party would not, in its reasonable judgment, have entered into this Agreement.

                 (c) Consents and Approvals. Other than filing the Certificate to Merge and receipt of a certification to Merger, each Party shall have obtained any and all Consents required for consummation of the Merger (other than those referred to in Section 9.1(b) of this Agreement or listed in Section 9.1(c) of the West Coast Disclosure Memorandum) or for the preventing of any Default under any Contract or Permit of such Party which, if not obtained or made, is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on such Party.

                 (d) Legal Proceedings. No court or governmental or regulatory authority of competent jurisdiction shall have enacted, issued, promulgated, enforced, or entered any Law or Order (whether temporary, preliminary, or permanent) or taken any other action which prohibits, restricts, or makes illegal consummation of the transactions contemplated by this Agreement.

                 (e) Registration Statement. The Registration Statement shall have been declared effective under the 1933 Act, and no stop orders suspending the effectiveness of the Registration Statement shall have been issued, and no action, suit, proceeding, or investigation by the SEC to suspend the effectiveness thereof shall have been initiated and be continuing, and all necessary approvals under state securities Laws or the 1933 Act or 1934 Act relating to the issuance or trading of the shares of FNB Common Stock issuable pursuant to the Merger shall have been received.

                 (f) Pooling of Interests. Ernst & Young LLP, FNB's independent public accountants, shall have issued a letter dated as of the Effective Time, to West Coast and FNB, respectively, to the effect that the Merger shall be accounted for as a pooling-of-interests under GAAP.

                 (g) Tax Matters. Each Party shall have received a written opinion or opinions from Smith, Gambrell & Russell, LLP, and in a form reasonably satisfactory to such Parties (the "Tax Opinion"), to the effect that (i) the Merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, (ii) the exchange in the Merger of West Coast Common Stock for FNB Common Stock will not give rise to gain or loss to the


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         shareholders of West Coast with respect to such exchange, (iii) the federal income tax basis of shares of FNB Common Stock received in exchange for West Coast Common Stock will be equal to the holder's basis of the West Coast Common Stock surrendered in exchange therefor, and the holding period of such FNB Common Stock will include the holding period of the West Coast Common Stock surrendered in exchange therefor, (iv) the receipt of cash in lieu of fractional shares will be treated as if the fractional shares were distributed as part of the exchange and then redeemed by FNB, and capital gain or loss will be recognized in an amount equal to the difference between the cash received and the basis of the fractional share of FNB Common Stock surrendered, and (v) a holder of West Coast Common Stock who exercises appraisal rights will recognize capital gain or loss equal to the difference between the cash received and such holder's tax basis in the West Coast Common Stock exchanged. In rendering such Tax Opinion, such counsel shall be entitled to rely upon representations of officers of West Coast and FNB reasonably satisfactory in form and substance to such counsel.

         9.2 Conditions to Obligations of FNB . The obligations of FNB to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by FNB pursuant to Section 11.7(a) of this Agreement:

                 (a) Completion of Due Diligence Investigation. (i) As a result of FNB's due diligence investigation of West Coast and its business and operations, which investigation shall be completed within fifteen (15) business days from the date of this Agreement, there shall not have been discovered by FNB, and reported in writing to West Coast during such fifteen (15) business day period, any circumstance or condition in connection with a review of West Coast Financial Statements, the general ledger and subsidiary ledgers maintained by West Coast, West Coast Contracts, minute books maintained by West Coast of meetings of the Board of Directors, Committees of the Board and meetings of shareholders, stock transfer records, credit or loan files, records regarding the calculation of West Coast's allocation for loan and lease loss, records relating to transactions in West Coast's securities portfolio, and Reports of Examination prepared by both the Federal Reserve Bank of Atlanta and the Florida Department of Banking and Finance which would require under GAAP a negative adjustment to shareholders' equity as set forth in the West Coast Financial Statements of an amount equal to or greater than $100,000; (ii) Upon receipt of such written notice as set forth in this Section 9.2(a)(i) West Coast shall have thirty (30) days to provide FNB with written evidence that the circumstance or condition giving rise to FNB's written notification pursuant to Section 9.2(a)(i) has been cured. In the event that FNB receives no notification from West Coast during the thirty (30) days following a written notification to West Coast pursuant to Section 9.2(a)(i) then West Coast's right to cure under this provision shall have expired; and (iii) No item set forth in the West Coast Disclosure Memorandum shall serve as a basis for notification by FNB to West Coast pursuant to Section 9.2(a)(i) hereof.

                 (b) Representations and Warranties. For purposes of this
         Section 9.2(b), the accuracy of the representations and warranties of West Coast set forth in this Agreement shall be assessed as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided that representations and warranties which are confined to a specified date shall speak only as of such date). The representations and warranties of West Coast set forth in
         Section 5.3 of this Agreement shall be true and correct (except for inaccuracies which are not material in amount). The representations and warranties of West Coast set forth in Sections 5.17, 5.18, 5.19, and
         5.20 of this Agreement shall be true and correct in all material respects. There shall not exist inaccuracies in the representations and warranties of West Coast set forth in this Agreement (including the representations and warranties set forth in Sections 5.3, 5.17, 5.18, 5.19, and 5.20) such that the aggregate effect of such inaccuracies has, or is reasonably likely to have, a Material Adverse Effect on West Coast; provided that, for purposes of this sentence only, those representations and warranties which are qualified by references to "material" or "Material Adverse Effect" shall be deemed not to include such qualifications.


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


                 (c) Performance of Agreements and Covenants. Each and all of the agreements and covenants of West Coast to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time shall have been duly performed and complied with in all respects.

                 (d) Certificates. West Coast shall have delivered to FNB (i) a certificate, dated as of the Effective Time and signed on its behalf by its chief executive officer and its cashier, to the effect that the conditions of its obligations set forth in Section 9.2(b) and 9.2(c) of this Agreement have been satisfied, and (ii) certified copies of resolutions duly adopted by West Coast's Board of Directors and shareholders evidencing the taking of all corporate action necessary to authorize the execution, delivery, and performance of this Agreement, and the consummation of the transactions contemplated hereby, all in such reasonable detail as FNB and its counsel shall request.

                 (e) Affiliates Agreements. FNB shall have received from each affiliate of West Coast the affiliates referred to in Section 8.12 of this Agreement, to the extent necessary to assure in the reasonable judgment of FNB that the transactions contemplated hereby will qualify for pooling-of-interests accounting treatment.

                 (f) Opinion of Counsel. FNB shall have received a written opinion of Powell, Goldstein, Frazer & Murphy, LLP, counsel to West Coast, dated as of the Effective Time, with respect to such matters and in such form as shall be agreed upon between such firm and FNB.

         9.3 Conditions to Obligations of West Coast. The obligations of West Coast to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by West Coast pursuant to Section 11.7(b) of this Agreement:

                 (a) Representations and Warranties. For purposes of this
         Section 9.3(a), the accuracy of the representations and warranties of FNB set forth in this Agreement shall be assessed as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided that representations and warranties which are confined to a specified date shall speak only as of such date). The representations and warranties of FNB set forth in Section
         6.3 of this Agreement shall be true and correct (except for inaccuracies which are not material in amount). The representations and warranties of FNB set forth in Sections 6.11, 6.12, 6.13 and 6.15 of this Agreement shall be true and correct in all material respects. There shall not exist inaccuracies in the representations and warranties of FNB set forth in this Agreement (including the representations and warranties set forth in Sections 6.3, 6.11, 6.12,
         6.13 and 6.15) such that the aggregate effect of such inaccuracies has, or is reasonably likely to have, a Material Adverse Effect on FNB; provided that, for purposes of this sentence only, those representations and warranties which are qualified by references to "material" or "Material Adverse Effect" shall be deemed not to include such qualifications.

                 (b) Performance of Agreements and Covenants. Each and all of the agreements and covenants of FNB to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time shall have been duly performed and complied with in all material respects.

                 (c) Certificates. FNB shall have delivered to West Coast (i) a certificate, dated as of the Effective Time and signed on its behalf by its chief executive officer and its chief financial officer, to the effect that the conditions of its obligations set forth in Section 9.3(a) and 9.3(b) of this Agreement have been satisfied, and (ii) certified copies of resolutions duly adopted by FNB's Board of Directors evidencing the taking of all corporate action necessary to authorize the execution, delivery, and performance of this Agreement, and the consummation of the transactions contemplated hereby, all in such reasonable detail as West Coast and its counsel shall request.


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                 (d) Fairness Opinion. West Coast shall have received from Alex
         Sheshunoff & Company a letter, to the effect that, in the opinion of such firm, the consideration to be paid in the Merger is fair, from a financial point of view, to the holders of West Coast Common Stock.

                 (e) Payment of Consideration. FNB shall have delivered to the Exchange Agent the consideration to be paid to holders of the West Coast Common Stock pursuant to Sections 3.1 and 3.4 of this Agreement.

                 (f) Opinion of Counsel. West Coast shall have received a written opinion of Smith, Gambrell & Russell, LLP, counsel to FNB, dated as of the Effective Time, with respect to such matters and in such form as shall be agreed upon between such firm and West Coast.

                                   ARTICLE 10

                                   TERMINATION

         10.1 Termination. Notwithstanding any other provision of this Agreement, and notwithstanding the approval of this Agreement by the shareholders of West Coast, this Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time:

                 (a) By mutual written consent of the Board of Directors of FNB and the Board of Directors of West Coast; or

                 (b) By the Board of Directors of either FNB or West Coast (provided that the terminating Party is not then in breach of any representation or warranty contained in this Agreement under the applicable standard set forth in Section 9.2(b) of this Agreement in the case of West Coast and Section 9.3(a) in the case of FNB or in material breach of any covenant or other agreement contained in this Agreement) in the event of an inaccuracy of any representation or warranty of the other Party contained in this Agreement which cannot be or has not been cured within thirty (30) days after the giving of written notice to the breaching Party of such inaccuracy and which inaccuracy would provide the terminating Party the ability to refuse to consummate the Merger under the applicable standard set forth in
         Section 9.2(b) of this Agreement in the case of West Coast and Section 9.3(a) of this Agreement in the case of FNB; or

                 (c) By the Board of Directors of either FNB or West Coast in the event of a material breach by the other Party of any covenant, agreement, or obligation contained in this Agreement which breach cannot be or has not been cured within thirty (30) days after the giving of written notice to the breaching Party of such breach; or

                 (d) By the Board of Directors of either FNB or West Coast in the event (i) any Consent of any Regulatory Authority required for consummation of the Merger and the other transactions contemplated hereby shall have been denied by final nonappealable action of such authority or if any action taken by such authority is not appealed within the time limit for appeal, or (ii) the shareholders of West Coast fail to vote their approval of this Agreement and the transactions contemplated hereby as required by the FFIC at the Shareholders' Meeting where the transactions were presented to such shareholders for approval and voted upon; or

                 (e) By the Board of Directors of either FNB or West Coast in the event that the Merger shall not have been consummated by March 31, 1998, if the failure to consummate the transactions contemplated hereby on or before such date is not caused by any breach of this Agreement by the Party electing to terminate pursuant to this Section 10.1(e); or

                 (f) By FNB in the event dissenters' rights are claimed, pursuant to the applicable provisions of the FFIC, by persons owning in the aggregate more than 10% of the issued and outstanding West Coast Common Stock; or


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


                 (g) By the Board of Directors of either FNB or West Coast (provided that the terminating Party is not then in breach of any representation or warranty contained in this Agreement under the applicable standard set forth in Section 9.2(b) of this Agreement in the case of West Coast and Section 9.3(a) in the case of FNB or in material breach of any covenant or other agreement contained in this Agreement) in the event that any of the conditions precedent to the obligations of such Party to consummate the Merger cannot be satisfied or fulfilled by the date specified in Section 10.1(e) of this Agreement; or

                 (h) By West Coast, if at any time prior to the Effective Time, the fairness opinion of Alex Sheshunoff & Company is withdrawn; or

                 (i) By West Coast, if prior to the Effective Time, a corporation, partnership, person, or other entity or group shall have made a bona fide Acquisition Proposal that the West Coast Board determines in its good faith judgment and in the exercise of its fiduciary duties, with respect to legal matters based on the written opinion of legal counsel and as to financial matters on the written opinion of an investment banking firm of national reputation, is more favorable to the West Coast stockholders and that the failure to terminate this Agreement and accept such alternative Acquisition Proposal would be inconsistent with the proper exercise of such fiduciary duties; or

                 (j) By West Coast, if its Board of Directors determines by a vote of a majority of the members of its entire Board of Directors, upon written notice to FNB at least 24 hours prior to the closing, if the Average Market Price of FNB Common Shares shall be less than $26.00.

         10.2 Effect of Termination. (a) In the event of the termination and abandonment of this Agreement pursuant to Section 10.1 of this Agreement, this Agreement shall become void and have no effect, except that (i) the provisions of this Section 10.2 and Sections 8.5 and 11.1 of this Agreement shall survive any such termination and abandonment, and (ii) a termination pursuant to Sections 10.1(b) or 10.1(c), of this Agreement shall not relieve the breaching Party from liability for an uncured willful breach of a representation, warranty, covenant, or agreement giving rise to such termination; provided, further, that in the event of any termination of this Agreement following the occurrence of an Initial Triggering Event (as defined below) other than termination due to: (A) the failure of FNB to satisfy a condition to closing,
(B) determination of FNB pursuant to Section 9.2(a) not to perform this Agreement, (C) withdrawal of the fairness opinion of Alex Sheshunoff & Company (so long as such withdrawal is not due to materially inaccurate or fraudulent information provided by West Coast to Alex Sheshunoff & Company), or (D) the failure to satisfy the conditions set forth in Section 9.1 paragraphs (b), (d),
(e), (f) and (g), FNB shall be entitled to a cash payment from West Coast in an amount equal to $750,000 upon the occurrence of any Subsequent Triggering Event (as defined below) within twelve (12) months following the date of such termination. In the event this Agreement is terminated as a result of FNB's or West Coast's failure to satisfy any of its representations, warranties or covenants set forth herein, the non-terminating party shall reimburse the terminating party for its reasonable out-of-pocket expenses relating to the Merger in an amount not to exceed $250,000, which amount shall not be deemed an exclusive remedy or liquidated damages.

              (b) The term "Initial Triggering Event" shall mean any of the following events or transactions occurring after the date of this Agreement:

                 (i) West Coast, without having received FNB's prior written consent, shall have entered into an agreement to engage in an Acquisition Transaction (as hereinafter defined) with any Person (the term "Person" for purposes of this Section also having the meaning assigned thereto in Sections 3(a)(9) and 13(d)(3) of the Securities Exchange Act of 1934 (the "1934 Act"), and the rules and regulations thereunder) other than FNB or any of its Subsidiaries (each a "FNB Subsidiary") or the Board of Directors of West Coast shall have recommended that the shareholders of West Coast approve or accept any Acquisition Transaction other than as contemplated by this Agreement. For purposes of this Agreement, (a) "Acquisition Transaction" shall mean (x) a merger or consolidation, or any similar transaction, involving West Coast, (y) a purchase, lease or other acquisition of all or substantially all of the assets or deposits of West Coast, or (z) a purchase or other acquisition (including by way of merger, consolidation, share exchange or otherwise) of securities representing 15% or more of the voting power of West Coast, and (b) "Subsidiary", for purposes of this Section, also shall have the meaning set forth in Rule 12b-2 under the 1934 Act;

                 (ii) Any Person (excluding the officers and directors of West Coast), other than FNB or any FNB Subsidiary acting in a fiduciary capacity, shall have acquired beneficial ownership or the right to acquire beneficial ownership of 15% or more of the outstanding West Coast Common Stock (the term "beneficial ownership" for purposes of this Agreement having the meaning assigned thereto in Section 13(d) of the 1934 Act, and the rules and regulations thereunder) and such Person does not vote such West Coast Common Stock in favor of this Agreement at the meeting contemplated in clause (iii) below or such meeting is not held or is cancelled;

                 (iii) The shareholders of West Coast shall not have approved the transactions contemplated by this Agreement at the meeting held for that purpose or any adjournment thereof, or such meeting shall not have been held or shall have been canceled prior to termination of this Agreement, or West Coast, without having received FNB's prior written consent, shall have authorized, recommended, proposed (or publicly announced its intention to authorize, recommend or propose, or its interest in authorizing, recommending or proposing) an agreement to engage in an Acquisition Transaction, with any person other than FNB or a FNB Subsidiary;

                 (iv) Any Person other than FNB or any FNB Subsidiary shall have made a bona fide proposal to West Coast or its shareholders by public announcement or written communication (a copy of which shall be provided to FNB) to engage in an Acquisition Transaction, which proposal has an economic value equivalent to or in excess of that of FNB.

                 (v) After a proposal is made by a third party to West Coast to engage in an Acquisition Transaction, West Coast shall have willfully and materially breached any material covenant or obligation contained in this Agreement in anticipation of engaging in an Acquisition Transaction, and such breach would entitle FNB to terminate this Agreement and such breach is not cured; or

                 (vi) Any person other than FNB or any FNB Subsidiary, other than in connection with a transaction to which FNB has given its prior written consent, shall have filed an application or notice with the Federal Reserve Board or other federal or state bank regulatory authority, which application or notice has been accepted for processing, for approval to engage in an Acquisition Transaction.

             (c) The term "Subsequent Triggering Event" shall mean any of the following events or transactions occurring after the date hereof:

                 (i) The acquisition by any person of beneficial ownership of 25% or more of the then outstanding West Coast Common Stock; or

                 (ii) The occurrence of the Initial Triggering Event described in clause (i) of subsection (b) of this Section 10.2, except that the percentage referred to in clause (z) shall be 25%.

             (d) West Coast shall notify FNB promptly upon the occurrence of any Initial Triggering Event or Subsequent Triggering Event.

         10.3 Non-Survival of Representations and Covenants. The respective representations and warranties of the Parties shall not survive the Effective Time. All agreements of the Parties to this Agreement which by their terms are to be performed following the Effective Time shall survive the Effective Time until performed in accordance with their terms.


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                                   ARTICLE 11

                                  MISCELLANEOUS

         11.1    Definitions .

                 (a) Except as otherwise provided herein, the capitalized terms set forth below shall have the following meanings:

                 "1933 Act" shall mean the Securities Act of 1933, as amended.

                 "1934 Act" shall mean the Securities Exchange Act of 1934, as amended.

                 "Acquisition Proposal" with respect to a Party shall mean any tender offer or exchange offer or any proposal for a merger, consolidation, acquisition of all of the stock or assets of, or other business combination involving such Party or any of its Subsidiaries or any proposal or offer to acquire in any manner a substantial equity interest in, or a substantial portion of the assets of, such Party or any of its Subsidiaries (other than the transactions contemplated or permitted by this Agreement).

                 "Affiliate" of a Person shall mean any other Person directly, or indirectly through one or more intermediaries, controlling, controlled by or under common control with such Person.

                 "Agreement" shall mean this Agreement and Plan of Merger, including the Exhibits delivered pursuant hereto and incorporated herein by reference.

                 "Assets" of a Person shall mean all of the assets, properties, businesses, and rights of such Person of every kind, nature, character, and description, whether real, personal, or mixed, tangible or intangible, accrued or contingent, or otherwise relating to or utilized in such Person's business, directly or indirectly, in whole or in part, whether or not carried on the books and records of such Person, and whether or not owned in the name of such Person or any Affiliate of such Person and wherever located.

                 "Average Market Price" shall mean the average of the high bid and low asked prices of such common stock in the over-the-counter market for the ten consecutive trading days prior to the Determination Date, as reported by Nasdaq (or, if not reported thereby, any other authoritative source selected by FNB).

                 "BHC Act" shall mean the Federal Bank Holding Company Act of 1956, as amended.

                 "Change in Control of FNB" shall mean that at any time between the date of this Agreement and the Effective Time, any person, corporation, or group of associated persons acting individually or in concert enters into any agreement, understanding, contract, or other arrangement to acquire, or otherwise acquires (or the right to acquire) by merger, consolidation, the purchase of capital stock (or Rights to purchase capital stock) of FNB, or the purchase of substantially of the Assets of FNB, or otherwise becomes a direct or indirect beneficial owner of, shares of Common Stock of FNB representing an aggregate of more than 50% of the votes then entitled to be cast at an election of directors of FNB.

                 "Closing" shall have the meaning set forth in Section 1.2 of this Agreement.

                 "Consent" shall mean any consent, approval, authorization, clearance, exemption, waiver, or similar affirmation by any Person.

                 "Contract" shall mean any written agreement, commitment, contract, note, bond, mortgage, indenture, instrument, lease, obligation, or plan of any kind or character, or other


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         document to which any Person is a party or that is binding on any
         Person or its capital stock or Assets.

                 "Default" shall mean (i) any breach or violation of or default under any Contract, (ii) any occurrence of any event that with the passage of time or the giving of notice or both would constitute a breach or violation of or default under any Contract, or (iii) any occurrence of any event that with or without the passage of time or the giving of notice would give rise to a right to terminate or revoke, change the current terms of, or renegotiate, or to accelerate, increase, or impose any liability under, any Contract where, in any such event, such default is reasonably likely to have a Material Adverse Effect on a Party.

                 "Derivatives Contract" shall have the meaning set forth in
         Section 5.20 of this Agreement.

                 "Designated Price" shall mean the average of the closing bid and ask prices of FNB Common Stock in the over-the-counter market as reported by Nasdaq or such other trading system or exchange upon which the FNB Common Stock shall then be traded for the ten (10) consecutive full trading days in which such shares are traded prior to the fifth business day preceding the Determination Date.

                 "Determination Date" shall mean the date on which the last of the following occurs: (i) the effective date (including expiration of any applicable waiting period required by Law) of the last required Consent of any Regulatory Authority having authority over and approving or exempting the Merger, and (ii) the date on which the shareholders of West Coast approve this Agreement to the extent that such approval is required by applicable Law.

                 "Effective Time" shall have the meaning set forth in Section
         1.3 of this Agreement.

                 "Environmental Laws" shall mean all Laws relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface, or subsurface strata) and which are administered, interpreted, or enforced by the United States Environmental Protection Agency and state and local agencies with jurisdiction over, and including common law in respect of, pollution or protection of the environment, including the Comprehensive Environmental Response Compensation and Liability Act, as amended, 42 U.S.C. 9601 et seq., the Resource Conservation and Recovery Act, as amended, 42 U.S.C. 6901 et seq., and other Laws relating to emissions, discharges, releases, or threatened releases of any Hazardous Material, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of any Hazardous Material.

                 "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

                 "Exchange Agent" shall have the meaning set forth in Section
         4.1 of this Agreement.

                 "Exchange Ratio" shall have the meaning set forth in Section 3.1(c)of this Agreement.

                 "Exhibits" 1 and 2 shall mean the Exhibits so marked, copies of which are attached to this Agreement. Such Exhibits are hereby incorporated by reference herein and made a part hereof, and may be referred to in this Agreement and any other related instrument or document without being attached hereto.

                 "FFIC" shall mean the Florida Financial Institutions Code, which includes those Florida Laws identified in Section 655.005(j) of the Florida Statutes.

                 "FNB" shall have the meaning set forth in the first paragraph of this Agreement.

                 "FNB Capital Stock" shall mean, collectively, the FNB Common Stock, the FNB Preferred Stock, and any other class or series of capital stock of FNB.

                 "FNB Common Stock" shall mean the $2.00 par value common stock of FNB.

                 "FNB Companies" shall mean, collectively, FNB and all FNB Subsidiaries.

                 "FNB Disclosure Memorandum" shall mean the written information entitled "FNB Corporation Disclosure Memorandum" delivered prior to the date of this Agreement to West Coast describing in reasonable detail the matters contained therein and, with respect to each disclosure made therein, specifically referencing each Section of this Agreement under which such disclosure is being made.

                 "FNB Financial Statements" shall mean (i) the consolidated statements of condition (including related notes and schedules, if any) of FNB as of June 30, 1997, and as of December 31, 1996 and 1995, and the related statements of income, changes in shareholders' equity, and cash flows (including related notes and schedules, if any) for the six months ended June 30, 1997, and for each of the three years ended December 31, 1996, 1995, and 1994, as filed by FNB in SEC Documents, and (ii) the consolidated statements of condition of FNB (including related notes and schedules, if any) and related statements of income, changes in shareholders' equity, and cash flows (including related notes and schedules, if any) included in SEC Documents filed with respect to periods ended subsequent to June 30, 1997.

                 "FNB Preferred Stock" shall mean the $10.00 par value preferred stock of FNB.

                 "FNB SEC Reports" shall have the meaning set forth in Section 6.5(a) of this Agreement.

                 "FNB Subsidiaries" shall mean the Subsidiaries of FNB, which shall include any corporation, bank, savings association, or other organization acquired as a Subsidiary of FNB in the future and owned by FNB at the Effective Time.

                 "GAAP" shall mean generally accepted accounting principles in the United States, consistently applied during the periods involved applicable to banks or bank holding companies, as the case may be.

                 "Hazardous Material" shall mean (i) any hazardous substance, hazardous material, hazardous waste, regulated substance, or toxic substance (as those terms are defined by any applicable Environmental
         Laws) and (ii) any chemicals, pollutants, contaminants, petroleum, petroleum products, or oil (and specifically shall include asbestos requiring abatement, removal, or encapsulation pursuant to the requirements of governmental authorities and any polychlorinated biphenyls).

                 "HSR Act" shall mean Section 7A of the Clayton Act, as added by Title II of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

                 "Indemnified Party" shall have the meaning set forth in Section
         8.17 of this Agreement.

                 "Internal Revenue Code" shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

                 "Knowledge" as used with respect to a Person (including references to such Person being aware of a particular matter) shall mean the personal knowledge of the chairman, president, chief financial officer, chief accounting officer, chief credit officer, general counsel, any assistant or deputy general counsel, or any senior or executive vice president of such Person and the knowledge of any such Persons obtained or which would have been obtained from a reasonable investigation.

                 "Law" shall mean any code, law, ordinance, regulation, reporting or licensing requirement, rule, or statute applicable to a Person or its Assets, Liabilities, or business, including those promulgated, interpreted, or enforced by any Regulatory Authority.

                 "Lien" with respect to any Asset, shall mean any conditional sale agreement, default of title, easement, encroachment, encumbrance, hypothecation, infringement, lien, mortgage, pledge, reservation, restriction, security interest, title retention, or other security arrangement, or any adverse right or interest, charge, or claim of any nature whatsoever of, on, or with respect to any property or property interest, other than (i) Liens for current property Taxes not yet due and payable or being contested in good faith, (ii) for depository institution Subsidiaries of a Party, pledges to secure deposits, and
         (iii) other Liens incurred in the ordinary course of the banking business.

                 "Litigation" shall mean any action, arbitration, cause of action, claim, complaint, criminal prosecution, demand letter, governmental or other examination or investigation, hearing, inquiry, administrative or other proceeding, or notice by any Person alleging potential liability.

                 "Loan Property" shall mean any property owned, leased, or operated by the Party in question or by any of its Subsidiaries or in which such Party or its Subsidiary holds a security or other interest (including an interest in a fiduciary capacity), and, where required by the context, includes the owner or operator of such property, but only with respect to such property.

                 "market price" shall have the meaning set forth in Section 3.4 of this Agreement.

                 "Material Adverse Effect" on a Party shall mean an event, change, or occurrence which, individually or together with any other event, change, or occurrence, has a material adverse impact on (i) the financial position, business, or results of operations of such Party and its Subsidiaries, taken as a whole, or (ii) the ability of such Party to perform its obligations under this Agreement or to consummate the Merger or the other transactions contemplated by this Agreement, provided that "Material Adverse Effect" shall not be deemed to include the impact of (a) changes in banking and similar Laws of general applicability or interpretations thereof by courts or governmental authorities, (b) changes in GAAP or regulatory accounting principles generally applicable to banks and their holding companies, (c) actions and omissions of a Party (or any of its Subsidiaries) taken with the prior informed consent of the other Party in contemplation of the transactions contemplated hereby, and (d) the Merger and compliance with the provisions of this Agreement on the operating performance of the Parties.

                 "Merger" shall have the meaning set forth in the Preamble of this Agreement.

                 "Nasdaq" shall mean the Nasdaq Stock Market.

                 "Order" shall mean any decree, injunction, judgment, order, decision or award, ruling, or writ of any federal, state, local, or foreign or other court, arbitrator, mediator, tribunal, administrative agency, or Regulatory Authority.

                 "Participation Facility" shall mean any facility or property in which the Party in question or any of its Subsidiaries participates in the management and, where required by the context, said term means the owner or operator of such facility or property, but only with respect to such facility or property.

                 "Party" shall mean either West Coast or FNB or Southwest or Interim, and "Parties" shall mean West Coast, FNB, Southwest and Interim.

                 "PBCL" shall mean the Pennsylvania Business Corporation Law.

                 "Permit" shall mean any federal, state, local, and foreign governmental approval, authorization, certificate, easement, filing, franchise, license, notice, permit, or right to which any Person is a party or that is or may be binding upon or inure to the benefit of any Person.

                 "Person" shall mean a natural person or any legal, commercial, or governmental entity, such as, but not limited to, a corporation, general partnership, joint venture, limited partnership, limited liability company, trust, business association, group acting in concert, or any person acting in a representative capacity.

                 "Proxy Statement" shall mean the proxy statement used by West Coast to solicit the approval of its shareholders of the transactions contemplated by this Agreement, which shall include the prospectus of FNB relating to the issuance of the FNB Common Stock to holders of West Coast Common Stock.

                 "Registration Statement" shall mean the Registration Statement on Form S-4, or other appropriate form, including any pre-effective or post-effective amendments or supplements thereto, filed with the SEC by FNB under the 1933 Act with respect to the shares of FNB Common Stock to be issued to the shareholders of West Coast in connection with the transactions contemplated by this Agreement.

                 "Regulatory Authorities" shall mean, collectively, the Federal Trade Commission, the United States Department of Justice, the Board of the Governors of the Federal Reserve System, the Federal Deposit Insurance Corporation, the SEC, NASD, Nasdaq and all state regulatory agencies having jurisdiction over the Parties and their respective Subsidiaries.

                 "Rights" shall mean all arrangements, calls, commitments, options, rights to subscribe to, scrip, understandings, warrants, or other binding obligations of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock of a Person or any contract, commitments or other arrangements by which a Person is or may be bound to issue additional shares of its capital stock or options, warrants, rights to purchase or acquire any additional shares of its capital stock, or options, warrants, or rights to purchase or acquire any additional shares of its capital stock.

                 "SEC" shall mean the Securities and Exchange Commission.

                 "SEC Documents" shall mean all forms, proxy statements, registration statements, reports, schedules, and other documents filed, or required to be filed, by a Party or any of its Subsidiaries with any Regulatory Authority pursuant to the Securities Laws.

                 "Securities Laws" shall mean the 1933 Act, the 1934 Act, the Investment Company Act of 1940, as amended, the Investment Advisors Act of 1940, as amended, the Trust Indenture Act of 1939, as amended, and the rules and regulations of any Regulatory Authority promulgated thereunder.

                 "Shareholders' Meeting" shall mean the meeting of the shareholders of West Coast to be held pursuant to Section 8.1 of this Agreement, including any adjournment or adjournments thereof.

                 "Southwest" shall have the meaning set forth in the first paragraph of this Agreement.

                 "Stock Option Agreement" shall have the meaning set forth in the Preamble of this Agreement.

                 "Subsidiaries" shall mean all those corporations, banks, associations, or other entities of which the entity in question owns or controls 50% or more of the outstanding equity securities either directly or through an unbroken chain of entities as to each of which 50% or more of the outstanding equity securities is owned directly or indirectly by its parent; provided, there shall not be included any such entity acquired through foreclosure or any such entity the equity securities of which are owned or controlled in a fiduciary capacity.

                 "Surviving Corporation" shall mean Interim as the surviving corporation resulting from the Merger.

                 "Tax" or "Taxes" shall mean all federal, state, local, and foreign taxes, charges, fees, levies, imposts, duties, or other assessments, including income, gross receipts, excise, employment, sales, use, transfer, license, payroll, franchise, severance, stamp, occupation, windfall profits, environmental, federal highway use, commercial rent, customs duties, capital stock, paid-up capital, profits, withholding, Social Security, single business and unemployment, disability, real property, personal property, registration, ad valorem, value added, alternative or add-on minimum, estimated, or other tax or governmental fee of any kind whatsoever, imposed or required to be withheld by the United States or any state, local, foreign government or subdivision or agency thereof, including any interest, penalties or additions thereto.

                 "Tax Opinion" shall have the meaning set forth in Section 9.1(g) of this Agreement.

                 "Taxable Period" shall mean any period prescribed by any governmental authority, including the United States or any state, local, foreign government or subdivision or agency thereof for which a Tax Return is required to be filed or Tax is required to be paid.

                 "Tax Return" shall mean any report, return, information return, or other information required to be supplied to a taxing authority in connection with Taxes, including any return of an affiliated or combined or unitary group that includes a Party or its Subsidiaries.

                 "West Coast" shall have the meaning set forth in the first paragraph of this Agreement.

                 "West Coast Benefits Plans" shall have the meaning set forth in
         Section 5.13(a) of this Agreement.

                 "West Coast Common Stock" shall mean the $2.00 par value common stock of West Coast.

                 "West Coast Contract" shall have the meaning set forth in
         Section 5.14.

                 "West Coast Disclosure Memorandum" shall mean the written information entitled "West Coast Corporation Disclosure Memorandum" delivered prior to the date of this Agreement to FNB describing in reasonable detail the matters contained therein and, with respect to each disclosure made therein, specifically referencing each Section of this Agreement under which such disclosure is being made. Information disclosed with respect to one Section shall not be deemed to be disclosed for purposes of any other Section not specifically referenced with respect thereto.

                 "West Coast ERISA Plan" shall have the meaning set forth in
         Section 5.13(a) of this Agreement.

                 "West Coast Financial Statements" shall mean (i) the consolidated balance sheets (including related notes and schedules, if any) of West Coast as of June 30, 1997, and as of December 31, 1996, 1995 and 1994, and the related statements of income, changes in shareholders' equity, and cash flows (including related notes and schedules, if any) for the six months ended June 30, 1997, and for each of the three fiscal years ended December 31, 1996, 1995, and 1994, as filed by West Coast with the Federal Reserve Bank of Atlanta and the Florida Department of Banking and Finance, and (ii) the consolidated balance sheets of West Coast (including related notes and schedules, if any) and related statements of income, changes in shareholders' equity, and cash flows (including related notes and schedules, if any) included in West Coast's Call Reports filed and published in accordance with applicable federal regulation with respect to periods ended subsequent to June 30, 1997.

                 "West Coast Interim Balance Sheet" shall mean the consolidated balance sheet (including related notes and schedules, if any) of West Coast as of June 30, 1997.

                 (b) Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words "include," "includes," or "including" are used in this Agreement, they shall be deemed followed by the words "without limitation."

         11.2    Expenses.

                 (a) Except as otherwise provided in this Section 11.2, each of FNB and West Coast shall bear and pay all direct costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including filing, registration, and application fees, printing fees, and fees and expenses of its own financial or other consultants, investment bankers, accountants, and counsel, except that FNB shall bear and pay the printing costs incurred in connection with the printing of the Registration Statement and the Proxy Statement.

                 (b) Nothing contained in this Section 11.2 shall constitute or shall be deemed to constitute liquidated damages for the willful breach by a Party of the terms of this Agreement or otherwise limit the rights of the nonbreaching Party.

         11.3 Brokers and Finders. Except for Alex Sheshunoff & Company, as to West Coast, each of the Parties represents and warrants that neither it nor any of its officers, directors, employees, or Affiliates has employed any broker or finder in connection with this Agreement or the transactions contemplated hereby. In the event of a claim by any broker or finder based upon his or its representing or being retained by or allegedly representing or being retained by West Coast or FNB, each of West Coast and FNB, as the case may be, agrees to indemnify and hold the other Party harmless of and from any Liability in respect of any such claim.

         11.4 Entire Agreement. Except as otherwise expressly provided herein, this Agreement constitutes the entire agreement between the Parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereto, written or oral (except for the Confidentiality Agreements). Nothing in this Agreement expressed or implied, is intended to confer upon any Person, other than the Parties or their respective successors, any rights, remedies, obligations, or liabilities under or by reason of this Agreement, other than as provided in Section 8.1 of this Agreement.

         11.5 Amendments. To the extent permitted by Law, this Agreement may be amended by a subsequent writing signed by each of the Parties upon the approval of the Boards of Directors of each of the Parties, whether before or after shareholder approval of this Agreement has been obtained; provided, that after any such approval by the holders of West Coast Common Stock, there shall be made no amendment that reduces or modifies in any material respect the consideration to be received by holders of West Coast Common Stock without the further approval of such shareholders.

         11.6 Obligations of FNB. Whenever this Agreement requires FNB (including the Surviving Corporation) to take any action, such requirement shall be deemed to include an undertaking by FNB to cause the FNB Subsidiaries to take such action.

         11.7    Waivers.

                 (a) Prior to or at the Effective Time, FNB, acting through its Board of Directors, chief executive officer, president or other authorized officer, shall have the right to waive any default in the performance of any term of this Agreement by West Coast, to waive or extend the time for the compliance or fulfillment by West Coast of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of FNB under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of FNB.

                 (b) Prior to or at the Effective Time, West Coast, acting through its Board of Directors, chief executive officer, president or other authorized officer, shall have the right to waive any default in the performance of any term of this Agreement by FNB, to waive or extend the time for the compliance or fulfillment by FNB of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of West Coast under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of West Coast.

                 (c) The failure of any Party at any time or times to require performance of any provision hereof shall in no manner affect the right of such Party at a later time to enforce the same or any other provision of this Agreement. No waiver of any condition or of the breach of any term contained in this Agreement in one or more instances shall be deemed to be or construed as a further or continuing waiver of such condition or breach or a waiver of any other condition or of the breach of any other term of this Agreement.

         11.8 Assignment. Except as expressly contemplated hereby, neither this Agreement nor any of the rights, interests, or obligations hereunder shall be assigned by any Party hereto (whether by operation of Law or otherwise) without the prior written consent of the other Party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by the Parties and their respective successors and assigns.

         11.9 Notices. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered by hand, by facsimile transmission, by registered or certified mail, postage pre-paid, or by courier or overnight carrier, to the persons at the addresses set forth below (or at such other address as may be provided hereunder), and shall be deemed to have been delivered as of the date so delivered:

                 West Coast:         3700 South Tamiami Trail
                                     Sarasota, Florida 34239
                                     Telecopy Number: 941-951-0368
                                     Attention: President

                 Copy to Counsel:    Powell, Goldstein, Frazer & Murphy LLP
                                     191 Peachtree Street
                                     Suite 1600
                                     Atlanta, Georgia 30303
                                     Telecopy Number: 404-572-6999
                                     Attention: Walter G. Moeling, IV, Esquire

                 FNB:                3320 East State Street
                                     Hermitage Square
                                     Hermitage, Pennsylvania 16148
                                     Telecopy Number: 412-983-3515
                                     Attention: Chairman and Chief Executive
                                     Officer

                  Copy to Counsel:   Smith, Gambrell & Russell, LLP
                                     3343 Peachtree Road, NE
                                     Suite 1800
                                     Atlanta, Georgia 30326
                                     Telecopy Number: 404-264-2652
                                     Attention:  Robert C. Schwartz, Esquire

                  Southwest:         2911 Tamiami Trail North
                                     Naples, Florida 33940
                                     Telecopy Number: 941-435-7658
                                     Attention: Chairman and Chief Executive
                                     Officer

                  Copy to Counsel:   Smith, Gambrell & Russell, LLP
                                     3343 Peachtree Road, NE
                                     Suite 1800
                                     Atlanta, Georgia 30326
                                     Telecopy Number: 404-264-2652
                                     Attention:  Robert C. Schwartz, Esquire

                  Interim:           3320 East State Street
                                     Hermitage Square
                                     Hermitage, Pennsylvania 16148
                                     Telecopy Number: 412-983-3515
                                     Attention: President

                  Copy to Counsel:   Smith, Gambrell & Russell, LLP
                                     3343 Peachtree Road, NE
                                     Suite 1800
                                     Atlanta, Georgia 30326
                                     Telecopy Number: 404-264-2652
                                     Attention:  Robert C. Schwartz, Esquire

         11.10 Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of Florida, without regard to any applicable conflicts of Laws.

         11.11 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

         11.12 Captions. The captions contained in this Agreement are for reference purposes only and are not part of this Agreement.

         11.13 Enforcement of Agreement. The Parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement was not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

         11.14 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

         IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed on its behalf and its corporate seal to be hereunto affixed and attested by officers thereunto as of the day and year first above written.



                                          F.N.B. CORPORATION

                                   By:    /s/ Peter Mortensen
                                          -------------------------------------
                                   Name:  Peter Mortensen
                                   Title: Chairman of the Board and President


                                          SOUTHWEST BANKS, INC.

                                   By:    /s/ Gary L. Tice
                                          -------------------------------------
                                   Name:  Gary L. Tice
                                   Title: Chairman of the Board, President,
                                          and Chief Executive Officer

                                          WEST COAST BANK

                                   By:    /s/ James H. Lanier
                                          -------------------------------------
                                   Name:  James H. Lanier
                                   Title: Chairman

         Southwest Interim Bank No. 3 hereby joins in the foregoing Agreement, undertakes that it will be bound thereby and that it will duly perform all the acts and things therein referred to or provided to be done by it.

         IN WITNESS WHEREOF, Southwest Interim Bank No. 3 has caused this undertaking to be made in counterparts by its duly authorized officers and its corporate seal to be hereunto affixed as of this ___ day of ___________, 1997.

                                                  SOUTHWEST INTERIM BANK NO. 3

                                            By:
                                                 ------------------------------
                                            Name:
                                            Title:   President

Attest:
       -------------------------
         Secretary

         [Corporate Seal]

                                 FIRST AMENDMENT
                                       TO
                          AGREEMENT AND PLAN OF MERGER

         THIS FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER (this "First Amendment") is made and entered into as of October 16, 1997, by and among F.N.B. CORPORATION ("FNB"), a Pennsylvania corporation, SOUTHWEST BANKS, INC. ("Southwest"), a Florida corporation and wholly owned subsidiary of FNB and WEST COAST BANK ("West Coast"), a Florida state banking corporation, and to be joined in by SOUTHWEST INTERIM BANK NO. 3 ("Interim"), a state bank to be chartered under the laws of the State of Florida and to become a wholly owned subsidiary of FNB.

                                    PREAMBLE

         The parties hereto entered into an Agreement and Plan of Merger (the "Merger Agreement") dated as of August 13, 1997 whereby FNB, Southwest and West Coast agreed to the merger of West Coast with and into Interim. The parties now desire to amend the Merger Agreement on the terms and conditions set forth herein.

         NOW, THEREFORE, in consideration of the above and the mutual covenants and agreements set forth herein, the parties agree as follows:

         I. Conversion of Shares. Section 3.1(c) of the Merger Agreement is hereby amended by deleting the first sentence of such section and by substituting the following in lieu thereof:

                      "(c) Except for West Coast Common Stock issued and
              outstanding immediately prior to the Effective Time as to which dissenters' rights have been perfected and not withdrawn, and subject to Section 3.5 relating to fractional shares, each share of West Coast Common Stock (excluding shares to be cancelled pursuant to Section 3.3 of this Agreement) issued and outstanding at the Effective Time shall cease to be outstanding and shall be converted into and exchanged for the number of shares of FNB Common Stock obtained by dividing $33.96 by the Designated Price of FNB Common Stock (the "Exchange Ratio")."

         II. Additional Agreements. In order to provide sufficient time to permit an audit of the financial statements of West Coast, Section 8.1 of the Merger Agreement is amended by deleting the reference to the date "September 30, 1997" in the first sentence of such section and substituting therefor the date "November 30, 1997."

         III. Defined Terms. All terms which are capitalized herein, but which are not defined herein, shall have the meanings ascribed to them in the Merger Agreement.

         IV. Inconsistent Provisions. All provisions of the Merger Agreement which have not been amended by this First Amendment shall remain in full force and effect. Notwithstanding the foregoing to the contrary, to the extent that there is any inconsistency between the provisions of the Merger Agreement and the provisions of this First Amendment, the provisions of this First Amendment shall control and be binding.

         IN WITNESS WHEREOF, each of the parties has caused this First Amendment to be executed on its behalf as of the date first written above. This First Amendment may be executed in two or more counterparts which, when taken together shall constitute a single original hereof.

                                             F.N.B. CORPORATION

                                      By:    /s/ Peter Mortensen
                                             ---------------------------------
                                      Name:  Peter Mortensen
                                      Title: Chairman of the Board and President

                                             SOUTHWEST BANKS, INC.

                                      By:    /s/ Gary L. Tice
                                             ---------------------------------
                                      Name:  Gary L. Tice
                                      Title: Chairman of the Board, President
                                             and Chief Executive Officer

                                             WEST COAST BANK

                                      By:    /s/ Joseph D. Hudgins
                                             ----------------------------------
                                      Name:  Joseph D. Hudgins
                                      Title: President

         Southwest Interim Bank No. 3 hereby joins in the foregoing Agreement, undertakes that it will be bound thereby and that it will duly perform all the acts and things therein referred to or provided to be done by it.

         IN WITNESS WHEREOF, Southwest Interim Bank No. 3 has caused this undertaking to be made in counterparts by its duly authorized officers and its corporate seal to be hereunto affixed as of this ___ day of October, 1997.

                                                 SOUTHWEST INTERIM BANK NO.3

                                            By:
                                                 ------------------------------
                                            Name:
                                            Title:   President

  Attest:
         -----------------
         Secretary

         [Corporate Seal]

                                                                      APPENDIX B




                                                       August 13, 1997
         Board of Directors
         West Coast Bank
         2035 Cattlemen Road
         Sarasota, Florida  34232
         Members of the Board:

         We understand that West Coast Bank, Sarasota, Florida, ("WCB") and F.N.B. Corporation, Hermitage, Pennsylvania, ("FNB") entered into an Agreement and Plan of Merger (the "Agreement"), which provides, among other things, for the acquisition of all of the capital stock of WCB by means of a merger of a direct or indirect subsidiary of FNB with and into WCB ("the Merger"). Pursuant to the Agreement at the Effective Time, each share of WCB Common Stock, issued and outstanding prior to the Effective Time, excluding Dissenting Shares and Excluded Shares, by virtue of the Merger and without any action on the part of the holder thereof, shall cease to be outstanding and shall be converted into and exchanged for the number of shares of FNB Common Stock determined by multiplying the Designated Price of FNB Common Stock, as defined in the Agreement as the average of the closing bid and ask prices of FNB Common Stock in the over-the-counter market as reported by NASDAQ or such other trading system or exchange upon which the FNB Common Stock shall then be traded for the ten (10) consecutive full trading days in which such shares are traded prior to the fifth business day preceding the Determination Date, times the quotient rounded to the third decimal point, obtained by dividing $33.96 by the Designated Price of FNB Common Stock (the "Exchange Ratio"). Provided, however, if the Designated Price of FNB Common Stock is equal to or less than $30.875 then the exchange ratio shall become fixed 1.10 shares of FNB Common Stock for each share of WCB Common Stock. Further provided, that if the Designated Price, of FNB Common Stock shall be equal to or greater than $34.00, then the Exchange Ratio shall become fixed at 1.00 shares of FNB Common Stock for each share of WCB Common Stock. Notwithstanding the foregoing, if a Change in Control of FNB has occurred, then the Exchange Ratio shall not increase or decrease and shall be fixed at
         1.10 shares of FNB Common Stock for each share of WCB Common Stock. If the Designated Price of FNB Common Stock shall be less than $26.00, then WCB may, at any time during the period commencing on the Determination Date and ending at the close of business five (5) business days thereafter, terminate the Agreement.

Board of Directors
West Coast Bank
August 13, 1997



         You have requested our opinion, as to whether the Exchange Ratio to be received by WCB Common Shareholders is fair from a financial point of view to the holders of WCB's Common Stock as of the date hereof. Our opinion is solely limited to the fairness, from a financial point of view, of the Exchange Ratio as determined by WCB and FNB. Our opinion as of the date of this opinion letter is conditioned upon the satisfactory due diligence review of WCB by FNB pursuant to the Agreement. Should the due diligence review of WCB by FNB prove to be unsatisfactory and/or result in any modification of the Exchange Ratio, we reserve the right to review any proposed changes and modify or withdraw our opinion.

         In connection with our opinion, we have: (i) reviewed a draft copy of the Agreement; (ii) reviewed certain publicly available financial statements including Call Reports as of December 31, 1995, 1996, and for the three months ended March 31, 1997, and other information of WCB; (iii) reviewed certain publicly available news releases and financial statements as of December 31, 1995, 1996, and for the six months ended June 30, 1997 of FNB, including Form 10-K and the Annual Report as of December 31, 1996, and Form 10-Q as of March 31, 1997;
         (iv) reviewed certain internal financial statements and other financial and operating data concerning WCB and FNB; (v) analyzed certain financial projections of WCB prepared by the management of WCB; (vi) analyzed certain financial projections of FNB provided by independent banking industry analysts; (vii) discussed the past and current operations and financial condition and the prospects of WCB with senior executives; (viii) compared WCB and FNB from a financial point of view with certain other companies which we deemed to be relevant; (ix) reviewed the financial terms, to the extent publicly available, of certain comparable merger transactions; (x) reviewed the market prices and historical trading activity of WCB and FNB; and (xi) performed such other analyses and examinations as we have deemed appropriate.

         We have assumed and relied upon without independent verification the accuracy and completeness of the information reviewed by us for the purposes of this opinion. We have not made an independent evaluation of the assets or liabilities of WCB, nor have we been furnished with any such appraisals. With respect to financial forecasts, we have assumed that they have been reasonably prepared and reflect the best currently available estimates and judgments of management of WCB, as to the future financial performance of WCB, and we have assumed such forecasts and projections will be realized in the amounts and at the times

Board of Directors
West Coast Bank
August 13, 1997




         contemplated thereby. With respect to FNB, we relied solely upon publicly available data and we did not conduct discussions with the management of FNB regarding FNB's financial condition, performance and prospects. We did not conduct any independent evaluation or appraisal of the assets, liabilities or business prospects of FNB, we were not furnished with any appraisals, and we did not review any individual credit files of FNB. We have assumed that obtaining any necessary regulatory approvals and third party consents for the merger or otherwise will not have an adverse effect on WCB, FNB or the combined company pursuant to the Merger. We are not experts in the evaluation of loan portfolios for the purpose of assessing the adequacy of the allowance for losses with respect thereto and have assumed that such allowances for each of the companies are in the aggregate, adequate to cover such losses. In addition, we have not reviewed any individual credit files or made an independent evaluation, appraisal or physical inspection of the assets or individual properties of WCB or FNB, nor have we been furnished with any such evaluations or appraisals.

         Our opinion is necessarily based on economic, market and other condition as in effect on, and the information made available to us as of the data hereof. Events occurring after the date hereof could materially affect the assumptions used in preparing this opinion. We have also assumed that there are no material changes in WCB's of FNB's assets, financial condition, results of operations, business or prospects since the respective dates of their last financial statements reviewed by us, and that off-balance sheet activities of WCB and FNB will not materially and adversely impact the future financial position or results of operation of WCB and FNB. We have also assumed the Merger will be completed as set forth in the Merger Agreement and that no material changes will be made or restrictions imposed by regulatory or other parties on the terms of the Merger.

         Our opinion is limited to the fairness, from a financial point of view, to the holders of WCB's Common Stock of the Exchange Ratio and does not address WCB's underlying business decision to undertake the Merger. Moreover, this letter, and the opinion expressed herein, does not constitute a recommendation to any stockholder as to any approval of the Merger or the Agreement. It is understood that this letter is for the information of the Board of Directors of WCB and may not be used for any other purpose without our prior written consent, except that this opinion may be included in its entirety in any filing made by WCB or FNB with the Securities and Exchange Commission with respect to the Merger.

Board of Directors
West Coast Bank
August 13, 1997




         Based upon and subject to the foregoing, we are of the opinion that, as of the date hereof, the Exchange Ratio to be received by WCB's Common shareholders is fair from a financial point of view to the holders of such shares.

                                                     Very truly yours,



                                                     ALEX SHESHUNOFF & CO.
                                                     INVESTMENT BANKING

                                                                    Appendix "C"



         SECTION 658.44

         APPROVAL BY STOCKHOLDERS; RIGHTS OF DISSENTERS; PREEMPTIVE RIGHTS

         (1) The department shall not issue a certificate of merger to a resulting state bank or trust company unless the plan of merger and merger agreement, as adopted by a majority of the entire board of directors of each constituent bank or trust company, and as approved by each appropriate federal regulatory agency and by the department, has been approved:

         (a) By the stockholders of each constituent national bank as provided by, and in accordance with the procedures required by, the laws of the United States applicable thereto, and

         (b) After notice as hereinafter provided, by the affirmative vote or written consent of the holders of at least a majority of the shares entitled to vote thereon of each constituent state bank or state trust company, unless any class of shares of any constituent state bank or state trust company is entitled to vote thereon as a class, in which event as to such constituent state bank or state trust company the plan of merger and merger agreement shall be approved by the stockholders upon receiving the affirmative vote or written consent of the holders of a majority of the shares of each class of shares entitled to vote thereon as a class and of the total shares entitled to vote thereon. Such vote of stockholders of a constituent state bank or state trust company shall be at an annual or special meeting of stockholders or by written consent of the stockholders without a meeting as provided in s.607.0704.

         Approval by the stockholders of a constituent bank or trust company of a plan of merger and merger agreement shall constitute the adoption by the stockholders of the articles of incorporation of the resulting state bank or state trust company set forth in the plan of merger and merger agreement.

         (2) Written notice of the meeting of, or proposed written consent action by, the stockholders of each constituent state bank or state trust company shall be given to each stockholder of record, whether or not entitled to vote, and whether the meeting is an annual or a special meeting or whether the vote is to be by written consent pursuant to s.607.0704, and the notice shall state that the purpose or one of the purposes of the meeting, or of the proposed action by the stockholders without a meeting, is to consider the proposed plan of merger and merger agreement. Except to the extent provided otherwise with respect to stockholders of a resulting bank or trust company pursuant to subsection (7), the notice shall also state that dissenting stockholders will be entitled to payment in cash of the value of only those shares held by the stockholders:

         (a) Which at a meeting of the stockholders are voted against the approval of the plan of merger and merger agreement;

         (b) As to which, if the proposed action is to be by written consent of stockholders pursuant to s.607.0704, such written consent is not given by the holder thereof; or

         (c) With respect to which the holder thereof has given written notice to the constituent state bank or state trust company, at or prior to the meeting of the stockholders or on or prior to the date specified for action by the stockholders without a meeting pursuant to s.607.0704 in the notice of such proposed action, that the stockholder dissents from the plan of merger and merger agreement.

         Hereinafter in this section, the term "dissenting shares" means and includes only those shares, which may be all or less than all the shares of any class owned by stockholder, described in paragraphs (a),
         (b), and (c).

         (3) On or promptly after the effective date of the merger, the resulting state bank or trust company, or a bank holding company which, as set out in the plan of merger or merger agreement, if offering shares rights, obligations, or other securities or property in exchange for shares of the constituent banks or trust companies, may fix an amount which it considers to be not more than the fair market value of shares of a constituent bank or trust company and which it will pay to the holders of dissenting shares of that constituent bank or trust company and, if it fixes such amount, shall offer to pay such amount to the holders of all dissenting shares of that constituent bank or trust company. The amount payable pursuant to any such offer which is accepted by the holders of dissenting shares, and the amount payable to the holders of dissenting shares pursuant to an appraisal, shall constitute a debt of the resulting state bank or state trust company.

         (4) The owners of dissenting shares who have accepted an offer made pursuant to subsection (3) shall be entitled to receive the amount so offered for such shares in cash upon surrendering the stock certificates representing such shares at any time within 30 days after the effective date of the merger, and the owners of dissenting shares, the value of which is to be determined by appraisal, shall be entitled to receive the value of such shares in cash upon surrender of the stock certificates representing such shares at any time within 30 days after the value of such shares has been determined by appraisal made on or after the effective date of the merger.

         (5) The value of dissenting shares of each constituent state bank or state trust company, the owners of which have not accepted an offer for such shares made pursuant to subsection (3), shall be determined as of the effective date of the merger by three appraisers, one to be selected by the owners of at least two-thirds of such dissenting shares, one to be selected by the board of directors of the resulting state bank, and the third to be selected by the two so chosen. The value agreed upon by any two of the appraisers shall control and be final and binding on all parties. If, within 90 days from the effective date of the merger, for any reason one or more of the appraisers is not selected as herein provided, or the appraisers fail to determine the value of such dissenting shares, the department shall cause an appraisal of such dissenting shares to be made which will be final and binding on all parties. The expenses of appraisal shall be paid by the resulting state bank or trust company.

         (6) Upon the effective date of the merger, all the shares of stock of every class of each constituent bank or trust company, whether or not surrendered by the holders thereof, shall be void and deemed to be canceled, and no voting or other rights of any kind shall pertain thereto or to the holders thereof except only as may be expressly provided in the plan of merger and merger agreement or expressly provided by law.

         (7) The provisions of subsection (6) and, unless agreed by all the constituent banks and trust companies and expressly provided in the plan of merger and merger agreement, subsections (3), (4), and (5) are not applicable to a resulting bank or trust company or to the shares or holders of shares of a resulting bank or trust company the cash, shares, rights, obligations, or other securities or property of which, in whole or in part, is provided in the plan of merger or merger agreement to be exchanged for the shares of the other constituent banks or trust companies.

         (8) The stock, rights, obligations, and other securities of a resulting bank or trust company may be issued as provided by the terms of the plan of merger and merger agreement, free from any preemptive rights of the holders of any of the shares or of any of the rights, obligations, or other securities of such resulting bank or trust company or of any of the constituent banks or trust companies.

         (9) After approval of the plan of merger and merger agreement by the stockholders as provided in subsection (1), there shall be filed with the department, within 30 days after the time limit in ss. 658.43(5), a fully executed counterpart of the plan of merger and merger agreement as so approved if it differs in any respect from any fully executed counterpart thereof theretofore filed with the department, and copies of the resolutions approving the same by the stockholders of each constituent bank or trust company, certified by the president, or chief executive officer if other than the president, and the cashier or corporate secretary of each constituent bank or trust company, respectively, with the corporate seal impressed thereon.

                 PART II: INFORMATION NOT REQUIRED IN PROSPECTUS


    ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Numbered Paragraph 6.b of the FNB Charter provides as follows:

         Directors and Officers of the Corporation shall be indemnified as of right to the fullest extent now or hereafter permitted by law in connection with any actual or threatened action, suit or proceedings, civil, criminal, administrative, investigative or other (whether brought by or in the right of the Corporation or otherwise), arising out of their service to the Corporation or to another organization at the request of the Corporation, or because of their positions with the Corporation. Persons who are not Directors or Officers of the Corporation may be similarly indemnified in respect of such service to the extent authorized at any time by the Board of Directors of the Corporation. The Corporation may purchase and maintain insurance to protect itself and any such Director, Officer or other person against any liability, cost or expense asserted against or incurred by him in respect of such service, whether or not the Corporation would have the power to indemnify him against such liability by law or under the provisions of this paragraph. The provisions of this paragraph shall be applicable to persons who have ceased to be Directors or Officers, and shall inure to the benefit of the heirs, executors and administrators of persons entitled to indemnity hereunder.

         Article IX of the FNB Bylaws provides that FNB shall indemnify each director and officer of FNB and of its controlled subsidiaries made or threatened to be made a party to any civil, criminal, administrative action, suit or proceeding (whether brought by or in the name of FNB or otherwise) arising out of such director's or officer's service to FNB or to another organization at FNB's request against all expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such director and officer in connection with such action, suit or proceeding. Indemnification shall not be made with respect to actions, suits or proceedings where the act or omission giving rise to the claim for indemnification has been determined to have constituted willful misconduct or recklessness or where prohibited by law. In addition, expenses incurred by each director and officer in defending any such action, suit or proceeding shall be paid by FNB in advance of the final disposition of such action, suit or proceeding if an undertaking (in form and scope satisfactory to FNB) shall have been furnished to FNB to repay amounts so advanced if and to the extent it shall ultimately be determined that such officer or director is not entitled to indemnification and certain other conditions shall have been satisfied. FNB may purchase and maintain insurance, create a fund of any nature, grant a security interest or otherwise secure or insure in any manner its indemnification obligations.

         Section 1741 of the PBCL provides that a corporation shall (subject to the provisions described in the second succeeding paragraph) have the power to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that such person is or was a representative of the corporation, or is or was serving at the request of the corporation as a representative of another domestic or foreign corporation for profit or not-for-profit, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such persons in connection with the action or proceeding if such person acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action or proceeding by judgment, order, settlement or conviction, or upon a plea of nolo contendere or its equivalent shall not of itself create a presumption that such person did not act in good faith and in a manner which he reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal proceeding, had reasonable cause to believe that his conduct was unlawful.

         Under Section 1744 of the PBCL, any such indemnification (unless ordered by a court) shall be made by the corporation only as authorized in a specific case upon a determination that indemnification of the representative is proper in the circumstances because such person has met the applicable standard of conduct. Such determination shall be made:

              (1) By the board of directors by a majority vote of a quorum consisting of directors who were not parties to the action or proceeding; or

              (2) If such quorum is not obtainable or, even if obtainable, a majority vote of a quorum of disinterested directors so directs, by independent legal counsel in a written opinion; or

              (3)  By the shareholders.

    Notwithstanding the above, Section 1743 provides that to the extent that a representative of the corporation has been successful on the merits or otherwise in defense of any action or proceeding referred to above, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith.

    Under Section 1745 of the PBCL, expenses (including attorneys' fees) incurred in defending any action or proceeding may be paid by the corporation in advance of the final disposition of the action or proceeding upon receipt of an undertaking by or on behalf of the representative to repay such amount if it is ultimately determined that such person is not entitled to be indemnified by the corporation.

    Section 1746 of the PBCL further provides that the indemnification provided by Sections 1741, 1742 and 1743 and the advancement of expenses provided by
Section 1745 shall not be deemed exclusive of any other rights to which a person seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of shareholders, disinterested directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding that office. A corporation may create a fund of any nature, which may, but need not be, under the control of a trustee, or otherwise secure or insure in any manner its indemnification obligations, whether arising under or pursuant to Section 1746 or otherwise. Indemnification pursuant to
Section 1746 shall not be made in any case where the act or failure to act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness.

    Indemnification pursuant to Section 1746 under any bylaw, agreement, vote of shareholders, or directors or otherwise may be granted for any action taken or any failure to take any action and may be made whether or not the corporation would have the power to indemnify the person under any other provision of law except as provided in such Section 1746 and whether or not the indemnified liability arises or arose from any threatened, pending or completed action by or in the right of the corporation. Section 1746 declares such indemnification to be consistent with the public policy of Pennsylvania.

    THE FOREGOING IS ONLY A GENERAL SUMMARY OF CERTAIN ASPECTS OF
PENNSYLVANIA LAW DEALING WITH INDEMNIFICATION OF DIRECTORS AND OFFICERS AND DOES NOT PURPORT TO BE COMPLETE. IT IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE RELEVANT STATUTES WHICH CONTAIN DETAILED SPECIFIC PROVISIONS REGARDING THE CIRCUMSTANCES UNDER WHICH AND THE PERSON FOR WHOSE BENEFIT INDEMNIFICATION SHALL OR MAY BE MADE AND ACCORDINGLY ARE INCORPORATED HEREIN BY REFERENCE AS EXHIBIT
99.4 OF THIS REGISTRATION STATEMENT.

ITEM 21.     EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

   The following exhibits are filed with or incorporated by reference in this Registration Statement:


EXHIBIT NO.                     DESCRIPTION OF EXHIBIT
-----------   -----------------------------------------------------------------
  * 2.1       Agreement and Plan of Merger, by and among F.N.B. Corporation,
              Southwest Banks, Inc. and West Coast Bank, dated August 13, 1997, and the First Amendment to such Agreement, dated October 16, 1997
              (included as Appendix A to the Proxy Statement-Prospectus).
  * 5.1       Opinion of Cohen & Grigsby, P.C.
  * 8.1       Opinion of Smith, Gambrell & Russell, LLP
   23.1       Consent of Ernst & Young LLP
  *23.2       Consent of Hill, Barth & King, Inc.
  *23.3       Consent of Coopers & Lybrand L.L.P.
  *23.4       Consent of Cohen & Grigsby, P.C. (included in Exhibit 5.1).
  *23.5       Consent of Smith, Gambrell & Russell, LLP (included in Exhibit 8.1).
  *23.6       Consent of Alex Sheshunoff & Company
  *24.1       Power of Attorney
  *99.1       Form of Proxy for Special Meeting of Shareholders of West Coast.
  *99.2       Opinion of Alex Sheshunoff & Company (included as Appendix B to the Proxy Statement-Prospectus).
  *99.3       Provisions of Pennsylvania law regarding indemnification of directors and officers.

-----------------
*Previously filed


ITEM 22.     UNDERTAKINGS

         (a) The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement.

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change in such information in the Registration Statement:

         (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange
         Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) The undersigned Registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report, to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Exchange Act; and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

         (d) (1) The undersigned Registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

         (2) The Registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (e) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

         (f) The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

         (g) The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

                                   SIGNATURES


         PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT HAS DULY CAUSED THIS AMENDMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF HERMITAGE, COMMONWEALTH OF PENNSYLVANIA, ON NOVEMBER 28, 1997.


                                                   F.N.B. CORPORATION


                                                   By: /s/ Peter Mortensen
                                                       ------------------------
                                                           Peter Mortensen
                                                          Chairman and President

         PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATE INDICATED.


                       SIGNATURE                                  TITLE                              DATE
                       ---------                                  -----                              ----
                   /s/ Peter Mortensen              Chairman, President and Director           November 28, 1997
           -----------------------------------        (Principal Executive Officer)
                    Peter Mortensen

                           *                          Executive Vice President and             November 28, 1997
           -----------------------------------                  Director
                  Stephen J. Gurgovits


                  /s/ John D. Waters               Vice President and Chief Financial          November 28, 1997
          ------------------------------------        Officer (Principal Financial
                    John D. Waters                      and Accounting Officer)


                           *                                    Director                       November 28, 1997
          ------------------------------------
                 W. Richard Blackwood

                           *                                    Director                       November 28, 1997
          ------------------------------------
                  William B. Campbell

                           *                                    Director                       November 28, 1997
          ------------------------------------
                   Charles T. Cricks

                           *                                    Director                       November 28, 1997
          ------------------------------------
                 Henry M. Ekker, Esq.

                                                                Director
          ------------------------------------
                   Thomas C. Elliott

                           *                                    Director                       November 28, 1997
          ------------------------------------
                    Thomas W. Hodge

                                                                Director
          ------------------------------------
                   James S. Lindsay

                                                                Director
          ------------------------------------
                     Paul P. Lynch

                                                                Director
          ------------------------------------
                    Edward J. Mace


                           *                                    Director                       November 28, 1997
          ------------------------------------
                    Robert S. Moss

                                                                Director

          ------------------------------------
                   Richard C. Myers


                           *                                    Director                       November 28, 1997
          ------------------------------------
                    John R. Perkins

                                                                Director

          ------------------------------------
                   William A. Quinn

                                                                Director

          ------------------------------------
                    George A. Seeds

                                                                Director

          ------------------------------------
                  William J. Strimbu


                           *                     Executive Vice President and Director         November 28, 1997
          ------------------------------------
                     Gary L. Tice


                           *                                    Director                       November 28, 1997
          ------------------------------------
                   Archie O. Wallace


                           *                                    Director                       November 28, 1997
          ------------------------------------
                   Joseph M. Walton


                           *                                    Director                       November 28, 1997
          ------------------------------------
                    James T. Weller


                           *                                    Director                       November 28, 1997
          ------------------------------------
                 Eric J. Werner, Esq.


                           *                                    Director                       November 28, 1997
          ------------------------------------
                   R. Benjamin Wiley

                                                                Director

          ------------------------------------
                    Donna C. Winner


           *By:/s/ John D. Waters
               ---------------------------------
               John D. Waters, as
               Attorney-in-fact pursuant to
               Powers of Attorney filed as
               Exhibit 24.1 to this Registration
               Statement

                                  EXHIBIT INDEX


EXHIBIT NO.                       DESCRIPTION OF EXHIBIT
-----------   -----------------------------------------------------------------
      * 2.1   Agreement and Plan of Merger, by and among F.N.B. Corporation,
              Southwest Banks, Inc. and West Coast Bank, dated August 13, 1997, and the First Amendment to such Agreement, dated October 16, 1997
              (included as Appendix A to the Proxy Statement-Prospectus).
      * 5.1   Opinion of Cohen & Grigsby, P.C.
      * 8.1   Opinion of Smith, Gambrell & Russell, LLP
       23.1   Consent of Ernst & Young LLP
      *23.2   Consent of Hill, Barth & King, Inc.
      *23.3   Consent of Coopers & Lybrand L.L.P.
      *23.4   Consent of Cohen & Grigsby, P.C. (included in Exhibit 5.1).
      *23.5   Consent of Smith, Gambrell & Russell, LLP (included in Exhibit 8.1).
      *23.6   Consent of Alex Sheshunoff & Company
      *24.1   Power of Attorney
      *99.1   Form of Proxy for Special Meeting of Shareholders of West Coast.
      *99.2   Opinion of Alex Sheshunoff & Company (included as Appendix B to the Proxy Statement-Prospectus).
      *99.3   Provisions of Pennsylvania law regarding indemnification of directors and officers.


-----------------
*Previously filed